UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 6-K
________________________

REPORT OF FOREIGN PRIVATE ISSUER

Pursuant to rule 13a-16 or 15d-16
of the Securities Exchange Act of 1934

February 5, 2025

_________________________

NOVO NORDISK A/S
(Exact name of Registrant as specified in its charter)
_________________________
Novo Allé
DK-2880 Bagsværd
Denmark
(Adress of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F

Form 20-F ☒ Form 40-F ☐

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes ☐ No ☒

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g-32(b):82-_______

ANNUAL REPORT 2024

novo nordisk®

Novo Nordisk employees Steve Piaget and Marie Ange Gahozo from our site in Kalundborg, Denmark, overseeing an active construction project. This project is part of our investment of more than DKK 80 billion in new active pharmaceutical ingredient facilities. These significant expansions aim to scale up production of life-changing treatments, including GLP-1-based medicines, to benefit many more people living with serious chronic diseases.

Novo Nordisk A/S – Novo Alle 1, 2880 Bagsværd, Denmark – CVR no. 24256790

MANAGEMENT REPORT

Annual review		Sustainability statement		Financial statements and additional information
4 5 7 8 9 10 11 12 17 26 32 38 41 42 45	Introducing Novo Nordisk Letter from the Chair and the CEO Key figures Purpose and strategy Value creation Strategic Aspirations 2025 progress Strategic Aspirations Purpose and sustainability Innovation and therapeutic focus Commercial execution Financials Risks Management Board of Directors Executive Management	47 47 49 50 51 52 54 54 60 64 65 67 69 71 71 80 88 90 90 95	General information ESG Performance Basis for preparation of the Sustainability statement Sustainability governance Interests and views of stakeholders Double materiality assessment Environment Climate change Resource use and circular economy Pollution Water Biodiversity and ecosystems EU Taxonomy Social Patient protection and quality of life Own workforce Workers in the value chain Governance Business conduct Appendix	101 102 103 104 105 106 138 138 139 141 143 144 145 146
Consolidated financial statements
Income statement and Statement
of comprehensive income
Cash flow statement
Balance sheet
Equity statement
Notes to the Consolidated
financial statements

Statements and auditor’s reports
Statement by the Board of Directors
and Executive Management
Left blank intentionally
Left blank intentionally

Additional information
More information
Product overview

Financial statements of the parent company

A new chapter in our integrated reporting
The Annual Report 2024 marks a significant step in the evolution of Novo Nordisk’s integrated reporting. This year, our Sustainability statement is for the first time prepared according to the EU Corporate Sustainability Reporting
Directive (CSRD) requirements.

We have been committed to integrated reporting since 2004, when we first started evaluating our performance based on social, environmental and financial impact. This commitment was further strengthened in 2019 with the adoption of our Strategic Aspirations 2025, which cover our financial and sustainability ambitions.

This year, in line with the CSRD, we have conducted a double materiality assessment to identify the sustainability matters that are most important to Novo Nordisk, considering both societal and financial implications.
The essential topics identified include patient protection and quality of life, climate change, resource use and circular economy, and own workforce – reflecting our aspirations of progress towards zero environmental impact, being respected for adding value to society and being a sustainable employer.

The outcomes of this assessment have provided us with key metrics to track our performance across our material sustainability topics. You can read more about our progress towards achieving our sustainability ambitions in the Annual review on page 12, while detailed breakdowns of our performance can be found in the Sustainability statement on page 46.
Together, these sections make up this year’s Management report.

Moreover, our commitment to sustainability is reflected in our incentive programmes, which incorporate our Strategic Aspirations 2025 into both individual and corporate performance targets. This highlights our dedication to driving sustainable growth and creating long-term value for all stakeholders.

INTRODUCING

5 Letter from the Chair and the CEO
7 Key figures
8 Purpose and strategy
9 Value creation
10 Strategic Aspirations 2025 progress

Harish Manikandan lives with obesity in Chile. Harish maintains an active lifestyle in the bustling city of Santiago and, amid his daily duties as head chef at a restaurant, finds tranquility on his electric bike, commuting to work, cycling in the city's expansive parks and cruising Santiago in the evenings when the temperature cools and the traffic is light.

NOVO NORDISK

4

Annual review / Introducing Novo Nordisk / Letter from the Chair and the CEO

Building a healthier tomorrow

2024 was a year of significant growth for Novo Nordisk, characterised by continued innovation, capacity expansions and strong commercial execution. As we reflect on our progress, we also recognise the magnitude of the challenges that lie ahead.
Chair of the Board of Directors, Helge Lund (left) and President and CEO, Lars Fruergaard Jørgensen (right).	The global prevalence of serious chronic diseases is growing by the day, impacting millions of lives and placing a heavy burden on overstretched healthcare systems. This has created unprecedented demand for our life-changing GLP-1-based medicines. Over the past four years, we have more than quadrupled the number of people reached with these treatments and increased our volume market share in the GLP-1 segment to 63%. In 2024, we served more than 45.2 million people living with serious chronic diseases, while our global sales and operating profit both grew by 26% at constant exchange rates.

As we strive to keep pace with the growing demand for our medicines, our production capacity has been stretched. In response, we have continued to invest heavily in scaling up our manufacturing capabilities with capital expenditure and acquisitions amounting to more than DKK 129 billion in 2024. The acquisition of three fill-finish sites formerly run by contract and development manufacturer Catalent Inc., along with significant expansions of our existing production facilities in Denmark, France, Brazil, China and the US, are testament to our commitment to improving supply stability.

In order to meet increasing demand and ensure a stable supply of our medicines, we are also taking steps to consolidate our product portfolio by gradually phasing out some of our older insulin products. This will create much-needed space in our global manufacturing network as we seek to reach millions more people with our medicines over the next decade. At the same time, we strive not to leave existing patients without alternative treatment options, either from Novo Nordisk or other companies, and we remain committed to working closely with local health authorities and the medical community to enable access to affordable care.

Our belief that health is a fundamental human right drives our extensive partnership programmes and access initiatives. In times of geopolitical instability, safeguarding access to care for those in conflict zones and underserved areas is paramount. Our partnerships with humanitarian organisations such as the Danish Red Cross play a crucial role in this effort, demonstrating our dedication to making a difference where it is needed most.

Annual review / Introducing Novo Nordisk / Letter from the Chair and the CEO

Moreover, we are increasing our investment in preventive health measures through initiatives like Cities for Better Health – a pioneering urban health partnership now active in 51 cities worldwide – and our collaboration with UNICEF to prevent childhood obesity. These efforts aim to address the root causes of serious chronic diseases, thereby reducing the global health burden and fostering a healthier future. Our Transformational Prevention Unit complements our partnership-driven approach, looking to develop scalable, science-based solutions that can predict and pre-empt obesity and its consequences.

The same scientific rigour is being applied across our R&D activities, which are driving transformative change across multiple therapy areas. Rooted in our deep understanding of proteins and peptides and fuelled by research partnerships, AI-driven drug discovery and the acquisition of new technology platforms, we are striving to accelerate the discovery of new targets and optimise our clinical trials to the benefit of people living with serious chronic diseases.

Innovation remains our core contribution to society and the driving force behind our continued growth. The past year has seen us add to the growing body of clinical evidence supporting the broad cardiometabolic and societal benefits of semaglutide – the molecule at the heart of our flagship GLP-1-based medicines Ozempic®, Wegovy® and Rybelsus® – and we are confident that our pipeline has the potential to add even more value.

In obesity, we completed the first phase 3 trial of CagriSema, currently in development for the treatment of obesity or overweight and type 2 diabetes. After 68 weeks, if all people adhered to treatment, CagriSema demonstrated a statistically significant weight loss of 22.7% vs 2.3% with placebo alone. This is among the highest weight reductions yet seen in a phase 3a programme for a GLP-1 combination therapy. We intend to further explore the weight loss potential of CagriSema in an additional study.

Earlier in our obesity pipeline, topline results from a phase 1b/2a trial of subcutaneous amycretin have demonstrated the weight lowering potential of the unimolecular GLP-1 and amylin receptor agonist, supporting previous data seen with the oral formulation. When evaluating the effects of treatment if all people adhered to treatment, those receiving a 20 mg dose of amycretin experienced an estimated average weight loss of 22.0% over 36 weeks compared to 2% weight gain with placebo.

In diabetes, the first launches of Awiqli® – the world’s first once-weekly basal insulin – exemplify our enduring commitment to innovation in this space more than 100 years after we first started producing insulin. Moreover, our dedication to addressing unmet needs within rare disease is exemplified by the pending regulatory submission of Mim8 for the treatment of haemophilia A.

The growth of our business has inevitably led to an increase in our environmental footprint, and we are stepping up efforts to mitigate this impact. We have introduced comprehensive, updated roadmaps targeting reductions in our emissions, plastic footprint and impact on nature and biodiversity. Achieving these ambitions will be no small feat given the increasing global demand for our medicines, but we are rising to the challenge. Our roadmaps include measures to decouple our environmental impact from our continued growth by incorporating the use of low-carbon materials across our value chain, supporting our suppliers through a transition to renewable energy and facilitating a switch from disposable to reusable injection devices for our medicines wherever possible.

Our operating environment is also becoming more complex, shaped by geopolitical tensions, global conflicts and technological advancements. Our unique ownership structure, underpinned by the Novo Nordisk Foundation as controlling shareholder, provides us with the stability we need to navigate these uncertainties. This model supports our sustainable growth by allowing us to take a long-term view on our investments and strategies; crucial in a volatile world where short-term market pressures can often lead to reactive decision-making.

We are similarly mindful of the importance of sustainably scaling our organisation. We are now
77,349 colleagues worldwide – an increase of 20% compared to 2023 that reflects our commitment to scaling up in the face of growing demand. Our focus is on ensuring new hires receive the support and resources they need to fully integrate into our global workforce and connect with the Novo Nordisk Way – the core guiding principles that underpin everything we do. This approach also safeguards our focus on diversity and inclusion, fostering an environment where every employee feels valued and included.

As we look forward to 2025 and beyond, we are optimistic about the opportunities that lie ahead as we strive to serve millions more people with serious chronic diseases. However, we are also mindful of the challenges inherent to our growth and the need to balance short-term costs with long-term societal value.

Our purpose remains clear: driving change to defeat serious chronic diseases. By staying true to our purpose and values, we are confident in our ability to navigate the complexities of the ever-evolving global healthcare landscape and to continue making a meaningful difference in the lives of millions of people worldwide.

We would like to extend our gratitude to all Novo Nordisk colleagues worldwide for their hard work and dedication at a time of unprecedented demand for our life-changing medicines, and to our shareholders for their continued support of our company.

Helge Lund     Lars Fruergaard Jørgensen
Chair of the Board of Directors President and CEO

Annual review / Introducing Novo Nordisk / Key figures
Key figures

Novo Nordisk is a leading global healthcare company, founded in 1923 and headquartered in Denmark.

45.2 million people living with diabetes and obesity reached
5 countries with R&D facilities	13 countries with production facilities	80 countries with affiliates
77,349 employees worldwide

DKK million	2020	2021	2022	2023	2024	2023-24
Financial performance						Change
Net sales	126,946	140,800	176,954	232,261	290,403	25%
Sales growth as reported	4.0%	10.9%	25.7%	31.3%	25.0%
Sales growth in constant exchange rates[1]	6.7%	13.8%	16.4%	35.6%	25.7%
Operating profit	54,126	58,644	74,809	102,574	128,339	25%
Operating profit growth as reported	3.1%	8.3%	27.6%	37.1%	25.1%
Operating profit growth in constant exchange rates[1]	6.8%	12.7%	14.6%	43.7%	26.2%
Depreciation, amortisation and impairment losses	5,753	6,025	7,362	9,413	19,107	103%
EBITDA[1,2]	59,879	64,669	82,171	111,987	147,446	32%
EBITDA growth as reported	3.0%	8.0%	27.1%	36.3%	31.7%
EBITDA growth in constant exchange rates	6.7%	12.0%	14.9%	42.4%	32.7%
Net financials	(996)	436	(5,747)	2,100	(1,148)
Profit before income taxes	53,130	59,080	69,062	104,674	127,191	22%
Effective tax rate[3]	20.7%	19.2%	19.6%	20.1%	20.6%
Net profit	42,138	47,757	55,525	83,683	100,988	21%
Purchase of property, plant and equipment[3]	5,825	6,335	12,146	25,806	47,164	83%
Purchase of intangible assets[3]	16,256	1,050	2,607	13,090	4,145	(68%)
Cash used for acquisition of businesses	—	18,283	7,075	—	82,163
Free cash flow[1]	28,565	29,319	57,362	68,326	(14,707)
Total assets	144,922	194,508	241,257	314,486	465,795	48%
Equity	63,325	70,746	83,486	106,561	143,486	35%

DKK million	2020	2021	2022	2023	2024	2023-24
Financial ratios						Change
Gross margin[3]	83.5%	83.2%	83.9%	84.6%	84.7%
Sales and distribution costs in percentage of sales	25.9%	26.3%	26.1%	24.4%	21.4%
Research and development costs in percentage of sales	12.2%	12.6%	13.6%	14.0%	16.6%
Operating margin[3]	42.6%	41.7%	42.3%	44.2%	44.2%
Net profit margin[3]	33.2%	33.9%	31.4%	36.0%	34.8%
Cash to earnings[1]	67.8%	61.4%	103.3%	81.6%	(14.6%)
Return on invested capital[1]	82.8%	69.0%	73.6%	88.5%	63.9%
Share performance and capital allocation
Basic earnings per share/ADR in DKK[3]	9.03	10.40	12.26	18.67	22.67	21%
Diluted earnings per share/ADR in DKK[3]	9.01	10.37	12.22	18.62	22.63	22%
Total number of shares (million), end of year	4,700	4,620	4,560	4,510	4,465	(1%)
Dividend per share in DKK[4]	4.55	5.20	6.20	9.40	11.40	21%
Total dividend (DKK million)[4]	21,066	23,711	27,950	41,987	50,683	21%
Dividend payout ratio[3]	50.0%	49.6%	50.3%	50.2%	50.2%
Share repurchases (DKK million)	16,855	19,447	24,086	29,924	20,181	(33%)
Closing share price (DKK)	214	368	469	698	624	(11%)

1. See Non-IFRS financial measures. 2. EBITDA is defined as ’net profit’, adjusted for 'income taxes', 'financial items', 'depreciation and amortisation' and 'impairment losses and reversals'. 3. See Financial definitions and ratios. 4. Total dividend for the year including interim dividend of DKK 3.50 per share, corresponding to DKK 15,583 million, which was paid in August 2024. The remaining DKK 7.90 per share, corresponding to DKK 35,100 million, will be paid subject to approval at the Annual General Meeting in March 2025.

Annual review / Introducing Novo Nordisk / Purpose and strategy

Purpose and strategy
At Novo Nordisk, our purpose is clear: driving change to defeat serious chronic diseases. Through our life-changing innovations, we are building a healthier future for generations to come.

We are dedicated to reinforcing our leadership in diabetes and obesity, securing a leading position in rare diseases and establishing ourselves as a key player in cardiovascular disease. Additionally, we are actively building our presence in the treatment of metabolic dysfunction-associated steatohepatitis, chronic kidney disease and Alzheimer’s disease.

We create value on multiple fronts. Through the Novo Nordisk Way, we ensure our employees thrive in a supportive and innovative environment. We operate as a responsible business, striving to address environmental and social impacts, to create value for society and fulfil our financial commitments to shareholders, ensuring sustainable growth and success.

Our value chain is similarly comprehensive, encompassing every stage from the initial concept of a new treatment to its final delivery to people living with serious chronic diseases. This includes our own operations in R&D and manufacturing, as well as collaborations with suppliers to source materials and distribute our treatments effectively.

Annual review / Introducing Novo Nordisk / Value creation
Value creation

We focus on creating lasting value for society and our business with a strong commitment to financial, environmental and social responsibility. Following the Novo Nordisk Way, we are dedicated to delivering long-term value for people living with serious chronic diseases, our employees, partners, shareholders and society at large.

Annual review / Introducing Novo Nordisk / Strategic Aspirations 2025 progress

Strategic Aspirations 2025 progress
	Strategic Aspirations 2025	Progress
Purpose and sustainability	Progress towards zero environmental impact	•Overall CO2e emissions (scope 1, 2 and full scope 3) increased by 23% compared to 2023
	Being respected for adding value to society	•Medical treatment provided to 43.0 million people living with diabetes and 2.2 million people living with obesity •Reached more than 64,000 children in the Changing Diabetes® in Children programme
	Being recognised as a sustainable employer	•Share of women in senior leadership positions has increased by 0.7 percentage point to 42% compared to 2023
	Sustainable supply chain	•Acquisition of Catalent by Novo Holdings and the related acquisition by Novo Nordisk of three manufacturing sites from Novo Holdings completed
Innovation and therapeutic focus	Further raise the innovation-bar for Diabetes treatment
•Awiqli® approved in the EU, Japan and China
•Complete Response Letter received for insulin icodec in the US
•Successful completion of phase 3a programme with IcoSema
•US approval and positive EU opinion for an update of the Ozempic® label based on the FLOW kidney trial
•Submission of the SOUL cardiovascular outcomes trial and STRIDE functional outcomes trial in the US and EU

Develop a leading portfolio of superior treatment solutions for Obesity
•Phase 2 trial initiated with once-weekly GIP/GLP-1 dual agonist
•Phase 2a trial with monlunabant completed
•CagriSema demonstrated superior weight loss in the REDEFINE 1 trial
•Phase 3b trials, STEP UP and STEP UP T2D, with semaglutide 7.2 mg successfully completed
•Phase 1b/2a trial with injectable amycretin successfully completed
•Phase 1 trial with a tri-agonist (Triple) initiated

Strengthen and progress the Rare disease pipeline
•Phase 3a trial, FRONTIER 2, with Mim8 successfully completed in people with haemophilia A
•Successful completion of the phase 2 part (interim) of the etavopivat HIBISCUS phase 2/3 trial
•Alhemo® (Concizumab) approved in the US and EU for the treatment of haemophilia A and B with inhibitors
•Alhemo® submitted in the EU for the treatment of haemophilia A and B without inhibitors

Establish presence in Cardiovascular & Emerging Therapy Areas focusing on CVD, MASH and CKD
•Agreement to acquire Cardior Pharmaceuticals and lead asset CDR132L in phase 2 development for treatment of heart failure
•Phase 3 development initiated with ziltivekimab in HFpEF and AMI
•Phase 3 trial CLARION-CKD trial stopped as ocedurenone failed to meet primary endpoint
•Successful completion of part I of phase 3 trial ESSENCE with semaglutide 2.4 mg in MASH

Commercial execution	Strengthen Diabetes leadership – aim at global value market share of more than 1/3	•Diabetes value market share remained unchanged at 33.7% (MAT)
	More than DKK 25 billion in Obesity sales by 2025	•Obesity care sales increased by 57% (CER) to DKK 65.1 billion
	Secure a sustained growth outlook for Rare disease	•Rare disease sales increased by 9% (CER) to DKK 18.6 billion
Financials	Deliver solid sales and operating profit growth	•Sales growth of 26% (CER) •Operating profit growth of 26% (CER), negatively impacted by impairment losses related to intangible assets
	Drive operational efficiencies across the value chain to enable investments in future growth assets	•Operational leverage reflecting sales growth, when excluding impairment losses
	Deliver free cash flow to enable attractive capital allocation to shareholders	•Free cash flow of DKK (14.7) billion, negatively impacted by the Catalent transaction •DKK 64.3 billion returned to shareholders

STRATEGIC ASPIRATIONS

12 Purpose and sustainability
17 Innovation and therapeutic focus
26 Commercial execution
32 Financials

Novo Nordisk employees Jayashri Seshadri and Merlin Till Witte in our laboratories in Måløv, Denmark. Jayashri and Merlin are part of a transformational research unit working to improve the lives of people living with serious chronic diseases through innovative stem cell-based therapies.

Annual review / Introducing Novo Nordisk / Purpose and sustainability

PURPOSE AND SUSTAINABILITY Driving change in human and planetary health
As the global prevalence of serious chronic diseases continues to increase, overburdened healthcare systems face growing pressure to deliver cost-effective, quality care, while millions of people lack access to essential treatments. In 2024, we reached more than 45.2 million people with our life-changing medicines – an increase of 3.6 million compared to 2023. As our business grows, so does our social responsibility to support vulnerable populations, and this year we were able to reach 8.4 million vulnerable people living with diabetes – a slight decrease compared to 2023. With the aim of addressing growing health inequities, we are broadening our access and affordability initiatives, including programmes like Changing Diabetes® in Children. Since its inception in 2009, this programme has provided care and support to more than 64,000 young people – keeping us on track to achieve our ambition of reaching a total of 100,000 children by 2030.

Prevention is similarly critical to reducing the global health burden, and we are investing more in preventive health measures than ever before. Our GLP-1-based medicines hold the potential to deliver substantial long-term healthcare savings by improving patient outcomes and reducing the need for more intensive treatments. Meanwhile, the 2024 expansion of our pioneering urban health initiative, Cities for Better Health, showcases our growing ambition to drive change outside the clinic. Building upon a decade of insights, this expanded partnership programme now includes a Childhood Obesity Prevention Initiative (COPI) aiming to deliver measurable, community-driven interventions that promote healthy eating and physical activity among children living in underprivileged urban communities. Initially launching in six cities across five continents, COPI complements our existing work with UNICEF to prevent this escalating problem.

We also prioritise environmental sustainability – including nature and biodiversity – across our value chain and have a clear focus on decoupling our environmental impact from our growth as we progress towards our net zero 2045 emissions target. This will be a significant challenge with emissions continuing to rise as our business expands to keep pace with demand, but we are determined to step up to the task.

To this end, we have updated roadmaps targeting reductions in our emissions, plastic footprint and impact on nature and biodiversity, each laying out a clear path towards creating a more sustainable business. Key focus areas include supporting our suppliers through a transition to renewable energy, switching to reusable injection devices for our medicines wherever possible and exploring the use of low-impact glucose alternatives in our production processes.

Despite the scale of the challenges ahead, our commitment to improving human and planetary health remains unwavering. We are determined to do more with less – reaching more vulnerable people with our life-saving medicines and doing more to curb the rising prevalence of serious chronic diseases, all while minimising our environmental impact.

In an increasingly complex and unpredictable world, the intersection of climate change, health inequity and the rising prevalence of serious chronic diseases presents an unprecedented risk to both human and planetary health. Recognising the magnitude of these challenges, we are aiming to expand the reach and societal impact of our life-changing medicines and preventive health initiatives while striving to reduce our CO2e emissions, plastic footprint and impact on nature.

Strategic Aspirations 2025
Progress towards zero environmental impact Being respected for adding value to society Being recognised as a sustainable employer

Annual review / Introducing Novo Nordisk / Purpose and sustainability

Driving change in chronic disease prevention	Tackling growing health disparities

We are taking determined action to prevent serious chronic diseases, focusing on improving urban health for vulnerable communities and preventing childhood overweight and obesity. These efforts are complemented by our Transformational Prevention Unit, which aims to develop scalable and accessible science-based solutions that can predict and pre-empt obesity and its consequences.

Our pioneering urban health programme, Cities for Better Health (CBH), sits at the forefront of our prevention efforts. Now with a broadened scope that aligns with our expansion into new therapy areas, this public-private partnership drives action to prevent serious chronic diseases across a global network of 51 large cities.

The Childhood Obesity Prevention Initiative (COPI) is the
latest initiative to come out of CBH. Taking aim at childhood overweight and obesity, it seeks to deliver measurable, community-driven interventions promoting healthy eating and physical activity among children living in underprivileged urban communities.

Guided by a global evidence-based framework, these measures will target children aged between six and 13, aiming to positively affect diet and physical activity, improve health-related quality of life and promote healthy weight. The initiative complements our ongoing collaboration with UNICEF to tackle childhood obesity, where we are focusing on building healthy environments that enable and empower children to eat well and be active.

Millions currently lack access to diabetes care due to high costs or unavailability, often with devastating consequences.

In 2024, we reached 8.4 million vulnerable people with diabetes, a 5% decrease from last year, mainly due to reduced tender sales of human insulins. Despite this, our commitment to addressing health inequity remains unwavering. We are intensifying efforts to make care more affordable for vulnerable populations, improve supply chains and build capacity for diagnosis and disease management.

Key initiatives include Changing Diabetes® in Children (CDiC), which has reached over 64,000 children with type 1 diabetes in low- and middle-income countries since 2009. Support can include free life-saving medicine, blood glucose monitoring equipment and medical supplies for young people under 25.

In the past year, the programme integrated new digital elements to support access to care in vulnerable settings. This includes the ‘Diabetes Besties’ video series, which helps bridge the gap in patient education for children living with diabetes.

Other initiatives include Partnering for Change, a collaboration with the Danish Red Cross to address health issues in humanitarian crises, and iCARE, an integrated business model aimed at breaking down barriers to diabetes care in Middle Africa and Indonesia. iCARE provides affordable insulin, trains healthcare providers and empowers people with diabetes to improve their health and quality of life.

1. The 2023 figure has been restated. Read more on page 75.

Annual review / Strategic Aspirations / Purpose and sustainability

Decoupling environmental impact from our growth	Reducing our plastic footprint

Our commitment to delivering life-changing medicines to
millions of people worldwide compels us to responsibly manage our use of water, energy and resources.

We have made significant progress in reducing our scope 1 and
2 emissions since 2019. However, our scope 3 emissions, which comprise about 96% of our total emissions, continue to rise as we grow to meet increasing demand for our medicines. To achieve net zero emissions by 2045, we have a roadmap to reduce scope 3 emissions by 33% by 2033, using 2024 as the baseline. This target – which covers nearly 70% of our scope 3 emissions in accordance with Science Based Targets initiative (SBTi) provisions – is aligned with climate science and has been submitted to the SBTi for validation.

Key decarbonisation measures include switching to low-carbon materials and feedstock across our production network, shifting our distribution model to low-emissions transportation and supporting our suppliers in transitioning to renewable energy. To date, more than 1,800 suppliers have already committed to make the switch. At the same time, we acknowledge that these measures will not be enough to meet our target, and will therefore investigate additional levers – including new technologies – to close this gap.

Additionally, we have sharpened our focus on the impact of our operations on nature and biodiversity, setting an ambition to halt nature loss across our value chain by 2033 and achieving nature-positive status by 2045.

Around the world, millions of people with serious chronic diseases depend on medical devices. Once used, many of these devices end up in landfills or are incinerated, wasting tonnes of valuable materials that could be recycled. As the number of people who rely on our medicines increases, so does our obligation to help address the related environmental issues – including plastic waste.

To this end, we are targeting a 30% reduction in the amount of plastic used per patient by 2033, underpinned by the adoption of a reduce, change and avoid approach across our diabetes and obesity portfolio. We aim to achieve this by transitioning from disposable to reuseable devices and by developing new medicines designed to be administered less frequently.

In addition, we are scaling up our ReMed™ device take-back scheme to avoid plastic waste ending up in landfills. ReMed™
is built on the success of our local take-back pilot programmes, enabling pen users to return their used devices to give the plastic a new life. Four years on, and more than four million returned pens since the launch of the first pilot, the scheme is now active in seven key markets – including Denmark, where we collaborate with other healthcare companies to offer a unique industry-wide solution. The same collaborative model will be piloted in the UK in 2025.
“We are targeting a 30% reduction in the amount of plastic used per patient by 2033”

Plastic footprint

Plastic footprint per patient, kg/patient/year

-30%
0.4
0.3
0.2
0.1
0
0.35
0.25
2024
2033
Plastic
Target

1. The 2023 figure has been restated; read more about this and our emissions targets on page 57.

Annual review / Strategic Aspirations / Purpose and sustainability

Sustainably scaling our organisation
The extraordinary surge in demand for our life-changing medicines in recent years has led to a substantial increase in the number of new hires as we expand our workforce to keep pace.
Last year alone, we added 13,030 employees across our global organisation, which now comprises 77,349 colleagues worldwide.

“Our focus is on sustainably scaling our organisation; ensuring it is run efficiently, our priorities remain clear and our resources are used optimally”

Our focus is on sustainably scaling our organisation; ensuring it is run efficiently, our priorities remain clear and our resources are used optimally. This approach helps safeguard the wellbeing of our expanding workforce and bolsters our reputation as a highly engaged and supportive place to work. Last year, we recorded an overall engagement score of 85% in our annual company survey, which saw a record 90% of all employees participate.

To support the integration of our new colleagues, we aim to equip all new hires with the support and resources they need to onboard and connect with our strong company culture and purpose, which remain essential to our success.

By dedicating additional time and resources to this integration process, we also help to foster an environment that values diverse perspectives and ensures every employee feels included.

Moreover, it is crucial that we maintain a sustainable work-life balance for all our employees.
As our business grows, we are carefully monitoring workplace stress levels, targeting a 10% annual reduction in the number of employees reporting symptoms of stress. Although we did not meet this target in 2024, when overall stress levels remained unchanged year-on-year at 13.8%, we will continue to implement new measures to address symptoms of stress at the earliest opportunity.

The foundation of our commitment to supporting the wellbeing and development of our employees is the Novo Nordisk Way; a set of guiding principles constituting the core of our identity and operations. It bridges our company’s past, present and future, steering our strategy, decisions and behaviours. By familiarising new employees with the 10 Essentials that direct the decisions and actions of every Novo Nordisk colleague, we uphold our dedication to the company’s core values of openness, accountability and respect. We employ a distinctive, systematic approach known as facilitation – value audits – to ensure that all employees adhere to these Essentials.

Annual review / Strategic Aspirations / Purpose and sustainability

Corporate governance

Governance structure
The shareholders of Novo Nordisk exercise their rights at the Annual General Meeting, which is the supreme governing body of the company. The general meeting, inter alia, adopts the company’s Articles of Association, approves the Annual Report and elects the Board of Directors.

Any shareholder has the right to raise questions at general meetings. Resolutions can generally be passed by a simple majority. However, resolutions to amend the Articles of Association require two-thirds of the votes cast and capital represented, unless other adoption requirements are imposed by the Danish Companies Act.

Novo Nordisk has a two-tier management structure consisting of the Board of Directors and Executive Management. The governance structure and rules of Novo Nordisk are further described in our Articles of Association and our Corporate Governance Report, both available at: www.novonordisk.com/about/corporate-governance.html.

Foundation ownership
Novo Holdings A/S, a Danish company wholly owned by the Novo Nordisk Foundation, holds the majority of votes at Novo Nordisk A/S’ general meetings. The combination of foundation ownership and stock listing enables Novo Nordisk to embark on long-term sustainable strategies while maintaining short-term transparency on performance. Our foundation ownership supports the overarching imperative to be both commercially successful and responsive to the wider needs of society.

The Novo Nordisk Foundation has two objectives: to provide a stable basis for the commercial and research activities of Novo Nordisk, Novonesis and additional companies in Novo Holdings’ investment portfolio; and to support scientific, humanitarian and social causes. Please refer to the section on value creation on page 9. For more information about the ownership structure of Novo Nordisk, see page 36.

Corporate governance reporting
Novo Nordisk reports in accordance with the Danish Corporate Governance Recommendations, which are implemented by Nasdaq Copenhagen in the Nordic Main Market Rulebook for Issuer
of Shares, as well as the Corporate Governance Standards of the New York Stock Exchange applicable to foreign private issuers.

Novo Nordisk complies with the Danish Corporate Governance Recommendations as we account for which recommendations we comply with or deviate from and explain our chosen approach.
You can find further information about our corporate governance practices and statement on our approach to each of the Danish Corporate Governance Recommendations as well as the Corporate Governance Standards of the New York Stock Exchange in our Corporate Governance Report, available at: www.novonordisk.com/about/corporate-governance.html.

Remuneration
Executive remuneration is linked to financial performance as well as non-financial performance
(e.g. innovation and sustainability). Novo Nordisk has prepared a separate Remuneration Report describing the remuneration awarded or due during 2024 to the Board of Directors and Executive Management members registered with the Danish Business Authority. The Remuneration Report is submitted to the Annual General Meeting for an advisory vote. The Remuneration Policy and the Remuneration Report are available at: www.novonordisk.com/about/corporate-governance.html.

Disclosure regarding change of control provisions
It is disclosed that Novo Nordisk does not have any material contracts that take effect, alter or terminate upon a change of control of Novo Nordisk following implementation of a takeover bid.
In the event of termination – whether by Novo Nordisk or by the individual – due to a merger, acquisition or takeover of Novo Nordisk, members of Executive Management registered with the Danish Business Authority are, in addition to the notice period, entitled to a severance payment of 24 months’ base salary plus pension contribution.

Ethics and compliance
In Novo Nordisk, we have an ethics and compliance programme which comprises of a code of conduct (OneCode), requirements (The Ethics Navigator), processes and awareness and capability building as stipulated in the seven elements of an effective compliance programme. Data privacy is a key component in our ethical principles, ensuring guardrails are in place to manage and mitigate risks, thus safeguarding our patients and society at large. We have also adopted a set of principles for data and artificial intelligence (AI) ethics to support ethical decision-making. We have initiated building our AI Ethics & Compliance framework, incorporating elements such as principles, requirements and risk assessments, as well as building AI literacy training and capabilities.
You can read more about these principles, in accordance with the Danish Financial Statements
Act Section 99d, at: www.novonordisk.com/data-privacy-and-user-rights/data-ethics.html.

Annual review / Strategic Aspirations / Innovation and therapeutic focus

INNOVATION AND THERAPEUTIC FOCUS Empowering patients with life-changing innovations
Our evolution from a diabetes-centric company to an organisation with a broader focus on metabolic and cardiovascular health requires even sharper prioritisation across our portfolio.
To do this, we have established the role, purpose and ambition level for each therapy area based on future opportunities, while at the same time assessing our competitive strengths and the capabilities required to unlock these opportunities.

The result is a clear set of priorities that guide our R&D and external business development activities across therapy areas. These include significant investments in novel technological platforms as well as strategic collaborations and acquisitions that expand our research horizons and ensure we remain at the forefront of therapeutic innovation.

Our primary strategic focus remains on strengthening our leadership position in diabetes and obesity. The latter is an increasingly critical area of unmet medical need, impacting more than one billion people worldwide. Our robust pipeline underscores our ambition to develop transformative treatment solutions. Notable advancements include the phase 3 development of CagriSema, an innovative once-weekly combination of an amylin analogue (cagrilintide) and GLP-1 receptor agonist (semaglutide), and successfully completing the phase 1b/2a trial with subcutaneous amycretin, a unimolecular long-acting GLP-1 and amylin receptor agonist.

Driven by a strong focus on strategic partnerships and external innovation, our modality portfolio has expanded significantly in recent years, and now incorporates diverse approaches including proteins and peptides, small interfering ribonucleic acid (siRNA), small molecules, cell therapy and gene editing. This diversification enables us to leverage multiple modalities for target biology, enhancing our ability to address complex diseases. Ongoing projects include collaborations with biotech firms including Heartseed (cell therapy) and Ventus Therapeutics (small molecules) to identify novel drug candidates for the treatment of heart failure and atherosclerotic cardiovascular disease, while the acquisition of the megaTAL technology platform from longstanding partner
2seventy bio has enhanced our in-house gene editing capabilities in haemophilia.

Artificial intelligence (AI) and human data also play a pivotal role in our R&D activities. By leveraging real-world evidence and diverse data cohorts, we are able to enhance our early discovery processes, while our AI-driven data mining and analyses help us mitigate risks involved in translating findings from animal models to humans. This approach accelerates the discovery of new targets and increases the likelihood of clinical success. Our R&D hub in the greater Boston area, a world-leading life sciences cluster, exemplifies this forward-thinking approach, working with local partners to leverage the power of machine learning, big data and AI to enhance our R&D capabilities.

As healthcare innovation accelerates at an unprecedented rate,
Novo Nordisk is driving transformative change across multiple therapy areas, with a particular focus on meeting unmet patient needs in diabetes, obesity, cardiovascular diseases and rare blood disorders.
Through strategic investments in AI-driven drug discovery, clinical trial optimisation and new technological platforms, our ambition is to set new standards for innovation that deliver tangible, lasting improvements to the lives of the people we serve.
Strategic Aspirations 2025

Further raise the innovation-bar for Diabetes treatment

Develop a leading portfolio of superior treatment
solutions for Obesity

Strengthen and progress the Rare disease pipeline

Establish presence in Cardiovascular & Emerging
Therapy Areas focusing on CVD, MASH and CKD[1]

1. Cardiovascular disease, metabolic dysfunction-associated steatohepatitis and chronic kidney disease.

Annual review / Strategic Aspirations / Innovation and therapeutic focus

Developing breakthrough innovations in obesity
Obesity is a public health crisis impacting more than one billion people worldwide. Meeting unmet needs in obesity is a critical focus area for Novo Nordisk, and our aim is to build a differentiated portfolio of superior treatment solutions that go beyond weight loss to deliver meaningful improvements in overall metabolic and cardiovascular health and physical function. Over the past year, we have strengthened our leadership position in this dynamic and rapidly-growing space. At the forefront of these advancements are two promising investigational therapies: CagriSema and amycretin.

CagriSema, currently in phase 3 development for the treatment of obesity or overweight and type 2 diabetes, aims to combine the proven efficacy of semaglutide with the potential complementary benefits of cagrilintide, a novel amylin analogue. Topline results from the pivotal REDEFINE 1 phase 3a trial demonstrated 22.7% weight loss vs 2.3% with placebo alone after 68 weeks if all people adhered to treatment – among the highest reductions yet seen in a phase 3a programme for a GLP-1 combination therapy. CagriSema appeared to have a safe and well-tolerated profile in the study. The most common adverse events were gastrointestinal, and the vast majority were mild to moderate and diminished over time, consistent with the GLP-1 receptor agonist class. With the insights obtained from the REDEFINE 1 trial, we plan to further explore the weight loss potential of CagriSema in an additional study.

Amycretin, a novel unimolecular GLP-1 and amylin receptor agonist, aims to combine the physiological effects of these two biologies, enhancing glucose-dependent insulin secretion, inhibiting glucagon release, slowing gastric emptying and promoting satiety. Findings from a phase 1b/2a study of subcutaneous amycretin demonstrated a safety profile consistent with incretin-based therapies. The most common adverse events were gastrointestinal and the vast majority were mild to moderate in severity. When evaluating the effects of treatment if all people adhered to treatment, amycretin demonstrated an estimated body weight loss of 9.7% on
1.25 mg (20 weeks), 16.2% on 5 mg (28 weeks) and 22.0% on 20 mg (36 weeks). People treated with placebo experienced an estimated 1.9%, 2.3% and 2.0% body weight gain, respectively. These results support the weight lowering potential of amycretin previously seen with the once-daily oral formulation, which demonstrated 13.1% weight loss after 12 weeks in a phase 1 study.

In addition to these developments, we successfully completed two phase 3b obesity trials with semaglutide 7.2 mg. When evaluating the effects of treatment if all people adhered to treatment over 72 weeks, semaglutide 7.2 mg demonstrated 20.7% weight loss vs 2.4% with placebo in people with obesity in the STEP UP study, and 14.1% weight loss vs 3.6% with placebo in people with obesity and type 2 diabetes in the STEP UP T2D study.

We are also continuing to unpack the full data sets from our landmark SELECT trial programme, which include samples from approximately 11,000 people collected over a five-year period. Enhanced by AI and digital capabilities, these data can help us identify new targets and biomarkers for future projects and predict disease progression and treatment response.

Patricio Argüelles lives with obesity in Mexico.

Annual review / Strategic Aspirations / Innovation and therapeutic focus

Pioneering transformational treatments for diabetes
The discovery of insulin more than 100 years ago transformed diabetes from a death sentence into a manageable disease.

Today, we are still driving change in diabetes by improving quality of life through innovative new treatments and delivery devices. The past year has been no exception, characterised by advancements in our diabetes pipeline that demonstrate our commitment to raising the bar for innovation in this ever-evolving therapy area.

CagriSema is a once-weekly combination of an amylin analogue (cagrilintide) and a GLP-1 receptor agonist (semaglutide). It is currently in phase 3 development for the treatment of type 2 diabetes in the REIMAGINE programme to assess its effects on blood glucose regulation, body weight and broader metabolic health parameters. A separate phase 3 programme – REDEFINE – is also investigating CagriSema for the treatment of obesity.

We are also making progress in the development of a once-weekly GIP/GLP-1 receptor dual agonist, aiming to leverage the combined benefits of two powerful incretin hormones. By activating both GIP (gastric inhibitory polypeptide) and GLP-1 receptors, this investigational therapy aims to enhance blood sugar control, increase insulin secretion, reduce glucagon levels and promote weight loss.

In type 1 diabetes, our early-stage pipeline has similarly transformative potential. Key projects include Pumpsulin, which aims to deliver a novel fast-acting insulin optimised for use in future insulin pump-based fully closed-loop CSII (Continuous Subcutaneous Insulin Infusion) systems, and our work on developing a glucose-sensitive insulin. Currently in phase 1 clinical development, this cutting-edge therapy is designed to automatically respond to the body’s glucose levels, offering a more dynamic and physiological approach to insulin treatment.

“The therapy aims to preserve the body’s natural ability to produce insulin, potentially preventing or delaying the onset of type 1 diabetes”

Another notable example is our DNA immunotherapy project. Targeted at individuals recently diagnosed and at risk of developing type 1 diabetes, this investigational therapy aims to transform the management of the disease by addressing the root cause of the immune system’s harmful response. Administered through regular injections, it seeks to ‘retrain’ the immune system to stop attacking insulin-producing cells in the pancreas. By doing so, the therapy aims to preserve the body’s natural ability to produce insulin, potentially preventing or delaying the onset of type 1 diabetes.

Novo Nordisk employee Jacob Sten Petersen and his daughter Vita at the Breakthrough T1D Walk in the US. Vita was diagnosed with type 1 diabetes at age three.

Annual review / Strategic Aspirations / Innovation and therapeutic focus

Cardiovascular disease, the world’s biggest killer
Cardiovascular diseases (CVD) are the leading cause of death globally, taking an estimated 17.9 million lives each year. The prevalence of CVD is on the rise, driven by factors such as ageing populations, lifestyle changes and increasing rates of obesity and diabetes. This growing burden underscores the urgent need for innovative treatments to manage and mitigate the impact of cardiovascular (CV) conditions.

Although CVD is a crowded, highly competitive therapy area, significant unmet needs persist.
Our GLP-1-based therapies Ozempic®, Wegovy® and Rybelsus® have all demonstrated a reduction in risk of major adverse CV events in separate cardiovascular outcomes trials, adding to the growing body of evidence supporting the robust cardiometabolic profile of semaglutide. Beyond our portfolio of GLP-1-based medicines, we are also developing a pipeline of CV assets targeting specific, underserved areas where we can leverage our expertise in metabolic diseases. Central to these efforts is ziltivekimab, our lead CV candidate currently in phase 3 development across multiple CV indications.

Acquired as part of a business development deal to bring Boston-based biotech firm Corvidia Therapeutics in-house back in 2020, ziltivekimab is an investigational monoclonal antibody designed to target interleukin-6 (IL-6), a protein in the inflammation pathway linked to the development of different CV conditions. By targeting IL-6, ziltivekimab is under investigation to reduce inflammation and potentially improve outcomes across a spectrum of CV conditions – including atherosclerotic cardiovascular disease, heart failure with preserved ejection fraction, and acute myocardial infarction.

“Phase 2 data demonstrated that ziltivekimab significantly lowers inflammation biomarkers linked to atherosclerosis in individuals with advanced chronic kidney disease”

Phase 2 data demonstrated that ziltivekimab significantly lowers inflammation biomarkers linked to atherosclerosis in individuals with advanced chronic kidney disease. With phase 3 trials now in progress, our goal is to establish the first-in-class therapy as a foundational treatment for high-risk cardiovascular patients, aiming to improve cardiovascular outcomes by targeting systemic inflammation.

With the potential to improve outcomes across several indications, ziltivekimab exemplifies our commitment to strengthening our position in the CVD space.

Greg Patterson lives with cardiovascular disease in the US.

Annual review / Strategic Aspirations / Innovation and therapeutic focus

Emerging therapies for MASH	Pioneering AI in research and development

Semaglutide has already proven its effectiveness in enhancing glycaemic control, promoting weight loss and reducing cardiovascular risk. Now, it has demonstrated potential as a treatment for metabolic dysfunction-associated steatohepatitis (MASH), a progressive liver disease that affects more than
250 million people worldwide.

MASH is characterised by liver inflammation and damage
due to fat accumulation. If left untreated, this condition can progress to cirrhosis and liver failure, posing a significant health risk. Yet with only one pharmacological treatment approved specifically for MASH, there is significant unmet need in the space for effective therapeutic options.

According to the headline results from part one of the
ESSENCE trial, semaglutide 2.4 mg demonstrated a statistically significant and superior improvement in liver fibrosis with no worsening in steatohepatitis – as well as resolution of steatohepatitis with no worsening of liver fibrosis at 72 weeks. This initial phase of the study included 800 people with MASH and moderate to advanced liver fibrosis.

Part two of the trial, designed to evaluate the long-term impact of semaglutide 2.4 mg on liver-related clinical events, is set to continue until 2029. Meanwhile, Novo Nordisk plans to file for regulatory approval in the US and EU in the first half of 2025.
“Semaglutide 2.4 mg demonstrated a statistically significant and superior improvement in liver fibrosis with no worsening in steatohepatitis”
We are revolutionising our R&D efforts through artificial intelligence (AI), particularly in drug discovery, molecular design and clinical trial optimisation.

In drug discovery, AI is playing a pivotal role in identifying new compounds. By combining AI with high-throughput experimentation, we have assessed one billion virtual molecules via computer modelling and screened approximately 2,500 compounds in the lab. This led to the discovery of a highly selective amylin compound that closely mimics the natural hormone, requiring 50-75% fewer design rounds.

Molecular design has also advanced through AI. By leveraging predictive pharmacology and knowledge mining, we are able to accelerate the design cycles of new molecules, expediting development and enhancing the precision of targeted therapies.

AI is also optimising our clinical trials by identifying subpopulations, improving trial design and site selection and forecasting outcomes. For example, harmonising data from around 1,600 clinical trials, including SELECT and STEP, has provided best-in-class cardiometabolic data, leading to improved disease insights, patient stratification and drug target identification.

We are also enhancing our AI capabilities through strategic partnerships. Our recently expanded collaboration with Valo
Health is a prime example of our approach, seeking to accelerate the development of up to 20 novel drug programmes within the cardiometabolic space by leveraging cutting-edge AI technology and extensive human datasets.

“By combining AI with high-throughput experimentation, we have assessed one billion virtual molecules via computer modelling and screened approximately 2,500 compounds in the lab”

Annual review / Strategic Aspirations / Innovation and therapeutic focus

Pioneering new treatments for rare blood disorders
Novo Nordisk has a long-standing legacy of pioneering advancements in the treatment of rare blood disorders, and our pipeline is primed to extend this tradition. In haemophilia A, our investigational treatment Mim8 represents an optimised therapeutic approach that could redefine the standard of care for patients worldwide, while a novel oral Factor VIIIa mimetic could be on the horizon with Inno8.

Traditional treatments for haemophilia A often require intravenous infusions and cumbersome administration procedures, posing a significant burden for patients. Mim8 offers a promising alternative, administered subcutaneously in a weekly, bi-weekly or monthly dose. It mimics the function of missing clotting Factor VIII (FVIII) by bridging Factor IXa and Factor X to restore the body’s ability to form blood clots. Mim8 is currently pending submission for regulatory review.
Inno8 holds the potential to become the first-ever oral treatment for haemophilia A. Inno8 is a small antibody fragment that – like Mim8 – mimics FVIIIa function, but the size of the molecule is small enough to enable oral absorption. The Inno8 development programme is focused on a fast-to-market approach with overlapping clinical trials, seeking to provide a convenient and efficacious alternative to regular infusions.

We have also partnered with a pioneering biotech firm, 2seventy bio, to develop a groundbreaking gene editing treatment for haemophilia A. This collaboration – which was initiated in 2019, extended in 2022 and resulted in the acquisition of the megaTAL technology platform in 2024
– aims to correct the clotting factor deficiency in patients, potentially eliminating the need for regular treatments.

Our efforts extend beyond haemophilia to haemoglobinopathies, a group of inherited genetic blood disorders affecting the structure or production of the haemoglobin molecule. Here, we are building a research portfolio to address the underlying disease pathophysiology. We are utilising our innovative technology platforms to restore red blood cell health and reduce inflammation and organ damage. Etavopivat, an investigational oral once-daily therapeutic developed to improve anaemia and red blood cell health in people with sickle cell disease (SCD), is at the forefront of our efforts in this area.

Etavopivat was acquired as part of the deal that brought Forma Therapeutics in-house back in 2022, and is currently in a phase 3 clinical trial in adolescents and adults with SCD, and a phase 2 trial for people with transfusion-dependent SCD and thalassemia, another hereditary haemoglobinopathy disorder. Results from the phase 2 part of the HIBISCUS trial programme were presented at the Annual Meeting of the American Society of Hematology in 2024, and indicate that etavopivat has the potential to improve haemoglobin levels and reduce the incidence of vaso-occlusive crises compared to placebo – severe pain caused when blood vessels are blocked and deprive tissues of oxygen – in people with SCD.

Ebrar Oruc lives with haemophilia A in Turkey.

Annual review / Strategic Aspirations / Innovation and therapeutic focus

Pipeline overview

Project	Indication	Description	Phase
IcoSema NN1535	T2D1	A combination of GLP-1[2] receptor agonist semaglutide and insulin icodec intended for once-weekly subcutaneous treatment.
Icodec NN1436	T1D3 and T2D	A long-acting basal insulin analogue intended for once-weekly subcutaneous treatment.
CagriSema NN9388	T2D	A combination of amylin analogue cagrilintide and GLP-1 receptor agonist semaglutide intended for once-weekly subcutaneous treatment.
OW GIP4/GLP-1 NN9541	T2D	A dual GLP-1/GIP receptor agonist intended for once-weekly subcutaneous treatment.
GELA NN9506	T2D	A collaboration with GE Healthcare, using ultrasound for once-monthly treatment.
Amycretin NN9490	T2D	A unimolecular long-acting GLP-1 and amylin receptor agonist intended for once-daily oral treatment and once-weekly subcutaneous treatment.
Pumpsulin NN1471	T1D	A novel insulin analogue for use in closed loop pump systems.
DNA immunotherapy NN9041	T1D	A novel plasmid encoding pre-proinsulin, TGF[5]-beta1, IL6-10 and IL-2 intended for subcutaneous treatment.
OW Oral Semaglutide NN9904	T2D	An oral version of the GLP-1 receptor agonist intended for once-weekly treatment.
GSI[7] NN1644	T1D	An injectable glucose sensitive insulin intended for once daily treatment.

1. T2D: Type 2 diabetes. 2. GLP-1: Glucagon-like peptide-1. 3. T1D: Type 1 diabetes. 4. GIP: Gastric inhibitory polypeptide. 5. TGF: Transforming growth factor. 6. IL: Interleukin. 7. GSI: Glucose-sensitive insulin. 8. CB-1: Cannabinoid receptor-1.
9. PKR: Pyruvate kinase-R. 10. RNAi: Ribonucleic acid interference. 11. CKD: Chronic kidney disease. 12. ASCVD: Atherosclerotic cardiovascular disease. 13. AMI: Acute miocardial infarction. 14. HFpEF: Heart failure with preserved ejection fraction. 15. CVD: Cardiovascular disease. 16. ANGPTL3: Angiopoietin-like 3. 17. MASH: Metabolic dysfunction-associated steatohepatitis. 18. FGF21: Fibroblast growth factor 21. 19. RNA: Ribonucleic acid. 20. LXRa: Liver X receptor alpha.
21. siRNA: Small interfering RNA. 22. MARC1: Mitochondrial amidoxime-reducing component 1. 23. NLRP3i: NOD-like receptor protein 3 inhibitor. 24. PD-L1: Programmed death ligand 1.

Project	Indication	Description	Phase
Oral Semaglutide NN9932	Obesity	A long-acting GLP-1 receptor agonist, 25 mg and 50 mg, intended for once-daily oral treatment.
Semaglutide 7.2 mg NN9536	Obesity	A long-acting GLP-1 receptor agonist, 7.2 mg, intended for once-weekly subcutaneous treatment.
CagriSema NN9838	Obesity	A combination of amylin analogue cagrilintide and GLP-1 receptor agonist semaglutide intended for once-weekly subcutaneous treatment.
GELA NN9505	Obesity	A collaboration with GE Healthcare, using ultrasound for once-monthly treatment.
Monlunabant NN9440	Obesity	CB-1[8] receptor inverse agonist intended for once-daily oral treatment.
Cagrilintide NN9833	Obesity	An amylin analogue intended for once-weekly subcutaneous treatment.
Amycretin NN9487	Obesity	A unimolecular long-acting GLP-1 and amylin receptor agonist intended for once-daily oral treatment and once-weekly subcutaneous treatment.
INV-347 NN9441	Obesity	CB-1 receptor inverse agonist intended for once-daily oral treatment.
OW GIP/GLP-1 NN9542	Obesity	A dual GLP-1/GIP receptor agonist intended for once-weekly subcutaneous treatment.
Triple NN9662	Obesity	Tri-agonist.
Amylin 355 NN9638	Obesity	Amylin analogue developed for once-weekly subcutaneous treatment.

Project	Indication	Description	Phase
Mim8 NN7769	Haemophilia A w/wo inhibitors	A next generation FVIIIa mimetic bispecific antibody intended for subcutaneous prophylaxis for haemophilia A.
Etavopivat NN7535	Sickle cell disease	A second-generation small molecule PKR9-activator intended for once-daily oral treatment.
Etavopivat NN7536	Thalassemia	A second-generation small molecule PKR-activator intended for once-daily oral treatment.
NDec NN7533	Sickle cell disease	An oral combination of decitabine and tetrahydrouridine. The project is developed in collaboration with EpiDestiny.
TMPRSS2 RNAi[10]	Hereditary haemo- chromatosis	Small interfering RNA intended for once every 1 to 3 months subcutaneous treatment.
Inno8 NN7441	Haemophilia A w/wo inhibitors	An antibody intended for oral administration.

Project	Indication	Description	Phase
Ziltivekimab NN6018	CKD[11] ASCVD[12] AMI[13] HFpEF[14]	A once-monthly monoclonal antibody intended for inhibition of IL-6 activity.
Coramitug NN6019	CVD[15]	An anti-amyloid immunotherapy intended for intravenous treatment.
CM4HF NN9003	CVD	An investigational cell therapy intended for restoring heart function in people with chronic heart failure.
Anti-ANGPTL3 mAb NN6491	CVD	An ANGPTL3[16] neutralising sweeping antibody intended for once-monthly subcutaneous treatment.
Semaglutide NN6535	Alzheimer’s	A long-acting GLP-1 receptor agonist intended for once-daily oral or once-weekly subcutaneous treatment.
Semaglutide NN9931	MASH[17]	A long-acting GLP-1 receptor agonist intended for once-weekly subcutaneous treatment.
CagriSema NN9588	MASH	A combination of amylin analogue cagrilintide and GLP-1 analogue semaglutide intended for once-weekly subcutaneous treatment.
Zalfermin NN9500	MASH	A long-acting FGF21[18] analogue intended for once-weekly subcutaneous treatment.
CDR132L NN6706	Heart failure	An RNA[19]-based oligonucleotide inhibitor developed for once-monthly intravenous treatment.
LXRa[20] NN6582	MASH	A siRNA[21] targeting LXRa intended for once-monthly subcutaneous treatment.
MARC1[22] NN6581	MASH	A siRNA molecule targeting MARC1 intended for once-monthly subcutaneous treatment.
SC4PD NN9001	Parkinson’s	Cryopreserved cell therapy developed for disease modifying treatment.
DCR-XDH NN4004	Gout	An RNA-based oligonucleotide intended for subcutaneous treatment.
Ventus NLRP3i23 NN6022	CVD	Small molecule NLRP3 inhibitor intended for once-daily oral treatment.
CNP HF NN6537	Heart failure	C-type natriuretic peptide intended for once-weekly subcutaneous treatment.
PD-L1[24] NN4003	Oncology	A PD-L1 GalXC™-derived lipid conjugate intended for once-monthly subcutaneous treatment.
STAT3 NN4002	Oncology	A GalXC™-derived lipid conjugate one-time subcutaneous treatment.

Annual review / Strategic Aspirations / Innovation and therapeutic focus
Research and development progress

Regulatory events
•Awiqli®, once-weekly insulin icodec, was approved by the EMA (European Medicines Agency) and PMDA (Pharmaceuticals and Medical Devices Agency) for the treatment of T2D and T1D and by the CDE (Center for
Drug Evaluation) for the treatment of T2D.
•    Icodec received a complete response letter from the FDA (Food and Drug Administration).
•    Rybelsus® (oral semaglutide) received approval by the
EMA and the FDA for three formulation changes of
tablets (1.5 mg, 4 mg, 9 mg).
•    Ozempic® label expansion was approved by the EMA to reflect the reduction in kidney disease related events in people with T2D based on FLOW results.
•    FLOW results were submitted for Ozempic® (semaglutide injection, 1 mg) to FDA, PMDA and CDE for the treatment of chronic kidney disease in patients with T2D.
•    IcoSema was submitted to the EMA and CDE for initial marketing authorisation for the treatment of T2D.
•    Zegalogue® (dasiglucagon) was approved by the EMA for treating severe hypoglycaemia (low blood glucose levels)
in adults and children from 6 years.
•    DuraTouch® device has received the CE (Conformitée Européenne) mark in all countries of the European union.

Clinical progress
•Phase 3a trial programme, COMBINE, investigating
once-weekly IcoSema in people with T2D was completed.
•    Phase 3a trials, REIMAGINE 1 and 3, investigating CagriSema as monotherapy and as add-on to insulin in people with T2D respectively were initiated.
•    Phase 3b trials of the REIMAGINE programme
comparing CagriSema (2.4/2.4 mg) vs tirzepatide (15 mg) and comparing CagriSema (1/1 mg) vs tirzepatide (5 mg)
in patients with T2D were initiated.
•    Phase 3b trials, ONWARDS 8 and 10, investigating icodec
in people with T2D were initiated.
•    Phase 3b trial, ONWARDS 9, investigating icodec in
insulin-naive people with T2D was completed.
•    Phase 3b trial, COMBINE 4, investigating IcoSema vs glargine in a post OAD (oral anti-diabetic) population was initiated.

•    Phase 3b CVOT (cardiovascular outcomes trial), SOUL, investigating Rybelsus®, oral semaglutide 14 mg, on cardiovascular outcomes in people with T2D and established cardiovascular disease and/or chronic kidney disease was completed.
•    Phase 3b trial, STRIDE, investigating semaglutide subcutaneous 1.0 mg in people living with T2D and peripheral arterial disease was completed.
•    Phase 3b outcomes trial, FLOW, investigating
semaglutide sc. 1.0 mg in people living with T2D and chronic kidney disease was completed.
•    Phase 2 programme investigating OW GIP/GLP-1 in
people living with chronic kidney disease and a dose finding study in people living with diabetes were initiated.
•    Phase 2 trial, a dose finding trial, investigating subcutaneous amycretin in people living with diabetes was initiated.
•    Phase 2 trial investigating CagriSema in people living
with T2D and chronic kidney disease was initiated.
•    Phase 1/2, a first in human dose and multiple dose trial, investigating DNA immunotherapy in development for
T1D was completed.
•    Phase 1 trial investigating GSI in people living with T1D
was initiated.
•    Once-monthly GIP/GLP-1 developed for glycaemic
control in people with T2D was terminated.

Regulatory events
•Wegovy® was approved by the FDA to reduce the risk of
major cardiovascular events (MACE) and EMA adopted a positive opinion to reflect risk reduction of major cardiovascular events in people with overweight or obesity and established cardiovascular disease in the
label based on SELECT CVOT results.
•    Wegovy® was approved by the CDE for weight
management in people living with overweight or obesity.
•    Wegovy® label expansion was approved by the EMA to
reflect the reduction in symptoms and improved physical limitations and exercise function in people with obesity-related heart failure with preserved ejection
fraction (HFpEF) based on STEP-HFpEF results.
•    Wegovy® label expansion was approved by the EMA to
reflect the reduction of pain and improved physical
function related to knee osteoarthritis in people living
with obesity based on the results of the STEP 9 trial.

Clinical progress
•Phase 3a trial, REDEFINE 1, investigating efficacy and
safety of cagrilintide (2.4 mg) in combination with
semaglutide (2.4 mg) in people with overweight or
obesity was completed. The extension study of
REDEFINE 1 is ongoing.
•    Phase 3b trial, REDEFINE 9, investigating CagriSema
(1.7 mg/1.7 mg) and CagriSema (1.0 mg/1.0 mg) effects
on weight reduction in people with overweight or
obesity was initiated.
•    Phase 3b trial, OASIS 4, investigating oral semaglutide
(25 mg) weight loss in people living with overweight with weight-related comorbidities or obesity was completed.
•    Phase 3b trials, STEP UP and STEP UP T2D, investigating semaglutide (7.2 mg) on weight loss were completed.
•    Phase 2a trial investigating monlunabant (INV-202) in
patients with obesity and metabolic syndrome has been completed.
•    Phase 1 first in human dose trial investigating amylin
355 in people with overweight or obesity was initiated.
•    Phase 1 trial studying the safety and tolerability of oral amycretin was completed.
•    Phase 1b trial, a dose-finding study investigating oral amycretin was initiated.
•    Phase 1b/2a trial, investigating subcutaneous amycretin
was completed.
•    Phase 1 Triple first in human trial was initiated.

Regulatory events
•Esperoct® was approved by the CDE for treatment and prevention or reduction of number of bleeding episodes in people with haemophilia A.
•    Alhemo® (concizumab) was approved by the EMA and FDA for the treatment of haemophilia A and B disease with inhibitors and by the PMDA for the treatment of haemophilia A and B disease with and without inhibitors.

Clinical progress
•Phase 3a trials, FRONTIER 2 and 5, investigating
once-weekly to once-monthly subcutaneous Mim8 in people aged 12 or older with haemophilia A were completed.
•    Phase 3a trial, HIBISCUS 2, investigating etavopivat in adolescents and adults living with sickle cell disease was initiated.
•    Phase 2 trial investigating etavopivat on cerebral haemodynamic response in children with sickle cell disease was initiated.
•    Phase 2 trials investigating etavopivat for the treatment of myelodysplastic syndromes (MDS) have been closed. The MDS programme was terminated.
•    Phase 1 first in human trial investigating Inno8 was initiated.
•    Phase 1 trial investigating TMPRSS6 RNAi in people living with hereditary haemochromatosis was initiated.

Clinical progress
•Phase 3a trial, ESSENCE, investigating semaglutide subcutaneous 2.4 mg efficacy and safety in people with MASH completed its primary interim data readout, the trial is continuing to investigate the effect on outcomes in people with MASH.
•    Phase 3a trial, CLARION-CKD, investigating ocedureone in patients with uncontrolled hypertension and advanced chronic kidney disease was terminated. The ocedureone programme was terminated.
•    Phase 3a CVOT, ARTEMIS, investigating the effect of ziltivekimab on outcomes in people with acute myocardial infarction was initiated.
•    Phase 3a trial, ATHENA, investigating the effect of ziltivekimab on functional outcomes in HFpEF patients was initiated (SPA).
•    Novo Nordisk acquired Cardior with lead asset CDR132L.
•    Phase 1 trial investigating VAP-1i, a GLP-1/GIP receptor agonist for people living with MASH was terminated.
•    Phase 1 first in human trial investigating Ventus NRLP31 was completed.
•    Phase 1 trial investigating DCR-XHD in people living with refractory gout was initiated.
•    Phase 1 first in human and single ascending dose trial investigating CNP HF was initiated.
•    Phase 1 trial, investigating safety and tolerability of
PD-L1 in adult oncology patients with solid tumours refractory to standard therapy was initiated.

Annual review / Strategic Aspirations / Innovation and therapeutic focus
Patent status for products with marketing authorisation

The patent expiry dates for products with marketing authorisation1 are shown in the tables on the right.
The dates provided are for expiry in the US, China, Japan and Europe of patents on the active ingredient, unless otherwise indicated, and include actual and estimated extensions of patent term, when applicable. For several products, in addition to the active ingredient patent, Novo Nordisk holds other patents on manufacturing processes, formulations or uses that may be relevant for exclusivity beyond the expiration of the active ingredient patent. Furthermore, regulatory data protection and/or orphan exclusivity may apply.

1. This overview does not include products whose sales represent less than 0.5% of Novo Nordisk’s total sales. 2. Patent status varies from country to country. The figures in the table are based on Germany.
3. For Ozempic® in Canada, regulatory data protection applies until 2026. 4. Modern insulins are NovoRapid® (NovoLog®), NovoMix® 30 (NovoLog® Mix 70/30) and Levemir®. 5. Formulation patent; active ingredient patent has expired.

Product	US	China	Japan	Europe[2]
Ozempic®3	2032	2026	2031	2031
Human insulin and Modern insulins[4]	Expired	Expired	Expired	Expired
Rybelsus®	2032	2026	2031	2031
Tresiba®	2029	Expired	2027	2028
Victoza®	Expired	Expired	Expired	Expired
Ryzodeg®	2029	Expired	Expired	2028
Xultophy®	2029	Expired	Expired	2028
Fiasp®	2030[5]	2030[5]	2030[5]	2030[5]

Product	US	China	Japan	Europe[2]
Wegovy®	2032	2026	2031	2031
Saxenda®	Expired	Expired	Expired	Expired

Product	US	China	Japan	Europe[2]
NovoSeven®	Expired	Expired	Expired	Expired
Norditropin® (SimpleXx®)	Expired	Expired	Expired	Expired
Esperoct®	2032	2029	2034	2034

Annual review / Strategic Aspirations / Commercial execution

COMMERCIAL EXECUTION Safeguarding supply and improving access across expanding markets
Balancing the growing needs of our patients with effective management of our resources is key to how we operate. As global demand increases we have refined our portfolio strategy to maximise the reach and impact of our treatments. This includes efforts to optimise our diabetes portfolio by gradually phasing out some of our older insulin products to free up manufacturing capacity and resources across our supply chain. By doing so, we can dedicate more space in our manufacturing network to innovative, scalable solutions
– and ultimately expand the reach of our life-changing innovations to millions more patients over the next decade.

At the same time, we are striving to provide those who are impacted by the changes to our portfolio with access to alternative treatment options, either from Novo Nordisk or other companies. We are working closely with local health authorities and the medical community in affected markets to develop new access initiatives for at-risk individuals.
Furthermore, our extensive range of partnership programmes – including iCARE and our Access to Insulin Commitment – continue to provide access to affordable care for vulnerable populations living in low- and middle-income countries.

We are also increasing our production capacity through site expansions and acquisitions.
A significant milestone in 2024 was the acquisition of three fill-finish sites previously run by the global contract manufacturing and development organisation Catalent Inc.
This move will enable us to expand our manufacturing capacity and provide future optionality and flexibility for our existing supply network, while complementing our significant ongoing internal supply chain expansions.

The unprecedented scale of our capital expenditure, which includes record investments in the expansion of existing production sites, underscores our commitment to meeting the growing demand for our medicines. In 2024, work continued on major expansions of our production sites in Denmark, France, Brazil, China and the US – investments that will ultimately enable us to reach millions more people worldwide with our innovations.

Ensuring uninterrupted access to treatment options for people already using Novo Nordisk medicines also remains a top priority. By adopting clear prioritisation principles, we are focusing on the responsible and equitable launch and distribution of new and existing products across geographies and patient groups. This includes allocating a proportion of
Wegovy® volumes in every new launch market for people with a high medical need and low socioeconomic status.

Amid escalating diabetes and obesity crises, Novo Nordisk is experiencing unprecedented global demand for our life-changing medicines. With mounting evidence of the broad systemic impact and societal value of our GLP-1-based treatments, we have developed innovative commercial strategies to safeguard patient access and strengthen supply chain resilience worldwide.
Strategic Aspirations 2025
Strengthen Diabetes leadership – aim at global value market share of more than 1/3 More than DKK 25 billion in Obesity sales by 2025 Secure a sustained growth outlook for Rare disease

Annual review / Strategic Aspirations / Commercial execution

Ozempic® sales uptake further strengthens our leadership in diabetes care
Demand for Novo Nordisk’s GLP-1-based medicines, particularly Ozempic®, continued to soar throughout 2024, reflecting the growing global prevalence of diabetes.

Administered as a once-weekly injection for the treatment of type 2 diabetes, Ozempic® maintains its position as the world’s biggest-selling diabetes medicine, backed by its proven efficacy in controlling blood sugar and reducing body weight, as well as a growing body of evidence demonstrating broader cardiometabolic benefits. Over the past year alone, the clinical profile of Ozempic® has been further boosted by data demonstrating a reduction in the risk of kidney disease progression in people with type 2 diabetes and chronic kidney disease, as well as functional improvements in people with type 2 diabetes and symptomatic peripheral artery disease vs placebo.

“Demand has been fuelled by a broader acceptance and understanding of the importance of GLP-1-based therapies”

Now available in more than 70 markets, Ozempic® sales have been central to the continued growth in sales of our diabetes products. Our strategic aspiration to secure a value market share of at least one-third by 2025 has already been achieved, and the continued uptake of Ozempic® across launch markets has enabled us to maintain a value market share of 33.7% in 2024. This demand has been fuelled by a broader acceptance and understanding of the importance of GLP-1-based therapies among healthcare professionals, patients and payers as a cornerstone of effective diabetes care and management.

Novo Nordisk is not the only healthcare company investing in the growth and development of the GLP-1 segment, and competition has increased significantly over the past year. Nevertheless, we remain the market leader in the diabetes GLP-1 space with a value share of 55.1%, a slight increase compared to 2023 when our value share stood at 54.8%.

Despite the sales penetration of Ozempic®, high demand has also posed challenges, necessitating strategic decisions to prioritise distribution to regions and patient groups with the most pressing needs. We have also continued to invest heavily in expanding production capacity, seeking to stabilise supply and ensure that Ozempic® remains accessible to the growing number of patients who have already initiated treatment.

Through our industry-leading portfolio, relentless focus on innovation and robust pipeline of next-generation treatments, we remain well-positioned to maintain and enhance our leadership position in diabetes care.

Annual review / Strategic Aspirations / Commercial execution

Awiqli® approval underscores our continuing commitment to insulin
Our company is built upon a century-long legacy of innovation in diabetes care, and we are still pushing boundaries as we search for new breakthroughs in this ever-evolving space.

These efforts are exemplified by the launch of Awiqli® – the world’s first once-weekly basal insulin – in China, Germany and Canada.

“Awiqli® represents a critical and innovative addition to our diabetes portfolio and a key milestone for patients seeking to reduce some of the challenges of diabetes management”

Awiqli® represents a critical and innovative addition to our diabetes portfolio and a key milestone for patients seeking to reduce some of the challenges of diabetes management –
particularly the burden of multiple injections. Its approval in the EU was based on phase 3a clinical trial results demonstrating superior blood sugar reduction and superior time in range
(time spent within the recommended blood sugar range), compared with daily basal insulin in people living with type 2 diabetes not previously treated with insulin. Trial data also showed low rates of clinically significant or severe hypoglycaemia – less than one event per patient-year of exposure – with no statistically significant difference compared to daily basal insulin in insulin naïve people living with type 2 diabetes.

However, the therapy’s journey to market in the US has been more challenging, with the US
Food and Drug Administration (FDA) issuing a Complete Response Letter (CRL) in July 2024.

This followed a meeting of the FDA Endocrinologic and Metabolic Drugs Advisory Committee
in May 2024, where a panel of independent scientific experts discussed the benefit-risk of once-weekly insulin icodec in type 1 diabetes. The panel determined that the data available were not sufficient to conclude on a positive benefit-risk in type 1 diabetes.

In the CRL, the FDA requests more information relating to the manufacturing process and the type 1 diabetes indication before the review of the application can be completed. The CRL did not mention the use of once-weekly insulin icodec in type 2 diabetes. Novo Nordisk is evaluating the content of the CRL and will work closely with the FDA to fulfil the requests.

Despite this setback in the US, the rollout of Awiqli® in other major markets underscores our continuing commitment to insulin innovation more than 100 years after our founders first commercialised production of this life-saving medicine.

Kyle Sam lives with type 2 diabetes and is part of the DUDES Club, a brotherhood to support men’s health and wellbeing in British Columbia, Canada.

Annual review / Strategic Aspirations / Commercial execution

Wegovy® maintains market-leading position in increasingly dynamic sector
The past year has been transformative for the burgeoning obesity market, marked by increasing competition and soaring demand for GLP-1 receptor agonists and other incretin-based therapies. Wegovy®, our flagship obesity therapy, has been at the forefront of this competitive landscape, maintaining its market-leading position despite new entrants to the segment.

Following its initial launch in the US, Wegovy® is now available in more than 15 markets worldwide. As the obesity market continues to grow worldwide, so does the demand for
Wegovy®. This is driven by the rising global prevalence of obesity – which has more than tripled over the past 50 years – and a broader shift in the perception of treatment. Once considered a lifestyle issue, obesity is now widely recognised as a serious chronic disease that requires medical intervention.

We have responded by investing heavily in scaling up our production capacity and carefully prioritising launches and distribution. Our expanding global production network is operating around the clock to ensure a stable and consistent supply of Wegovy® and a proportion of
Wegovy® volumes is being allocated in every launch market for people with a high medical need and low socioeconomic status.

The continued success of Wegovy® is underpinned by its clinical profile as the world’s first weight management therapy also approved to reduce the risk of major adverse cardiovascular events – a key differentiator in an increasingly competitive segment. This has enabled us to capture much of the growth to date in a rapidly-expanding and dynamic market, helping us to build on our position of strength and reputation as first-movers in the space following the success of our first-generation GLP-1-based therapy, Saxenda®.

Despite advancements in treatment and growing acceptance of obesity as a serious chronic disease, significant unmet needs remain. Many people living with obesity still lack access to effective therapies, and there is a clear need for continued innovation to develop treatments that can deliver greater efficacy and additional benefits. Moreover, there is a need for more holistic, preventive approaches that can address the multifaceted nature of obesity – including behavioural, psychological and environmental factors.

Novo Nordisk is dedicated to addressing these unmet needs through a steadfast commitment to innovation. Our obesity pipeline includes numerous promising candidates aiming to further reduce the burden of obesity and related conditions on patients and healthcare systems alike.
By leveraging our expertise in GLP-1-based therapies and exploring new therapeutic avenues, we are well-placed to continue leading the way in obesity treatment.

Annual review / Strategic Aspirations / Commercial execution

Wegovy® label expansions underscore broader cardiometabolic benefits	Gearing up for new launches in our rare disease portfolio

The robust clinical profile of our market-leading weight loss therapy, Wegovy®, has been further validated after regulatory bodies approved label expansions acknowledging its efficacy in mitigating cardiovascular risks. These updates highlight the extensive cardiometabolic benefits of our market-leading GLP-1-based therapy, extending beyond weight reduction.

The new indications are based on robust clinical evidence
from key trial programmes SELECT and STEP HFpEF. Data
from SELECT demonstrated that Wegovy® reduced the risk
of major adverse cardiovascular events in people with overweight or obesity and established cardiovascular disease, on top of cardiovascular standard of care treatments vs placebo. Findings from the STEP HFpEF trials, meanwhile, showed that Wegovy® reduced symptoms of heart failure and physical limitations in people with obesity and heart failure with preserved ejection fraction (HFpEF) vs placebo.

These data add to a growing body of evidence showcasing semaglutide’s potential to address critical unmet needs in cardiovascular health.

By broadening the approved uses of Wegovy® and helping
to differentiate the treatment in an increasingly competitive market, we are aspiring to both strengthen our leadership position in obesity and enhance our impact on broader public health.
“These data add to a growing body of evidence showcasing semaglutide’s potential to address critical unmet needs in cardiovascular health”
2024 has been a year of significant progress in our rare disease portfolio, building on our strong legacy of innovation in rare blood and endocrine disorders. With the pending submission of Mim8, first launches of Alhemo® and continued rollout of Sogroya®, we are building on a return to growth for our Rare Disease franchise following a positive year in which overall sales increased 9% at constant exchange rates (CER).

Sales of our rare endocrine disorder products increased by 31% at CER over the course of the year, mainly driven by the rollout of Sogroya® – the world’s first once-weekly treatment for both children and adults with growth hormone deficiency. Sogroya® is now available in seven countries, including the US.

In rare blood disorders, phase 3 clinical trials have demonstrated the transformative potential of Mim8 in reducing bleeds. The investigational therapy is designed to mimic the activity of Factor VIIIa, the clotting protein missing or defective in people with haemophilia A.

Alhemo® addresses significant unmet needs in haemophilia
A and B with inhibitors – the latter being an area with very limited treatment options. Administered once-daily by subcutaneous injection, the therapy offers routine treatment to prevent bleeding in a prefilled pen device. Alhemo® is now approved in several markets worldwide, including the US and EU.

“Alhemo® addresses significant unmet needs in haemophilia A and B with inhibitors – the latter being an area with very limited treatment options”

Annual review / Strategic Aspirations / Commercial execution

Unprecedented investment in production lays foundation for continued growth
Over the past four years, we have more than quadrupled the global reach of our GLP-1-based medicines, increasing our volume market share in the GLP-1 segment to 63% over the same period. With demand still growing, we continued to expand our production network throughout 2024, making significant investments in capital expenditure (CapEx) and acquisitions totalling more than DKK 129 billion.

Through the targeted acquisitions of brownfield sites, the strategic expansion of existing facilities, the establishment of new sites and the upscaling of our global production workforce, we are equipping ourselves to support the launch of multiple next-generation therapies and meet the needs of millions more people worldwide.

The scope of these investments is measured not only in financial terms, but also by the increased volume of active pharmaceutical ingredients (API) and the number of devices we can produce.
By investing in state-of-the-art, multi-product facilities designed to accommodate current and future products, we are laying a foundation for sustainable long-term growth.

“We are investing more than DKK 80 billion into expanding our API production capacity, including the construction of a new 170,000 square metre, multi-product API facility in Kalundborg, Denmark”

The ongoing expansions of our production sites across the globe exemplify our approach to scaling up. We are investing more than DKK 80 billion into expanding our API production capacity, including the construction of a new 170,000 square metre, multi-product API facility in Kalundborg, Denmark. Alongside additional expansions of sites in Denmark, France, Brazil, China and the US, these efforts will significantly enhance our ability to meet future demand across our portfolio.

Our acquisition of three new fill-finish sites at the turn of the year complements the ongoing expansion of our internal supply chain, enabling us to expand our manufacturing capacity and provide future optionality and flexibility for our existing supply network. The three former Catalent sites were acquired as part of a transaction that saw Novo Holdings – the holding and investment company responsible for managing the wealth and assets of the Novo Nordisk Foundation – acquire the US-based contract manufacturing and development organisation. Approximately 3,200 highly skilled Catalent employees became part of Novo Nordisk under the terms of the agreement, which will ensure that existing obligations towards other customers currently being served by the three sites will be honoured.

Removing bottlenecks in our existing supply chain also remains a top priority as we seek to keep pace with demand. The consolidation of our insulin portfolio will free up vital capacity and resources for production of our next-generation innovations, while our transition towards reusable devices and once-weekly rather than once-daily formulations continues.

Annual review / Strategic Aspirations / Financials

Financial performance
Sales increased by 25% measured in Danish kroner and by 26% at CER to DKK 290,403 million in 2024. Novo Nordisk's 2024 sales and operating profit performance measured at CER were within the ranges provided in November 2024. The effective tax rate, capital expenditure as well as depreciation, amortisation and impairment losses were all in line with the guidance.
The free cash flow in 2024 was realised at DKK -14.7 billion, mainly impacted by the USD 11.7 billion acquisition price related to the three Catalent manufacturing sites.

Geographic sales development
Sales in North America Operations increased by 30% in both Danish kroner and at CER.

Sales in International Operations increased by 17% measured in Danish kroner and by 19% at CER. Sales in EMEA increased by 19% in both Danish kroner and at CER. Sales in Region China increased by 11% measured in Danish kroner and by 13% at CER. Sales in Rest of World increased by 19% measured in Danish kroner and by 23% at CER.

Sales development across therapeutic areas
Sales in Diabetes care increased by 19% measured in Danish kroner and by 20% at CER. Sales of Obesity care products, Wegovy® and Saxenda®, increased by 56% measured in Danish kroner and by 57% at CER. Sales of Rare disease products increased by 9% in both Danish kroner and at CER.

In the following sections, unless otherwise noted, market data are based on moving annual total (MAT) from November 2023 and November 2024 provided by the independent data provider IQVIA.

FINANCIALS 2024 performance and 2025 outlook

Strategic Aspirations 2025

Deliver solid sales and operating
profit growth

Drive operational efficiencies across
the value chain to enable investments
in future growth assets

Deliver free cash flow to enable attractive
capital allocation to shareholders

Annual review / Strategic Aspirations / Financials

Diabetes care
Sales in Diabetes care increased by 19% measured in Danish kroner and by 20% at CER to DKK 206,618 million driven by growth of GLP-1-based products and insulins. Novo Nordisk's global diabetes value market share remains unchanged over the last 12 months at 33.7%.

The market share was driven by market share gains in North America Operations, offset by a market share decline in International Operations.

GLP-1-based therapy for type 2 diabetes
Sales of GLP-1-based products for type 2 diabetes (Rybelsus®, Ozempic® and Victoza®) increased by 21% measured in Danish kroner and by 22% at CER to DKK 149,125 million. The estimated global GLP-1 share of total diabetes prescriptions has increased to 6.7% compared with 6.0% 12 months ago. Novo Nordisk is the global market leader in the GLP-1 segment with a 55.1% value market share.

Ozempic® sales increased by 26% in both Danish kroner and at CER to DKK 120,342 million. Sales growth was driven by both North America Operations and International Operations. Sales growth has resulted in periodic supply constraints and related drug shortage notifications across geographies.

Rybelsus® sales increased by 24% measured in Danish kroner and by 26% at CER to DKK 23,301 million. Sales growth was driven by EMEA and Rest of World.

Victoza® sales decreased by 37% measured in Danish kroner and by 36% at CER to DKK 5,482 million. The decline was driven by the GLP-1 diabetes market moving towards once-weekly treatments in both North America Operations and International Operations.

Insulin sales
Sales of insulin increased by 15% measured in Danish kroner and by 17% at CER to DKK 55,373 million.

Obesity care
Sales of Obesity care products, Wegovy® and Saxenda®, increased by 56% measured in Danish kroner and by 57% at CER to DKK 65,146 million. Sales growth was driven by both North America Operations and International Operations. The volume growth of the global branded obesity market was 119%. Novo Nordisk is the global market leader with a volume market share of 70.4%.

Rare disease
Rare disease sales increased by 9% in both Danish kroner and at CER to DKK 18,639 million.

Rare endocrine disorders
Sales of Rare endocrine disorder products increased by 30% measured in Danish kroner and by 31% at CER to DKK 4,993 million. Novo Nordisk is working on gradually re-establishing supply of rare endocrine disorder products following a reduction of manufacturing output. Sogroya® has been launched in six countries, and the initial feedback from patients and physicians is encouraging.

Rare blood disorders
Sales of Rare blood disorder products increased by 3% in both Danish kroner and at CER to DKK 12,138 million mainly driven by increased haemophilia B sales.

Development in costs and operating profit
The cost of goods sold increased by 24% measured in Danish kroner and by 25% at CER to DKK 44,522 million, resulting in a gross margin of 84.7% measured in Danish kroner, compared with 84.6% 2023. The increase in gross margin mainly reflects a positive product mix driven by increased sales of GLP-1-based treatments and a positive price impact due to gross-to-net sales adjustments in the US. This is partially countered by costs related to ongoing capacity expansions.

Sales and distribution costs increased by 9% measured in Danish kroner and by 10% at CER to DKK 62,101 million. The increase in costs is driven by both North America Operations and International Operations. In North America Operations, the cost increase is mainly driven by promotional activities related to Wegovy®. In International Operations, the increase is mainly related to Obesity care market development activities and Wegovy® launch activities as well as promotional activities for GLP-1 diabetes products. The increase in sales and distribution costs is negatively impacted by adjustments to legal provisions in 2023. Sales and distribution costs amounted to 21.4% as a percentage of sales.

Research and development costs increased by 48% in both Danish kroner and at CER to DKK 48,062 million compared to 2023, mainly reflecting increased late-stage clinical trial activity, increased early research activities as well as impairment losses related to intangible assets. Research and development costs amounted to 16.6% as a percentage of sales.

Annual review / Strategic Aspirations / Financials

Administration costs increased by 9% in both Danish kroner and at CER to DKK 5,276 million.

Other operating income and expenses (net) showed a loss of DKK 2,103 million compared to an income of DKK 119 million in 2023. The loss is mainly reflecting impairments related to a partnership agreement of a company previously acquired by Novo Nordisk and transaction costs related to the Catalent transaction.

Operating profit increased by 25% measured in Danish kroner and by 26% at CER to DKK 128,339 million, reflecting the sales growth and impairments related to intangible assets. EBITDA increased by 32% measured in Danish kroner and by 33% at CER.

Financial items (net) and tax
Financial items (net) showed a net loss of DKK 1,148 million compared with a net gain of DKK 2,100 million in 2023. This primarily reflects losses on non-hedged currencies.

In line with Novo Nordisk’s treasury policy, the most significant foreign exchange risks for Novo Nordisk have been hedged, primarily through foreign exchange forward contracts. The foreign exchange result was a net loss of DKK 1,023 million compared with a net gain of DKK 1,652 million in 2023.

As per the end of December 2024, a negative market value of financial contracts of approximately DKK 5.8 billion has been deferred for recognition in 2025.

The effective tax rate was 20.6% in 2024 compared with an effective tax rate of 20.1% in 2023.

Net profit increased by 21% to DKK 100,988 million and diluted earnings per share increased by 22% to DKK 22.63. Net profit and diluted earnings per share are impacted by impairments related to intangible assets.

2025 outlook
Sales growth is expected to be 16% to 24% at CER. Given the current exchange rates versus the Danish krone, sales growth reported in DKK is expected to be 3 percentage points higher than at CER.

The guidance reflects expectations for sales growth in both North America Operations and International Operations, mainly driven by volume growth of GLP-1-based treatments for Obesity and Diabetes care. Intensifying competition and continued pricing pressure within Diabetes and Obesity care is included in the guidance.

Following higher-than-expected volume growth in recent years, including GLP-1-based products such as Ozempic® and Wegovy®, combined with the expectation of continued volume growth and capacity limitations at some manufacturing sites, the outlook also reflects expected continued periodic supply constraints and related drug shortage notifications across a number of products and geographies. Novo Nordisk is investing in internal and external capacity to increase supply both short and long-term.

Operating profit growth is expected to be 19% to 27% at CER. Given the current exchange rates versus the Danish krone, growth reported in DKK is expected to be 5 percentage points higher than at CER. The expectation for operating profit growth primarily reflects the sales growth outlook and continued investments in future and current growth drivers within Research, Development, Commercial and Manufacturing. Within R&D, investments are related to the continued expansion and progression of the early and late-stage pipeline. Commercial investments are mainly related to Obesity care market development and activities as well as investments within GLP-1 diabetes care. Within Manufacturing, investments are mainly related to ongoing scaling of capacity efforts, and a negative mid-single-digit operating profit growth impact related to the acquisition of the three Catalent manufacturing sites is also included in the guidance.

Novo Nordisk expects financial items (net) for 2025 to amount to a loss of around DKK 9 billion. This is driven by expected losses on hedged currencies, primarily the US dollar due to the increased USD/DKK rate, and increased interest expenses related to funding of the Catalent transaction, as the acquisition is mainly debt-financed.

The effective tax rate for 2025 is expected to be in the range of 21-23%. The increase compared to 2024 is mainly driven by country and therapy sales mix.

Capital expenditure is expected to be around 65 billion DKK in 2025, reflecting expansion of the global supply chain. The investments will create additional capacity across the supply chain, including manufacturing of active pharmaceutical ingredients (API), additional aseptic production and finished production processes as well as packaging capacity. In the coming years, the capital expenditure to sales ratio is still expected to be low double-digit.

Depreciation, amortisation and impairment losses are expected to be around DKK 17 billion, and include depreciations and amortisations related to the Catalent transaction.

1. Expectations for 2025.
Cash flow and capital allocation
Free cash flow in 2024 was realised at DKK -14.7 billion compared to DKK 68.3 billion in 2023. The lower free cash flow in 2024 is mainly impacted by the USD 11.7 billion acquisition price related to the three Catalent manufacturing sites. Free cash flow is also impacted by increasing capital expenditure, partially countered by net cash generated from operating activities.

Capital expenditure for property, plant and equipment was DKK 47.2 billion compared with DKK 25.8 billion in 2023, primarily reflecting investments in additional capacity for active pharmaceutical ingredient (API) production and fill-finish capacity for both current and future injectable and oral products. Capital expenditure related to intangible assets was DKK 4.1 billion in 2024 compared with DKK 13.1 billion in 2023 reflecting business development activities.

Income under the 340B Program has been partially recognised.

Annual review / Strategic Aspirations / Financials

The free cash flow is expected to be DKK 75-85 billion reflecting the sales growth, a favourable impact from rebates in the US, countered by increased investments in capital expenditure.

All of the above expectations are based on assumptions that the global or regional macroeconomic and political environment will not significantly change business conditions for Novo Nordisk during 2025, including energy and supply chain disruptions, the potential implications from major healthcare reforms and legislative changes, taxation changes, including changes in tariffs and duties, as well as outcome of legal cases including litigations related to the 340B Drug Pricing Program in the US, and that the currency exchange rates, especially the US dollar, will remain at the current level versus the Danish krone. The guidance is also based on assumptions in relation to the estimation of gross-to-net developments in the US gross sales. Finally, the guidance does not include the financial implications of any new significant business development transactions and significant impairments of intangible assets during 2025.

Novo Nordisk has hedged expected net cash flows in a number of invoicing currencies, and, all other things being equal, movements in key invoicing currencies will impact Novo Nordisk’s operating profit as outlined in note 4.4 on Financial risks.

Forward-looking statements
Novo Nordisk’s statutory Annual Report 2024, Form 20-F, any quarterly financial reports, and written information released, shown, or oral statements made, to the public in the future by or on behalf of Novo Nordisk, may contain certain forward-looking statements relating to the operating, financial and sustainability performance and results of Novo Nordisk and/or the industry in which it operates. Forward-looking statements can be identified by the fact that they do not relate to historical or current facts and include guidance. Words such as ‘believe’, ‘expect’, ‘may’, ‘will’, ‘plan’, ‘strategy’, ‘transition plan’, ‘prospect’, ‘foresee’, ‘estimate’, ‘project’, ‘anticipate’, ‘can’, ‘intend’, ‘target’ and other words and terms of similar meaning in connection with any discussion of future operating, financial or sustainability performance identify forward-looking statements. Examples of such forward-looking statements include, but are not limited to:

•Statements of targets, future guidance, (transition) plans, objectives or goals for future operations, including those related to operating, financial and sustainability matters,
Novo Nordisk’s products, product research, product development, product introductions and product approvals as well as cooperation in relation thereto;
•Statements containing projections of or targets for revenues, costs, income (or loss), earnings per share, capital expenditures, dividends, capital structure, net financials and other financial measures;
•Statements regarding future economic performance, future actions and outcome of contingencies, such as legal proceedings; and
•Statements regarding the assumptions underlying or relating to such statements.

Expectations are as reported, if not otherwise stated	Expectations 5 February 2025	These statements are based on current plans, estimates, opinions, views and projections. Although Novo Nordisk believes that the expectation reflected in such forward-looking statements are reasonable, there can be no assurance that such expectation will prove to be correct. By their very nature, forward-looking statements involve risks, uncertainties and assumptions, both general and specific, and actual results may differ materially from those contemplated, expressed or implied by any forward-looking statement.
Factors that may affect future results include, but are not limited to, global as well as local political, economic and environmental conditions, such as interest rate and currency exchange rate fluctuations or climate change, delay or failure of projects related to research and/or development, unplanned loss of patents, interruptions of supplies and production, including as a result of interruptions or delays affecting supply chains on which Novo Nordisk relies, shortages of supplies, including energy supplies, product recalls, unexpected contract breaches or terminations, government-mandated or market-driven price decreases for Novo Nordisk’s products, introduction of competing products, reliance on information technology including the risk of cybersecurity breaches, Novo Nordisk’s ability to successfully market current and new products, exposure to product liability and legal proceedings and investigations, changes in

Sales growth
at CER	16% to 24%
as reported	Around 3 percentage points higher than at CER
Operating profit growth
at CER	19% and 27%
as reported	Around 5 percentage points higher than at CER
Financial items (net)	Loss of around 9 bDKK
Effective tax rate	21% to 23%
Capital expenditure (PP&E)	Around 65 bDKK
Depreciation, amortisation and impairment losses	Around DKK 17 billion
Free cash flow (excluding impact from business development)	Between 75 and 85 bDKK

Annual review / Strategic Aspirations / Financials

governmental laws and related interpretation thereof, including on reimbursement, intellectual property protection and regulatory controls on testing, approval, manufacturing and marketing, and taxation changes, including changes in tariffs and duties, perceived or actual failure to adhere to ethical marketing practices, investments in and divestitures of domestic and foreign companies, unexpected growth in costs and expenses, strikes and other labour market disputes, failure to recruit and retain the right employees, failure to maintain a culture of compliance, epidemics, pandemics or other public health crises, effects of domestic or international crises, civil unrest, war or other conflict and factors related to the foregoing matters and other factors not specifically identified herein.

For an overview of some, but not all, of the risks that could adversely affect Novo Nordisk’s results or the accuracy of forward-looking statements in this Annual Report 2024, reference is made to the overview of risk factors in ‘Risks’ of this Annual Report 2024.

None of Novo Nordisk or its subsidiaries or any such person’s officers, or employees accept any responsibility for the future accuracy of the opinions and forward-looking statements expressed in the Annual Report 2024, Form 20-F, any quarterly financial reports, and written information released, shown, or oral statements made, to the public in the future by or on behalf of Novo Nordisk or the actual occurrence of the forecasted developments.

Unless required by law, Novo Nordisk has no duty and undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Shares and capital structure
Through open and proactive communication, Novo Nordisk aims to provide the basis for fair and efficient pricing of our shares.

Share capital and ownership
Novo Nordisk’s share capital of DKK 446.5 million is divided into A and B share capital. The A and
B shares are calculated in units of DKK 0.10, amounting to 4.5 billion shares. The A share capital, consisting of 1,075 million shares, has a nominal value of DKK 107,487,200 and the B share capital, consisting of 3,390 million shares, has a nominal value of DKK 339,012,800. Each A share carries
100 votes and each B share carries 10 votes. Novo Nordisk’s B shares are listed on Nasdaq Copenhagen and on the New York Stock Exchange (NYSE) as American Depository Receipts (ADRs).

The general meeting has authorised the Board of Directors to distribute extraordinary dividends, issue new shares in accordance with the Articles of Association and repurchase shares in accordance with authorisations granted.

Ownership structure[2]

2. Treasury shares
are included;
however, voting
rights of treasury
shares cannot be exercised.
3. Novo Holdings
A/S’s registered
address is Tuborg Havnevej 19,
DK-2900 Hellerup, Denmark.

The company’s A shares are not listed and are held by Novo Holdings A/S3, a Danish public limited liability company wholly owned by the Novo Nordisk Foundation. According to the Articles of Association of the Foundation, the A shares cannot be divested. Special rights attached to A shares include pre-emptive subscription rights in the event of an increase in the A share capital and pre-emptive purchase rights in the event of a sale of A shares, while B shares take priority for liquidation proceedings. A shares take priority for dividends below 0.5%, and B shares take priority for dividends between 0.5 and 5%. However, in practice, A and B shares receive the same amount of dividend per share.

Geographical split of shareholders[4]
(% of share capital)

Denmark
North America
UK
Other
38
28
3
31

4. Split of shareholders is denoted according to the location of legal deposit-owners.

Annual review / Strategic Aspirations / Financials

As of 31 December 2024, Novo Holdings A/S held a B share capital of nominally DKK 17,756,050. Together with the A shares, Novo Holdings A/S’s total ownership amounted to nominally DKK 125,243,250. Novo Holdings A/S ownership is reflected in the ‘Ownership structure’ chart.

There is no complete record of all shareholders; however, based on available sources of information, as of 31 December 2024 it is estimated that shares were geographically distributed as shown in the ‘Geographical split of shareholders’ chart. As of 31 December 2024, the free float of listed B shares was 94.06% (of which approximately 13.82% are listed as ADRs), excluding
Novo Holdings A/S and Novo Nordisk’s holding of shares. As of 31 December 2024, Novo
Holdings A/S and Novo Nordisk’s holding of B shares equalled 201,220,032 shares and had a nominal value of DKK 20,122,003. For details about the share capital, see note 4.3 to the Consolidated financial statements.

Capital structure
Novo Nordisk’s Board of Directors and Executive Management consider that the current capital and share structure of Novo Nordisk serve the interests of the shareholders and the company well. Novo Nordisk’s capital structure strategy offers a balance between long-term shareholder value creation and competitive shareholder return in the short term.

In 2024, Novo Nordisk issued Eurobonds totaling EUR 4.65 billion. The total outstanding Eurobonds as of the end of 2024 amounted to 6.8 billion.

Dividend policy
The company’s dividend policy applies a pharmaceutical industry benchmark to ensure a competitive payout ratio for dividend payments, may be complemented by share repurchase programmes. The final dividend for 2023 paid in March 2024 was equal to DKK 6.40 per A and B share of DKK 0.10 as well as for ADRs. The total dividend for 2023 was DKK 9.40 per A and B share of DKK 0.10, corresponding to a payout ratio of 50.2%. The 2023 pharma peer group average was 53.0%.

In August 2024, an interim dividend was paid equalling DKK 3.50 per A and B share of DKK 0.10 as well as for ADRs. For 2024, the Board of Directors will propose a final dividend of DKK 7.90 to be paid in March 2025, equivalent to a total dividend for 2024 of DKK 11.40 and a payout ratio of 50.2%. The company expects to distribute an interim dividend in August 2025. Further information regarding this interim dividend will be announced in connection with the financial report for the first six months of 2025. Dividends are paid from distributable reserves. Novo Nordisk does not pay a dividend on its holding of treasury shares.

Share repurchase programme for 2024/2025
During the twelve-month period beginning 6 February 2024, Novo Nordisk repurchased shares worth DKK 20 billion. The share repurchase programme has primarily been conducted in accordance with the safe harbour rules in the EU Market Abuse Regulation
(MAR). Novo Nordisk’s capital allocation priorities focus on internal growth investments, including supply chain expansions, dividends as well as external growth opportunities, including acquiring the three Catalent manufacturing sites. Consequently, Novo Nordisk is not expecting to initiate a share buyback programme in 2025.

Share price development
Since end of December 2023 until end of December 2024, Novo Nordisk’s share price decreased from DKK 698 to DKK 624, a decrease of 10.6%. The total market value of Novo Nordisk’s B shares, excluding treasury shares and Novo Holdings A/S shares, was DKK 1,990,516,353,626 as of 30 December 2024.

5. OMXC25 and pharmaceutical
industry
development
have been
rebased to Novo
Nordisk share
price in January
2024.

6. AstraZeneca,
Bristol-Meyers,
Eli Lilly,
GlaxoSmithKline, Lundbeck, Merck, Novartis, Pfizer,
Roche and Sanofi.

RISKS

39 Risk management

40 Key operational risks

cities for better health

Participants at the 2024 World Panna Championships in Copenhagen, Denmark. 'Panna' is an increasingly popular type of street football, and the Pannahouse organisation champions physical and mental health, cultural understanding and robust communities within urban youth culture. Photo: UP MEDIA.

Annual review / Strategic Aspirations / Risk management

Risk management

Rigorous and systematic risk management is essential. The current risk landscape is impacted by elevated geopolitical uncertainties and market dynamics in the segments in which we operate.

We apply a dual-lensed approach to risk management. This means that we aim to identify and mitigate both operational risks that pose a threat to our short- to medium-term plans, and strategic risks that could reduce our ability to realise our corporate strategy over the long term.

Addressing risks in our strategic planning
Scenario and risk-thinking exercises are part of our strategic planning. These exercises involve analysing market trends and considering the effects of socioeconomic, environmental, geopolitical and political changes that could pose risks to, or create opportunities for, our business. Annually, Executive Management and the Board of Directors review and discuss a strategic risk profile. Further, strategic risks and the conclusions from our double materiality assessment in the Sustainability statement are compared to better integrate sustainability risks in our risk outlooks and strategic direction. The main strategic risks are:

Innovation and competition
Novo Nordisk faces a concentration risk with multiple brands being dependent on the semaglutide compound as the active pharmaceutical ingredient. To remain competitive in the long term and thereby mitigate the innovation risk, we invest in internal and external pipeline opportunities as well as effectively attracting talent to continue providing patients with innovative treatments.

Production capacity and supply chain risks
Demand fluctuations, resource shortages, geopolitical instability, trade disputes and local manufacturing requirements are all factors that can pressure global supply chains. Furthermore, expanding production capacity is complex and associated with a long lead times. Therefore, planning and management of our production capacity and supply chain are key to mitigate this risk.

Access and affordability
Access to affordable care is a global issue as healthcare systems struggle to provide quality care at a sustainable cost, while the burden of chronic diseases keeps rising. Ensuring access and affordability is a risk and responsibility Novo Nordisk shares with all stakeholders involved in healthcare. We continue to scale our capacity to meet patient demand and thereby broaden access to medicines and to meet our social responsibilities.

Healthcare reform
Some governments are adopting changes to their pharmaceutical frameworks that introduce further complexity in healthcare systems and uncertainties in the regulatory environment. This may lead to additional price pressure, potentially impacting our profitability. We continuously educate healthcare providers about the value and benefits of our products as well as engage in a dialogue with policymakers and stakeholders, communicating potential consequences of healthcare reform to the innovative life science environment.

Digital disruption
New digital technologies could provide an opportunity to deliver more value to our stakeholders and help patients live a life with fewer limitations. We recognise that there is also a risk of digital disruption leading to increased competition through accelerated and enhanced drug discovery and development. To ensure we remain competitive, we continuously innovate and integrate these technologies into our processes.

Environmental impact
Novo Nordisk's current expansion efforts, including scaling of production capacity, significantly increases our current and projected greenhouse gas emissions. We are addressing this challenge through our Circular for Zero strategy. This includes an increased focus on our global emissions, also encompassing scope 3 emissions, as well as assessing, monitoring and mitigating environmental risks across the value chain.

Geopolitical uncertainty
Ongoing conflicts, geopolitical tensions and social unrest represent a volatile landscape which has led to governments introducing trade restrictions and tariffs. If escalating tensions persist, there is a risk that further tariffs may be imposed. Most notably, the new US administration considers to impose a range of trade actions on all articles imported into the US. We navigate this elevated degree of geopolitical uncertainty by monitoring geopolitical developments, actively engaging in policy making and diversifying our supply chain.

Ethics and compliance
Our commitment to ethics and compliance remains at the forefront of all our operations. Any inability to uphold our ethical standards could lead to reputational implications, with potential effects on market access and pricing negotiations. Our values, encapsulated in the Novo Nordisk Way, guide every decision we make. OneCode, our code of conduct, further empowers us to conduct our operations responsibly. These guidelines help us to maintain integrity, thereby enabling us to fulfil our purpose effectively.

Operational risk management process
In the short- to medium-term, we are exposed to risks throughout our value chain. Some risks are inherent in the pharmaceutical industry, such as delays or failures of potential late-stage medicines in the R&D pipeline. Other risks, such as geopolitical instability, supply disruptions and competition, are common amongst manufacturing companies with global production. We will not compromise on product quality, patient safety and business ethics: these are front and centre of our enterprise-wide risk management set-up. We assess risks with regard to their corresponding likelihood of financial loss or reputational damage.

Executive Management, the Board of Directors and the Audit Committee review a risk grid of our biggest operational risks every three months. This grid is based on insights from management teams across the organisation and includes all types of risks that could cause significant disruptions to the business over a three-year horizon, including potential environmental, social and governance risks. An overview of our key operational risks, along with detailed descriptions, is provided on the next page. For more information, see our Corporate Governance Report available at: www.novonordisk.com/about/corporate-governance.html.

Annual review / Strategic Aspirations / Key operational risks
Key operational risks

Risk area	Description	Impact	Mitigating actions
Research and clinical pipeline risks[1]	Findings in clinical activities, regulatory processes or misjudging of commercial potential, leading to delays or failure of products in the pipeline.	•Patients would not be provided with innovative treatment options. • Could have an adverse impact on sales, profits and market position.	•Pre-clinical and clinical activities to demonstrate safety and efficacy. • Consultations with regulators to review pre-clinical and clinical findings and obtain guidance on development path.
Product supply, quality and safety risks	Higher-than-expected demand or disruption of product supply due to, e.g. geopolitical instability or quality issues, may compromise product availability, ultimately impacting patients and representing a lost commercial opportunity. In addition, there could be risks related to safety and product liability.
•Product shortages could have potential implications for patients.
• Could jeopardise reputation and license to operate if regulatory compliance is not ensured.
• Compromised patient safety and exposure to product liability legal proceedings.
• Could diminish trust in Novo Nordisk, impacting our reputation.
• Could have an adverse impact on sales, profits and market position.

•Significantly expanding global production with multiple
facilities and safety stock to reduce supply risk.
• Planning and management of supply chain.
• Regular quality audits of internal units and suppliers to
document Good Manufacturing Practice (GMP) compliance.
• Identification and correction of root causes when issues are identified. If necessary, products are recalled.

Commercialisation risks[1]	Competitive pressures, as well as market dynamics and geopolitical, macroeconomic or healthcare crises (e.g. pandemics) leading to reduced payer ability and willingness to pay.	•Market dynamics could impact price levels and patient access. • Could have an adverse impact on sales, profits and market position.
•Innovation of novel products, clinical trial data and real-world evidence demonstrate added value of new products.
• Payer negotiations to ensure improved patient access.
• Increased and new access and affordability initiatives.

IT security risks	Disruption to IT systems, such as cyber-attacks or infrastructure failure, resulting in business disruption or breach of data confidentiality.
•Could limit our ability to produce and safeguard product quality.
• Could compromise patients’ or other individuals’ privacy.
• Could limit our ability to maintain operations or limit future business opportunities if proprietary information is lost.
• Could have an adverse impact on sales, profits and market position.

•Proactive company-wide information security awareness initiatives.
• Continuity plans for non-availability of IT systems.
• Company-wide internal audit of IT security controls.
• Detection and protection mechanisms in IT systems and
business processes.

Financial risks	Exchange rate fluctuations (mainly in USD, CNY, JPY, CAD and BRL), geopolitical risks (e.g. tariffs), disputes with tax authorities and changes to tax legislation and interpretation.
•Could lead to tax adjustments, fines and higher-than-expected tax level.
• Could have an adverse impact on sales and profits.
• Geopolitical actions could lead to an increase in corporate taxes and duties.

•Hedging for selected currencies.
• Integrated treasury management.
• Applicable taxes paid in jurisdictions where business activity generates profits and multi-year Advance Pricing Agreements with tax authorities.

Legal, patents and compliance risks[1]	Breach of legislation, industry codes or company policies. Competitors asserting patents against Novo Nordisk or challenging patents critical for protection of commercial product and pipeline candidates.
•Potential exposure to investigations, criminal and civil sanctions and other penalties.
• Could compromise our reputation and the rights and integrity of individuals involved.
• Could lead to unexpected loss of exclusivity for, or injunctions against, existing and pipeline products.
• Could have an adverse impact on sales, profits and market position.

•Code of Conduct integrated in our business.
• Compliance Hotline in place.
• Legal review of key activities and internal audit of compliance with business ethics standards.
• Internal controls to minimise vulnerability to patent
infringement and invalidity actions.

1. Risk is also captured as part of the double materiality assessment conclusions in the Sustainability statement; read more on page 52.

Annual review / Strategic Aspirations / Financials

42 Board of Directors

45 Executive Management

MANAGEMENT

Zilda Maria da Silva was terrified when diagnosed with type 2 diabetes age 19, especially given her father's early death from diabetes complications. 15 years later, Zilda started insulin treatment to prolong her life. Today, she lives in São Paulo, Brazil, and is training for a marathon at 71 years old.

41

Annual review / Management / Board of Directors

Board of Directors
Helge Lund Chair	Henrik Poulsen Vice chair	Elisabeth Dahl Christensen	Laurence Debroux	Andreas Fibig	Sylvie Grégoire

Norwegian. Born October 1962. Male. Member since 2017[1]. Term 2025.
Chair of the People and Governance Committee and the Chair Committee.

Positions and management duties
Chair of the board of directors and chair
of the people, culture and governance committee of BP p.l.c. Chair of the board of directors of Inkerman AS. Chair of the board of directors of Stiftelsen Værekraft. Member of the board of directors and member of the remuneration committee of Belron SA. Member of the board of
directors of P/F Tjaldur. Member of the board of trustees of the International
Crisis Group. Operating advisor to
Clayton Dubilier & Rice.

Competences
Global corporate leadership;
healthcare and pharma industry;
finance and accounting; business development, M&A and external innovation sourcing; human capital management; environmental, social and governance (ESG).

Danish. Born September 1967. Male. Member since 2021. Term 2025. Chair of the Remuneration Committee and member of the Audit Committee and the Chair Committee.

Positions and management duties
Chair of the supervisory board, chair
of the people & culture committee and member of the remuneration committee of Carlsberg A/S. Chair of the board of directors and chair of the nomination
& remuneration committee of Faerch
A/S. Member of the board of directors
of Novo Holdings A/S. Member of the supervisory board of Bertelsmann
SE & Co. KGaA. Senior advisor to
A.P. Møller Holding A/S.

Competences
Global corporate leadership;
finance and accounting; business development, M&A and external innovation sourcing; human capital management; environmental, social and governance (ESG).

Danish. Born November 1965. Female. Member since 2022. Term 2026.
Employee representative. Member
of the Remuneration Committee.

Positions and management duties
Full-time union representative at
Novo Nordisk A/S.

Competences
Not mapped for employee
representatives.

French. Born July 1969. Female.
Member since 2019. Term 2025. Chair
of the Audit Committee and member
of the Remuneration Committee.

Positions and management duties
Member of the board of directors, chair
of the audit committee and member of
the ESG committee of Exor N.V. Member
of the supervisory board and chair of the audit committee of Randstad N.V. Member of the board of directors of Institut Mérieux, HEC Paris Business School and Kite Insights Limited (the Climate School).

Competences
Global corporate leadership;
healthcare and pharma industry;
finance and accounting; business development, M&A and external innovation sourcing; human capital management; environmental, social and governance (ESG).

German. Born February 1962. Male. Member since 2018. Term 2025.
Member of the Research & Development Committee.

Positions and management duties
Member of the board of directors of Indigo Agriculture Inc., Evodiabio ApS and ExlService Holdings, Inc. Honorary director of the German American Chamber of Commerce.

Competences
Global corporate leadership; healthcare and pharma industry; technology, data and digital; finance and accounting; business development, M&A and external innovation sourcing; human capital management; environmental, social and governance (ESG).

Canadian and American. Born
November 1961. Female. Member
since 2015. Term 2025. Member of
the Audit Committee, the Research
& Development Committee and the
People and Governance Committee.

Positions and management duties
Co-founder and member of the board of directors of CervoMed, Inc. Chair of the board of directors of Abivax SA. Member of the board of directors of
F2G Ltd. Advisor to the Soffinova Telethon Fund.

Competences
Global corporate leadership; healthcare and pharma industry; medicine and science; finance and accounting; business development, M&A and external innovation sourcing; human capital management.

1. Helge Lund was also a member of the Board of Directors for one one-year term from 2014-2015.

Annual review / Management / Board of Directors

Board of Directors (continued)
Liselotte Hyveled	Mette Bøjer Jensen	Kasim Kutay	Christina Law	Martin Mackay	Thomas Rantzau

Danish. Born January 1966. Female. Member since 2022[2]. Term 2026. Employee representative. Member of the Research & Development Committee.

Positions and management duties
Chief patient officer and principal vice president of Patient Voice Strategy & Alliances, Novo Nordisk A/S. Member
of the board of directors of TriSalus
Life Sciences.

Competences
Not mapped for employee
representatives.

Danish. Born December 1975. Female. Member since 2018. Term 2026. Employee representative. Member of the Audit Committee.

Positions and management duties
Wash & Sterilisation specialist in
Product Supply, Novo Nordisk A/S.

Competences
Not mapped for employee
representatives.

British. Born May 1965. Male. Member since 2017. Term 2025. Member of the People and Governance Committee and the Research & Development Committee.

Positions and management duties
CEO of Novo Holdings A/S. Member
of the board of directors and member
of the nomination and remuneration committee of Novonesis A/S.

Competences
Global corporate leadership; healthcare and pharma industry; finance and accounting; business development,
M&A and external innovation sourcing; human capital management.

Chinese. Born January 1967. Female. Member since 2022. Term 2025. Member of the Audit Committee.

Positions and management duties
Group CEO of Raintree Group of Companies. Member of the board of directors of Raintree Group Limited, Raintree Investment Pte Ltd. and Air Liquide S.A. Member of the board of directors of La Fondation des Champions. Member of the board of directors and chair of the development committee of National Gallery Singapore.

Competences
Global corporate leadership; technology, data and digital; business development, M&A and external innovation sourcing; human capital management.

American and British. Born April 1956. Male. Member since 2018. Term 2025. Chair of the Research & Development Committee and member of the Remuneration Committee.

Positions and management duties
Co-founder and non-executive chair of the board of directors of Rallybio LLC. Member of the board of directors and member of the science and technology committee and the responsible animal use committee of Charles River Laboratories International, Inc. Member of the board of directors and member of the compensation committee and research and development committee of SpringWorks Therapeutics, Inc. Scientific advisor at Pivotal BioVenture Partners. Member of the external advisory board of Boston Children’s Hospital.

Competences
Global corporate leadership; healthcare and pharma industry; medicine and science; technology, data and digital; business development, M&A and external innovation sourcing; human capital management.

Danish. Born March 1972. Male.
Member since 2018. Term 2026. Employee representative. Member of the People and Governance Committee.

Positions and management duties
Lead auditor, Internal Audits,
Novo Nordisk A/S.

Competences
Not mapped for employee
representatives.

2. Liselotte Hyveled was also an employee-elected member of the Board of Directors for one four-year term from 2014-2018.

Annual review / Management / Board of Directors

Independence and meeting attendance overview
Meeting attendance in 2024[3]
Name	Independence[4]	Board of Directors	Chair Committee	Audit Committee[10]	People and Governance Committee	Remuneration Committee	R&D Committee
Helge Lund	Independent	9/9	8/8		3/3
Henrik Poulsen	Not independent[5,6,7,8]	9/9	8/8	5/5		6/6
Elisabeth Dahl Christensen	Not independent[9]	9/9				5/6
Laurence Debroux	Independent[6,7,8]	9/9		5/5		6/6
Andreas Fibig	Independent	8/9					5/6
Sylvie Grégoire	Independent[6]	9/9		5/5	3/3		6/6
Liselotte Hyveled	Not independent[9]	8/9					6/6
Mette Bøjer Jensen	Not independent[6,9]	9/9		5/5
Kasim Kutay	Not independent[5]	8/9[11]			3/3		5/6
Christina Law	Independent[6]	9/9		5/5
Martin Mackay	Independent	9/9				6/6	6/6
Thomas Rantzau	Not independent[9]	9/9			3/3
3. Number of meetings attended by each Board member out of the total number of meetings within the member’s term. 4. In accordance with recommendation 3.2.1 of the Danish Corporate Governance Recommendations. 5. Member of the board of directors or executive management of Novo Holdings A/S. 6. Pursuant to the US Securities Exchange Act, Laurence Debroux, Sylvie Grégoire and Christina Law qualify as independent Audit Committee members, while Mette Bøjer Jensen and Henrik Poulsen rely on an exemption from the independence requirements. 7. Laurence Debroux and Henrik Poulsen possess the qualifications within accounting and auditing required under part 8 of the Danish Act on Approved Auditors and Audit Firms. 8. Designated as financial experts as defined by the US Securities and Exchange Commission (SEC). 9. Elected by employees of Novo Nordisk. 10. Collectively, the members have relevant industry expertise. 11. Kasim Kutay was recused from an extraordinary meeting of the Board of Directors due to a conflict of interest.

Annual review / Management / Executive Management

Executive Management

Lars Fruergaard Jørgensen[1]	Maziar Mike Doustdar	Ludovic Helfgott	Karsten Munk Knudsen[1]	Martin Holst Lange

President and Chief Executive Officer (CEO).
Born November 1966. Male.

Other positions and management duties
President of the European Federation of Pharmaceutical Industries and Associations
(EFPIA). Member of the board of directors at Danmarks Nationalbank (the Danish central bank).

Executive Vice President. International
Operations. Born August 1970. Male.

Other positions and management duties
Member of the board of directors and the personnel and remuneration committee of
Orion Corporation.
Executive Vice President. Rare Disease. Born July 1974. Male. Other positions and management duties President of the Novo Nordisk Haemophilia Foundation Council.
Executive Vice President. Chief Financial
Officer (CFO). Born December 1971. Male.

Other positions and management duties
Member of the board of directors and chair of
the audit committee of Hempel A/S. Member of
the board of directors, chair of the audit & ESG committee of 3Shape Holding A/S.
Executive Vice President. Development. Born October 1970. Male. Other positions and management duties Member of the board of directors of Pharmacosmos A/S.
David Moore	Tania Sabroe	Marcus Schindler	Camilla Sylvest	Henrik Wulff
Executive Vice President. US Operations & Business Development. Born January 1974. Male. Other positions and management duties Member of the board of directors of Novasenta Inc.	Executive Vice President. Global People & Organisation. Born July 1977. Female. Other positions and management duties No other management positions.
Executive Vice President. Research & Early Development and Chief Scientific Officer (CSO).
Born September 1966. Male.

Other positions and management duties
Adjunct Professor of Pharmacology at
the University of Gothenburg.
			Executive Vice President. Commercial Strategy & Corporate Affairs. Born November 1972. Female. Other positions and management duties Member of the board of directors of Danish Crown A/S and Argenx SE.	Executive Vice President. Product Supply, Quality & IT. Born November 1970. Male. Other positions and management duties Member of the board of directors of Grundfos Holding A/S.
1. Lars Fruergaard Jørgensen and Karsten Munk Knudsen are registered as executives with the Danish Business Authority. The other members of Executive Management are not registered as executives with the Danish Business Authority.

SUSTAINABILITY STATEMENT

47 General information
54 Environment
71 Social
90 Governance
95 Appendix

Aida Diop lives with type 2 diabetes. Together with her close friend Buosso, Aida committed to helping other people living with diabetes. Before Buosso passed away, Aida promised her friend that she would continue educating and motivating others by sharing their experiences. To this day, Aida remains a community leader in Senegal, empowering others living with diabetes.

46

Sustainability statement / General information / 1.1 ESG performance
1. General information

1.1 ESG performance

Novo Nordisk strives to conduct its activities in a financially, environmentally, and socially responsible way. The year 2024 marks an important milestone for Novo Nordisk’s sustainability reporting. This is our first Sustainability statement prepared in accordance with the EU Corporate Sustainability Reporting Directive (CSRD). Through our disclosures, we endeavour to ensure transparency across all sustainability matters deemed material to Novo Nordisk, including the ways in which we impact people and society as a pharmaceutical company, both positively and negatively.

The Sustainability statement covers our essential sustainability topics, aligned with our strategic aspirations as highlighted in the Annual review, which are the sustainability topics found to be material from both an impact and financial perspective. The statement also covers other important sustainability topics, deemed material due to our commitment to being transparent regarding our impacts. The Sustainability statement includes information on relevant processes, policies, actions, performance metrics and targets in accordance with the requirements of the European Sustainability Reporting Standards (ESRS) for each sustainability topic.

In this first CSRD implementation year, we have focused on ensuring a concise Sustainability statement, in line with our financial reporting. In addition, we have strived to translate the sector-agnostic CSRD requirements into relevant information to Novo Nordisk. In particular, we have ensured that the standard for consumers and end-users reflects our reality of serving patients. We remain committed to continuing to improve the standardisation and transparency of sustainability information, while also doing our part to ensure our sustainability reporting is relevant and clear to all stakeholders. In parallel to implementing the new reporting requirements, we have accelerated on our strategic ambitions to further progress on sustainability in 2024.

To help serve people living with serious chronic diseases, we reached a total number of 45.2 million people with Diabetes and Obesity care treatment in 2024
(41.6 million in 2023). The growth in demand has resulted in further investments to expand capacity to be able to serve many more patients in the future.

"To help serve people living with serious chronic diseases, we reached a total number of 45.2 million people with Diabetes and Obesity care treatment in 2024."

We acknowledge that, as we continue to reach more patients, our social responsibility to improve access and affordability for vulnerable populations also grows. The number of vulnerable patients reached with our Diabetes products was 8.4 million, a decrease of 5% compared to 2023 due to reduced reach with human insulin tender sales. We remain committed to our broader access and affordability efforts to help address global health inequities while adhering to high quality standards. In regards to our target on reaching more children through our Changing Diabetes® programme, we have reached 64,743 children since its start in 2009, which is in line with our target of reaching 100,000 children by 2030.

Our prevention initiatives continue to be core to our social responsibility, and we broadened their scope with the relaunch of Cities for Better Health and our new Childhood Obesity Prevention Initiative, focusing on childhood overweight and obesity in underprivileged urban communities.

In 2024, we strengthened our Circular for Zero ambition by setting a target, aligned with climate science, of a 33% reduction of our absolute scope 3 emissions by 20331 compared to a 2024 baseline. In addition, we have a scope 1 and 2 emissions target of zero CO2e by 2030 and overall net zero emissions by 2045. Due to our rapid growth, in 2024 scope 1 and 2 emissions increased by 9%

Strategic aspiration	ESG metric	Unit	Target	Base year	Target year
Being respected for adding value to society	Children reached via Changing Diabetes® in Children	Number	100,000	2009	2030
Progress towards zero environmental impact	Scope 1 and 2 (market-based) GHG emissions	1,000 tonnes CO2e	0	–	2030
	Scope 3 GHG emissions	%	(33%)	2024	2033
	Total GHG emissions (net zero)	1,000 tonnes CO2e	0	–	2045
	Plastic footprint per patient	%	(30%)	2024	2033
Being respected as a sustainable employer	Gender in senior leadership positions	% men:women	min. 45%	–	2025
1. The target covers nearly 70% of our scope 3 emissions in accordance with SBTi provisions.
Read more on page 57.
and scope 3 emissions by 24%, underlining the importance of our updated decarbonisation roadmap to decouple emissions from future growth.

In 2024, we also set a global target to reduce our plastic footprint per patient by 30% by 2033. This will be achieved through circular product design, innovating treatment methods and efforts to convert to reusable devices. Furthermore, we developed a new nature roadmap with the overarching ambition of halting the loss of nature in our value chain by
2033 and becoming nature positive by 2045.

To remain respected as a sustainable employer, we maintain a focus on diversity and inclusion and continue to work towards a balanced gender representation across all managerial levels globally. In 2024, we reached 42% female representation in senior leadership positions, and we are aiming for a minimum of 45% women and 45% men in senior leadership positions by the end of 2025.

To improve safety, physical and mental wellbeing of our workforce, we monitor short-term targets to reduce the number of accidents, as well as number of employees experiencing physical pain and symptoms of stress. In 2024, our year-on-year reduction targets were not met, due to different factors including the scaling of our organisation. A number of actions have been initiated in 2024 as we remain committed to protecting the health, safety and wellbeing of our workforce.

The table below shows selected targets related to our strategic priorities, with key performance metrics disclosed on the following page. A complete list of all metrics is placed under relevant topical chapters.

Sustainability statement / General information / 1.1 ESG performance
Key ESG performance metrics for the year ended 31 December

As a result of our double materiality assessment (see section 1.5 'Double materiality assessment' on page 52), we identified four essential sustainability topics with both financial and impact materiality which are closely aligned with our strategic sustainability aspirations described in the Annual review: patient protection and quality of life, climate change, resource use and circular economy, and own workforce. Other important sustainability topics have been identified, which are only impact material. Listed below are selected performance metrics for both essential and important sustainability topics.

Essential sustainability topics	Unit	Table	2024	2023	2022	Important sustainability topics	Unit	Table	2024	2023	2022
Patient protection and quality of life						Business conduct
Patients reached with Diabetes and Obesity care products	Number in millions	3.1.1	45.2	41.6	36.9	Substantiated cases reported within accounting issues, fraud	Number	4.1.4	242	221	227
Vulnerable patients reached with Diabetes care products[2]	Number in millions	3.1.1	8.4	8.8	-	and business ethics matters via the Compliance Hotline[6]
Children reached through the Changing Diabetes® in Children programme (cumulative)	Number	3.1.2	64,743	52,249	41,033	Animals purchased for research	Number	4.1..8	49,284	56,508	79,750
						Water
Product recalls	Number	3.1.4	3	2	3	Total water consumption	1,000 m3	2.4.1	630	-	-
Failed inspections	Number	3.1.4	0	0	0	Pollution
Climate change						Total amount of substances of very high concern that leave facilities	Tonnes	2.3.1	1	-	-
Scope 1 GHG emissions	1,000 tonnes CO2e	2.1.1	85	78	76	Total amount of substances of concern that leave facilities	Tonnes	2.3.1	10	-	-
Scope 2 GHG emissions (market-based)	1,000 tonnes CO2e	2.1.1	16	15	16

Performance of ESG ratings and rankings

Novo Nordisk aims to adhere to relevant reporting standards and guidelines. Our performance and management of sustainability practices continue to be recognised by various global ESG rating agencies, and we support engagement on an ongoing basis.

Novo Nordisk welcomes the global call for ESG data standardisation to address the variance in rating methodologies, as well as the new EU regulation on ESG rating activities, fostering increased transparency of rating methodology and outcomes. Listed below are some of our latest recognitions from ESG rating agencies received in 2024.[7]

CDP	Morningstar Sustainalytics	MSCI ESG ratings	Corporate Knights Global 100	Access to Medicine Index
Released 6 Feb 2025[8] From A to D on Climate and Water	**23.2** Risk rating from 0 to >40	**AAA** On a scale of AAA-CCC	**62** Among the 100 most sustainable companies	**12** Out of 20 largest pharma companies

7. Disclaimer statements to the use of logos can be found at: www.novonordisk.com/investors/esg.html.
8. The general release of the 2024 CDP scores to all companies is planned for 6 February 2025. Novo Nordisk's 2024 CDP scores will be available at: www.novonordisk.com/investors/esg.html.

Scope 3 GHG emissions[3]	1,000 tonnes CO2e	2.1.1	2,160	1,743	-
Resource use and circular economy
Plastic footprint (absolute)	Tonnes	2.2.2	15,654	-	-
Plastic footprint per patient	kg/patient	2.2.2	0.35	-	-
Own workforce
Employees (headcount)[4]	Number	3.2.3	74,156	64,319	55,185
Gender in senior leadership positions	% men:women	3.2.7	58:42	59:41	61:39
Rate of recordable work-related accidents for own workforce[5]	Accidents per million hours worked	3.2.6	1.2	1.3	1.3
Employees reporting symptoms of stress	%	3.2.6	13.8	13.8	13.8
Employees reporting symptoms of work-related physical pain	%	3.2.6	6.8	7.1	7.8
2. 2023 figure has been restated. For more information, please see section 3.1 'Patient protection and quality of life' on page 75.
3. 2023 figure has been restated. For more information, please see section 2.1 'Climate change' on page 58.
4. Total headcount of 77,349 cf. note 2.4 in the Consolidated financial statements. The variance of 3,193 employees is due to Catalent employees not being included.
5. 2023 and 2022 figures have been restated. For more information, please see section 3.2 'Own workforce' on page 84.
6. 2023 and 2022 figures have been restated. For more information, please see section 4.1 'Business conduct' on page 92.

Sustainability statement / General information / 1.2 Basis for preparation of the Sustainability statement
1.2 Basis for preparation of the
Sustainability statement

General reporting standards and principles
Our Sustainability statement has been prepared in accordance with the ESRS as required by the Danish Financial Statement Act. Information derived from other EU legislations is listed in section 5, table 1.

Certain disclosures have been prepared taking other sustainability reporting standards and guidelines into account, such as the Greenhouse Gas (GHG) Protocol, Science Based Targets initiative (SBTi), Science Based Targets
Network (SBTN), Taskforce on Climate-related Financial Disclosures (TCFD), the Global Reporting Initiative Standards and the Danish Financial Statements Act’s sections 99d and 107d (see pages 16 and 85-87). The International Sustainability Standards Board (ISSB) recently issued IFRS S1 and IFRS S2, making them effective, but voluntary, for annual reporting beginning on or after 1 January 2024. While we are not required to follow these standards and have not adopted the rules, we took them into account during the preparation of the Sustainability statement.

The time horizons considered for the preparation of the Sustainability statement are in line with those advised by the CSRD, and specifically up to one year as short-term, from one to five years as medium-term and more than five years for long-term.

We have not opted to omit information corresponding to intellectual property, know-how, results of innovation, impending developments or matters in the course of negotiation, but in this first year of preparation of the Sustainability statement we opted to use the phase-in provisions listed in ESRS 1 Appendix C applicable to Novo Nordisk. Similarly, all voluntary disclosures that we consider required for a fair representation have been included. Table 2 in section 5 includes an index of all the ESRS requirements we comply with.

Scope of consolidation
The organisational boundaries applied to Novo Nordisk’s consolidated Environmental, Social, and Governance (ESG) reporting align with those of the Consolidated financial statements. For disclosures on GHG emissions and pollution, we considered operational control when determining the consolidation scope. For policies, actions and targets related to 'Own workforce', NNE is excluded, as the subsidiary has its own processes in place.

On 18 December 2024, Novo Nordisk acquired three fill-finish sites located in the US, Belgium and Italy from Novo Holdings, upon completion of its acquisition of Catalent Inc., a global contract development and manufacturing organisation.
The impact of the acquisition has been deemed immaterial for sustainability reporting and is not included in our Sustainability statement, including the additional headcount, explaining the difference with Annual review and Consolidated financial statements.

The Sustainability statement addresses the material impacts, risks and opportunities (IROs) of both our own operations and our upstream and downstream value chain. For a visualisation of our value chain, please refer to page 9. The extent to which our policies, actions and targets include our value chain depends on our double materiality assessment. We have applied transitional provisions relating to some value chain information; please refer to the topical sections for additional information.

Sources of estimation and outcome uncertainty
The use of estimates for performance metrics, including when upstream and downstream value chain data is included, is described in the individual accounting policies. Overall, metrics related to our own operations have a higher amount of primary data, while value chain metrics are often estimated and therefore have a higher level of measurement uncertainty. All assumptions and potential uncertainties are documented in the accounting policies. Forward-looking information, such as targets, are uncertain in nature and we refer to the section 'Forward-looking statements' on page 35 for further details.

Changes in preparation, presentation or due to specific circumstances
Restatements of historical data due to reporting errors in previous periods, and/or changes to accounting policies, are only performed if the materiality threshold defined in our restatement guidelines is exceeded. Management provides the specific disclosures required by CSRD unless the information is not applicable or is considered immaterial to the decision-making of the primary users of the Sustainability statement. Restatements are primarily due to improvements in calculation methodology or new scientific evidence as we continuously work to improve the accuracy of our sustainability reporting. In 2024, the organisational scope of some metrics was expanded to include all entities, but this has not resulted in any restatements.

In 2024, the following metrics have been restated due to improved calculation methodology: the comparative figures for total scope 3 GHG emissions and its categories 1 (Purchased goods and services), 2 (Capital goods), 4 (Upstream transportation and distribution) and 6 (Business travel), vulnerable patients reached with Diabetes care products, rate of recordable work-related accidents for own workforce, and number of substantiated cases reported within accounting issues, fraud and business ethics matters via the Compliance Hotline. For more information, see sections 2.1 'Climate change', 3.1 'Patient protection and quality of life', 3.2 'Own workforce' and 4.1 'Business conduct'.

Comparative figures
Comparative figures are provided for metrics that have been disclosed in one or more prior periods, where their definition and scope were aligned with the ESRS requirements or required only minor adjustments. In accordance with the ESRS transitional provision, no comparative figures are disclosed for new metrics introduced in 2024.

Incorporation by reference
An overview of all incorporation by references used within the Sustainability statement is listed in section 5, table 3.

Statement on sustainability due diligence
Novo Nordisk performs due diligence activities relating to people and the environment. The table below outlines the specific processes and their location in the Sustainability statement.

Core elements of environmental and social due diligence		Pages
a)	Embedding due diligence in governance, strategy and business model	50-55, 60, 64, 65, 67, 68, 71, 80, 88, 90
b)	Engaging with affected stakeholders in all key steps of the due diligence	50-52, 60, 66, 68, 72, 80, 86, 88, 90, 91, 94, 95
c)	Identifying and assessing adverse impacts	52-55, 60, 64, 65, 67, 71, 80, 88, 90
d)	Taking actions to address those adverse impacts	55, 56, 60-61, 64, 66, 68, 72-74, 76-79, 81-82, 84, 86, 89, 90-92, 94
e)	Tracking effectiveness of these efforts and communicating	55-59, 62-68, 74, 75, 82-87, 91-93

Sustainability statement / General information / 1.3 Sustainability governance
1.3 Sustainability governance

The role of the Board of Directors and Executive Management
Sustainability matters are addressed in relevant governance bodies across the organisation to ensure integration into Novo Nordisk's strategy and core business.

Our sustainability governance is anchored with the Board of Directors, which has the overall responsibility of providing oversight and advice on sustainability matters, including the strategic direction and ambition level as set by Executive Management. In addition, the Audit Committee assists the Board with oversight of financial and sustainability reporting while the Remuneration Committee and the People and Governance Committee assist the Board in ensuring integration of sustainability into our executive remuneration and board competency assessment, respectively. The oversight and relevant reporting lines are outlined in the visualisation on the right, including approval of our sustainability reporting of material impacts, risks and opportunities, target performance and variable remuneration components. The mandates outlined are addressed in relevant governance documents pertaining to each of the governance bodies.

Strategy and targets are set by Executive Management, who is responsible for material sustainability matters in the day-to-day management of Novo Nordisk. In March 2024, the Board of Directors and Executive Management attended an educational session on sustainability trends and key topics, which included a discussion of the double materiality assessment and a deep-dive on nature and biodiversity, to increase their expertise with regards to specific impacts, risks and opportunities.

Operational decisions are delegated to management level, with the Sustainable Business Execution Steering Group – comprising senior representatives from across the business – providing guidance on implementation of our environmental, social and governance-related disclosure initiatives. In addition to the dedicated sustainability steering groups, sustainability is also integrated into existing governance structures, such as our product governance, where we aim to integrate social and environmental considerations across product lifecycles.

Board of Directors
Oversees strategic direction and advises on ambition level.
Audit Committee
Oversees financial and sustainability reporting.
Remuneration Committee
Determines executive remuneration structure, including based on sustainability targets.
People and Governance Committee
Assesses the competencies of the Board of Directors, including within ESG.
Executive Management
Decides on strategic direction, ambition level, targets, roadmaps and central funding, as well as financial and ESG reporting.
Sustainability Advisory Council
Provides non-binding recommendations on our Strategic Aspirations regarding purpose and sustainability. Composed of external experts.
Sustainable Business Execution Steering Group
Takes operational decisions to implement Executive Management's decisions regarding core sustainable business priorities.
Environmental steering groups
Drive environmental initiatives, related to product circularity and decarbonisation.
Social steering groups
Drive social initiatives, related to global health equity, business ethics and others.
ESG Reporting Steering Group
Provides guidance on ESG reporting, including implementation of new regulatory requirements.

Sustainability statement / General information / 1.4 Interests and views of stakeholders
We actively seek external input through our Sustainability Advisory Council, an independent body offering perspectives that challenge us to improve our sustainability efforts continuously. See more about the council and its members at: www.novonordisk.com/sustainable-business/esg-portal.html.

Reward structures at Novo Nordisk are designed to support our strategy and motivate our executives to deliver sustainable growth and successful outcomes in relation to our strategic aspirations. Both the short- and long-term incentive programmes include sustainability-related metrics, such as our target on GHG emissions, aligning with Novo Nordisk's sustainability-related objectives.

For further details on sustainability governance and remuneration of the
Board of Directors and Executive Management, we refer to the incorporation by reference table 3 in section 5, on page 96.

Risk management and internal controls over sustainability reporting
At Novo Nordisk, risks and controls over sustainability reporting are assessed annually. We assess risks associated with incomplete or inconsistent sustainability reporting, including risks related to the accuracy of data and manual errors when consolidating data from different systems. We use a centralised, online repository to document our financial and sustainability-related risks and controls and focus on the highest risks. With regards to the double materiality assessment, we performed controls on the process for identifying material impacts, risks and opportunities and underlying documentation.

Novo Nordisk’s lines of business and responsible data owners assess the risks associated with sustainability data and implement appropriate controls.
A headquarter function maintains an overall risk assessment of sustainability reporting and determines the level of internal controls required for each process, depending on the materiality of the risks. Group Internal Audit conducts independent audits to assess the design and operating effectiveness of the risk and control processes.
Executive Management is responsible for the overall internal control framework. The Disclosure Committee – a management committee established by Executive Management – reviews changes to sustainability reporting in the Company Announcement on a quarterly basis. The Audit Committee oversees financial and sustainability reporting and is informed about actions and progress on essential sustainability metrics and targets on a quarterly basis.

1.4 Interests and views of stakeholders

Novo Nordisk strives to understand and reflect the interests and views of patients (gathered via engagement with patient organisations), employees, and other key stakeholders across the value chain, through our standard due diligence processes, as we deliver on our sustainability priorities and our double materiality assessment. We ensure that the interests and views are taken into account in the strategic direction of Novo Nordisk by informing Executive

Stakeholder group	Purpose and engagement channels	Examples of how outcomes are taken into account
Patient organisations, healthcare professionals and healthcare organisations
We ensure a patient-centred business approach to improve prevention, detection, treatment and access to quality care for people living with serious chronic diseases, through research collaboration and trials, conferences, and scientific and medical communications.

•Development of new treatments and product improvements. •Efforts to strengthen the resilience of healthcare systems, for example through prevention efforts.
Employees
We strive to improve health, safety and wellbeing of our employees. Talent attraction and retention, driving innovation and providing employees with equitable opportunities to realise their potential, are essential to our strategy. We enable this via our annual employee survey, Evolve, individual career development and training, workers’ councils, ongoing social dialogue, and investing in onboarding of new employees.

•Novo Nordisk Way facilitations to live up to our cultural commitments.
•Fostering a culture of safety with attention to increase employee health and total wellbeing.
•Improving employee benefits, for example parental leave.

Suppliers and third-party representatives
Our Responsible Sourcing Programme, human rights due diligence and established contracting and engagement processes drive our supplier and third-party engagement. We leverage this when purchasing goods and services to manufacture or distribute pharmaceutical products and partnering with third-party representatives, for example on filling or assembling final products or performing clinical trials.

•Renewable electricity commitments in our supply chain. •Informed supplier and third-party representative selection.
Public officials and regulators
To advocate for improvement of public health and meet current and future regulatory requirements we organise and sponsor events, engage with industry associations, drive bilateral dialogues with local, national and international agencies and authorities.
•Enable new innovation. •Improve existing healthcare to the benefit of patients.
Partners and peers
We seek perspectives from partners and peers to advance on many of our commitments, especially when it comes to our access and prevention efforts. Example of such collaborations include our Sustainability Advisory Council, Cities for Better Health, and other industry partnerships.

•Advance our environmental commitments, for example through Sustainable Marine Fuels (SMF) and lower carbon plastics.
•Prevent childhood overweight and obesity through UNICEF partnership and the Childhood Obesity Prevention Initiative with partners such as city governments and academic institutions.
•Provide input to sustainability strategies and targets.

Investors
We strive to provide timely, accurate and transparent information to our investors through engagements such as Capital Markets Day, the annual general meeting, ESG raters and rankers, and recurring engagement in response to investor queries.

•Strengthened sustainability performance, reporting and communication efforts.
Management and the Board of Directors on an ongoing basis as per our sustainability governance.

We continuously measure the extent to which we live up to societies’ expectations through our company reputation score. Novo Nordisk has maintained its 'Excellent' reputation in 2024, achieving a global reputation score of 81.6 (on a 100-scale) across 20 tracked markets and five stakeholder groups, in line with the performance of 2023.

Sustainability statement / General information / 1.5 Double materiality assessment
1.5 Double materiality assessment

Processes to identify and assess material impacts, risks and opportunities
In 2024, we completed a double materiality assessment in accordance with the requirements of ESRS 1 to determine material sustainability topics for the entire Novo Nordisk Group. The assessment considered both the impacts of our business on society and the environment (impact materiality) and how sustainability topics affect the Group in the form of business risks and opportunities (financial materiality). In addition, we considered the implementation guidance provided by EFRAG1 (EFRAG IG 1), including how to set qualitative and quantitative thresholds, and previous materiality analyses. Results will be reviewed annually.

The double materiality assessment was initiated combining the list of sub-sub-topics as per ESRS 1 with additional entity-specific sustainability matters, in consideration of Novo Nordisk’s industry, using screening tools and existing voluntary standards. Furthermore, an outside-in perspective was considered, by consulting our stakeholders and actors in the value chain. All identified topics have followed a four-phase process: 1) input from internal subject matter experts; 2) engagement with external stakeholders; 3) calibration by internal leaders including discussion by senior management; and 4) Audit Committee review and approval.

Subject matter experts in our workforce provided initial input by scoring relevant topics related to their areas of expertise, through a survey covering the full scope of the Novo Nordisk Group. The scores were accompanied by qualitative rationales that included considerations of specific geographies, processes, due diligence findings and actors across the value chain to identify material IROs.

By using an average scoring approach, impacts were assessed based on their scale, scope, irremediability (in the case of negative impacts) and likelihood;
and risks and opportunities on their magnitude, likelihood and type of financial effect. Likelihood was assessed only for potential IROs.

The methodology to determine impact materiality was largely aligned with EFRAG's implementation guideline, assessing scale, scope and irremediability against qualitative criteria. For scale, we assessed the size of the impact to the environment and people; for scope its reach or geographical span and, where

1. European Financial Reporting Advisory Group, a private association providing technical advice to the European Commission on both financial and sustainability reporting standards.

applicable, irremediability scores considered how difficult it would be to remedy our negative impacts.

The methodology to determine financial materiality was largely aligned with Novo Nordisk’s enterprise risk management framework, including the quantitative and qualitative scales and the different types of the financial effects: classified as monetary, reputational, ethical or quality-related. The main differences to the enterprise risk management framework include longer time horizons and the risks being assessed before mitigating actions in accordance with ESRS 1. We will continue to assess how sustainability is considered in our overall risk profile, to strengthen our integrated risk management process.

External stakeholder groups were involved through surveys of: a selection of international patient organisations (serving as proxy for our patients’ interests across different therapy areas), a selection of our top 20 investors by ownership size; and a selection of Tier 1 suppliers across different sourcing categories. Affected communities were not directly consulted. Other consultations are specified in relevant sections of the Sustainability statement. Additionally, we used a data analysis tool to reflect the perspectives of wider society, using sources such as peers’ public reports, regulatory guidance and news.

The preliminary results were aggregated, discussed and calibrated at workshops with sustainability leaders from various functions in the Group and by senior management. This was to include a top-down perspective, prevent subjective bias and ensure consistency across the sustainability topics.

IRO conclusions were determined against our pre-defined thresholds. For impact materiality, all sustainability topics classified as critical, significant and important and considered current or likely/very likely to occur, were deemed material (see double materiality assessment illustration on the next page). For risks and opportunities, a sustainability topic was considered financially material with scores categorised as critical and significant if either current or likely/very likely to occur. The thresholds for impact materiality were set lower than those for financial materiality, reflecting our commitment to transparency of our impacts on and contributions to society and the planet. The results of the double materiality assessment and material IROs were reviewed and approved by the Audit Committee.

We have mapped the material IROs to the applicable ESRS data points and further assessed their materiality, to determine whether they were relevant for our business model and/or for the decision-making needs of the users of the Sustainability statement. This analysis determined the material sustainability information disclosed in this Sustainability statement.

Interaction with strategy and business model
The results of our double materiality assessment reflect Novo Nordisk's sustainability strategy and business model. Our positive, social impacts associated with providing access to life-saving medicines without compromising safety or quality, help to improve quality of life and healthcare systems for people around the world. For an overview of our products, see section 'Innovation and therapeutic focus' on pages 17-25. To remain a relevant and attractive workplace, we depend on people's wellbeing, within and outside our operations, to contribute to continued innovation to society. The results also underscore our negative environmental impact when manufacturing medicine, including associated carbon emissions and plastic footprint. Coupled with our dependence on nature-based resources, our environmental strategy strives to limit any such negative impacts. We acknowledge the impacts of our business conduct, and of upholding the highest ethical standards in order to continue to be respected for our societal contributions..

To assess the resilience of Novo Nordisk's strategy and business model, sustainability is included in our annual strategy review. Executive Management and the Board of Directors meet annually to discuss strategic risks and opportunities within and beyond the next five years to ensure that we continue to meet society’s needs. Discussions include sustainability impacts such as how we reach more vulnerable patients while striving to minimise environmental impacts.

Resilience discussions are based on input and recommendations from across the organisation with a focus on the topics that are most likely to impact our long-term strategy and forward-looking trend analyses, resulting in adjustments to the strategy if necessary. Sustainability is therefore integrated in relevant functional strategies and sustainability strategies are discussed on an ongoing basis with Executive Management. Descriptions of topic-specific resilience analysis are included where relevant in the topical sections. For more on our strategy that relates to sustainability matters, see section 'Purpose and sustainability' on pages 12-16.

Sustainability statement / General information / 1.5 Double materiality assessment
Outcomes of the double materiality assessment
The illustration to the right provides an overview of the material IROs associated with each material sustainability topic and where the IROs are in our business model across time horizons.

Climate change, resource use and circular economy, patient protection and quality of life, and own workforce are all essential sustainability topics to Novo Nordisk, reflecting our focus of managing the associated impacts, risks and opportunities through our strategic priorities. Furthermore, water, pollution, biodiversity, workers in the value chain and business conduct are all important sustainability topics where Novo Nordisk has impacts, but is not materially affected by related risks or opportunities. A detailed description of the material IROs is given in the topical sections of this Sustainability statement.

We focus on setting strategic targets for our essential topics as these are considered our top sustainability priorities. For other important sustainability topics we measure progress against relevant metrics or project KPIs as specified for relevant actions in each topical section.

High
Essential topics
S4
E1
S1
E5
Non-material topics
E3
E4
Important topics
E2
S2
G1
Low
High
Financial materiality
Impact materiality

Non-material topics

- Pollution of air (E2)
- Pollution of water (E2)
- Pollution of soil (E2)
- Pollution of living organisms and food resources (E2)
- Microplastics (E2)
- Water discharge in oceans (E3)
- Extraction of marine resources (E3)
- Invasive alien species (E4)
- Desertification (E4)
- Soil sealing (E4)
- Other (E4)
- Employment with disabilities (S1 and S2)
- Adequate housing (S1 and S2)
- Diversity (S2)
- Gender equality (S2)
- Water and sanitation (S2)
- Work-life balance (S2)
- Affected communities (S3)

2. Entity-specific topics.

Sustainability statement / Environment / 2.1 Climate change
2. Environment

2.1 Climate change

As a global company with sourcing, manufacturing, and distribution to reach patients across the world, Novo Nordisk has impacts on climate change and the environment. We address these impacts through the execution of our Circular for Zero strategy, including decarbonising our own operations and working with our suppliers to reduce GHG emissions across our value chain.

Material impacts, risks and opportunities (IROs)

Identified IRO	Category	Value chain
CO2e emissions across our operations and value chain contribute to climate change		•Upstream •Own operations •Downstream
Potential reputational risks associated with rising CO2e emissions		•Upstream •Own operations •Downstream
The majority (96%) of Novo Nordisk’s GHG emissions originate in our upstream and downstream value chain, from sourcing and services to distributing our products (scope 3). GHG emissions from our own operations (scopes 1 and 2) have a relatively lower impact (4%). Our emissions have a negative impact on global warming, while material transition risks of our climate change mitigation efforts include potential reputational risks associated with an increase in GHG emissions.

Identified IRO	Category	Value chain
Potential weather-related hazards impacting safety at our sites and in our value chain		•Upstream •Own operations •Downstream
Weather-related hazards could potentially have negative impacts on the protection of employees or workers in the value chain, as well as on patients' health and wellbeing if access to treatments is disrupted. The worst impacts from climate-related weather hazards will likely materialise in the medium- and

Positive impact Negative impact Opportunity Risk

long-term and are currently not considered financially material to Novo Nordisk. However, we continuously assess physical climate risks and the extent to which they could impact our operations and value chain, as described in this section.

Based on our climate adaptation efforts and decarbonisation initiatives throughout our value chain, we assess that our strategy is resilient in relation to climate change. This assessment was made based on the processes described below, including a high-level climate scenario analysis conducted in 2024.

Processes to identify impacts, risks and opportunities
To identify our climate impacts, we track our GHG emissions by monitoring our direct emissions and energy consumption across sites, as well as emissions in our upstream and downstream value chain through supplier data, activity data and financial data. We screen our activities to assess actual and potential climate impacts in line with our corporate strategy and decarbonisation roadmap.

Climate-related risks are identified and assessed as part of Novo Nordisk’s risk management process and systems (see section ‘Risk management’ on page 39 with regards to the main strategic risk 'environmental impact'). Short- and medium-term climate risks are assessed across business areas, while long-term risks are assessed as part of our company-wide strategic risk identification process. When identifying material climate risks, the same time horizons have been applied as for the double materiality assessment, with climate-related risks expected to materialise in the long-term (beyond 5 years). We use natural hazard screening for all relevant physical hazards at our production sites and in our supply chain, excluding warehouses, on an annual basis and as part of our sourcing due diligence process. Transition risks are assessed qualitatively in accordance with the double materiality assessment methodology.

In 2024, we conducted a forward-looking, high-level assessment of physical and transition climate-related risk, considering a 4°C and a 1.5°C scenario to capture how ‘business as usual’ and rapid decarbonisation pathways would each impact our business. For physical risks, the analysis was performed under high emission Representative Concentration Pathway (RCP) 8.5 and a low emissions RCP 2.6. pathway across 2030- and 2050-time horizons, focusing on selected raw materials and on acute and chronic hazards. This was done using an external meteorological database, as well as asset information and geospatial coordinates for production sites. Transition risks were modelled using an Integrated Assessment Model (IAM) scenario analysis tool to account for sector- and region-specific macroeconomic shifts and considering energy supply, raw material pricing, labour cost, and revenue changes. No aspects of our business were identified as incompatible with a transition to a climate-neutral economy.

Sustainability statement / Environment / 2.1 Climate change
Mitigation, adaptation and energy

Policies

Policy	Environmental policy
Purpose	Guides action across material environmental topics
Scope	All of Novo Nordisk's global activities
Most senior level accountable	Executive Management
Availability	Externally available: Our environmental policy
Applicability across Sustainability statement	•Climate change, page 54 •Resource use and circular economy, page 60 •Pollution, page 64 •Water, page 65 •Biodiversity and ecosystems, page 67

Novo Nordisk’s environmental policy states our commitment to ensuring treatment for people living with serious chronic diseases with the lowest possible impact on the environment, by reducing our GHG emissions in line with the Science Based Targets initiative (SBTi). As such, the policy sets out a key objective of mitigating our climate impact through energy efficiency measures, deployment of renewable energy, and other decarbonisation levers as detailed further in this section. The policy also states our commitment to protecting the business through evaluating climate-related risks and taking measures to adapt to climate change.

Implementation of the environmental policy is ensured by management teams across the business and by on-site environmental partners at all production facilities globally, who safeguard compliance and continuous improvements. Our production facilities are ISO 14001 certified for environmental management to ensure continuous improvements and mitigate, control and prevent negative environmental impacts.

Actions and transition plan for climate change mitigation
To mitigate our impacts on climate change, Novo Nordisk is committed to reaching net zero emissions across scope 1, scope 2 (market-based) and scope 3 GHG emissions by 2045 in alignment with the Corporate Net-Zero Standard from the SBTi. In addition, we have targets of zero scope 1 and scope 2 (market-based) CO2e emissions by 2030, and a new target of 33% absolute reduction of scope
3 CO2e emissions by 2033 compared to our base-year of 20241. The targets have been approved by our Board of Directors and Executive Management. Our new scope 3 target is not 1.5℃ aligned, but is consistent with SBTi’s well-below 2.0℃ pathway. We will start executing the transition plan in 2025 to achieve our scope 3 target by 2033. However, many of our scope 3 decarbonisation levers will not materialise until at least 2030. With the projected growth and the delayed effect of our decarbonisation levers, we anticipate an overall growth in GHG emissions until 2030 compared to the baseline.

We have made progress in reducing our environmental impact since the launch of our Circular for Zero strategy in 2019, including converting to renewable electricity in our own operations and among suppliers, and curbing the climate impact from transportation. In 2024, we updated our scope 3 decarbonisation roadmap, expanding the scope of our target from operations and transportation to cover our operations and value chain globally. The roadmap is aligned with Novo Nordisk's overall business strategy, taking into account our projected growth. Our growth increases the challenges of decarbonising and thus underscores the importance of decoupling our ability to serve more patients from our climate impact, to lower GHG emissions. The expected reductions2, including anticipated growth in emissions, are currently estimated at 2,200 thousand tonnes of CO2e across scope 3 by 2033. This includes initiatives already identified, estimated at 1,500 thousand tonnes CO2e, and therefore a gap towards our target of an estimated 700 thousand tonnes of CO2. We will address these remaining emissions as we progress with implementing the roadmap and assess the scalability and effectiveness of identified initiatives, while investigating additional levers such as potential new technological advancements. Furthermore, we estimate 131 thousand tonnes of CO2e of expected reductions across scope 1 and 2 by 2030. The expected GHG emission reduction pathway is illustrated on page 57.

1. The target covers nearly 70% of our scope 3 emissions in accordance with SBTi provisions.
Read more on page 57.
2. Expected reductions is defined as the overall quantitative contribution to achieve the GHG emission reduction targets from all decarbonisation levers, including expected growth projections.
Emission reduction efforts in our own operations (scope 1 and 2) are focused on switching to renewable energy sources and increased energy efficiency. Within our upstream and downstream value chain (scope 3), which generates 96% of our total GHG emissions, key levers include converting to lower carbon materials, requiring that our tier 1 suppliers convert to renewable energy, and lowering the emissions from our distribution, as detailed in the table on the next page. Beyond 2033, Novo Nordisk expects to use carbon removals to neutralise residual CO2e emissions of up to 10% of the baseline emissions towards our net zero 2045 target, in line with SBTi requirements and guidance from the Intergovernmental Panel on Climate Change (IPCC). We are exploring opportunities for removing and storing GHG involving both nature- and technology-based solutions. Our potential locked-in GHG emissions are limited but relevant in relation to our partially fossil-fuel-powered production sites, which we are working to convert to electric and renewable energy.

We strive to expand our production capacity in a sustainable way, and in
2024 we aligned a proportion of the buildings in two of our capacity expansion projects to the EU Taxonomy, resulting in 6% aligned CapEx in 2024 (3% including Catalent), thus contributing to climate change mitigation3. See section 2.6 'EU Taxonomy' on page 69 for more information on our approach and ambitions to align future capacity expansion projects where feasible.

We continuously invest in integrating our Circular for Zero priorities across our business as part of how we operate, from working with suppliers and designing our manufacturing processes to reducing the end-of-life impact of our products. Further, we will commit additional resources to accelerate the implementation of our updated environmental roadmaps developed in 2024 across climate, plastic and nature. In addition, extended value is created through grants to health, sustainability and the life science ecosystem, via our unique ownership structure, by the Novo Nordisk Foundation, our majority shareholder through Novo Holdings A/S. We also expect to update our incentive programmes, described in our Remuneration report as referenced in Table 3 on page 96, to reflect our new decarbonisation roadmap.

3. Novo Nordisk is not excluded from the EU Paris-aligned Benchmarks.

Sustainability statement / Environment / 2.1 Climate change

Key action to address climate change	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Energy efficiency and optimisation (scope 1 and 2)
Sites and processes are optimised through our energy savings programme, rethinking the design of our site infrastructure to ensure a resource-efficient energy supply, for example through the construction of a district cooling ring at site Kalundborg, Denmark, to be completed in 2026. Energy efficiency and optimisation across sites is an ongoing action until at least 2030.
		Own operations globally	Yes
•Progressed with the construction of district cooling ring at site Kalundborg, Denmark, with expected energy savings of over 20,000 MWh/year after completion in 2026.
•In 2024, energy savings initiatives across sites resulted in total energy reduction of
13,740 MWh.

Switching to renewable electricity (scope 2)	Reach 100% renewable electricity for Novo Nordisk’s own production sites and affiliates, continuously striving for best practice solutions. Action is ongoing until at least 2030.	Own operations globally	Yes
•Maintained 100% of Novo Nordisk’s electricity consumption procured from renewable energy sources at all production sites.
•Continued the transition towards renewable electricity at our affiliates, reaching 99% coverage.

Reducing emissions from heat and steam (scope 1 and 2)
To reach zero CO2e emissions from production, we are converting steam and heat in our production processes towards renewable energy sources by electrifying processes and covering natural gas consumption by biogas certificates. Action is ongoing until at least 2030.
		Own operations globally	Yes
•Progressed plans to electrify heat and steam production where possible and to cover the natural gas consumption of sites in the US with biogas (renewable natural gas) certificates.
•Energy consumption from renewable resources accounted for 54% of total energy consumption (excluding steam and heat derived from biomass).

Remaining scope 1 and 2 emissions reductions
Main reductions from remaining scope 1 and 2 GHG emissions will come from lowering emissions from refrigerants, back-up systems and transitioning fossil-based vehicles in own operations to battery electric or plug-in hybrid vehicles. Action is ongoing until at least 2030.
		Own operations globally	Yes	•Continued the transition away from fossil-based vehicles with market-specific guidance based on local infrastructure conditions.
Reducing emissions from high impact sourcing categories (scope 3, category 1 and 2)
Reducing emissions from high impact sourcing categories through three focus areas:
1) converting to lower carbon raw materials and feedstocks for our device and drug manufacturing, as well as lower carbon construction materials; 2) process optimisations to lower material use; 3) renewable energy for tier 1 suppliers. Action to be implemented from 2025-2033.
		Supply chain globally	Yes
•To date, more than 1,800 suppliers have committed to transitioning to renewable power.
•In 2024, initiatives were identified together with suppliers and relevant business units across Novo Nordisk, which are expected to account for the majority of scope 3 emission reductions.
•Effectiveness is assessed on a quarterly basis through tracking estimated GHG emissions.

Reducing emissions from product distribution (scope 3, category 4 and 9)
Lower distribution emissions by air, sea, and road: 1) by air, converting additional upstream air freight to sea freight, while securing Sustainable Aviation Fuel (SAF) via long-term off-take agreements; 2) by sea, securing Sustainable Marine Fuel (SMF) in upstream distribution; 3) by road, through low-carbon road freight solutions upstream and downstream. Action to be completed by 2033.
		Upstream and downstream distribution globally	Yes	•Initiatives identified together with suppliers and relevant business units across Novo Nordisk. •Effectiveness is assessed on a quarterly basis through tracking estimated GHG emissions.
Climate adaptation
To address physical climate risks faced by some of our sites in the medium and long term, all medium- and high-risk sites are covered by mitigation plans, including procedures in cases of a temporary production shutdown and safety rooms for employees, as well as leak detection, drainage, and protection against storm surge. The natural hazard exposure of our 400 most critical suppliers is reviewed as part of our comprehensive supply chain risk assessment.
		Own production sites and suppliers	No
•Conducted an updated assessment based on new tools and data, including several new suppliers and acquisition sites, in addition to own sites.
•Effectiveness of actions are tracked through an annual NatCat report, distributed to own sites to ensure cross-site learning and best practice.

Sustainability statement / Environment / 2.1 Climate change
Performance
GHG emissions targets
We set GHG emission reduction targets across scope 1 and 2 (market-based)
and scope 3. The base year is 2024, which is considered representative of
Novo Nordisk's business activities. Our scope 3 target covers nearly 70% of our scope 3 emissions, in accordance with the SBTi’s provision of postponing up to one third of base year GHG emissions associated with the highest estimation uncertainty and lowest abatement potential. Hence, categories 3, 5, 7, 12, and a part of category 1 and 2 are not included in the scope of the 2033 target5.
The target is derived using a sectoral decarbonisation pathway and has been submitted for validation by SBTi. Our 2045 net zero target covers all emissions across scope 1, 2 and 3.

5. Categories 1 - Purchased goods and services, 2 - Capital goods, 3 - Fuel- and energy-related activities, 5 - Waste generated in operations, 7 - Employee commuting, 12 End-of-life treatment of sold products.

In setting the scope 3 target, we estimated projected emissions based on the most ambitious growth forecasts aligned with expected production volumes and expansion projects between 2024 and 2033. To identify and assess the feasibility of decarbonisation levers, we engaged with selected suppliers and with business units across Novo Nordisk. Achieving our targets depends in part on the availability of lower carbon technologies and materials that meet our quality standards as part of the general transition to a lower carbon economy. We will monitor the effectiveness of our targets starting in 2025.

Progress on GHG emissions
In 2024, during the process of developing a new scope 3 target, we have updated our methodology to provide a more reliable data foundation for our target baseline. The current methodology has been reviewed and adjusted across the most material scope 3 categories as follows:

•Purchased goods and services (category 1) updates include a combination of transferring contract manufacturing categories from spend- to activity-based accounting, adjustment of emission factors and volume conversions.
•Capital goods (category 2) updates include adjusting existing spend-based factors, using supplier-specific information when available, and developing new spend-based factors from bills of material.
•Emission factors of Upstream transportation and distribution (category 4), and Business travel (category 6) have been updated.

The review indicated that categories 1 and 2 were previously overstated due to the inherent uncertainty of spend-based emission factors. We have therefore restated scope 3 GHG emissions for 2023. Our efforts to enhance the accuracy of our scope 3 inventory will continue with a further focus on the less material categories. The inherent uncertainties in scope 3 calculation methodologies, together with ongoing scientific advancements, mean that the risk of future restatements will continue to be present for this metric. In 2024, approximately 12% of scope 3 emissions were calculated using primary data.

In 2024, Novo Nordisk’s gross scope 1 and 2 (market-based) emissions grew by 9% and 7% respectively due to the increase in natural gas consumption in our US production and at our newly acquired site in Ireland, Athlone; and the increased consumption of fossil-based steam in China. Scope 3 emissions increased by 24% due to substantial investments in production capacity and increase in supply chain activities to serve more patients. Combined categories
1 (Purchased goods and services) and 2 (Capital goods) account for almost 80%
of total scope 3 emissions. These categories are part of our efforts to increase supply to reach more patients and responsible for the majority of the increase in scope 3 emissions in 2024. Our efforts to decarbonise categories 4 (Upstream distribution) and 6 (Business travel) have been challenged by the growth of the company. The procurement of sustainable aviation fuel (SAF) and sustainable marine fuels (SMF) have helped to curb the growth.

In 2024, we disclosed for the first time our biogenic emissions, which amounted to 110,000 tonnes CO2e. Biogenic emissions, sometimes referred to as out-of-scope emissions, originate primarily from the procurement of biogas and bio-based steam, and the combustion of bio-based fuels (wood).

Sustainability statement / Environment / 2.1 Climate change

2.1.1 Scope 1, 2 and 3 GHG emissions[6]	Unit	2024	2023	2022	% change
Scope 1 GHG emissions	1,000 tCO2e	85	78	76	9%
Percentage of scope 1 GHG emissions from regulated emission trading schemes	%	0.3	–	–	–
Biogenic emissions (Out-of-scope emissions) scope 1	1,000 tCO2	37	–	–	–
Scope 2 GHG emissions – location-based	1,000 tCO2e	174	–	–	–
Scope 2 GHG emissions – market-based	1,000 tCO2e	16	15	16	7%
Biogenic emissions (Out-of-scope emissions) scope 2	1,000 tCO2	73	–	–	–
Scope 1 and 2 (market-based) GHG emissions	1,000 tCO2e	101	93	92	9%
Scope 3 GHG emissions	1,000 tCO2e	2,160	1,743	–	24%
• Category 1: Purchased goods and services[7]	1,000 tCO2e	1,215	1,018	–	19%
• Category 2: Capital goods[7]	1,000 tCO2e	465	303	–	53%
• Category 3: Fuel- and energy-related activities	1,000 tCO2e	74	56	–	32%
• Category 4: Upstream transportation and distribution[7]	1,000 tCO2e	101	108	–	(6%)
• Category 5: Waste generated in operations	1,000 tCO2e	6	6	–	0%
• Category 6: Business travel[7]	1,000 tCO2e	188	154	–	22%
• Category 7: Employee commuting	1,000 tCO2e	52	43	–	21%
• Category 9: Downstream transportation and distribution	1,000 tCO2e	57	52	–	10%
• Category 12: End-of-life treatment of sold products	1,000 tCO2e	2	3	–	(33%)
Percentage of scope 3 GHG emissions calculated using primary data	%	12.3	–	–	-
Total GHG emissions – location-based	1,000 tCO2e	2,419	–	–	-
GHG emission intensity, location-based (total GHG emissions per net revenue8)	tCO2e/mDKK	8.3	–	–	-
Total GHG emissions – market-based	1,000 tCO2e	2,261	1,836	–	23%
GHG emission intensity, market-based (total GHG emissions per net revenue8)	tCO2e/mDKK	7.8	–	–	-
6. Operational control = financial control approach. 7. 2023 figures have been restated for categories 1, 2, 4 and 6 from 2,067; 1,315; 113 and 83 thousand tonnes CO2e, respectively, as disclosed in the Annual Report 2023. 8. Please see note 2.1 'Net sales and rebates' on page 107 in the Consolidated financial statements.

2.1.2 Scope 1, 2 and 3 GHG emissions targets	Unit	2024[9]	2030	2033	2045	Average annual reduction	Target type	Target
Scope 1 and 2 (market-based) GHG emissions	1,000 tCO2e	101	0	0	0	17%	Absolute	(100%)
Scope 3 GHG emissions[10]	1,000 tCO2e	1,493	–	1,000	0[11]	4%	Absolute	(33%)
9. Base year. 10. The target covers nearly 70% of our scope 3 emissions in accordance with SBTi provisions. Read more on page 57. 11. Novo Nordisk estimates residual emissions after the decarbonisation levers to be 150 thousand tonnes CO2e.

Progress on energy consumption
In 2024, energy consumption from own operations increased by 33%.
More than half of this increase is due to the inclusion of car fuel in the metric, that was previously not included. The remaining increase is due to higher consumption of steam, electricity and natural gas. In line with our major decarbonisation levers, we continued working with energy-saving and optimisation projects during 2024, as detailed in the table of key actions on page 56.

Total energy consumption from contractual renewable sources – primarily renewable electricity and biogas – accounted for 54% of total energy consumption. The remaining 46% of energy consumption originated from fossil and other sources, of which fossil sources accounted for approximately 474 thousand MWh and non-contractual biomass for further 173 thousand MWh. We adopt a conservative approach when differentiating between renewable and non-renewable sources for electricity, steam, and heat. Only energy specified as renewable in the supplier's contractual agreement is classified as renewable energy. Due to this conservative approach, steam and heat derived from biomass are not included under renewable sources.

In 2024, almost all of Novo Nordisk’s electricity consumption was procured from renewable electricity. Since 2020, Novo Nordisk has transitioned to sourcing renewable electricity for all production sites with a range of solutions, primarily Power Purchase Agreements (PPA), Renewable Electricity Certificates (REC), and Guarantees of Origin (GO). All our production sites now source renewable electricity, as do the majority of our offices and laboratories.

2.1.3 Energy consumption and mix	Unit	2024	2023	2022
Total energy consumption related to own operations[12]	MWh	1,400,228	1,051,111	1,021,389
Percentage of fossil sources in total energy consumption	%	46%	–	–
Percentage of renewable sources in total energy consumption	%	54%	–	–
Energy intensity (total energy consumption per net revenue13)	MWh/mDKK	4.82	–	–
12. Equals to total energy consumption from activities in high climate impact sectors. 13. Please see note 2.1 'Net sales and rebates' on page 107 in the Consolidated financial statements.

Sustainability statement / Environment / 2.1 Climate change

ACCOUNTING POLICIES
Scope 1 GHG emissions
The reporting of scope 1 and 2 CO2e emissions follows the ESRS and GHG Protocol Guidance. Includes CO2e emissions from fuels, as well as fugitive emissions of purchased refrigerants. Production sites report all leaks of more than 1 kg refrigerant from cooling systems with a filling of more than 1 kg. Emission factors for the respective energy types are the most recent available from third parties, such as the US Environmental Protection Agency and the UK Government GHG Conversion Factors for Company Reporting. GHG removals, carbon credits and avoided emissions are not included. N2O and CH4 emissions from the consumption of biofuels are included in scope 1 and 2, while bio-based CO₂ emission are assumed to be zero and are not included but disclosed separately under biogenic emissions. Biogenic emissions refer to out of scope emissions of CO2 from the combustion of biomass- based primary fuels (scope 1) and biomass-derived electricity, steam and district heating (scope 2). Biogenic emissions from our fermentation process are not included due to high calculation uncertainty but we will investigate potential estimation methodology going forward.

Percentage of scope 1 GHG emissions from regulated emission trading schemes
The share of emissions controlled and managed within the framework of the
EU ETS scheme of the total scope 1. Other national and non-EU ETS are not assessed applicable to Novo Nordisk.

Scope 2 emissions
Indirect GHG emissions from electricity, heat and steam, purchased and consumed by Novo Nordisk. Location-based emissions are based on national grid average emission factors for defined locations. Market-based scope 2 emissions refer to indirect GHG emissions associated with purchased electricity, heat and steam through procurement of contractual instruments such as Energy Attribute Certificates, Power Purchase Agreements and Guarantees of Origin from sources such as wind, hydro, solar and biomass. For sites without such contractual agreements and for other scope 2 energy types in the absence of supplier specific emission factors and / or residual mix emission factors, the national average emission factor has been applied.

Scope 3 emissions
Indirect GHG emissions that originate from our value chain. Novo Nordisk has identified nine categories of scope 3 emissions out of the fifteen defined by the GHG Protocol as significant. The remaining six categories are not reported on separately, as they are either not applicable to Novo Nordisk or have been included in the other emission categories. Accounting policies are detailed only for the two most material categories of scope 3 – category 1 and 2. Our calculation methods for remaining categories 3, 4, 5, 6, 7, 9 and 12 are in line with the GHG Protocol and include the supplier-specific method, distance-based approach, average-activity method, average spend-based method and other hybrid method. In general, major sources of emission factors include DEFRA, EXIOBASE, GaBi and other industry databases and standards.

Category 1: Purchased goods and services
Emissions related to all spend from external suppliers, except for investment spend and travel categories, which are included in other scope 3 categories. Purchased goods and services mainly comprise raw materials for products, marketing, packaging materials and consumables for laboratory and IT office equipment. Direct spend is converted into CO2e emissions using the average data method. Material weights are matched with CO2e factors depending on data availability. A spend-based factor is applied for direct spend data where no weight can be obtained. Indirect spend is converted into CO2e using a spend-based method.
Category 2: Capital goods
Emissions related to all indirect investment spend from external suppliers, mainly production utilities and equipment. Indirect spend is converted into
CO2e emissions via the average spend-based method.

Percentage of GHG scope 3 calculated using primary data
Scope 3 emissions where primary data from suppliers or other value chain partners have been utilised in the calculation. This includes all of category 3, parts of category 4 emissions from inter-site distribution and the distribution of finished products (provided directly by an external supplier managing the transportation and distribution processes), business flights (part of category
6) and two materials of category 1.

Total energy consumption from fossil sources under Novo Nordisk control
Primary energy consumption from coal, crude oil, petroleum products, and natural gas, as well as consumption of externally purchased secondary non-renewable energy such as electricity, heat, steam and cooling; and non-contractual biomass energy. Energy consumption is based on meter readings and/or invoices. In line with the ESRS requirements, we have enlarged the scope of the total energy consumption metric to include all entities under operational control, including fuel consumption in leased vehicles.

Total energy consumption from renewable sources
Wood, biogas and externally purchased electricity from renewable sources, such as wind, solar, hydropower, biomass or biogas, as defined in the contractual agreements. Due to the conservative accounting approach requirement, steam and heat derived from biomass are not included under renewable sources. Consumption is based on meter readings and/or invoices and complemented with data on renewable energy certificates for each site. The previously reported metric ‘Share of renewable power for production sites’ was adjusted in scope to fully reflect the ESRS requirement.

Energy intensity/GHG intensity
Total energy consumption/total GHG emissions per net revenue. For energy intensity this corresponds to energy intensity from activities in high climate impact sectors. It is assumed that all activities of the Novo Nordisk Group are in a high climate impact sector (NACE code C21). Net revenue refers to total net sales generated by Novo Nordisk.

Sustainability statement / Environment / 2.2 Resource use and circular economy
2.2 Resource use and circular economy

At the core of our Circular for Zero strategy is our commitment to decoupling resource use and waste from our ability to serve patients. The urgency of innovation in this regard is heightened by the stringent regulatory standards for the pharmaceutical industry, for example restriction of the use of recycled materials in our medicines and devices. Similarly, while many materials in our products are theoretically recyclable individually, the lack of established recycling infrastructure for pharmaceutical products makes this difficult to be achieved in practice. We also recognise the challenges related to the inflow of materials and resources into our construction projects within the upstream value chain.

Material impacts, risks and opportunities (IROs)

Identified IRO	Category	Value chain
Resource use and waste associated with manufacturing and products		•Upstream •Own operations •Downstream
Potential reputational risks related to resource consumption		•Upstream •Own operations •Downstream
When manufacturing our products, we use materials and rely on natural resources, while also generating waste through our production processes or during our products’ end-of-life cycle; all of which contribute to negative environmental impacts. Plastic components and plastic raw materials are among our top purchasing categories by weight, together with biological materials such as agricultural commodities and packaging materials, as well as various technical materials used in our manufacturing processes. The impact of sourcing these raw materials has increased in recent years due to our high growth rate, a trend we are working to address by decoupling environmental impact from growth as part of our Circular for Zero strategy. As our devices are core to our business, reputational risks related to our resource consumption are also considered material.

Positive impact Negative impact Opportunity Risk

Processes to identify impacts, risks and opportunities
To assess impacts, risks and opportunities related to our resource inflows and outflows, including waste, we consulted suppliers, investors and patient organisations. We continuously assess impacts and risks through environmental assessments, annually at each production site, and as part of all product development processes. The primary business areas in Novo Nordisk associated with resource use and circular economy are production, supply and sourcing units; however, our efforts to achieve our Circular for Zero ambitions affect all of Novo Nordisk and are core to our operations across the business.

Resource inflow, resource outflow and waste

Policies
Circularity is the foundation of Novo Nordisk’s Circular for Zero strategy and is anchored in our environmental policy, which states our commitment to designing out waste and pollution and keeping materials in loops, thus addressing our material impacts and risks related to resource use and circular economy. Our environmental policy states our commitment to promoting low impact products and processes, when possible, for example by finding ways to use waste from one process as a resource in another process, including in our downstream value chain through our ReMedTM programme.

We also strive to source reused, recycled, and renewable biological materials, while always considering patient safety and the stringent regulatory requirements applicable to the pharmaceutical sector.

As stated in our environmental policy, Novo Nordisk works systematically with third-party-validated life cycle assessments to better understand and reduce the environmental impact of our products. We prioritise the avoidance and reduction of waste over waste treatment where possible. As such, our environmental policy and associated actions related to products and production processes address all levels of the waste hierarchy, from prevention and reuse to recycling, energy recovery and disposal. For information on our reuse of chemicals and treatment of chemical waste and water, see sections
2.3 'Pollution' and 2.4 'Water' on pages 64 and 65, respectively.

Actions
Novo Nordisk continuously takes action to reduce resource use, increase circularity, and minimise waste across product design and development, manufacturing, and product end-of-life. To further strengthen these efforts, in 2024 we set new targets for reducing our plastic footprint per patient in addition to our target addressing landfill waste, as detailed further under Performance in this section. The key actions to reach these targets and our wider Circular for Zero objectives are listed in the table on the next page.

Sustainability statement / Environment / 2.2 Resource use and circular economy

Key action to address resource use and circular economy	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Lower-carbon plastics
Industrial partnership to buy e-methanol to produce a lower-carbon alternative to one of
Novo Nordisk's top two plastic types. Production is expected to start in 2025 and continue on an ongoing basis, pending completion of plant construction.
		Global, injection devices	No	•Partnership launched in 2024. •Tracking to be established in connection with receipt of first batch of materials.
ReMedTM: recycling of used pens
Take-back scheme to recycle injection pens launched in 2020 in Denmark, and subsequently in six other markets. These seven markets represent approximately 20% of injection pens currently supplied in the market. An industry-wide scheme was launched in Denmark in 2023 with three other pharmaceutical companies as part of our ongoing efforts to address the lack of recycling infrastructures in our industry. Collected pens are recycled by an external recycling partner.
		Denmark, Brazil, France, Italy, UK, Japan, Germany	No
•ReMedTM initiatives launched in Italy, Japan and Germany.
•Return rate of 32% achieved for all injection devices in Danish industry scheme. Recycling rate for returned pens increased from 50% in early 2024 to 70% by end of 2024.
•Effectiveness is tracked through monitoring return rates across markets in scope. We work continuously on making patients, society and partners aware of the scheme to drive up return rates and increase recycled volumes.

Converting to reusable devices
Converting from single and multi-use devices to reusable devices, to lower the lifetime environmental impact per product, including developing a cost-efficient reusable pen with a competitive environmental profile across our injection pen portfolio as part of our recurring efforts to increase circularity and reduce our plastic footprint per patient.
		Global	Yes
•Plastic footprint of 0.35 kg/patient in 2024.
•Development of new reusable device, planned for launch in 2026.
•Future plans include delivering the majority of daily insulins in reusable devices.
•Strengthened implementation of circular design framework through organisational anchoring and tools.
•Awiqli® entered the market for the first time.

Circular design guidelines
Guidelines tailored to our devices and packaging and applied to every design process, which consider 1) design for expected lifetime; 2) design for sustainable materials; 3) no unnecessary waste in production; and 4) recyclability after use. This is a recurring action.
Global
Innovating treatment methods
Optimising our material use through Awiqli®, the world’s first once-weekly basal insulin, as part of our efforts to reduce our plastic footprint towards 2033. Going from daily to weekly injection reduces the plastic footprint of the treatment by approximately two thirds (compared to once-daily treatment).
Canada, Germany, and China
Making production processes more circular
Circular production processes, including internal reuse of ethanol at our two largest API production sites, as a recurring action. At site Kalundborg, Denmark, most remaining ethanol waste together with yeast slurry is turned into energy and fertiliser for local farmers as part of the Kalundborg Symbiosis.
		API production in Denmark and US	No
•Resource use is monitored at site level to track our levels of circularity and resource efficiency across production processes, thus enabling the ongoing identification of improvement areas. For example, the reuse of ethanol reduces use of new ethanol by almost 90%.

Eliminating landfill waste	Divert waste from landfill to either incineration, other recovery operations or recycling by 2030 to avoid harmful environmental impacts from landfill waste.	Production sites globally	Yes	•Waste to landfill reduced at site Clayton, US, most of it via waste-to-energy, leading to a significant reduction of landfill waste.

Sustainability statement / Environment / 2.2 Resource use and circular economy
Performance
Targets on plastic footprint per patient and zero landfill
To track the effectiveness of our actions, we have set a global target to reduce our plastic footprint per patient from Diabetes and Obesity products by 30%
by 2033, compared to our baseline of 0.35 kg/patient in 2024. This target addresses both resource inflows and outflows, including the minimisation of primary raw materials, thus preventing plastic waste via efforts to convert to reusable devices, circular product design, and innovating treatment methods. The scope of the target includes plastic in devices and primary packaging for Diabetes and Obesity products, and internal experts across areas were involved in setting it.

To address our waste impact, we also have a global target of zero landfill from production sites by 2030, thus seeking to redirect waste to incineration or recycling. In 2024, the total volume of production waste directed to landfill was 94 tonnes, hereby we achieved a 92% reduction compared to our baseline (2019).

Progress on resource inflows
In 2024, the overall total weight of products and technical and biological materials used for the manufacture of our medicines amounted to 226 thousand tonnes, with approximately two thirds being technical materials and one third biological components. We do not currently procure certified sustainably sourced biological materials, leading us to report their share as 0%. In 2024, the total weight of reused or recycled materials was 3 tonnes, primarily from the sourcing of gowning, and recycled pallet shippers and shipper boxes.

In addition to plastic components, the main products and materials sourced that relate to resource inflows include biological materials, such as agricultural commodities (for example glucose) and printed packaging, as well as technical materials, such as acids and bases, and solvents. While we do not directly purchase critical raw materials and rare earths, some purchased items include critical raw materials such as magnesium, manganese, and phosphorus. Resource outflows leaving Novo Nordisk’s facilities include medicines, injection devices, packaging materials, and waste.

Progress on resource outflows
The durability of our prefilled devices is determined by the shelf-life of the medicine and the number of doses it contains. Durability is estimated between 24 and 36 months and approximately 7 uses, depending on the medical substance. Reusable devices have a durability of 60 months, which is at the higher end of the industry range.

2.2.1 Resource inflows	Unit	2024	2023	2022
Overall total weight of products and technical and biological materials used during the reporting period	1,000 tonnes	226	–	–
Percentage of biological materials (and biofuels used for non-energy purposes) that are sustainably sourced	%	0	–	–
Absolute weight of secondary reused or recycled components, secondary intermediary products and secondary materials used to manufacture the undertaking’s products and services (including packaging)	1,000 tonnes	3	–	–
Percentage of secondary reused or recycled components, secondary intermediary products and secondary materials	%	1	–	–

2.2.2 Resource outflows	Unit	Novo Nordisk 2024	Industry 2024	Novo Nordisk 2023	Industry 2023	Novo Nordisk 2022	Industry 2022
Expected durability of unopened prefilled devices	Months	24-36	12-36	–	–	–	–
• Prefilled devices for single use	Number of uses	1	1	–	–	–	–
• Prefilled devices for multiple use	Number of uses	7	7	–	–	–	–
Expected durability of reusable devices	Months	60	12-72	–	–	–	–
Recyclable content in products	%	0	–	–	–	–	–
Recyclable content in products packaging	%	28	–	–	–	–	–
Plastic footprint (absolute)	Tonnes	15,654	N/A
Plastic footprint per patient	kg/patient	0.35	N/A

Target		2024	2033
Plastic footprint per patient	% reduction from 2024	N/A	(30%)

While many components of our devices can be recycled individually, there is no established recycling infrastructure for pharmaceutical waste in many of our markets, and hence we conservatively assume zero recyclable content in products.

A conservative estimate of recyclable content in our products' packaging is
28%, reflecting the lowest share of recyclable content according to our product lifecycle assessments. The full range is 28-88%, with the difference being due to varying packaging compositions across our core products and three key geographies (Europe, US and Japan). Data on total packaging weights by geography have not been available for 2024, but it is a priority to establish the data foundation for reporting recyclable packaging across all key products as weighted average in 2025.

Progress on resource outflows – waste
Novo Nordisk’s largest waste streams in terms of volume are the generation of organic residue (for example yeast slurry), water waste (waste fraction with a high water content treated as waste) and ethanol waste. The majority of organic residues is diverted from disposal through recycling and other recovery operations. Total waste increased by 21% in 2024, mainly due to increased production volumes (19% increase in waste generated in production) and the inclusion of non-production entities in the total waste metric (2%). 15% of the total waste was directed to disposal and therefore non-recycled, while 85% was recycled, recovered or prepared for reuse. Hazardous waste accounted for 23% of the total, with equal split between further recycling/recovery operations and waste directed to disposal through incineration.

Sustainability statement / Environment / 2.2 Resource use and circular economy

2.2.3 Resource outflow – Waste	Unit	2024	2023	2022
Total waste generated	Tonnes	229,690	189,091	213,505
Non-recycled waste	Tonnes	34,132	–	–
Percentage of non-recycled waste	%	15%	–	–
Total amount of radioactive waste	kg	87[1]	–	–
Waste to landfill	Tonnes	120	638	906
Progress on target		2024	2030
Waste to landfill (production)	Tonnes	94	0
1. 20kg Isotope 125-I solid, 15kg Isotope 125-I Liquid, 15kg Isotope 3-H, solid, and 37kg Isotope 3-H, solid.
ACCOUNTING POLICIES
Overall total weight of technical and biological products and materials
Total amount of materials used in our operations. Technical materials cannot be processed by the biological cycle, while biological materials can. Total weight includes all raw materials, associated process materials and semi-manufactured goods or parts sourced into production. Approximately 3% of the total cannot be categorised into biological or technical material but is still included in the total. No material was included in both categories to avoid double-counting.

Percentage of biological materials that are sustainably sourced
Proportion of biologically sourced materials deemed sustainable, according to our internally approved list of eco-labels (including those from the Forest Stewardship Council (FSC), Programme for the Endorsement of Forest Certification (PEFC), and Rainforest Alliance), in the total materials used.

Absolute weight of secondary reused or recycled components
Total weight of previously used or recycled materials used in the production process, such as gowning, recycled pallet shippers and shipper boxes. Internal re-use and multiple re-use within Novo Nordisk are not included in the metric, for example the reuse of ethanol and pallets.

Percentage of secondary reused or recycled components
The weight of secondary reused and recycled materials, components and products divided by the total weight of all materials used.

Recyclable content in products and packaging
Share of recyclable materials used. Novo Nordisk's definition of recyclable content reflects practical recyclability in line with the Ellen McArthur Foundation’s definition and the EU Packaging and Packaging Waste Regulation. For recyclable content in product packaging, data on total packaging weights by geography have not been available and the metric shows the shows the lower end of the range of recyclable content across markets and not the weighted average.

The expected durability of products
For reusable devices technical durability of the device. For prefilled devices, expected number of uses and anticipated shelf-life for unopened medicines, with shelf-life referring to the expected ability of the products to maintain their stability, efficacy, and quality over a specified period under recommended storage conditions. The metric is a minimum to maximum range per product category for both Novo Nordisk products placed on the market and the industry average available from market research, industry reports, regulatory guidelines, supply chain data and external certifications. Novo Nordisk’s product range is included in the industry average. Number of uses for multi-use prefilled devices is based on the most sold device-medicine combination and the daily dose defined by the WHO.

Plastic footprint
Absolute plastic footprint is defined as the total amount of plastic placed on the market by Novo Nordisk in connection with Diabetes and Obesity products, including plastic from Novo Nordisk devices (pens and needles) and primary packaging (cartridges, vials, blister packs and tablet bottles). The metric does not capture additional plastic used in the process. Plastic footprint per patient refers to the absolute volume divided by patients reached.

Total waste generated by Novo Nordisk
Waste collected by a certified waste management company and waste intended for collection. It is measured by weight receipts or other data from the waste management company, including all waste fractions and disposal methods. December data was estimated. Waste data for offices and affiliates outside Denmark are extrapolated based on headcount data available for their Danish counterparts. All waste subcategories are split between hazardous and non-hazardous waste according to the EU’s Waste Framework Directive. Radioactive waste is reported separately and not included in the total.

Hazardous and non-hazardous waste diverted from disposal due to preparation for reuse, recycling or other recovery operations
All waste directed for reuse without any further processing and waste directed for recycling or any other recovery operation, excluding energy recovery by incineration. We estimate the preparation for reuse to be negligible.

Hazardous and non-hazardous waste directed to disposal by incineration, landfill and other disposal operations
All waste directed to disposal by incineration, both with and without energy recovery, and by landfill at designated landfill sites.

Percentage of non-recycled waste
Share of all waste directed to disposal out of total waste.

Total amount of radioactive waste
Total amount of waste materials that contain radioactive substances generated at Novo Nordisk and transferred to a radioactive waste management facility. We handle radioactive waste in compliance with applicable regulations.

Sustainability statement / Environment / 2.3 Pollution
2.3 Pollution

Novo Nordisk relies on both biological processes and chemicals to produce medicines, devices and packaging materials. As a pharmaceutical company, chemical substances have particular relevance to our business, and we comply with and report in accordance with all relevant regulations to prevent and control all types of pollution.

Material impacts, risks and opportunities (IROs)

Identified IRO	Category	Value chain
Chemicals affecting human health or ecosystems		•Upstream •Own operations •Downstream

While chemicals are an essential component in the production of medicines, some Substances of Concern (SCs) and Substances of Very High Concern (SVHCs)1 can potentially have a negative impact on health or the environment. Material impacts related to SCs and SVHCs concern both substances procured or used in production, and substances that leave our facilities in products or as emissions (see illustration on the right hand side).
Processes to identify impacts, risks and opportunities
To identify pollution-related impacts, Novo Nordisk conducts annual environmental assessments at all production sites, covering air emissions, waste, noise, water withdrawal and water discharge, soil and ground water. We screen for harmful chemicals, including those covered by relevant regulations such as REACH during the product development process, and we use the EU Commission’s definition of Most Harmful Substances when defining chemicals in scope.

Positive impact Negative impact Opportunity Risk

1. SVHCs are chemicals that have serious irreversible effects on human health or the environment, in accordance with REACH. SCs are additional chemicals that have harmful effects.
Substances of concern and very high concern

Policies
Novo Nordisk’s environmental policy states our commitment to handling chemicals safely and striving to avoid the use of harmful chemicals, when developing or designing new products and processes. Our screening of harmful chemicals applies to both in-house and outsourced product development processes. For treatments already on the market, we strive to minimise the use of these chemicals and substitute them where possible.

All of Novo Nordisk’s production facilities are ISO 14001 certified for environmental management and thus mitigate, control, and prevent negative environmental impacts, including pollution-related incidents and emergency situations. We reuse chemicals where possible and ensure the best possible handling of hazardous waste and emissions. We also ensure compliance with the terms of the environmental permit for each production site. In case of breaches of regulatory terms, we register an environmental non-conformity, investigate, and implement corrective actions.

Actions
We work with several innovation projects in both our own and outsourced production processes to reduce the environmental impacts of our products on an ongoing basis, as described in the table below.

Key action to address chemical pollution	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Reducing chemicals in production and medicines	Recurring action to minimise the use of specific chemicals in production processes through substitution or purification for reuse, and to optimise efficacy of medicines with lower chemical use.	In-house and outsourced production processes	No	•The use of relevant chemicals is tracked through environmental assessments at production sites and during product design and development processes to monitor effectiveness.
Performance
We continuously track our use of chemicals through various internal KPIs and environmental assessments to ensure that we mitigate negative impacts on the environment or human health.

A total of 2,304 tonnes of SCs and SVHCs were procured in 2024. Most of their use is linked to solvents used in the production of our API. We are seeking to reduce the use of these chemicals through substitution initiatives or purification for reuse, as described in the key action below. During the production process, almost all of SCs and SVHCs are collected as waste and handled safely in accordance with our policies and any relevant regulations.

The remaining substances, leaving Novo Nordisk in the form of emissions or as part of products, were estimated to be 11 tonnes of SCs and SVHCs during 2024. SCs leaving our facilities as part of our products make up 5 tonnes, and originate primarily from one substance used as an excipient in extremely low concentrations to preserve our medicines. The remaining SCs and SVHCs leave our facilities as emissions to air and water. In 2024, this amounted to approximately 5 tonnes of SCs and 1 tonne of SVHCs, primarily linked to the production of API. The reported volumes of SCs and SVHCs leaving our facilities are within regulatory limits.

In addition to the disclosures above, we also report in accordance with the European Pollutant Release and Transfer Register.

Sustainability statement / Environment / 2.4 Water

2.3.1 Substances of Concern and Substances of Very High Concern[2]		Substances of concern			Substances of very high concern
	Unit	2024	2023	2022	2024	2023	2022
Substances procured	Tonnes	445	–	–	1,859	–	–
• Human health hazard	Tonnes	355	–	–	N/A	–	–
• Environmental hazard	Tonnes	111	–	–	N/A	–	–
• Physical hazard	Tonnes	0	–	–	N/A	–	–
Substances leaving facilities as emissions, as products, or as part of products	Tonnes	10	–	–	1	–	–
Substances leaving facilities as emissions	Tonnes	5	–	–	1	–	–
• Human health hazard	Tonnes	5	–	–	N/A	–	–
• Environmental hazard	Tonnes	0	–	–	N/A	–	–
• Physical hazard	Tonnes	0	–	–	N/A	–	–
Substances leaving facilities as products, or part of products	Tonnes	5	–	–	0.003	–	–
• Human health hazard	Tonnes	5	–	–	N/A	–	–
• Environmental hazard	Tonnes	0	–	–	N/A	–	–
• Physical hazard	Tonnes	0	–	–	N/A	–	–
2. If a material belongs to more than one main hazard class, the weight of the substance is reported in both hazard classes. Consequently, the sum of the sub-categories exceeds the total.

ACCOUNTING POLICIES
The figures reported in Table 2.3.1 are manually calculated from the available data and are subject to significant uncertainty. The weight of substances is calculated according to their concentration in the material. If information on concentration is not available, the assumption is that 100% of the material consists of substance(s)
in scope. Consequently, certain metrics might be overestimated. The scoping of the materials included in the calculations may not be exhaustive.

Main hazard classes (human health, environmental and physical)
Defined by chemical subject matter experts, based on the specific hazards they present and includes following hazard class codes: Human health hazard (hazard class code H3xx or EUH3xx), environmental hazard (hazard class code H4xx or EUH4xx or EUH059) and physical hazard (hazard class code H2xx or EUH2xx).
If a material belongs to more than one main hazard class (human health and environmental hazard) the weight of the substance is reported in both hazard classes. Consequently, the sum of the sub-categories exceeds the total. Main hazard classes are not applicable to SVHCs.

Total weight of substances of concern/ substances of very high concern
Comprise the total weight of substances procured into production, categorised into main hazard classes. Data sources include receipts of materials and purchase orders mapped against a chemical database indicating hazard class.

Amount of substances of concern and substances of very high concern that leave facilities as emissions
Total weight of SCs and SVHCs that leave production sites as emissions to air or water, split into main hazard classes. The estimated volumes of substances are based on available data for our API production and estimated for Chemistry, Manufacturing and Control (CMC) processes. Laboratories were deemed immaterial and are not in scope. Novo Nordisk Pharmatech A/S will be included from 2025.

Amount of substances of concern that leave facilities as products or part of products
Total weight of SCs and SVHCs that leave Novo Nordisk as products or part of products split into main hazard classes. Products or parts of products are defined as either excipients or devices. Data sources include production data (with final product quantities), bills of materials and purchase orders mapped against a chemical database indicating hazard class.
2.4 Water

Water is an essential natural resource in the manufacturing of Novo Nordisk’s pharmaceutical products and a key input to many commodities in our supply chain. Hence, water management is key to both our own operations and to our value chain, where we as part of our new nature roadmap, further described on page 68, are expanding actions and engaging suppliers to mitigate our negative impacts on water resources.

Material impacts, risks and opportunities (IROs)

Identified IRO	Category	Value chain
Availability and deterioration of water resources		•Upstream •Own operations •Downstream

Negative impacts on water availability occur when we source water for production purposes, especially in water-stressed areas, and at the end-stage of production, when water is discharged to water treatment plants, which can impact water quality. Resilience is assessed as part of our nature and biodiversity efforts and is further described in the transition plan in section 2.5 'Biodiversity and ecosystems' on page 68.

Processes to identify impacts, risks and opportunities
To assess water-related impacts, risks, and opportunities, we conduct screenings of our production sites for areas of water stress and risk using the tool Aqueduct
4.0 from the World Resource Institute (WRI). As part of our engagement in water stewardship, in 2024 we conducted stakeholder engagements with water management authorities and other industrial water users at our sites in Montes Claros, Brazil, and Hillerød, Denmark, and at our largest API production sites: Clayton, US, and Kalundborg, Denmark.

Positive impact Negative impact Opportunity Risk

Sustainability statement / Environment / 2.4 Water
Water withdrawal, consumption and discharge

Policies
Novo Nordisk’s environmental policy addresses water management and sets out our ambition to design less water-intensive processes by reusing and recycling water. We treat production-related water discharge onsite and/or offsite and avoid water pollution by discharging water in accordance with local regulations, and in case of any breaches, we take corrective actions.

Key action to address water	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Water withdrawal savings programme
Efficiency projects at production sites in scope, including optimisation of water use, creating systems for single and multiple reuse and recycling. We systematically map opportunities for water savings to create detailed savings plans, and the programme is planned to run until 2033.
		Production sites with high water withdrawals and/or high water-risk/stress area	No
•To track the effectiveness, sites in scope forecast expected water withdrawals and implement water savings initiatives. Water savings are registered per initiative via an internal dashboard.
•Total water savings in 2024 amounted to 105,600 m3, of which 51,000 m3 was in areas of high water-stress and/or water risk.

Engaging priority suppliers	Engaging priority suppliers on their water impacts through a capability-building programme. Planned for 2025-2033	Key suppliers to be identified	No	•Action to be initiated in 2025, when processes for tracking effectiveness will be established.
Taking actions outside of sites	Enhancing water quantity and quality outside of our sites, including replenishing water. Planned for 2025-2033.	Upstream value chain	No	•Action to be initiated in 2025, when processes for tracking effectiveness will be established.
Saving water through the establishment of district cooling in Kalundborg
Establishment of district cooling at our largest production site in Kalundborg, Denmark, which accounts for half of our total water withdrawals, including phasing out the use of water from Lake Tissø. Industrial collaboration with the Kalundborg Symbiosis, Kalundborg Utility, and Novonesis. Expected completion of construction during 2026.
		Production site in Kalundborg, Denmark	No
•Progressed with the construction process, which is expected to be finalised during 2026, with surrounding factories connected from 2026 onwards.
•Expected annual water withdrawal savings upon completion estimated at 400,000 m3.

Doubling wastewater treatment capacity in Kalundborg
Expansion of on-site wastewater treatment
operated by Novonesis, doubling the industrial wastewater and biomass treatment capacity.
Energy is recovered in the treatment process as
part of the Kalundborg Symbiosis. To be completed in 2026.
		Production site in Kalundborg, Denmark	No	•Project launched and construction has started.

In addition, our environmental policy also addresses our special focus on water withdrawal in areas of high water-stress or risk, both at our own sites and with suppliers of key commodities, for example through our water withdrawal savings programme and planned efforts to engage priority suppliers. The policy also addresses our support of water stewardship principles and collective actions in water basins that are under pressure, for example in our current efforts to establish district cooling in Kalundborg and planned efforts to enhance water quantity and quality as detailed in the key actions below.

Actions
We implemented and planned several actions in 2024 to mitigate our impacts on water, as part of our Circular for Zero strategy and our new nature roadmap, described further on page 68. Key actions to mitigate negative impacts on water are listed in the table on this page.

Performance
We have not set external targets on water, but systematically track water withdrawals and water savings as part of our water withdrawal savings programme, as described in the table of key actions. In 2024, we experienced an increase in water withdrawal of 26% compared to 2023 due to our growth. Most of the increase is due to increased API production, as well as water used in expansion and construction projects. In 2024, the organisational scope of water withdrawal expanded to also include water withdrawals for offices and research facilities outside of Denmark, which increased the total water withdrawal by further 3%.

Most of water drawn into the boundaries of Novo Nordisk is used for cooling and the fermentation process, and is subsequently discharged, making the actual water consumption relatively low. The largest share of water consumed comes from evaporation, water waste (sludge) and water in our products. We estimate that, in 2024, over 400 thousand m3 of water were reused or recycled at our production facilities.

Production sites in China (Tianjin), US (Clayton and Durham), Iran (Tehran) and Algeria (Blida) are located in areas with high or extremely high water-stress and/or water risk. These sites account for approximately 23% of the total water withdrawal, with the biggest withdrawal occurring in the US and China.

2.4.1 Water consumption	Unit	2024	2023	2022
Total water consumption	1,000 m3	630	–	–
• Water withdrawal[1]	1,000 m3	5,213	4,150	3,918
• Water discharge	1,000 m3	4,583	–	–
Total water consumption in areas at water risk, including areas of high water stress	1,000 m3	191	–	–
• Water withdrawal	1,000 m3	1,217	–	–
Total water recycled and reused	1,000 m3	416	–	–
Water intensity ratio	m3/mDKK	2.17	–	–
1. Water withdrawal was previously reported as 'Water consumption'.

Sustainability statement / Environment / 2.5 Biodiversity and ecosystems
ACCOUNTING POLICIES
Water withdrawal
Includes all types of water such as drinking water, industrial water, steam, rain water and water from remediation wells and rainwater. Data is based on meter readings and invoices. Data for offices and affiliates outside Denmark are extrapolated based on data available for their Danish counterparts (approximately 97% of the total is based on primary data).

Water discharge
Includes discharge of process- and sanitary water and discharge from storm water to outside Novo Nordisk’s boundaries, and water discharge used for irrigation. For offices where discharge data are not available, it has been assumed that water discharge equals water withdrawal.

Water consumption
Water drawn into Novo Nordisk’s boundaries but not discharged, calculated as the balance between total water withdrawal and total water discharge.

Total water consumed in areas at water risk, including areas of high-water stress
Total water consumed by sites located in areas at water risk, including areas of high water stress. The identification of production sites in scope is performed using the Aqueduct 4.0 Water Risk Atlas tool provided by the World Resource Institute using two indicators: baseline water stress and overall water risk. 'High' means high or extremely high ratings in Aqueduct 4.0. The data reported are based on primary data.

Total water recycled and reused
Total quantity of water and water discharge (treated or untreated) that has been used more than once at the production sites before being discharged.
The volume is estimated based on key indicators for specific water treatment equipment and technologies available at the sites. This includes steam condensate returned to steam generator, reverse osmosis water treatment, and water discharge from water treatment for irrigation. The metric is estimated with a conservative approach.

Water intensity ratio
Total water consumption (as outlined above) per DKK million in net revenue, defined as total net sales generated by Novo Nordisk.

2.5 Biodiversity and ecosystems

We rely on natural resources in our production of pharmaceutical products, primarily agricultural (glucose), forestry (paper), fossil-based (plastic) commodities, and water. In 2024, we developed a new nature roadmap to accelerate our efforts to address these impacts.

Material impacts, risks and opportunities (IROs)

Identified IRO	Category	Value chain
Reliance on natural resources and ecosystem services		•Upstream •Own operations

Our resource use in production processes leads to negative impacts on nature. Such impacts can also occur due to land-use change when establishing new production sites impacting local ecosystems and contributing to the loss of natural habitats. Along our value chain, the sourcing of raw materials that require fresh-water or land-use change also have impacts on nature, especially agricultural production or deforestation for wood-based materials, where pollution, for example from pesticides used for agricultural purposes, can exacerbate negative impacts.

Identified IRO	Category	Value chain
Reliance on vulnerable species in research		•Upstream •Own operations

Novo Nordisk's material impact on vulnerable species includes our reliance on horseshoe crab blood for endotoxin testing, which is required to ensure the safety of our medicines. Extraction of horseshoe crab blood can harm survival rates of the animals even though they are released back into their natural habitats. We no longer use products from endangered horseshoe crab species, and are working to phase out the use of lysate from vulnerable horseshoe crab species.

Positive impact Negative impact Opportunity Risk

Processes to identify impacts, risks and opportunities
To assess Novo Nordisk's impacts on biodiversity and ecosystems, we undertook an assessment aligned with the Science Based Targets Network (SBTN) methodology, covering our direct operations and upstream value chain and using primary activity data and lifecycle assessment (LCA) databases, along with data on the state of nature. Furthermore, we screened our value chain for high-impact commodities that cause an increased pressure on nature.

Dependencies on nature were assessed across our value chain using the ENCORE (Exploring Natural Capital Opportunities, Risks and Exposure) tool to evaluate relevant sub-industries, based on the areas most likely to disrupt Novo Nordisk in terms of raw material inputs, production processes, and testing. Physical and transition risks were assessed separately using the
World Wildlife Fund Biodiversity Risk Filter and through a qualitative scenario analysis. Systemic risks were not considered, and consultations with affected communities were not conducted. As we have not yet been able to develop a methodology to assess whether our operational sites are having negative impacts on biodiversity sensitive areas, we do not currently have mitigation measures in place.

Biodiversity loss, conditions of and dependencies
on ecosystems and state of species

Policies
Novo Nordisk's environmental policy is aligned with our nature roadmap and it covers the key drivers of biodiversity loss such as water- and land-use, over-exploitation, pollution, and climate change, to mitigate material nature-
related impacts. Its scope covers all our owned, leased, or managed operational sites, including those near biodiversity sensitive areas.

The policy sets out our commitment to protecting and restoring nature and biodiversity, as well as our ambition to work with suppliers to create solutions with less impact on water-, forest-, and land-use, for example, through regenerative agriculture. We will also work with partners on restoration activities beyond our value chain. As such, the policy relates to both our impacts and dependencies on nature, as described in this section. The policy does not address social consequences of biodiversity and ecosystems-related impacts.

In addition to the provisions in our environmental policy, Novo Nordisk adheres to all local regulations related to nature and biodiversity in the establishment of new sites and in our production sourcing and processes.

Sustainability statement / Environment / 2.5 Biodiversity and ecosystems
Actions and transition plan for nature
Novo Nordisk's nature roadmap, formalised in 2024, has an overarching aspiration to halt the loss of nature in our value chain by 2033, and become nature positive by 2045. This will be achieved by reducing our impact on land, water, and biodiversity, while driving positive impacts through restoration and transformative actions. In pursuing our ambition, we seek to mitigate the risks nature loss poses to our business and drive action for nature in line with global policy frameworks, including the Kunming-Montreal Biodiversity Framework and the EU Biodiversity Strategy for 2030. The nature roadmap has been approved by Executive Management and Board of Directors. The key actions to address our impacts and deliver on our nature roadmap are outlined in the table to the right, including actions incorporating nature-based solutions, such as restoration projects. Local and indigenous knowledge will be incorporated into the development of restoration projects where appropriate, and we do not use biodiversity offsets as part of our nature roadmap.

To inform the development of our nature roadmap in 2024, we conducted a high-level resilience analysis of the exposure of our current business model to ecosystem-related risks. The analysis considered one scenario where we meet our nature roadmap ambitions and one in which we do not. The results indicated that implementation of the roadmap could decrease Novo Nordisk’s exposure to nature-related risks related to raw material shortage and emerging deforestation regulation and highlighted the need for continued focus on water management. In conducting the analysis, it was assumed that high nature degradation would continue along the current trajectory towards 2030 and 2050. The scope included the upstream value chain of strategically significant raw materials in selected geographies, water withdrawal at key sites in our own operations, and chemicals in water discharge in the downstream value chain. External stakeholders were not involved in the analysis.

Performance
As part of our nature roadmap, we are continuously working to understand and measure our impacts and dependencies, and will continue this effort as we begin implementing the roadmap in 2025, also establishing processes to track the effectiveness of our actions.

Key action to address biodiversity and ecosystems	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Reduce impact on water	Reduced impact on water through water withdrawal savings at production sites in scope, together with other actions as detailed in section 2.4 'Water' on page 66.	Own operations and key suppliers	No
•Water withdrawals and water savings are tracked.
•For more details, see section 2.4 'Water'.
•Process to track effectiveness of supplier engagement to be established during roadmap implementation in 2025.

Reduce impact on land by addressing deforestation, soil degradation and pollution in supply chain	Avoid degradation of land in our supply chain by ensuring a deforestation free paper and cardboard supply chain, and strive for all glucose to be sourced from regenerative agriculture.	Supply chain	No	•Novo Nordisk’s nature roadmap was endorsed in 2024 and will be implemented from 2025 onwards, during which processes to track effectiveness will be established.
Reduce impact on biodiversity	Restore biodiversity at key sites, ensuring positive impacts by 2033. Avoid impacts on endangered species.	Own production sites
Restoration projects	Initiate restoration projects near key sites by 2033. Develop a global restoration plan linked to our value chain by 2026 to become nature positive by 2045.	Own value chain and beyond
Transformation	Through transformative approaches, optimise and replace glucose in API production to bring our glucose land footprint close to zero by 2045.	Own operations
Minimise and phase out the use of biological products from vulnerable and endangered species
Minimise and phase out the use of horseshoe crab materials, Tachypleus amebocyte lysate, TAL, and Limulus amebocyte lysate, LAL. The use of lysate from the endangered Chinese horseshoe crab, TAL, has been phased out, and the remaining phase-out of LAL from the vulnerable American horseshoe crab is tentatively expected between 2025 and 2035, with the majority of testing expected to be phased out by 2027. The complete discontinuation depends on regulatory approvals of alternative testing methods.

		Own operations	No
•Phase-out of TAL has been completed as of 2023.
•Use of LAL in our research areas was discontinued in 2024, and we continue working to phase out use for remaining testing of samples. The recent acceptance by the European Pharmacopoeia and the USP Microbiology Expert Committee of the use of recombinant reagents for relevant testing marked an important milestone towards this goal.

Sustainability statement / Environment / 2.6 EU Taxonomy
2.6 EU Taxonomy

The EU Taxonomy provides a classification system that defines which economic activities are environmentally sustainable, while meeting standards for human rights, anti-corruption, fair competition and taxation. Novo Nordisk welcomes the introduction of comparable sustainability definitions and is working to incorporate relevant EU Taxonomy criteria into our operations to support our sustainability ambitions.

The Taxonomy-related disclosure process can be broken down into three major steps.

•The first step is a screening of potentially eligible economic activities (screening in accordance with the technical annexes of the Climate Delegated Act: Annex 1 on Climate change mitigation and Annex 2 on Climate change adaptation and a screening of the Environmental Delegated Act: Annex I on Sustainable use and protection of water and marine resources, Annex II on Transition to a circular economy, Annex III on Pollution prevention and control and Annex IV on Protection and restoration of biodiversity and ecosystems), which results in an already shortened list.

•In the next step, each of the economic activities are assessed against how Novo Nordisk performs the activity, considering a financial and strategic materiality. This is followed by the detailed assessment of the alignment of identified economic activities, comprising substantial contribution, 'Do No Significant Harm' (DNSH) and minimum safeguards.

•Finally, the KPIs required for Taxonomy reporting are extracted (see Novo Nordisk adjusted tabular overview on the next page and the detailed mandatory reporting templates in section 5, tables 4 a-c on pages 97-99).

Taxonomy-eligibility
Based on our annual review process and materiality considerations, the following economic activities defined in the EU Taxonomy have been identified as relevant to Novo Nordisk:

•P1.2: Manufacture of medicinal products (environmental objective Pollution prevention and control) - relevant for the Turnover, CapEx and OpEx KPIs (eligibility).

•CCM7.1: Construction of new buildings (environmental objective
Climate change mitigation) - relevant for CapEx (eligibility and alignment).

•CCM7.2: Renovation of existing buildings (environmental objective
Climate change mitigation) - relevant for CapEx (eligibility).

Taxonomy-alignment – Substantial contribution and 'Do No Significant Harm' (DNSH)
Novo Nordisk has assessed the technical screening criteria for eligible economic activities deemed material and has conducted an internal analysis of the feasibility of Taxonomy-alignment. This leads to the following result for 2024:

•7.1 Construction of new buildings: An evaluation of the Climate Delegated Act Annex 1 on climate change mitigation has been conducted, leading to the conclusion that alignment of new building construction can be claimed following a positive gap analysis. A proportion of two major ongoing construction projects in Hillerød and Kalundborg, Denmark, have met the requirements of Taxonomy- alignment. These projects demonstrate compliance with a substantial number of the technical screening criteria for 2024. Certain criteria are yet to be fulfilled because the relevant construction phase has not been reached. We assume fulfilment of these on the basis of pre-calculations in the design phases, robust processes, and controls throughout the entire construction process. We thereby claim alignment based on the expectations that our construction continues to follow our plans. As part of Novo Nordisk's commitment to expanding production capacity in a sustainable way, future building projects will incorporate alignment criteria when feasible in the upcoming years.

•7.2 Renovation of existing buildings: This economic activity represents the second phase in implementing Taxonomy-alignment within our construction and real estate activities. No alignment is reported for this activity in 2024.

•1.2 Manufacture of medicinal products: We are also conducting an initial assessment of alignment criteria focused on our Danish manufacturing sites for Ozempic® and Wegovy® for economic activity 1.2. We currently meet many of the criteria, such as using readily biodegradable ingredients in our medicinal products and managing emissions of pollutants to air, water, and soil. However, we have encountered challenges in obtaining evidence for, or addressing the practical aspects of, meeting some of the criteria, which will require further consideration in alignment with our Circular for Zero strategy.

Taxonomy-alignment – Minimum safeguards
Operating as a responsible business is a core value for Novo Nordisk, including meeting the minimum safeguards defined in the EU Taxonomy through the following practices:

•Commitment to respecting human rights across our value chain. Our human rights due diligence process is aligned with the UN Guiding Principles on Business and Human Rights and the OECD Guidelines for Multinational Enterprises (see section 3.3 'Workers in the value chain' on page 89).

•Strict prohibition of bribery and corruption, and adherence to relevant laws and industry codes. Our robust anti-corruption programme comprises internal audits, training for employees and business partners as well as due diligence around third-party representatives (see section 4.1 'Business conduct' on page 91).

•Managing our tax affairs responsibly, while complying with both the letter and spirit of the law. We are committed to tax transparency and comply with applicable tax regulations.

•Valuing fair competition and complying with laws governing relationships with suppliers, customers, and competitors. Employee awareness of competition laws is promoted, and all business practices are aligned with these regulations.

Sustainability statement / Environment / 2.6 EU Taxonomy

Novo Nordisk adjusted EU Taxonomy overview[1] (see section 5, tables 4 a-c for the mandatory reporting templates)		Turnover		CapEx[1]		OpEx
		2024		2024		2024
Environmental objective	Economic activity	(mDKK)	(%)	(mDKK)	(%)	(mDKK)	(%)
Total Turnover, CapEx, OpEx		290,403	100	57,720	100	39,933	100
Taxonomy-non-eligible activities		0	0	18,698	32	38,014	95
Climate change mitigation	7.1 Construction of new buildings	0	0	13,050	23	0	0
	7.2 Renovation of existing buildings	0	0	2,336	4	0	0
Pollution prevention and control	1.2 Manufacture of medicinal products	290,403	100	20,142	35	1,919	5
Eligible not aligned		290,403	100	35,528	62	1,919	5
Eligible and aligned	7.1 Construction of new buildings (in Hillerød and Kalundborg, Denmark)	0	0	3,494	6	0	0
1. Excluding impact of Catalent acquisition. With the inclusion of Catalent, total CapEx would have been DKK 123,972 million, eligible not aligned CapEx 29% and eligible and aligned CapEx 3%.

Contextual information about the KPIs
In 2024, no additional economic activities were added to the reporting scope and no changes were made to the data collection process. As a result of our Taxonomy screening process:
•Turnover in 2024 was 100% Taxonomy-eligible, but 0% Taxonomy-aligned.
•CapEx in 2024 was 68% Taxonomy-eligible (32% including Catalent), hereof
6% eligible and aligned (3% including Catalent) under economic activity 7.1 'Construction of new buildings'.
•OpEx in 2024 was 5% Taxonomy-eligible, but 0% Taxonomy-aligned.

We consider all Novo Nordisk’s turnover Taxonomy-eligible under economic activity 1.2. Taxonomy-eligible CapEx includes only CapEx directly associated with the manufacturing process or related to construction or renovation of buildings; intangible assets are therefore excluded. This is the main reason for reported Taxonomy-eligibility under economic activity 1.2 being less than 100%. Eligible CapEx mainly relates to the expansion of production capacity and additions to property, plant and equipment, as per note 3.2 'Property, plant and equipment' on page 115 in the Consolidated financial statements.

Eligible OpEx includes R&D directly linked to the manufacturing processes.
As a result, only R&D costs from Chemistry, Manufacturing and Control Development & Scaling (CMC) are counted as Taxonomy-eligible OpEx.

Taxonomy reporting templates in accordance with Article 8 of Commission Delegated Regulation (EU) 2021/2178, as amended by the Taxonomy Environmental Delegated Act (Commission Delegated Regulation (EU) 2023/2486) can be found in section 5, tables 4 a-c.

We do not carry out any activities relating to the generation of nuclear energy and fossil gas as per delegated regulation 2022/1214 and hence consider these economic activities not applicable. Novo Nordisk purchases fossil gas for own production processes (see section 2.1 'Climate change' for further details).

Moreover, the EU Taxonomy Regulation and the related Delegated Acts contain formulations and terms that are still subject to considerable interpretation uncertainty and for which clarifications have not yet been published in every case. Due to the inherent risk that undefined legal terms can be interpreted differently, the legal compliance of the interpretation is subject to uncertainty (we refer to the section 'Forward-looking statements' on page 35 for further details).

ACCOUNTING POLICIES
The Taxonomy KPIs include all fully consolidated companies of the Novo Nordisk Group. The CapEx resulting from the acquisition of Catalent in December 2024 (see section 1.2 ‘Basis for preparation of the Sustainability statement’ on page 49) is recognised accordingly in the Taxonomy tables in section 5 in order to reconcile this with the financial reporting.

Total Turnover
Total revenue from sale of goods, as defined under IFRS Accounting Standards (see note 2.1 'Net sales and rebates' on page 107 in the Consolidated financial statements). The turnover KPI is defined as Taxonomy-eligible turnover divided by total turnover.

Capital expenditures (CapEx)
Additions to fixed assets (including finance leases) and intangible assets. Additions resulting from business combinations are also included. Goodwill is not included in CapEx as it is not defined as an intangible asset in accordance with IAS 38. The CapEx KPI is defined as Taxonomy-eligible CapEx divided by total CapEx (see notes 3.1 'Intangible assets' on page 113 and 3.2 'Property, plant and equipment' on page 115 in the Consolidated financial statements).

Operating expenses (OpEx)
Direct non-capitalised costs that relate to R&D (see note 2.3 'Research and development costs' on page 110 in the Consolidated financial statements), building renovation, short-term leases, maintenance and repairs, and any other direct expenditures relating to the day-to-day servicing of property, plant and equipment. OpEx excludes amortisations and impairments. The
OpEx KPI is defined as Taxonomy-eligible OpEx divided by total OpEx.

None of our activities contribute to multiple environmental objectives, and so no disaggregation of KPIs is required. For the allocation of Turnover, CapEx and OpEx we have identified the relevant income, purchases and measures, and we have identified the primary related economic activities in the Climate Delegated Act. In this way, we ensure that no activity is double-counted. We are adjusting the R&D cost for amortisations. This is in order not to double count these costs, as the amortisation would have been part of CapEx in prior years. Moreover, there are no updates or restatements performed in 2024 for the information reported in 2023.

Sustainability statement / Social information / 3.1 Patient protection and quality of life
3. Social

3.1 Patient protection and quality of life1

Novo Nordisk's purpose is to drive change to defeat serious chronic diseases, and our efforts to make our innovative medicines accessible to patients throughout the world are associated with material impacts, risks and opportunities.

Material impacts, risks and opportunities (IROs)

Identified IRO	Category	Value chain
Improving quality of life through medicines		•Downstream
Potential new discoveries to serve patient needs		•Own operations •Downstream
From discovery and clinical trials through to the production and sale of our innovative products, Novo Nordisk has material positive impacts on the lives of patients. With our investments to become a broader cardiometabolic-focused company, our efforts to further raise the innovation bar to tackle global health challenges creates potential new opportunities to help patients.

Identified IRO	Category	Value chain
Reducing and preventing serious chronic diseases		•Downstream
To live up to our purpose, our social sustainability roadmap includes prevention efforts to help reduce the global health burden, with potential positive impacts when improving urban health for vulnerable communities. We especially focus on children to bend the obesity and diabetes curves, with the aim of having long-term health impacts and improving the resiliency of healthcare systems.

Positive impact Negative impact Opportunity Risk

1. Includes ESRS topics related to S4: ‘Consumers and end-users’ and entity-specific topics such as prevention of serious chronic diseases and falsified medicines.

Identified IRO	Category	Value chain
Health equity for vulnerable patients and in clinical trials		•Own operations •Downstream
Potential reputational risks related to access efforts		•Own operations
As part of our social sustainability roadmap, Novo Nordisk has a positive impact when we help tackle growing health disparities, by strengthening capacity and increasing access to affordable care globally. We focus our efforts on vulnerable patients and children with serious chronic diseases, especially in low- and middle-income countries. In addition, we support accessibility through our clinical trials efforts. Global access and affordability challenges persist, which is considered a material reputational risk to Novo Nordisk. Due to different healthcare systems, medicines to which patients have access and the price they are charged vary significantly. We continue to collaborate with relevant stakeholders to ensure widespread, affordable access.

Identified IRO	Category	Value chain
Safe clinical trials and product quality and safety		•Own operations •Downstream
Protection against falsified medicines		•Downstream

Ensuring safe clinical trials and the efficacy, safety and optimal use of our products is fundamental to everything we do. Patient safety is therefore a top priority, in order to mitigate any adverse health impacts and risks related to our products or clinical trials. In addition, we fight against falsified medicines related to our products in the market, in order to keep patients safe against any serious adverse health effects that may be caused by using illegally manufactured products.

Identified IRO	Category	Value chain
Protecting clinical trial and patient information		•Own operations •Downstream
We strive to protect clinical trial and patient information, ensuring patient privacy, responsible product communication and correct labelling of our medicines or devices, to mitigate any adverse health-related consequences for our patients.
We consider insights from patients and patient organisations to be vital for the continued improvement of products, treatment and care, and adhere to applicable laws and human rights governing these interactions to limit any negative impacts.

Identified IRO	Category	Value chain
Potential reputational and regulatory risks		•Own operations
Any failure to protect patients is not only a material negative impact, but also a risk to Novo Nordisk's business and reputation. We therefore do not compromise on product quality or patient safety.

Sustainability statement / Social information / 3.1 Patient protection and quality of life
General process for patient engagement
The exchange of information and insights with patients and patient organisations is vital for Novo Nordisk’s continued improvement of research, products, treatments, and care. We support patient empowerment, guided by our Patient Voice Strategy, and collaborate with patient organisations to improve prevention, treatment, and access to quality care for people living with serious chronic diseases. Our Patient Voice Strategy aims to directly benefit our trial participants and patients, while also informing our corporate and therapy area strategies. We are currently implementing our Patient Voice Strategy across all product development projects.

Patient engagement takes place either directly with individual patients or with their caregivers, healthcare professionals, experts and relevant patient organisations as their legitimate representatives, in compliance with relevant laws and regulation. Engagement occurs before, during and after the launch of our products, with the frequency of engagement dependent on the stage of development and the type of treatment or product. Relevant patient populations are selected based on the insights needed and various channels are used for our patients to express thoughts and concerns, for example through patient advisory boards, workshops, and surveys.

The engagement process is owned by our two chief patient officers, who have overall responsibility for ensuring that the needs and perspectives of patients and care partners are incorporated into our decision-making processes.

Channels to raise patient safety concerns
We routinely monitor the safety and quality of all our products by reviewing safety data from clinical trials, reported side effects and quality complaints.
By monitoring the quality and safety of our products, we can take timely and appropriate actions to safeguard patient safety and fulfil our reporting obligations to health authorities under relevant legislation.
Patients can use our publicly available portals for any issues in relation to Novo Nordisk products, including product complaints or if they wish to report a side effect or falsified products. In addition, all affiliates have call centres operated in the local language where patients and healthcare professionals can get help in relation to a Novo Nordisk product.

The channels are tracked by our Customer Complaints Department and Global Safety Department, which records, investigates and responds to customer complaints globally concerning the quality, labelling, durability, reliability, effectiveness, safety, performance or malfunction of Novo Nordisk’s products and reports these to health authorities in accordance with applicable legislation. Depending on the nature of the information received, there are strict timelines for when to escalate the matters for further investigation. All personal information related to the reporting of a product complaint or side effect is processed in accordance with data protection legislation.

When necessary, we recall products affected by a safety or quality issue, update labels for marketed products, or communicate directly with affected patients, healthcare professionals or health authorities, informing them about product safety risks.

Innovation

Policies
Novo Nordisk's purpose is to bring innovative medicines to help the millions of people worldwide living with serious chronic diseases. Our decades-long commitment to the development of GLP-1-based medications is not only reshaping diabetes and obesity management but also opening potential new avenues of treatment for cardiovascular, kidney, liver, and Alzheimer's diseases. Our innovations help improve quality of life for patients and at the same time, reduce the cost of hospitalisations for healthcare systems.

To ensure that we impact society positively through our innovations, patients are at the centre of everything we do. Many of our policies therefore encompass our patient-related efforts. Our OneCode policy outlines the key requirements with respect to how we act across all our policies and standard operating procedures, including how we provide medicines in a responsible way, engage with all patients and adhere to high quality standards to advance the quality of care. Every year, all employees must confirm they have read and understood OneCode. We respect the human rights of patients, in accordance with our Human Rights Commitment further described in section 3.3 ‘Workers in the value chain’ on page 88.

Key action to address sustainability-related innovation	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Integration of sustainability in product development
Ongoing integration of sustainability in product development and product-related governance. The framework assesses the social and environmental profile across the product's lifecycle to support development decisions and identify areas of improvement across product portfolio.
		40+ products, including R&D pipeline and marketed products	No
•Piloted in five products across five different product development stages and five different therapy areas to test the robustness and applicability of the framework.
•Rolled out the framework for +80% of the products in scope and will continue the implementation in 2025.

Policy	OneCode
Purpose	Guide on how to act as a company and as individuals
Scope	Everyone employed by or working on behalf of Novo Nordisk
Most senior level accountable	Executive Management
Availability	Externally available: OneCode
Applicability across Sustainability statement	•Patient protection and quality of life, page 71 •Own workforce, page 80 •Business conduct, page 90
Supporting policy documentation	•Position papers (Access to diabetes care and medicine pricing, clinical trials ethics, falsified medicines) •Principles (Data and Al ethics, processing of personal data) •Standard operating procedure

Actions
For an overview of opportunities to accelerate healthcare innovation across Obesity, Diabetes, Rare Diseases and Cardiovascular & Emerging Therapy Areas, see section 'Innovation and therapeutic focus' on page 17. The action table provides an overview of other, sustainability-linked innovation efforts. We will continuously assess relevant sustainability performance indicators to include in future disclosures.

Sustainability statement / Social / 3.1 Patient protection and quality of life
Prevention of serious chronic diseases

Policies
Novo Nordisk invests in primary prevention of serious chronic diseases, with a focus on early prevention in childhood and targeting vulnerable populations such as socially disadvantaged communities. As a gateway to other chronic diseases, we have a specific focus on prevention of obesity.

While we do not have a formal policy related to prevention, we have integrated our prevention activities into our therapy area strategies, as part of our social responsibility.

Actions
To implement our social responsibility within primary prevention, we take a multi-level approach through partnerships, working in urban environments to address issues such as nutrition, education and physical activity. We will continuously assess relevant sustainability performance indicators to include in future disclosures.

Sustainability-related costs are integrated in our ongoing business. In addition we set aside further dedicated funding across our social sustainability roadmaps related to both prevention and access to deliver on our global health equity ambitions (see also next section). Combined, we have further committed DKK 1.3 billion in investments in 2024 and 2025, excluding donations and other contributions that we report on in table 3.1.3. We will continuously assess needed investments as part of our financial planning processes. Extended value is also created through grants to health, sustainability and the life science ecosystem, via our unique ownership structure, by the Novo Nordisk Foundation, our majority shareholder through Novo Holdings A/S.

Social inclusion of patients

ACCESS TO MEDICINES

Policies
Health inequity is a global challenge, with overburdened healthcare systems facing growing pressure to deliver quality care while managing costs, disproportionately affecting people in resource-poor settings. To help drive positive impacts for our patients, Novo Nordisk has a commitment to help improve patient access and affordability. Our publicly available position papers further detail how we work with our social responsibility.

Key actions to address prevention	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Partnership with UNICEF	Partnership with UNICEF to prevent childhood overweight and obesity by building healthy environments that enable and empower children to eat well and be active. Partnership runs until 2026.	Primary focus is on Brazil, Colombia, Mexico, and Indonesia	No
•Roll-out of programmatic activities by UNICEF,
for example strengthening nutrition education in schools and promoting use of food labelling.
•UNICEF evaluates effectiveness against KPIs
covering both indirect and direct impacts of the programmatic activities and report these in a publicly available report.

Cities for Better Health
Global network of prevention partnerships at city level, addressing three core challenges to drive better health in cities: healthy food, physical activity and sustainable financing models to ensure ongoing funding.
		51 cities across the world	No
•In 2024, a new childhood obesity prevention initiative, The Childhood Obesity Prevention Initiative (COPI), was launched in six cities across Brazil, Canada, France, Japan, South Africa and Spain to accelerate the prevention of childhood obesity in disadvantaged urban communities.
•In addition, 15 affiliates received technical and financial support to start local prevention initiatives.
•A monitoring and evaluation framework is used to assess improved health-related outcomes.

Transformational Prevention Unit (TPU)
Develop scientific and scalable commercial solutions that predict and pre-empt obesity and its consequences for those at greatest risk. Established in 2023, the TPU is committed to building multi-sector partnerships with the ambition to support overall prevention efforts with substantial societal value, including socially disadvantaged groups.
		Individuals globally with higher risk of obesity	No
•Combining scientific insights with clinical, as well as public health data, with the aim to develop tailored and targeted interventions that meet specific individual and societal needs.
•The tailored approach aims to enable earlier and more accessible prediction of health and disease, improving patient outcomes and minimising unnecessary treatments and reducing healthcare costs.

Our position on access to diabetes care advocates for equal rights and accessibility to healthcare for all, as stated in the UN Universal Declaration of Human Rights. The position outlines our commitment to overcoming the barriers to effective diabetes care in low- and middle-income countries, including limited healthcare capacity and unreliable supply of medicine and equipment.

Our position on medicine pricing outlines how pricing should reflect the medicine's value to patients, society and the healthcare system. This includes multiple factors such as the medical need the product meets for clinicians and patients and how the clinical profile improves the patients' short- and long-term health outcomes and quality of life. Other factors include contracting, pricing and reimbursement system of a given country. Each country has its own healthcare system, which can provide patients with different medicines at different costs. We acknowledge global affordability challenges, including in high income countries, and collaborate with policymakers and health authorities to help develop solutions to ensure affordable access for all patients.

Actions
In support of our position statements, several action plans are underway, as outlined in the table, in order to overcome barriers to effective care for vulnerable patients, including collaborating with external partners to improve access and affordability, enhancing supply chains and improve healthcare capacity. In the US, Novo Nordisk provides rebates and sales discounts to insurance companies and other payers to secure coverage for commercially and government-insured patients. For vulnerable patient populations, we offer low-cost or no-cost programmes. Unless otherwise indicated, actions are considered recurring. Across all actions, patients reached is considered a key performance indicator to ensure progress and effectiveness of our efforts.

Sustainability statement / Social / 3.1 Patient protection and quality of life

Key actions to address access to medicines	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Ringfenced volumes Wegovy®
A proportion of Wegovy® volumes in each launch market is ringfenced for access pathways such as public reimbursement, public institution purchase or other patient access and support programmes. The focus is to improve health equity and provide affordable care.
		People with high medical need and low socioeconomic status	No	•Seven countries have agreements in place for access pathways such as public reimbursement, individual reimbursement or private insurance: UK, Japan, Switzerland, Qatar, Iceland, Norway, and Canada.
Access to Insulin Commitment	A ceiling price of USD 3 per vial in low- and middle-income countries around the world and USD 2 per vial for organisations providing relief in humanitarian settings.	77 low- and middle-income countries	No	•The patients reached through the Commitment are a part of the overall metric on vulnerable patients with diabetes reached through Novo Nordisk Diabetes care products in 2024.
Changing Diabetes® in Children
Public-private partnership founded in 2009 to provide diabetes care to children and youth with type 1 diabetes living in low and middle-income countries. This includes free life-saving medicine, blood glucose monitoring equipment and medical supplies for young people under the age of 25.
		30 countries across Africa, Middle East, Asia and South America	Yes	•An accumulate 64,743 children and youth have been reached through Changing Diabetes® in Children. •Patient education and healthcare capacity-building supported across more than 500 clinics.
iCARE business model
Improve access to diabetes care to vulnerable populations. Implementation is integrated in affiliates' business strategies and targets through four main building blocks of health equity focused diabetes management: capacity, affordability, reach, and empowerment.
		49 countries in Sub-Saharan Africa, and Indonesia	No
•Expansion of iCARE business model to Indonesia.
•Served 433 thousand people with diabetes with insulin and trained 3,778 healthcare professionals through capacity building programmes through partnerships.
•We assess effectiveness together with our partners.

Human Thermal Solution (HITS)
New flexible storage options for two Novo Nordisk human insulin products: Actrapid® and Insulatard®, making Novo Nordisk the first insulin manufacturer to introduce flexible storage options for people with diabetes in settings where refrigeration is a challenge.
		All countries where Actrapid® and Insulatard® are launched	No	•38 countries have received approvals of label update. •Expanding to all countries where Actrapid® and Insulatard® are launched depends on country approvals.
Access Innovation Incubator	Identification of new and innovative solutions to support people with diabetes. Solutions include a global partnership with MedtronicLABS to scale a digital patient pathway for diabetes management in three African countries. Our Senselet partnership in Ethiopia strengthens supply chain capacity through higher education and on-the-job training.	Ghana, Kenya, Rwanda, Ethiopia	No
•To date, the MedtronicLABS partnership has supported the enrolment of approximately 22,380 patients across 27 reference centres in three African countries.
•To date, Senselet has supported more than 1,000 front-line workers and 900 academics to receive training in healthcare supply chain management.
•From 2025 onwards, these initiatives will be transitioned and integrated into the iCARE business model to ensure alignment with local and regional strategies and activities.

Collaboration with World Diabetes Foundation	Donations to the independent and non-profit foundation, World Diabetes Foundation (WDF), to improve diabetes care by strengthening national health systems as well as primary prevention.	Low and middle-income countries	No	•In 2024, donations to World Diabetes Foundation (WDF) reached DKK 120 million.
Partnering for Change programme
Public-private knowledge-partnership between the International Committee of the Red Cross, London School of Hygiene & Tropical Medicine and the Danish Red Cross to address the growing need for chronic disease treatment for people in humanitarian crisis areas.
		Lebanon and Iraq	No
•11 peer-reviewed research publications, informing humanitarian efforts.
•Support handbook with guidance to patients in times of crises where continuity in care is disrupted.
•The partnership is ending in 2024 but the Red Cross is staying on the ground despite the escalating crises in Lebanon. New commitment is in development.

Affordability programmes in the US
Creating comprehensive, affordable patient access by focusing our efforts on key levers:
•Ensure affordable access to Novo Nordisk products to address challenges within the complex US healthcare system.
•Increase product access among low-income population and/or individuals with disabilities through Medicaid.
•Continue to offer programmes to maintain insulin affordability.
•Support vulnerable patient populations with free products across Diabetes and Rare Disease portfolios through Novo Nordisk’s patient assistance programmes.

		United States	No
•In 2024, 80% of US patients with insurance coverage for Ozempic® or Wegovy® paid USD 25 or less for each prescription, and almost 90% of US patients paid USD 50 or less.
•Substantially increased access to Wegovy® for Medicaid eligible patients with lower incomes and/or disabilities, which now accounts for 10% of Novo Nordisk’s US Wegovy® sales.
•Upheld 5+ year commitment to provide diverse insulin affordability support options, including MyInsulinRx™ programme, unbranded biologic and human insulin treatment options.
•Continued commitment of long-standing patient assistance programme to support eligible patients.
•Visit novocare.com for more information on our affordability programmes.

Sustainability statement / Social / 3.1 Patient protection and quality of life
Performance
Performance on patients reached
To track our impact worldwide we monitor the number of patients reached with Novo Nordisk's Diabetes and Obesity care products. The total number of patients treated with our Diabetes products increased 6% from 40.5 million in 2023 to 43 million in 2024. The development was primarily driven by the increase in Diabetes GLP-1-based products. We also increased the number of patients reached with Obesity treatments from 1.1 million in 2023 to 2.2 million in 2024. The 100% increase was primarily driven by the launch of Wegovy® in +10 further countries in 2024. In addition to acquiring production sites in 2024, we are currently expanding and expect to see the effect of this on the number of patients reached in the future.

Moreover, in 2024 we applied a new methodology to the number of vulnerable patients reached with Novo Nordisk's Diabetes care products. Due to different methodologies applied, vulnerable patients reached with Diabetes care products are not fully to be considered a portion of overall patients reached.
In 2024, the number of vulnerable patients treated with our Diabetes care products decreased 5% from 8.8 million in 2023 to 8.4 million in 2024. This decrease was driven by fewer vulnerable patients reached through human insulin tender sales and access and affordability initiatives.

Performance on children reached through Changing Diabetes® in Children
To track progress on our programme Changing Diabetes® in Children (CDiC), we have a target to reach 100,000 children and young people living with type 1 diabetes by 2030, starting from the inception of the programme in 2009. By the end of 2024, a total number of 64,743 children were reached. The countries in scope that contribute to reaching the target are the 30 partner countries of CDiC. The target was set by using international estimations, from the International Diabetes Federation (IDF), of number of children living with type 1 diabetes in low and middle-income countries. As part of the partnership agreements with local implementing partners, project milestones are set with the aim to improve diabetes care. The progress to reach the target is monitored quarterly and through annual reports received from local implementing partners.

Performance on donations
We have slightly increased our donations and other contributions to the World Diabetes Foundation in accordance with the donation agreement. With regards to the Novo Nordisk Haemophilia Foundation, we have increased our donation from DKK 19 million in 2023 to DKK 26 million in 2024 to support ongoing projects.

3.1.1 Patients reached with Novo Nordisk's products	Unit	2024	2023	2022
Patients reached with Novo Nordisk's Diabetes and Obesity care products	Number in millions	45.2	41.6	36.9
Patients reached with Novo Nordisk's Diabetes care products	Number in millions	43.0	40.5	36.3
Patients reached with Novo Nordisk's Obesity care products	Number in millions	2.2	1.1	0.6
Vulnerable patients reached with Diabetes care products[1]	Number in millions	8.4	8.8	–
1. 2023 figure for Vulnerable patients reached with Diabetes care products has been restated from
6.7 millions.

3.1.2 Changing Diabetes® in children	Unit	2024	2023	2022
Children reached through the Changing Diabetes® in children programme	Number	64,743	52,249	41,033
2030 target	Number	100,000

3.1.3. Donations and other contributions	Unit	2024	2023	2022
Total donations and other contributions	mDKK	146	138	126
World Diabetes Foundation (WDF)	mDKK	120	119	93
Novo Nordisk Haemophilia Foundation (NNHF)	mDKK	26	19	33

ACCOUNTING POLICIES
Patients reached with Novo Nordisk's Diabetes and Obesity care products
Estimated by dividing Novo Nordisk's annual sales, samples and donations volume by the annual usage dose per patient for each product class, as defined by the WHO (for Diabetes) or in accordance with the dose strength of the product (for Obesity). Devices are excluded. Methodology has been changed compared to previous years as samples and donations have been added in 2024. The impact on the comparative figures is deemed immaterial and hence no restatement has been made.

Vulnerable patients reached with Novo Nordisk's Diabetes care products
Defined as a patient who received Novo Nordisk Diabetes care products either through products sold under local affordability thresholds, based on World Bank data and local healthcare expenditures, or public tenders in low-, lower middle- or upper middle- income countries (LMICs) as defined by the World Bank, or through specific diabetes access and affordability programmes or humanitarian donations. Vulnerable patients are estimated by using two methods: firstly, reach of one vulnerable patient is defined as sales volume in LMICs corresponding to an annual drug usage dose per patient as defined by WHO through public tender sales, products sold under affordability thresholds, or humanitarian donations and for vulnerable patients reached in the US through products supplied in select programmes. Secondly, for US access and affordability programmes, reach of one vulnerable patients is defined at the time of enrolment based on patient programme reports.

Children reached through the Changing Diabetes® in Children programme
Estimated as the total accumulated number of children and youth enrolled since the initiation of the partnership in 2009. Children participating for multiple years are only included once in the year of enrolment. Children and youth are defined as 0-25 years old and living in poverty as defined by the World Bank.

Donations and other contributions
The monetary donations from Novo Nordisk to the World Diabetes Foundation (WDF) and the Novo Nordisk Haemophilia Foundation (NNHF) are recognised when the donation or contribution is paid out.

Sustainability statement / Social / 3.1 Patient protection and quality of life
ACCESS TO CLINICAL TRIALS

Policies
In accordance with our OneCode policy, we believe health equity is central to the development of new treatments, as everyone should have access to medical products regardless of demographics, underlying diseases or social factors.

We focus our efforts on promoting diversity, equity and inclusion (DE&I) in clinical trial conduct to ensure that scientific data are representative of the patient population and have internal procedures in place to support such efforts. We acknowledge that accomplishing this demands tailored solutions specific to each trial programme.

Actions
To further advance our health equity efforts in clinical trial conduct, we focus our efforts on implementing DE&I considerations and decentralised trial elements
(DCT) as outlined in the table. Unless otherwise indicated, actions are considered recurring.

Global efforts to enhance DE&I in clinical trials are led by an expert function in our Global Clinical operations area. Local efforts focusing on US activities are driven by our North American Organisation. However, DE&I efforts impact all functions across the value chain involved in the design, planning and execution of clinical trials. We will continuously assess relevant sustainability performance indicators to include in future disclosures.

Key action to address access to clinical trials	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Promotion of DE&I in clinical trials	Framework for integrating DE&I in clinical trial planning and execution to ensure that clinical trial participants are representative of the patient population.	Global trials on a fit-for-purpose basis	No
•Current focus has primarily been on US population.
•Global actions include launch of a training programme in order to upskill relevant staff.
•We participate in a public-private partnership (IHI READI) that aims to improve representation and inclusion in clinical research.
•Overall effectiveness is assessed on an ongoing basis and we continuously assess how to optimise internal processes, including technology and data capture.

Integration of decentralised trials (DCT) elements
Integrating DCT elements to help improve access
to clinical trials, a more diverse pool of participants and a higher retention rate, for example by allowing assessments to be conducted at patients’ preferred location.
		Global trials on a fit-for-purpose basis	No
•In 2024, over two thirds of our active phase 2-3 clinical trials included one or more DCT elements.
•We actively engage with regulatory bodies, clinical research sites and patient advocacy groups to address the various barriers for implementing DCT elements in clinical studies.

Patient safety

PRODUCT QUALITY AND SAFETY
Policies

Every day, people rely on the quality and safety of our products. Various systems and standard operating procedures help us to safeguard this, including Novo Nordisk’s quality management system, which ensures we adhere to the highest quality standards and mitigate negative impacts and risks related to the safety of patients, for our authorised medical products and devices.

Furthermore, our global pharmacovigilance system collates all safety information to monitor the safety of our products and devices and ensure that we meet all regulatory requirements to protect the safety of patients and clinical trial participants. The pharmacovigilance system has three key processes:
1) safety data collection, 2) data analysis and evaluation, and 3) routine reporting to health authorities and communication with relevant parties.

The Global Head of Safety is responsible for the global pharmacovigilance system, ensuring that all relevant safety data reported to Novo Nordisk on investigational, authorised, and that marketed pharmaceutical products and medical devices are recorded, evaluated, and collated for surveillance and reporting.

CLINICAL TRIAL SAFETY

Policies
All Novo Nordisk’s clinical trials and clinical research activities are governed by national laws and international conventions2 as described in our publicly available position on clinical trials ethics and are integrated into our standard operating procedures to ensure safe global clinical research activities.

Special consideration is given to vulnerable patient populations, including children and the elderly. If clinical research involves vulnerable patients, it is always evaluated whether the study should have an external Data Safety Monitoring Board to ensure independent safety review of the study. To ensure that our medicinal products and formulations are safe and effective for a paediatric population, we develop paediatric plans as required by the
European Medicines Agency, the UK Medicines & Healthcare Products Regulatory Agency, and the FDA and Good Clinical Practice Guidelines. We conduct paediatric clinical trials with minimal disruption and interference with the children’s and their families’ daily lives.

2. Including The Declaration of Helsinki, the International Conference on Harmonisation Guideline for Good Clinical Practice, Good Pharmacoepidemiology Practices, the Nuremberg Code, the UN Guiding Principles on Business and Human Rights, the Belmont Report and UNESCO’s Universal Declaration on Bioethics and Human Rights.

Sustainability statement / Social / 3.1 Patient protection and quality of life
Our internal, multidisciplinary Paediatric Expert Group offers guidance to aid such principles. Additionally, processes for seeking informed consent from a minor or their legally authorised representative must take place in accordance with local regulations and Novo Nordisk’s instructions.
Actions
The safety and quality of our products and clinical trials are prerequisites to Novo Nordisk's operating model. We routinely monitor the safety and quality by adhering to all relevant procedures and regulations.

Patient safety is managed through our quality management and pharmacovigilance systems with the involvement of various internal functions. The pharmacovigilance system is owned and operated by the Global Patient Safety Department. There is close cooperation and alignment with the regions and affiliates, each responsible for managing matters related to local pharmacovigilance. Our quality management system is operated by the Global Quality organisation with the system applicable throughout the product development process, from R&D activities to production sites and across affiliates.

Key actions to address quality and safety	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Mitigating risks related to product safety and quality signals
Monitoring and using safety information from patients to take timely and appropriate action to improve product quality and safety. Outcomes are monitored in our risk management system and a risk management plan is prepared in accordance with regulatory requirements.
		All Novo Nordisk products with marketing authorisation and products in Novo Nordisk sponsored clinical trials	No
•A safety committee with members from all relevant functional areas is established prior to any clinical investigation of a new pharmaceutical product or medical device, providing assessments of safety data throughout the product or device’s life cycle.
•Number of product recalls and failed inspections are reported to track effectiveness. In 2024, we tracked three product recalls and 0 failed inspections.

Mitigating safety risks in clinical trials
Detailed protocol for each clinical research activity based on scientific methodology and ethical considerations, to be approved by an Independent Ethics Committee, Institutional Review Board or other appropriate bodies, as well as by regulatory authorities prior to study start.
		All Novo Nordisk sponsored clinical trials	No
•Relevant safety information is continuously assessed during Novo Nordisk-sponsored clinical research activities and appropriate actions taken if risks outweigh potential benefits. In the event of any clinical research-related injury, participants are compensated according to domestic laws.

Performance
To manage impacts and risks related to product safety and quality signals, Novo Nordisk tracks the number of product recalls. In 2024, we had three product recalls, due to cracked cartridges of insulin products in South Africa, underfilled vials in the Czech Republic and incorrect labelling of products in clinical trials. None of the recalls had serious adverse health consequences.

Furthermore, we actively monitor inspections to ensure compliance with health inspection requirements. In 2024, 180 inspections were conducted, and we did not fail any inspections. At year-end, 144 inspections were passed and 36 were in-progress, as final inspection reports had not yet been received, or the final authority’s acceptance was pending. Follow-up on in-progress inspections will continue in 2025.

3.1.4. Product recalls and failed inspections	Unit	2024	2023	2022
Product recalls	Number	3	2	3
Failed inspections	Number	0	0	0

ACCOUNTING POLICIES
Failed inspections
Inspections where FDA warning letters or European Medicines Agency non-compliance letters related to Good Medical Practice inspections are received, Good Medical Practice/ISO certificates for strategic sites are lost, pre-approval inspections result in a complete response letter, study conclusions are changed due to Good Clinical Practice/Good Laboratory Practice inspection issues, or marketing or import authorisations are withdrawn due to inspection issues. Strategic sites are defined as the manufacturing sites in Brazil, China, Denmark, France, and the US. Acquired companies' inspections are defined as inspections run by the acquired company. Inspections at acquired companies run by Novo Nordisk are reported as Novo Nordisk inspections.

Product recalls
Number of times Novo Nordisk has instituted a recall of a product from the market due to patient safety reasons, including recalls in connection with clinical trials. A recall may affect multiple countries.

Sustainability statement / Social / 3.1 Patient protection and quality of life
FALSIFIED MEDICINES

Policies
Falsified medicines are a global problem that pose severe risk to public health and patient safety worldwide. These illegally manufactured products may contain the wrong or incorrectly dosed active pharmaceutical ingredients or harmful substances leading to serious adverse effects. Falsified products are at an all-time high, driven by the surge in demand for weight-loss drugs and injectable products. Novo Nordisk helps investigate suspected cases of pharmaceutical crime and takes a proactive approach to managing negative impacts and risks to patients.

The handling of suspected falsified Novo Nordisk products is outlined in our OneCode policy and covered in our quality management system and standard operating procedures, supporting the monitoring, signal detection and reporting to health authorities of alleged occurrences. Further details can be found in our publicly available position on falsified medicines.

Novo Nordisk detects falsified medicines through reported product complaints from patients, healthcare professionals and authorities, as well as through field- and online surveillance by investigative firms. Specialised security services are used to conduct investigations, test purchases and for decommissioning. With the support of local investigation firms, we also perform market searches to help health authorities locate and seize falsified products. We collaborate with authorities in over 20 countries, including Europol and Interpol, to support and facilitate the detection of falsified medicines.

Global responsibility for product protection lies with the Head of Global Security who leads our efforts to protect key products and patents.

Actions
To further prevent falsified or mislabelled medicines entering the pharmaceutical distribution system, Novo Nordisk pursues targeted actions as outlined in the table. Unless otherwise indicated, actions are considered recurring.

Resources for our product protection programme lie with Global Security, however, the programme is implemented globally at regional and affiliate-level, with more extensive efforts being conducted in high-risk markets. To ensure the continued effectiveness of our actions, Novo Nordisk is a member of the Pharmaceutical Security Institute, which fights falsified medicines worldwide. We will continuously assess relevant sustainability performance indicators to include in future disclosures.

Key actions to address falsified medicines	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Product protection end-to-end solutions
Applying relevant security features based on risk assessment and regulatory requirements, including reinforcing supply chain integrity through security specifications in distribution and warehouse contracts.
		Global operations and downstream value chain	No
•In 2024, we continued to review the security of our supply chain including agile testing solutions and rapid testing devices to support swift identification of falsified medicines.
•We continuously review our approach to the protective features of products, from overt to covert solutions.

Awareness campaigns and training	Awareness campaigns and onboarding programme to prevent patients from buying medicines outside legitimate channels, including more information for healthcare professionals.	Global operations and downstream value chain	No
•Rolled out a dedicated, onboarding programme to over 1,600 employees in relevant functions.
•Launch of awareness programme for law enforcement agencies enabling an increase in seizures of falsified medicines.
•Launch of other external awareness campaigns for patients via social media and our website.

Sustainability statement / Social / 3.1 Patient protection and quality of life
Information-related impacts for patients and
clinical trial participants

Policies
Data protection is integrated in our global ethics and compliance framework, as outlined in our OneCode policy and relevant standard operating procedures. Strict data protection applies to all personal data related to patients and clinical trials and is implemented in accordance with all applicable data protection requirements. We outline how we work with data protection in our publicly available data ethics standards and personal data processing principles. Before initiating clinical trials, we ensure that participants are well informed about their privacy rights including the legitimate disclosure of data.

We disseminate scientific knowledge obtained through clinical trials for the benefit of society. Our commitment to transparency of clinical research activities is outlined in our clinical disclosure and reporting instructions, which are aligned with legal requirements and ethical principles3 and owned by the Head of Regulatory, Quality and Clinical Reporting. Through our clinical reporting and transparency efforts we ensure that results from Novo Nordisk sponsored clinical research activities are disclosed in public registers. To make research more accessible, we aim to publish Plain Language Summaries (PLS) for our phase 3 primary data publications to translate complex scientific information in an easy-to-understand format in accordance with our standard operating procedures.

Following successful completion of a clinical trial programme, we work in close collaboration with global health authorities to ensure informative and accurate product labels to guide patients’ use and outcomes of treatment. Processes for safeguarding labelling quality in the markets in which Novo Nordisk operates are outlined in standard operating procedures, which are the responsibility of Global Regulatory Affairs.

We communicate with healthcare professionals about our products to encourage informed use, so they can make the best treatment choices for the benefit of their patient’s health. We have strict guidelines in place to only promote our products for uses that have been approved by the appropriate regulatory authority in a manner that is truthful, accurate, non-misleading, balanced and consistent with the approved product label. Off-label promotion is prohibited as outlined in our OneCode policy.

3. Including, but not limited to, World Medical Association Declaration of Helsinki - Ethical Principles for Medical Research Involving Human Subjects.

Actions
The management of information-related impacts and risks is a prerequisite to our operating model. We therefore routinely take action to prevent and mitigate any information-related risks and impacts for patients and clinical trial participants while maintaining strict adherence to all relevant regulations and standards.

The management of information-related impacts involves various functions. Our Global Ethics and Compliance Office oversees the global data privacy agenda, together with expert functions throughout the organisation. Ensuring informative and accurate labels is a cross-functional undertaking anchored in our Global Regulatory Affairs Department, working closely with our affiliates, regions and functions engaged in global development programmes. The Clinical Reporting Department ensures transparency of clinical research activities together with colleagues across our global development programme. We will continuously assess relevant sustainability performance indicators to include in future disclosures.

Key actions to address information-related impacts	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Improving transparency of our Patient Information and Informed Consent forms (PIIC)
Update of PIIC forms to enhance general transparency with respect to i) engaging in Novo Nordisk sponsored clinical trials and ii) how privacy rights of patients are protected. Project expected to be completed by May 2025.
		Intended for use in global clinical trials. Will be adaptable to local deviations	No	•We continuously assess improvement areas when it comes to privacy rights of patients.
Communicating and raising awareness of informed use of our products
All promotional materials for our respective
products undergo robust legal, medical and regulatory review processes. We continuously strengthen our guidance and communication to ensure healthcare professionals are equipped with appropriate information about our products and the underlying clinical data to make the best decisions for patients.
		Global operations related to product communication	No
•Training healthcare professionals on approved indications of our products and key messages around responsible use.
•Alignment with authorities to support proactive communication to emphasis the indication of our products.
•Field forces and commercial functions in all markets have been provided with clear guidance on how only to engage in conversations for approved labels of our products.

Sustainability statement / Social / 3.2 Own workforce
3.2 Own workforce

As a pharmaceutical company, we depend on talented people and innovative ideas. Our workforce spans employees working at our production sites and in laboratories to sales representatives and administrative employees. In light of our current expansion, our workforce has grown substantially to help meet the surge in demand of our medicines. We have in 2024 implemented a sustainable growth strategy, moderating the pace of recruitments in order to ensure a good workplace for all employees.

Material impacts, risks and opportunities (IROs)

Identified IRO	Category	Value chain
Employee benefits and flexible working conditions		•Own operations
Potential human rights incidents		•Own operations
Novo Nordisk upholds good working conditions globally for all employees hired on an employment contract, offering benefits and flexibility to promote employee wellbeing. Novo Nordisk has been voted a top workplace across several countries and regions as part of the Best Places to work programme, highlighting our positive impact when it comes to offering an attractive, global workplace. We do not tolerate any potential human rights violations and will manage any harm according to our procedures. Examples of human rights incidents related to own workforce in Novo Nordisk include potential incidents related to safe and healthy working conditions, right to privacy and data protection as well as employee’s rights. No specific parts of our operations have been found to be at specific risk of forced or child labour, and most of our employees work in low-risk countries, according to the Global Rights Index.

Identified IRO	Category	Value chain
Healthy and safe work environment		•Own operations
When we research, produce and manufacture pharmaceutical products, we aim to operate to the highest health and safety standards, which includes ensuring that employees feel physically and mentally safe regardless of whether they work in a physically demanding or sedentary working environment. We recognise that health and safety incidents can lead to negative impacts for those affected.

Positive impact Negative impact Opportunity Risk

In 2024, we witnessed serious incidents in connection with the expansion of our production capacity which have resulted in heightened levels of safety measures being implemented across the organisation.

Identified IRO	Category	Value chain
Equal opportunities fostering innovation		•Own operations
To sustain an innovative work culture, Novo Nordisk has positive impacts on our employees by continuously strengthening our efforts in diversity, equity, and inclusion to ensure that every employee can contribute, feel a sense of belonging and has equitable career opportunities. Furthermore, by offering comprehensive training and development opportunities for all, we support our employees to keep learning and growing.

Identified IRO	Category	Value chain
Attracting talent to enable continued innovation		•Own operations
We recognise that, as an innovation company, we are exposed to potential risks because our business depends on attracting and retaining talent. We are especially dependent on research and development to sustain continued innovation. The deliberate slowdown in recruitment does not affect our commitment to ensure that we can attract the right skills, experience and qualifications across our global operations.

General processes for workforce engagement
We engage with our own workforce both directly and indirectly through multiple processes to inform our decisions. The main way we obtain direct feedback from our employees is through our yearly employee survey Evolve. The survey ensures that we continue to monitor and improve Novo Nordisk as a workplace and all teams work actively with the results every year.

Furthermore, we engage with workers’ representatives. In Denmark, employees are represented by local unions and associations, and in European affiliates, workers’ representatives are elected by the employees. In some of our international affiliates, engagement will take place directly with employees.
The frequency of engagement varies across our operations; in Denmark, we have scheduled dialogue meetings between management and workers’ representatives at least every quarter. Dialogue with the European Works
Council (EWC) secretariat takes place on an ongoing basis, and includes an annual meeting with all EWC representatives. Negotiations on topics such as salary and collective bargaining agreements depend on the agreed time frame. These dialogues support us in assessing the general effectiveness of our employee-related efforts and is implemented by local People & Organisation teams and managers. In Denmark, worker's representatives are also represented at the Board of Directors, further enhancing dialogue and representation.

Sustainability statement / Social / 3.2 Own workforce
General process for remediation
There are multiple ways in which employees can raise workplace-related grievances and concerns, including through the local or global People & Organisation or Legal function, Business Ethics Compliance Office, Group Internal Audit, Novo Nordisk Way facilitations, the annual Evolve survey, onboarding surveys and the Ombudsman function.

Individual cases concerning unfair treatment of a particular employee will usually be handled by the Ombudsman function. We will not tolerate discrimination or retaliation against persons who file a report or participate in an investigation in good faith.

Employees can always report any concerns anonymously through the publicly available Novo Nordisk Compliance Hotline. The Compliance Hotline is further described in section 4.1 ‘Business conduct’, under 'Compliance Hotline and protection of whistleblowers', on page 91, including our anti-retaliation policy.
We place importance on the provision of effective remedy wherever employees’ rights have been found to have been negatively impacted.

Working conditions and other work-related rights

Policies

Policy	Labour Code of Conduct
Purpose	Minimum labour standards for our employees
Scope	All Novo Nordisk employees
Most senior level accountable	Executive Management
Availability	Externally available: Novo Nordisk Labour Code of Conduct
Applicability across Sustainability statement	•Own Workforce, p. 80
Supporting policy documentation	•Anti-harassment Framework

Novo Nordisk’s Labour Code of Conduct1 details globally adopted minimum labour standards for our employees, to safeguard employees' rights and promote favourable working conditions to remain an attractive workplace. As detailed in our policy, we operate in accordance with all applicable laws and regulations.

All employees are required to receive secure employment and adequate income in a standard working week to meet their basic needs, along with discretionary income. This is achieved by maintaining employee salaries and benefits above the living wage of a given country, the statutory minimum wage given by law, prevailing industry benchmarks, or the wage negotiated in collective agreements, whichever is the highest. Periodic assessments and adjustments are made to account for changes in the cost of living and economic conditions.

We track permissible working hours to ensure adequate work-life balance. To empower employees, we offer various flexible working solutions. In line with local business requirements, employees can apply for options such as a career break, a compressed working week or reduced working hours according to personal needs. Pay and benefits are adjusted accordingly. Employees are covered by social protection through public programmes or benefits offered by Novo Nordisk.
Novo Nordisk respects our employees’ right to associate freely and to join or refrain from joining labour unions and workers’ councils without fear of discrimination or retaliation. Where the right of freedom of association and collective bargaining is restricted or prohibited under law, we do not hinder employees from developing alternative mechanisms to express their grievances and protect their rights regarding working conditions. To encourage social dialogue, Novo Nordisk also engages with workers' representatives, for example, through Novo Nordisk’s European Works Council (EWC).

We protect equal treatment and opportunities for all employees, including a working environment free from discrimination and harassment. Equality means free from discrimination due to grounds of gender, family status, race and ethnic origin (including colour), national or social origin, religious beliefs, political orientation, sexual orientation and identity, marital status, age, disability or other categories protected by national, state or local laws. Our internal Anti-harassment Framework sets out the global minimum standards for a fair process when handling any cases of harassment at Novo Nordisk and is implemented by local People & Organisation and Ethics & Compliance units. Employees working in North America are safeguarded from harassment and discrimination through a local process and framework.

We process employee data as part of conducting our business. Our OneCode policy and Ethics & Compliance programme are the basis for our global privacy and data ethics compliance across the value chain. These set the minimum global standards for how we handle and protect personal data, together with applicable laws and regulations.

The Labour Code of Conduct also outlines expected minimum requirements regarding Novo Nordisk employees’ human rights at work, in line with our Human Rights Commitment. Our policy commits to prohibition, prevention, and mitigation of forced, bonded or debt labour, slavery, servitude, human trafficking and child labour. For information on our human rights policy, we refer to section 3.3 ‘Workers in the value chain’ on page 88.

Actions
Recurring actions related to working conditions are outlined in the table.
Some of our actions supporting our positive working conditions are described in other sections, for example, strengthening of parental leave as described in the section 'Equal treatment and opportunities for all' on page 86. Overall, the effectiveness of our actions is assessed through continuous engagement with our employees and all leaders are expected to tend to the wellbeing of their employees.

Resources allocated to managing impacts and risks related to own working conditions are handled by our Global People and Compliance units as well as local People & Organisation teams depending on affiliate size.

1. The Labour Code of Conduct is aligned with the UN Guiding Principles on Business and Human Rights, the International Bill of Human Rights, the International Labour Organization’s Declaration on Fundamental Principles and Rights at Work and the UN Global Compact Ten Principles.

Sustainability statement / Social / 3.2 Own workforce

Key actions to address working conditions in own workforce	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Mitigating risks related to own workforce or potential human rights breaches
Risks are assessed and addressed through mitigating actions on an ongoing basis, in accordance with the enterprise risk management framework. Any remedy is applicable in accordance with, local, legal requirements.
		Global operations	No
•Risk mitigation efforts are carried out continuously, and includes support to relevant affiliates on compliance with for example local legislation.
•With respect to human rights efforts, we are in the process of upskilling our workforce to strengthen our due diligence for our own operations.

Due diligence assessment of Labour Code of Conduct
In 2024, we have initiated a due diligence assessment of our Labour Code of Conduct to evaluate the effectiveness of its global implementation since its launch in 2019 to ensure we protect our working condition standards. To be completed in 2025.
		Global operations	No	•The finalisation of the assessment in 2025 will provide insights for potential future action plans.

		Permanent employees (headcount)			Temporary employees (headcount)			Non-guaranteed hours employees (headcount)			Total
3.2.2 Characteristics of Novo Nordisk's employees[2]	Unit	2024	2023	2022	2024	2023	2022	2024	2023	2022	2024	2023	2022
Men	Number	34,720	–	–	2,696	–	–	0	–	–	37,416	–	–
Women	Number	33,920	–	–	2,791	–	–	0	–	–	36,711	–	–
Other/not reported	Number	29	–	–	0	–	–	0	–	–	29	–	–
2. Total headcount of 77,349 as per note 2.4 'Employee cost' on page 110 in the Consolidated financial statements. The variance of 3,193 employees is due to Catalent employees not being included.

3.2.3 Employees and employee turnover[3]	Unit	2024	2023	2022
Total number of employees (FTEs) – excluding Catalent	FTEs	73,109	63,370	54,393
Total number of employees (headcount) – including Catalent	Number	77,349	64,319	55,185
Total number of employees (headcount) – excluding Catalent	Number	74,156	64,319	55,185
• Denmark	Number	34,185	28,692	22,916
• EMEA (Europe, the Middle East and Africa), excluding Denmark	Number	9,928	8,808	7,954
• North America (US, Canada)	Number	9,279	8,315	7,250
• Region China (Mainland China, Hong Kong, Taiwan)	Number	6,977	6,485	6,148
• Rest of World (all other countries)	Number	13,787	12,019	10,917
Number of leavers	Number	3,574	–	–
Employee turnover	%	5.5	5.5	8.2
3. Total headcount of 77,349 as per note 2.4 'Employee cost' on page 110 in the Consolidated financial statements. The variance of 3,193 employees is due to Catalent employees not being included.

Performance
To measure our employee's engagement, we track our yearly employee survey (Evolve) index score. The result of the 2024 employee survey is broadly in line with the one from 2023, with a slight decrease of 1 percentage point of favourable answers. Novo Nordisk continues to score in the top quartile when benchmarked against external organisations regarding having a purpose-driven workplace.

3.2.1 Enterprise Evolve score	Unit	2024	2023	2022
Enterprise Evolve score	%	85	86	85

In 2024, we continued to expand our business while focusing on being an attractive workplace. We increased our workforce by 9,837 employees since 2023, ending the year with 74,156 employees. The most significant increase was at our production sites, particularly within manufacturing and quality, as well as professionals within Digital & IT. Aligned with our sustainable growth objectives, we continue to safeguard the wellbeing of our employees. Our focus resulted in an employee turnover of 5.5%, consistent with 2023.

Currently, Novo Nordisk's HR systems allow employees to select the gender with which they most identify. We are committed to increasing awareness of this self-identification option for future disclosures to disclose on other/not reported.

To support our policy of employees having the right to form or join associations and to bargain collectively, we began reporting on the number and percentage of collective bargaining coverage for Denmark in 2024. There are five collective bargaining agreements currently in effect, covering 32% of the workforce in Denmark. All employees covered by collective bargaining agreements in Denmark are also covered by workers' representatives, resulting in a 32% representation.

With respect to adequate wages, we provide employees with pay that is above the living wage in the given country.

3.2.4 Collective bargaining agreements and workers' representatives coverage	Unit	2024	2023	2022
Number of collective bargaining agreements – Denmark	Number	5	–	–
Percentage of employees covered by collective bargaining agreements and workers' representatives – Denmark	%	32	–	–

Sustainability statement / Social / 3.2 Own workforce
In 2024, Novo Nordisk had 167 substantiated people-related cases, which is based on people who have filed a complaint or concern of different levels of severity and which have been confirmed. Hereof, 139 cases related to harassment, including discrimination. None were deemed as severe cases of human rights incidents. Various activities took place during the year to ensure awareness of speak-up channels and completeness of data. In 2024, the architecture of our grievance mechanisms has been improved and the internal governance has been strengthened, to support registration of incidents reported and investigated locally. We will continue to promote our speak-up culture and anti-harassment framework as part of our company-wide campaigns. We acknowledge that there may be cases which are not being reported to our Compliance Hotline.

3.2.5 Incidents, complaints and severe human rights impacts	Unit	2024	2023	2022
Substantiated people-related cases	Number	167	–	–
• Hereof substantiated cases of harassment, including discrimination	Number	139	–	–
• Hereof substantiated cases of severe human rights incidents	Number	0	–	–
• Hereof breaches of the UNGPs	Number	0	–	–
• Hereof number of complaints filed against Novo Nordisk to National Contact Points for OECD Multinational Enterprises	Number	0	–	–
Amount of material fines, penalties and compensation related to the above mentioned incidents	mDKK	0	–	–

ACCOUNTING POLICIES
Enterprise Evolve score
Measures the average percentage of favourable answers to the 18 engagement items shared in Novo Nordisk’s annual employee survey. Favourable answers are defined as ‘Agree’ and ‘Strongly agree’ to positively framed questions. The survey is administered by an external vendor.

Employees (headcount)
Measured as the headcount of all employees at year-end, excluding externals, employees on unpaid leave, interns, Bachelor’s and Master’s thesis employees and substitutes. Employee data is based on registrations in Novo Nordisk’s HR systems. Employees are attributed to geographical regions according to their primary workplace.

Number of leavers
The number of employees, excluding temporary employees, who left the
Novo Nordisk Group during the year.

Employee turnover
Measured as the number of leavers during the financial year, divided by the average number of employees, excluding temporary employees. Employees working for Group companies that have been sold are not counted as having left the Group.

Collective bargaining agreements and worker's representatives
Comprises the absolute number of the different types of collective bargaining agreements based on specific employee sub-groups (administrative, technicians, operators, skilled workers, etc.) in Denmark. Percentage of employees covered by collective bargaining agreements and workers' representatives are calculated as headcount covered in Denmark at year-
end divided by total headcount in Denmark at year-end.

Substantiated people-related cases
Cases that, through a formal process, have been reported to or filed with the Compliance Hotline and have been substantiated or partially substantiated based on an investigation during the year. Cases are within the overarching categories of the global anti-harassment framework, the Novo Nordisk Way and Ombudsman, as well as other potential human rights breaches for internal employees, consultants and other externally hired individual workers.

Substantiated cases of harassment, including discrimination
Cases that have been closed as substantiated or partially substantiated based on an investigation under the Novo Nordisk Way and the global anti-harassment framework for our own workforce.

Severe human rights incidents
Any substantiated case of severe adverse human rights impacts (child labour or forced labour) reported via Novo Nordisk’s Compliance Hotline for our own workforce, that has been closed during the year based on an investigation.

Breaches of the UNGPs
Incidents presenting a breach to the United Nations Guiding Principles on Business and Human Rights.

Complaints filed with OECD Multinational Enterprise Contact Points
Cases filed against a Novo Nordisk legal entity (parent or affiliate) under the OECD’s database of specific instances.

Amount of material fines, penalties and compensation related to the above-mentioned incidents
Damages resulting from violations of social or human rights laws, including discrimination and severe human rights incidents, where a Novo Nordisk legal entity (parent or affiliate) has been found in violation by a court of law and been condemned to pay material fines, penalties or compensation.

Health and safety

Policies

Policy	Health and Safety
Purpose	Ensure safety, mental and physical wellbeing
Scope	Applies across all operations, including contractors
Most senior level accountable	Executive Management
Availability	Externally available: Health and Safety
Applicability across Sustainability statement	•Own workforce, page 80
Supporting policy documentation	•Local health and safety instructions

Novo Nordisk's Health and Safety policy focuses on a holistic approach and encompasses safety, physical wellbeing, mental wellbeing and health promotion, with the overall goal of prevention and continuous health improvements. The objectives of the policy are to ensure high standards in our operations, promote a healthy lifestyle, make employees and leaders accountable for workplace safety, ensure that the working environment is not compromised for economic or productivity reasons, and fulfil all necessary legal requirements.

Sustainability statement / Social / 3.2 Own workforce
Our policy is implemented through our health and safety management system, which applies to Novo Nordisk employees globally. The system includes specific health and safety requirements, for instance regarding risk assessments, emergency procedures and preparedness. The procedures are supported by dedicated training of all managers and health and safety employees as well as basic training of employees globally. All our production facilities are certified by international standards for health and safety (ISO 45001) and are regularly audited internally and externally.

Actions
Our health and safety actions are implemented in a partnering approach with all business areas across the Group. Internal functions responsible for the actions include a global Health and Safety unit, which sets the direction and collaborates across business areas dedicated specifically to health and safety. Furthermore, the health and safety management system includes requirements for the involvement of employees across the group.

Performance
In 2024, Novo Nordisk had 173 accidents, primarily related to production expansion. Several actions were immediately taken across Novo Nordisk, including to ensure that work permits are in place for all non-routine high-hazard work such as hot work and working at height. Moreover, emergency procedures have been reviewed and emergency response teams have been established where not already in place. From 2025, Novo Nordisk will introduce a new, global safety target to sustain and enhance focus on driving prevention of potential and serious accidents.

To measure progress against our local and global health initiatives, we set targets applicable across our global operations to reduce and prevent accidents from occurring. Our safety target has the aim of 10% annual improvement in rate of recordable work-related accidents (also commonly referred to as Lost Time Accident Frequency (LTAF) or Lost Time Injury Frequency (LTIF)).

Key actions to address health and safety	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Local health and safety action plans
A bottom-up management review is conducted
on an annual basis to assess the effectiveness of
the health and safety management system. Each business area has committed to a local health and safety plan addressing all strategic focus areas and relevant risks associated.

Any remedy is provided based on local, legal requirements and global support options are made available for affected employees.
		Global operations	Yes
•Safety: Performance against health and safety metrics include 173 recordable work-related accidents. Several actions were taken to ensure that safety is systematically addressed.
•Mental wellbeing: 13.8% of employees reported symptoms of stress. Areas with a high level of stress symptoms have been offered support from
an organisational psychologist, focusing on organisational aspects, psycho-social factors and leadership.
•Physical wellbeing: 6.8% reported symptoms of work-related physical pain. Targeted efforts in areas with a high level of work-related pain has been piloted supporting local business areas to address root causes systematically. Further, interventions in Denmark and competency building on work-related pain at global production sites have been conducted.
•NovoHealth: The employee health promotion programme focuses on physical activity, healthy eating, individual mental wellbeing, nicotine cessation, weight management and health checks.

Specific actions related to health and safety incidents
In response to expansion-related health and safety risks, further measures have been implemented in 2024 to prevent fire-related accidents in the future, including mapping of high-risk activities, establishing work permit offices, and review of emergency response plans.
		Global operations, with a focus on capacity expansion projects	No
•New safety KPI was developed, applicable from 2025, expanding the scope of reported accidents and investigations to further prevent incidents across 10 high-risk hazards, including activities related to working at heights and hot work.

3.2.6 Health and safety (own employees)	Unit	2024	2023	2022	Year-on-year reduction target
Workforce covered by health and safety management system (headcount)%		100	–	–
Recordable work-related accidents	Number	173	153	128
Rate of recordable work-related accidents[4]	Accidents per million hours worked	1.2	1.3	1.3	10%
Fatalities as result of work-related injuries	Number	0	1	2
Employees reporting symptoms of stress	%	13.8	13.8	13.8	10%
Employees reporting symptoms of work-related physical pain	%	6.8	7.1	7.8	5%
4. Rate of recordable work-related accidents was previously reported as Frequency of occupational accidents. Figures for 2022 and 2023 have been restated from 1.5 accidents per million hours worked in both years.

Sustainability statement / Social / 3.2 Own workforce
The calculation method for the rate of recordable work-related accidents was changed as of January 2024 to follow the international standard definition, harmonising the FTE equivalent working hours to 2,000 hours a year compared to the previous 1,600 hours, and using an average FTE number instead of year-end figures.

The rate of recordable work-related accidents decreased by 8% in 2024, which does not meet the 10% annual improvement target. In 2024, it was reduced to 1.2 accidents per million hours worked compared to 1.3% in 2023. The decrease is primarily caused by an increased safety focus from top management, based on awareness of the elevated risk level connected to production expansion.
This focus has been communicated down through line of business and has been supported by clearer safety requirements and safety behaviour initiatives.
In 2024, Novo Nordisk had 173 accidents with reported absence compared to 153 in 2023, which is in line with the increase in the number of employees. Furthermore, Novo Nordisk had zero work-related fatalities in 2024 compared to 1 in 2023.

To improve mental and physical well-being, we have set targets to reduce the number of employees reporting symptoms of stress by 10% year-on-year and to reduce employees reporting symptoms of work-related physical pain by 5% year-on-year. In 2024, 13.8% of employees responded that they had experienced symptoms of stress, which is in line with the 2023 result, hence the target of 10% annual improvement has not been met. The reasons are many and vary across the organisation. The overarching cause is the growth of the company, leading to both onboarding-related burdens and organisational changes which are known risk factors to mental wellbeing. In Production and Operations, the demand for supply adds significantly to the strain. In many other areas, the increased complexity arising from the expansion of our portfolio is a contributing factor to stress. In 2024, specific training and follow-up guidance with focus on mental well-being was offered for relevant teams. Furthermore, a global mental well-being delivery model targeting areas with a high stress level has been implemented to both reduce and prevent stress. We will continue to implement new initiatives throughout 2025 to further improve performance.

Reported symptoms of work-related physical pain decreased by 4% from 7.1%
in 2023 to 6.8% in 2024. Hence, the target of 5% year-on-year improvement has not been met. The delivery model for physical wellbeing was only initiated in 2024 and the full results of this remain to be seen.

Across all targets, the health and safety management system ensures that we involve our own workforce, including health and safety representatives, in target setting, performance tracking and when identifying lessons learned. Insights from the annual employee engagement survey, Evolve, also informs our target setting. Monitoring occurs on an ongoing basis and is reported annually.

ACCOUNTING POLICIES
Workforce covered by health and safety management system (headcount)
The percentage of employees in Novo Nordisk's own workforce who are covered by our health and safety management system based on legal requirements and/or recognised standards or guidelines is defined as the number of employees covered by health and safety management systems (headcount) divided by all employees (headcount).

Recordable work-related accidents
Total number of work-related injuries causing at least one day of absence in addition to the day of the accident.

Fatalities as a result of work-related injuries
Work-related accidents resulting in the death of an employee. All employees (headcount), permanent, temporary, and non-guaranteed hours, have been included in this metric.

Rate of recordable work-related accidents
Rate of recordable work-related accidents for our own workforce, measured in accidents per million hours worked, also referred to as the lost-time accident frequency (LTAF). Contractors, visitors, employees on unpaid leave, interns, and Bachelor's and Master's thesis students are not included. The number of hours worked is based on 2,000 working hours annually per full-time equivalent and the monthly records of number of employees converted into full-time equivalents.

Percentages of employees reporting symptoms of stress/work-related physical pain
Reported via the annual employee survey Evolve. In the survey, stress is defined as a situation where the employee feels tense, restless, nervous or troubled, or unable to sleep at night due to thoughts about their problems. Regarding symptoms of physical pain, the survey asks if an employee's work generally causes them physical pain. The two relative targets of improving mental and physical wellbeing are measured as the percentage of employees responding 'Quite much' or 'Very much' for mental wellbeing or 'Unfavourable' to the statement related to physical pain.

Equal treatment and opportunities for all

Policies

Policy	Diversity and Inclusion
Purpose	Guides our actions to promote equal opportunities
Scope	All Novo Nordisk employees
Most senior level accountable	Executive Management
Availability	Externally available: Diversity and inclusion policy
Applicability across Sustainability statement	•Own workforce, page 80

By offering a diverse and inclusive workplace with opportunities to continuously learn and grow, Novo Nordisk can help foster the best conditions for employees and sustain continued innovation.

Our diversity and inclusion (D&I) policy defines diversity as the mix of employees, perspectives, and backgrounds we have in our business, and inclusion as creating a culture where all employees feel valued and have a sense of belonging. We recognise that diversity is any dimension that differentiates our people and enables diverse thinking, for example gender, ethnicity, race, nationality, disability and sexual orientation.

To foster equal treatment, our D&I policy focuses on mitigating bias, creating an inclusive workplace, and having leaders serve as role models. Novo Nordisk actively seeks input from employees, senior leadership and peers to ensure that efforts reflect the needs and aspirations of our workforce and aligns with societal values and expectations.

Equal opportunities in Novo Nordisk also means creating a strong learning culture, embedded in a set of core beliefs that focus on how we ensure a shared and deliberate approach to personal and professional growth. While we do not have a specific training policy, we are guided by internal standard operating

Sustainability statement / Social / 3.2 Own workforce
procedures for compliance driven and job specific training. The procedures serve as process guides for identifying, providing, evaluating and documenting relevant training for each employee to comply with the healthcare-regulated requirements related to their job. Compliance-driven training varies depending on the need of the business unit.

To maximise the potential of ongoing dialogue between employees and managers, we focus on individual development plans and dedicated talks to discuss growth, where employees engage with their managers regarding, for example, training opportunities and career aspirations.

Actions
To foster equal opportunities, the outlined action plans support the implementation of our policy commitments. Unless otherwise indicated, actions are considered recurring. In consideration of the local context and societal norms we ask all areas to determine local aspirations and action plans applicable to their geography.

Internal functions involved in execution of our actions include our Global
D&I team, which sets the strategic direction and targets for Novo Nordisk.
D&I professionals and champions align aspirations and action plans with the global direction.

Our balanced gender representation targets are aspirational goals and Novo Nordisk is dedicated to providing equal employment opportunities for all, regardless of gender. We have a merit-based recruitment strategy and endeavour to hire the most qualified person for the job based on their skills, experience and qualifications across our global operations.

Key actions to address equal treatment and opportunities	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Mitigate bias through equal pay reviews
Ensure that individuals with similar roles and responsibilities are compensated equitably, regardless of background, gender, or ethnicity. Equal pay reviews are conducted on a quarterly basis with corrective actions for confirmed equal
pay risk cases.
		Global operations, excluding US and Canada following own processes	No
•In 2024, out of the around 62 thousand positions covered in the pay review, we identified 0.13% – compared to 0.6% in 2023 – with an equal pay gap and we are taking corrective actions.
•The equal pay review goes beyond gender and considers various parameters to identify gaps using employee’s job level, job family, tenure, country.

Inclusive workplace through balanced gender representation	Striving for balanced gender representation across managerial levels, through for example ensuring a diverse slate of candidates, diverse recruitment panel and pipeline of diverse talents.	Global operations	Yes	•Men account for 54% in leadership positions and 58% in senior leadership positions. •Women account for 46% in leadership positions and 42% in senior leadership positions.
Inclusive workplace through flexible working policies
Improved minimum global standards for paid maternity leave and paid parental leave for non-birthing parents as well as paid leave for employees to handle serious health conditions of their dependents. Changes are applicable from January 2025.
		Global operations	No
•Introduction of a global minimum standard of parental leave within the first year of becoming a parent extended from 8 to 14 weeks for all non-birthing parents globally.
•Introduction of a global minimum standard of 2 weeks of paid leave annually for employees who need time to handle a serious health condition of dependents.

Roll-out of training offerings
Employee training based on target group, qualifications and job requirements to inspire positive leadership habits and empower potential at all levels. Training offerings cover both compliance-related training but also development options through global talent and development programmes, virtual and face-to-face skill courses, and online learning content.
		Global operations	No
•In 2024, new compliance-related training was established regarding product quality, safety and efficacy, impacting around 6,000 managers.
•Approximately 4,000 out of nearly 9,000 leaders engaged in our development programmes, and about 2,000 employees completed global strategic capability development programmes.
•More than 40,000 times employees and leaders have completed a learning item online to help develop specific skills.
•Progress of training programmes are monitored through voluntary surveys following course completion.

Sustainability statement / Social / 3.2 Own workforce
Performance
In 2021, we set a global target to achieve balanced gender representation across all managerial levels, and a minimum of 45% women and 45% men in senior leadership roles by the end of 2025. The target is applicable across our operations. The target was set based on various benchmarks, including pharmaceutical peers, other global Danish companies, industry-leaders and research, and was developed in collaboration with leaders and People & Organisation representatives and approved by the Board of Directors. We are transparent regarding tracking performance against this target.

In 2024, 46% of all leadership positions were filled by women, the same as in 2023. Within senior leadership, 42% of positions were filled by women at the end of 2024, in line with 41% at the end of 2023.

As of 31 December 2024, the Board of Directors had equal gender representation, consisting of six female and six male members. Moreover, when excluding employee representatives, the shareholder-elected Board members comprise of three female and five male members. According to the Danish Companies Act, this is regarded as having equal gender representation, and Novo Nordisk is therefore not legally required to set a gender target. Since diversity remains important for the Board, it has maintained a voluntary 2026 target of having at least three shareholder-elected Board members who are women and three who are men. Diversity in the broadest sense remains a focus area for the Board of Directors, including Board member searches.

Novo Nordisk is reporting on the gender pay gap for the first time. In 2024, the aggregated gender pay gap is 3% in favour of women. We continue to work actively with equal pay, for example through our equal pay reviews as described in the action section, according to which 0.13% of positions where identified to have an equal pay gap, when taking into account various parameters beyond gender.

To ensure that we provide equal treatment and opportunities for all, we track the age distribution among our employees, which largely remains unchanged year over year.

Across all of our D&I efforts, we monitor our global Inclusion Index, which is part of our annual employee engagement survey, Evolve. It indicates how our employees rate the state of inclusion at Novo Nordisk, and it resulted in 82%
of our employees rating the inclusion statements favourably in 2024.

		Men			Women
3.2.7 Diversity metrics – Management levels	Unit	2024	2023	2022	2024	2023	2022
Number of employees (headcount) at senior leadership – CEO, EVP, SVP	Number	38	–	–	22	–	–
Percentage of employees (headcount) at senior leadership – CEO, EVP, SVP	%	63	64	71	37	36	29
Number of employees (headcount) at senior leadership – CVP, VP	Number	466	–	–	339	–	–
Percentage of employees (headcount) at senior leadership – CVP, VP	%	58	59	60	42	41	40
Number of employees (headcount) at other leadership levels – Director, manager, team leader	Number	4,726	–	–	4,171	–	–
Percentage of employees (headcount) at other leadership levels – Director, manager, team leader	%	53	54	55	47	46	45
Gender in leadership positions (overall)%		54	54	56	46	46	44
Gender in senior leadership positions (CEO, EVP, SVP, CVP and VP)%		58	59	61	42	41	39
Target: minimum 45% men and 45% women
Gender on the Board of Directors	%	50	50	54	50	50	46
Gender on the Board of Directors without employee representatives	%	62	62	67	38	38	33

3.2.8 Remuneration metrics	Unit	2024	2023	2022
Gender pay gap	%	(3)[5]	–	–
Annual total remuneration ratio	Ratio	63	–	–
5. Negative gender pay gap shows a pay gap in favour of women.

3.2.9 Employees by age group	Unit	2024	2023	2022
Under 30 years old	Headcount	11,538	–	–
	%	16	17	15
Between 30 and 50 years old	Headcount	48,429	–	–
	%	65	64	65
Over 50 years old	Headcount	14,189	–	–
	%	19	19	20

ACCOUNTING POLICIES
Gender in leadership and senior leadership positions
Reported as the percentage split by gender in leadership and senior leadership positions. Senior leadership positions are defined as employees in the global job levels chief executive officer (CEO), executive vice president (EVP), senior vice president (SVP), corporate vice president (CVP) and vice president (VP). These are the top management positions in the Novo Nordisk Group. Other leadership levels are defined as employees in the global job levels of director, manager and team leader. Leadership positions overall are defined as directors, managers, team leaders and senior leadership positions. Diversity on the Board of Directors is reported as the percentage split by gender among all members, including employee elected members.

Gender pay gap
Calculated as the difference between the average annualised salary for men and women divided by the average annualised salary for men, and expressed as the percentage of the average annualised salary for men. All employees at all job levels and in all countries have been included in this metric. Calculations were performed for the full consolidation, regardless of job level and country.

Annual total remuneration ratio
Calculated as the ratio between the annual retribution of the highest paid individual and the annual total remuneration for all employees.

Sustainability statement / Social / 3.3 Workers in the value chain
3.3 Workers in the value chain

As a global company, Novo Nordisk depends on a large value chain of more than 60,000 suppliers providing goods or services to enable our business.
We therefore impact workers in our global supply chain both directly and indirectly, for example when sourcing materials used to manufacture our medical products, when hiring external contractors for our expansion projects, or through logistic partners when distributing our products. While our suppliers are concentrated primarily in Denmark, the US, and China, we aim to ensure all of our partners across our global value chain meet and uphold the expected minimum requirements for human rights, social, health and safety and environment.

Material impacts, risks and opportunities (IROs)

Identified IRO	Category	Value chain
Protecting working conditions and human rights		•Upstream •Downstream
Given the size of our value chain, we acknowledge negative impacts can occur where we fail to identify or follow-up on cases where suppliers do not meet our standards. Based on supplier audit findings, negative impacts relate primarily to individual incidents, such as worker protection issues or working hours not meeting our standards. We acknowledge that human rights violations can occur across our value chain, and we will continuously review our due diligence and risk assessments to identify potential and actual human rights violations that we may cause or contribute to. Currently, we have not identified any geographies or commodities in our value chain that are exposed to significant risks of human rights violations. We also have not identified any specific group of value chain workers that is particularly vulnerable to negative impacts.

Process for engagement and remediation
We engage directly and indirectly with supplier representatives through our ongoing engagements across sourcing units as well as through supplier audits. Our various procurement functions are responsible for ensuring engagement is conducted in accordance with Novo Nordisk’s Responsible Sourcing Programme.

Positive impact Negative impact Opportunity Risk

Our policy specifies that suppliers must implement procedures that allow all employees to raise and address workplace grievances anonymously without fear of reprisal or retaliation. Furthermore, all value chain workers can raise any concerns, including grievances related to human rights through our Compliance Hotline. The Compliance Hotline is further described in the section ‘Business conduct’ on page 91. We do not have other formalised processes for engaging directly with value chain workers.

Working conditions and equal treatment and
opportunities for all

Policies

Policy	Responsible Sourcing Standards
Purpose	Expected minimum requirements for our partners
Scope	All global suppliers providing goods or services to Novo Nordisk
Most senior level accountable	Senior Vice President of Global Solutions
Availability	Externally available: Responsible Sourcing Standards
Applicability across Sustainability statement	•Workers in the value chain, page 88 •Business conduct, page 90

The purpose of Novo Nordisk’s Responsible Sourcing Standards is to safeguard human rights in the workplace, protect labour and social rights, establish safe, secure and healthy working conditions, and minimise negative environmental impacts. The policy is built on internationally recognised legislations and standards such as the Corporate Sustainability Due Diligence Directive, the
UN Guiding Principles on Business and Human Rights, the OECD Guidelines
for Multinational Enterprises on Responsible Business Conduct and the International Labour Organisation.

The minimum requirements outlined in our policy cover all global suppliers and include, but are not limited to, manufacturers, contractors, agencies, distributors, transportation carriers and technology partners. In 2024, we have updated our Responsible Sourcing Standards by strengthening existing policy principles as well as covering additional social and human rights requirements aligned with the Corporate Sustainability Due Diligence Directive (CSDDD). Going forward, the policy is a requirement in all new contracts and will be rolled out in a phased approach across our global value chain.
To promote good working conditions for value chain workers, our policy includes principles for appropriate working hours, adequate wages, secure employment, and ensuring that workers are paid on time and in full, according to applicable wage laws, including minimum wages, over-time and mandated benefits. Labour rights should be promoted, as set forth in applicable laws, enabling workers to associate freely, join or not join labour unions, seek representation, and join workers’ councils in support of social dialogue.

Suppliers are also required to protect workers from exposure to workplace hazards through regular review of health and safety policies, regulations and processes, provide necessary worker protection and safety equipment, implement emergency plans and train workers accordingly. With Novo Nordisk undertaking several global capacity expansion projects we have implemented global minimum construction safety standards. Safe working conditions also refer to physical and mental health including a workplace free from harassment.

To monitor the implementation of the Responsible Sourcing Standards, we conduct selected audits of our strategic suppliers each year, during which corrective action plans can be devised in event of breach of the policy. We follow up to ensure resolution of issues. If a supplier fails to comply with the corrective action plan, Novo Nordisk reserves the right to terminate the contract with the supplier, depending on the extent of the breach.

Sustainability statement / Social / 3.3 Workers in the value chain
Other work-related rights

Policies

Policy	Human Rights Commitment
Purpose	Guiding all behaviour with respect to human rights
Scope	All individuals who can be impacted by Novo Nordisk's activities and business relationships
Most senior level accountable	Chief compliance officer
Availability	Externally available: Novo Nordisk Human Rights Commitment
Applicability across Sustainability statement	•Patient protection and quality of life, page 71 •Own workforce, page 80 •Workers in the value chain, page 88 •Business conduct, page 90

Our Human Rights Commitment defines adequate human rights protection and refers to all internationally recognised human rights instruments, including the International Bill of Human Rights, the International Labour Organisation Declaration on Fundamental Principles and Rights at Work, and the Convention on the Rights of the Child.

Key actions to address workers in the value chain	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Strengthened the Responsible Sourcing Standard
Update of policy from October 2024, making it mandatory for all new contracts going forward.
To initiate the process we focus on larger contracts and strategic suppliers. Policy requirements are aligned with external legal firm and CSDDD.
		Global suppliers	No
•Since October, we have started to work in a phased approach to ensure that all our suppliers globally adopt Responsible Sourcing Standards in new or renegotiated contracts. We aim to complete our efforts by 2027. Effectiveness and progress will be assessed continuously.

To live up to the commitment, we pay particular attention to the rights of, as well as the challenges faced by vulnerable groups. In addition, we strictly prohibit the use of any form of forced labour or human trafficking, and expect our suppliers to take the necessary steps to prevent this from happening in their own business or supply chain. Suppliers are also expected to ensure the protection, security, and lawful use of personal data of workers in the value chain, and to ensure, at a minimum, compliance with all applicable privacy and data protection laws.

The process for monitoring the implementation of the Human Rights Commitment within the value chain and our own operations include identifying and assessing both materialised and emerging human rights risks within business relationships. Assessment is in accordance with our enterprise risk management framework. For suppliers in scope for a responsible sourcing audit, audits may be extended if indicators from a pre-audit survey show heightened human rights risks.

Actions
The Responsible Sourcing Programme is being implemented across our global procurement teams responsible for the various sourcing categories.
This is to ensure the identification and mitigation of negative impacts and risks by engaging with suppliers, conducting supplier audits, developing corrective action plans and monitoring progress. Global actions have been initiated as outlined in the table. Individual incidents found in 2024 as part of our responsible sourcing audits is further described in the section 4.1 'Business conduct' with regards to management of relationships with suppliers on page 92, for which remediation of findings is still ongoing. We will continuously assess relevant sustainability performance indicators to include in future disclosures.

Sustainability statement / Governance / 4.1 Business conduct
4. Governance

4.1 Business conduct

Novo Nordisk takes a proactive approach to ensuring uniform and ethical business conduct across markets to increase trust in our company and maintain and improve relationships with our key stakeholders. Furthermore, we endeavour to further strengthen the trust of our investors, business partners, employees, and the public through open and transparent corporate communication.

Material impacts, risks and opportunities (IROs)

Identified IRO	Category	Value chain
Ethical working culture through Novo Nordisk Way		•Own operations
At the core of our efforts to uphold high standards of business ethics is the Novo Nordisk Way. This is a set of corporate culture commitments which help guide our employees’ ethical behaviour and interaction with our value chain partners. We conduct facilitations to ensure that all employees live up to our cultural commitments. This is to safeguard our employees, and reinforce that we live up to our cultural commitments also outside of Novo Nordisk. We continue to assess if we live by our commitments, including through our reputational score.

Identified IRO	Category	Value chain
Interacting with all stakeholders in accordance with our business ethics standards		•Upstream •Own operations •Downstream
While we follow all relevant local and international laws, principles, standards and codes when it comes to business conduct, negative impacts can occur if we fail to uphold our business ethics standards in our interactions, especially in geographies that rank low in Transparency International’s Corruption Perceptions Index (CPI). The identification of material IROs in relation to

Positive impact Negative impact Opportunity Risk

business conduct matters was undertaken at a global level, but with consideration of countries ranked low in the CPI. We ensure that interactions with our stakeholders are compliant with our business ethics standards, including with healthcare professionals, public officials and third party representatives. Despite having strong compliance procedures in place, we recognise that any violations can have negative impacts on society or stakeholders in our value chain.

Identified IRO	Category	Value chain
Promoting public health		•Downstream
In our interactions with public healthcare systems and their stakeholders, we promote public policy and societal positions through our public affairs efforts on public health and serious chronic diseases, thus helping to protect the wellbeing of patients, the healthcare system and wider society.

Identified IRO	Category	Value chain
Upholding high bioethical standards		•Own operations
Novo Nordisk faces several complex bioethical issues during the discovery, development and production of pharmaceutical products. We set high bioethical standards to ensure good business conduct during the innovation phase. These are essential for protecting and preventing harm to society while simultaneously promoting trust when advancing public health and scientific knowledge. We do not compromise the protection of ethical considerations in the pursuit of new scientific breakthroughs.

Identified IRO	Category	Value chain
Reliance on animals in research		•Upstream •Own operations
The use of living animals is still crucial in research for new medicines. Novo Nordisk's use of animals for research has negative impacts for the animals. While the strictest procedures are in place to ensure high ethical and welfare standards, it is still expected that the quality of life of animals is affected.

Corporate culture

Policies
The Novo Nordisk Way, through its 10 Essentials (see page 15), describes the values and behaviours that guide everything we do, rooted in the principles and vision of our founders.

Our OneCode policy supports us in living up to the Novo Nordisk Way, guiding everyone employed by, or working on behalf of, Novo Nordisk, on how to act as a company and as individuals, including what constitutes a healthy workspace and our speak-up culture. For more on our OneCode policy, see section 3.1 'Patient protection and quality of life' on page 72.

Performance
A team of facilitators evaluates the adherence to the Novo Nordisk Way of selected units on rotation every year. In 2024, a total of 51 units were facilitated, compared to 42 in 2023. We will continue to increase the number of facilitations to match Novo Nordisk's growth. The units facilitated in 2024 represent 29,021 employees across Novo Nordisk's operations, of which approximately 3,000 employees were interviewed, as well as 600 employees collaborating closely with the units in scope of facilitation. All units were assessed to be working in accordance with the Novo Nordisk Way and no immediate actions were required. Across all units facilitated, Novo Nordisk’s rapid growth, organisational changes, and efforts to increase product supply are the main factors driving improvement opportunities.

4.1.1 Facilitations of the Novo Nordisk Way	Unit	2024	2023	2022
Facilitations of the Novo Nordisk Way	Number	51	42	36

ACCOUNTING POLICIES
Facilitations of the Novo Nordisk Way
A facilitation is an internal process for assessing adherence to the Novo Nordisk Way. The number of facilitations is measured as the number of facilitations completed. The assessments are based on a review of documentation and feedback from stakeholders, followed by an on-site visit during which randomly selected employees and management are interviewed. Identified gaps and improvement opportunities related to the Novo Nordisk Way are presented to, and discussed with, Executive Management. The facilitators and Executive Management agree on an action plan to address any gaps and improvement opportunities.

Sustainability statement / Governance / 4.1 Business conduct
Anti-corruption and anti-bribery

Policies
Rooted in the Novo Nordisk Way, our OneCode policy also reflects our company-wide commitment to doing business ethically and with integrity, to protect Novo Nordisk and our business partners from engaging in any form of corruption and bribery.

To ensure our employees understand the implications of the OneCode policy, we conduct annual ethics and compliance training and tests in the form of mandatory e-learning for all employees and monitor the completion rate, while following up with employees to ensure completion of the training. Additionally, Group Internal Audit performs business ethics reviews to ensure compliance with our business ethics standards.

In Novo Nordisk we have not yet defined functions-at-risk, however, ethics and compliance training is mandatory for all employees globally, including for employee-elected members of the Board of Directors. As they are not Novo Nordisk employees, the shareholder-elected members of the Board of Directors receive annual training in our OneCode policy.

As a part of our OneCode policy, we focus on complying with all local and international anti-corruption regulations that may apply to our business, such as the US Foreign Corrupt Practices Act, the UK Bribery Act and the UN Guiding Principles on Business and Human Rights.

Performance
We continue to have almost full coverage of our global mandatory ethics and compliance training. The remaining 1% is mainly due to employees being on leave. Additional targeted measures, such as the annual Ethics Days, help raise awareness, and we will continue to assess such initiatives in the future to further strengthen performance.

4.1.2 Prevention and detection of corruption and bribery	Unit	2024	2023	2022
Employees trained in ethics and compliance	%	99	99	99

As in 2023, we continue to report zero convictions for breaches of anti-corruption and anti-bribery laws. The amount of fines for violation of anti-corruption and anti-bribery laws, an additional metric introduced in 2024, also amounted to zero.

4.1.3 Incidents of corruption or bribery	Unit	2024	2023	2022
Convictions for violation of anti-corruption and anti-bribery laws	Number	0	0	0

ACCOUNTING POLICIES
Employees trained in ethics and compliance
The mandatory ethics and compliance training for employees working at Novo Nordisk comprises globally applicable e-learning. The percentage of employees trained is calculated as the number of employees that have completed the training divided by the total number of employees at year-end.

Number of convictions for violation of anti-corruption and anti-bribery laws
Anti-corruption and anti-bribery instances where any reported undertaking has been found in violation by a court of law.

Compliance Hotline and protection of whistleblowers

Policies

Policy	Anti-retaliation policy
Purpose	Protection of any persons who report or participate in an investigation in good faith
Scope	Any user of the Compliance Hotline, whether employees or external stakeholders
Most senior level accountable	Chief Compliance Officer
Availability	Externally available: Compliance Hotline
Applicability across Sustainability statement	•Patient protection and quality of life, page 71 •Own workforce, page 80 •Workers in the value chain, page 88

Our employees are encouraged to speak up about ethical or compliance concerns and thereby contribute to an ethical culture at Novo Nordisk.

All employees and external stakeholders can report concerns of misconduct in a secure and confidential manner, with the option of anonymity, through the Compliance Hotline or in person. All employees are informed about our hotline as part of their annual ethics and compliance training. We continually assess the effectiveness of the Compliance Hotline, including an assessment every two years, conducted by a third party to ensure trust of the channel and processes.

The concerns reported can be related to business ethics misconduct, accounting issues, fraud, bribery and corruption, quality misconduct, breaches of antitrust laws, environmental legislation and data privacy, departures from the Novo Nordisk Way, and misconduct such as espionage, sabotage, information security violations or other serious offences.

For each report in scope of the investigational process, an internal lead investigator will be appointed working objectively and independently, under confidentiality obligations, and trained to safeguard investigative information. We reply to all complaints within a few days and confirm the closure of the investigation when finalised. Results and significant ongoing investigations are reported on a quarterly basis to the Audit Committee and Executive Management, including updates on severe cases, general trends, and corrective actions, such as sanctions. Novo Nordisk has established a global Disciplinary Sanction Guideline to ensure the best possible alignment of disciplinary sanctions across the organisation. The guideline is based on two severity factors: intent and frequency. The processes and sanctions in this guideline do not overwrite local employment laws and any relevant collective agreements, which shall be followed at all times.

We have zero tolerance for discrimination or retaliation against whistleblowers. Anyone who retaliates against an employee reporting misconduct will be subject to disciplinary action, up to and including termination in accordance with our policy. Novo Nordisk’s measures to protect whistleblowers are in line with the EU Whistleblowing Directive (EU Directive 2019/1937), with which we must comply, and we ensure adherence to local regulations during investigations outside Europe.

Performance
In 2024, 242 cases reported via the Compliance Hotline relating to accounting issues, fraud and business ethics matters were substantiated. The 9% increase in number of substantiated cases compared to 2023 is driven by the business growth, including increased number of employees. The numbers for 2022 and 2023 have been restated, as cases involving Novo Nordisk Way violations have been moved to table 3.2.5 'Incidents, complaints and severe human rights impacts', where we report on substantiated people-related cases to avoid
'double-counting'.

Sustainability statement / Governance / 4.1 Business conduct

4.1.4 Substantiated cases reported within accounting issues, fraud and business ethics matters	Unit	2024	2023	2022
Substantiated cases reported within accounting issues, fraud and business ethics matters via the Compliance Hotline[1]	Number	242	221	227
1. Substantiated cases reported within accounting issues, fraud and business ethics matters was previously reported as Number of substantiated cases reported via the Compliance Hotline. For 2023 and 2022, 314 and 288 cases have been reported, respectively, considering the previous definition.

ACCOUNTING POLICIES
Substantiated cases reported within accounting issues, fraud and business ethics matters via the Compliance Hotline
Number of cases reported to the Compliance Hotline, where reported allegations of suspected misconduct have been substantiated or partially substantiated. When a case has been substantiated or partially substantiated, corrective actions are initiated.

Management of relationships with suppliers

Policies

Policy	Global procurement policy
Purpose	Ensure good conduct in how we source goods and services, select suppliers and negotiate agreements
Scope	All sourced goods and services, excluding those used for manufacturing of Novo Nordisk products
Most senior level accountable	Corporate vice president of Corporate Procurement
Availability	Externally available: Procurement in Novo Nordisk
Applicability across Sustainability statement	•Business conduct, p. 90
Supporting policy documentation	•Internal standard operating procedure on procurement for manufacturing

We are dependent on our suppliers and aim to ensure good conduct in how we source goods and services, select suppliers and negotiate agreements, including fair and transparent payment practices. Our procurement policy defines the guidelines for contracting with us, including qualification and tendering to issuing invoices and using a spend management platform. The policy applies to our largest sourcing group, indirect spend, but does not apply to goods and services used in the manufacturing of Novo Nordisk's products. In those circumstances, an internal standard operating procedure supplements the policy.

We continue to conduct regular supplier audits, including re-visits, to ensure high quality with the suppliers with which we engage. The risk-based minimum frequencies for quality audits are governed through our procurement for manufacturing setup and the frequencies are based on usage (categories for goods and services). For responsible sourcing audits, we are considering risk parameters such as country of operation and spend.

We make procurement decisions that are financially, environmentally and socially responsible as outlined in our Responsible Sourcing Standards in section 3.3 ‘Workers in the value chain’ on page 88. We use e-sourcing and e-auction solutions to provide faster tendering and ensure a fair and transparent process during negotiations. We work with preferred suppliers to help us build better relationships. Becoming a preferred supplier is dependent on many factors, including openness to continuous improvement and innovation, and delivering quality products in a timely manner.

Our standard payment terms are 60 days, but other terms may be agreed as part of contract negotiations. We are committed to preventing late payments to suppliers, particularly when these are small enterprises. During the COVID-19 pandemic, to mitigate the impacts of the crisis, we implemented a payment guideline, that ensured payment to small suppliers as soon as possible upon receipt and approval of invoices (which may have been earlier than the terms specified in invoices or contracts). This guideline was then made permanent and continues to apply today.

Performance
In 2024, new metrics on payment practices were implemented for the first time.

4.1.5 Payment practices	Unit	2024	2023	2022
Average number of days to pay invoice	Days	42	–	–
• Small suppliers	Days	24	–	–
• Large suppliers	Days	49	–	–
Percentage of payments aligned with standard payment terms	%	83	–	–
• Small suppliers	%	77	–	–
• Large suppliers	%	84	–	–
Outstanding legal proceedings for late payments	Number	0	–	–

We continued to increase the number of supplier audits to 429 in 2024 from 382 in 2023, reflecting the increased activity level in Novo Nordisk. Three critical findings were issued during 2024. Two of these were related to responsible sourcing, concerning management of contract labour, for which the remediation is still ongoing. The last finding was related to quality audits, concerning protection against cross contamination, and agreements regarding actions to address it have been made with the affected supplier.

4.1.6 Supplier audits	Unit	2024	2023	2022
Total supplier audits	Number	429	382	294

ACCOUNTING POLICIES
Average number of days to pay invoice
Average number of days it takes Novo Nordisk to settle an invoice from the invoice date (when contractual or statutory term of payment starts to be calculated) until the invoice has been cleared.

Percentage of payments aligned with standard payment terms
Includes all transactions where the invoice cycle time is equal to or less than the specified payment terms, divided by the total number of transactions. Small suppliers (with less than DKK 1 million in spend over the last twelve months)
are measured based on 30-day payment terms, whereas other suppliers are assessed using payment terms from the invoice document recorded in our internal systems.

Sustainability statement / Governance / 4.1 Business conduct
Number of outstanding legal proceedings for late payments
Number of all outstanding legal proceedings (litigation or arbitration)
for late payment.

Supplier audits
Total number of supplier audits, concluded by Novo Nordisk's Corporate Quality & Inspections function, consisting of the number of responsible sourcing audits and quality audits conducted at suppliers, selected using various risk parameters. Audits for responsible sourcing are conducted according to Novo Nordisk's Responsible Sourcing Standard to ensure compliance. In addition, suppliers of goods and services used in the manufacture of Novo Nordisk pharmaceuticals are subject to extensive quality audits in accordance with different quality standards, including third-party audits.

Political influence and lobbying activities

Policies
Novo Nordisk actively engages with various stakeholders, including public officials, to advocate for important issues affecting patients, our business, our partners and the communities in which we operate globally. Our OneCode policy sets out the objectives of having patients’ interests as our first priority, acting with professionalism and integrity and adhering to local regulation on public engagement. It also outlines our zero-tolerance of giving or offering anything of value to a politician, public official or decision-maker to seek undue influence. This is essential for us and guides our interactions.

Our advocacy is grounded in realising the potential that innovation in our industry can bring to patients, healthcare systems and society, while ensuring transparency and adherence to business ethics in our interactions. We strive to achieve this by advocating for industry-level initiatives and regulation that promote the following:
•Evidence-based chronic disease prevention, public health and improvement of care for people living with serious chronic diseases.
•Innovation and provision of optimal conditions for making new discoveries to benefit patients.
•Improvements of resilience of healthcare systems.
•A more environmentally sustainable way of operating in the pharma industry.

We are a member of various industry and trade associations representing the pharmaceutical industry, to bring about consensus on broad policy issues that affect the patients we serve and our business. Our membership of these organisations is evaluated on an ongoing basis, considering their expertise in policy, advocacy and ability to drive the agenda on issues important to us.
To ensure transparency around our activities, we are registered in the EU Transparency Register under ID 29570313329-11. No members of our Board of Directors have held a comparable position in public administration in the two years preceding their appointment.

Actions
Through our engagement with various stakeholders, such as industry and trade associations, we have taken actions for the implementation of our objectives, with the key objectives listed in following the table. Unless otherwise indicated, actions are considered recurring.

Key actions to address advocacy	Description and year of completion	Scope of action	Target in place	Overall progress in 2024 and how we track effectiveness
Presidency of the European Federation of Pharmaceutical Industries and Associations (EFPIA)	Novo Nordisk’s President and CEO Lars Fruergaard Jørgensen is President of EFPIA 2023-2025, focusing on the review of the EU General Pharmaceutical Legislation, advocating for innovation and providing optimal conditions for making new discoveries accessible to patients.	Patients in Europe	No
•Our CEO's presidency of EFPIA supported the collaboration with policy makers, to establish industrial policies aimed at fostering an ecosystem that encourages innovation and prioritises life sciences as a strategic industry.

Obesity advocacy
Advocacy through EFPIA Obesity Policy Platform to improve healthcare solutions for people living with obesity, recognise obesity as a relapsing chronic disease and increase knowledge of its financial cost. Recurring collaboration with EFPIA Health Systems Working Group, to address some of the major challenges facing health system resilience.
		Patients in Europe	No
•In 2024, Novo Nordisk joined the newly established Obesity Policy Platform.
•The Health Systems Working Group has made progress on improving efficiencies between health system resources and fostering collaboration on creating more sustainable health systems.

Diabetes advocacy	Advocacy through the European Diabetes Forum for policy change that enables healthcare systems to better manage diabetes care.	Patients in Europe	No	•Campaigned, together with the European cardiovascular community, for cardiovascular disease and diabetes within European policy priorities.
Performance
In 2024, a new metric on trade association membership fees was introduced.
A zero-tolerance policy applies at Novo Nordisk with regards to in-kind political contributions.

4.1.7 Trade association membership fees and in-kind political contributions	Unit	2024	2023	2022
Trade association membership fees	mDKK	177	–	–
In-kind political contributions made	mDKK	0	–	–

ACCOUNTING POLICIES
Trade association membership fees
The total monetary value of trade association membership fees during the financial year reported in DKK millions. Data is collected at country level for Brazil, Canada, China, Denmark, France, Germany, India, Italy, Japan, the United Kingdom and the US, where Novo Nordisk focuses its public affairs activities.

In-kind political contributions
In-kind contributions can include advertising, use of facilities, design and printing, donation of equipment, provision of board membership, employment or consultancy work for elected politicians or candidates for office.

Sustainability statement / Governance / 4.1 Business conduct
Bioethics

Policies

Policy	Bioethics policy
Purpose	Guide bioethical behaviour in our research and development
Scope	Applies globally
Most senior level accountable	Executive management
Availability	Externally available: Bioethics
Applicability across Sustainability statement	•Business conduct, page 90 •Patient protection and quality of life, page 71
Supporting policy documentation	•Position papers (for each bioethical focus area) •Standard operating procedures

Bioethics refers to all ethical issues related to the use of life science technologies for the discovery, development and production of pharmaceutical products. Novo Nordisk’s bioethics policy sets out general operational guidelines for research and development and informs day-to-day business decisions.

Our policy states our commitment to high global ethical standards in research involving people, animals, human materials and gene technology. We extend these requirements to our external partners, contract research organisations and suppliers, and monitor their performance. We act in accordance with relevant international conventions and standards, and actively promote bioethical awareness at Novo Nordisk. We implement the policy objectives by integrating these in standard operating procedures, processes and decision-making, and we have cross-functional governance that addresses emerging bioethical dilemmas. On an annual basis we define strategic focus areas, and report to the leadership teams of Research and Early Development, and Development, on the bioethical strategy execution, highlighting potential bioethical issues.

Our policy commitments are further detailed in position statements for specific bioethical focus areas, including clinical trial and human biosample ethics, animal ethics, cell and gene therapy ethics and gene technology ethics, which are all publicly available on our website.
Animal welfare

Policies
It is not currently possible to examine the complex interactions in a living organism using only methods that do not involve animals, such as in silico methods, cell cultures and tissues. Therefore, research involving living animals remains crucial in the discovery, development and production of new pharmaceutical products, to ensure that our products meet high quality and safety standards throughout their life cycle.

Novo Nordisk’s bioethics policy, with reference to animal ethics, sets out our high ethical and welfare standards and applies to all animals purchased for research undertaken by us either in-house or by external contractors. The policy includes animal ethics principles that we uphold, namely: Replace, Reduce and Refine (3Rs) research when using animals, defines practices related to housing, husbandry, care and transportation of animals, and their health control, and thereby ensures that every precaution is taken to reduce suffering and distress.

Following the principles of the 3Rs, we continually strive to reduce the number of animals used and to replace animal testing with in vitro methods. We approach the use of non-human primates with care and consideration, only using them when absolutely necessary for efficacy and safety prior to testing in humans, for example when testing potential new therapies where homology to the human genome is essential.

We have various channels for the expression of any concerns, such as via the attending veterinarian, the local Animal Unit Manager or the Ethical Review Council, an internal group established to ensure the ethical review of all experiments on living and sentient animals performed at, or on behalf of, Novo Nordisk.

Novo Nordisk’s animal rights principles as set out in our bioethics policy comply with the Council of Europe’s Convention for the Protection of Vertebrate Animals
used for Experimental and Other Scientific Purposes, forming the basis for Directive 2010/63/EU, which is focused on the protection of animals used for scientific purposes. Novo Nordisk is also a signatory to the Marseille Declaration, establishing, together with our pharmaceutical peers, the worldwide implementation of high standards for animals housed and used internally and externally by the industry for scientific purposes. We continue to engage in discussion on animal ethics and welfare issues, gaining insights from stakeholder dialogues collaborations with animal welfare organisations2, regulators, researchers, students and journalists.

Performance
The number of animals purchased for research in 2024 decreased by 13% compared to 2023. 96% of the animals were rodents. The decrease is due to our continuous efforts to reduce the number of animals used in research. It also reflects the nature and maturity of the research projects, where species qualification determines the number needed for testing in non-human primates (decreased by 55% from 2023). The significant decrease in the number of fish since 2022, to none in 2024, is due to specific research projects using fish larvae that have been discontinued.

4.1.8 Animals purchased for research	Unit	2024	2023	2022
Mice, rats and other rodents	Number	47,478	54,410	63,760
Pigs	Number	615	608	427
Rabbits	Number	689	289	606
Dogs	Number	126	356	146
Non-human primates	Number	366	807	700
Fish	Number	0	36	14,098
Other vertebrates	Number	10	2	13
Total animals purchased	Number	49,284	56,508	79,750

ACCOUNTING POLICIES
Animals purchased for research
Number of animals purchased for all research undertaken by Novo Nordisk, either in-house or by external contractors. It is based on internal registration of purchased animals and yearly reports from external contractors.

2. These include the Danish Animal Welfare Society, the UK’s Royal Society for the Prevention of Cruelty to Animals, the Danish Association of the Pharmaceutical Industry and the Universities Federation for Animal Welfare.

Sustainability statement / Appendix
5. Appendix

Tables in accordance with ESRS 2 General Disclosures and the EU Taxonomy Regulation:

Table 1 – Other legislation
The table below includes all of the data points that derive from other EU legislation as listed in ESRS 2 appendix B, indicating were the data points can be found in our report and which data points are assessed as not applicable to Novo Nordisk.

Disclosure requirement	Data point	SFDR reference	Pillar 3 reference	Benchmark regulation reference	EU Climate Law reference	Section	Page
ESRS 2 GOV-1	21 (d)	x		x		Sustainability statement	87
ESRS 2 GOV-1	21 (e)			x		Sustainability statement	42-44
ESRS 2 GOV-4	30	x				Sustainability statement	49
ESRS 2 SBM-1	40 (d) i	x	x	x		Not applicable to NN	-
ESRS 2 SBM-1	40 (d) ii	x		x		Not applicable to NN	-
ESRS 2 SBM-1	40 (d) iii	x		x		Not applicable to NN	-
ESRS 2 SBM-1	40 (d) iv			x		Not applicable to NN	-
ESRS E1-1	14				x	Sustainability statement	55
ESRS E1-1	16 (g)		x	x		Sustainability statement	55
ESRS E1-4	34	x	x	x		Sustainability statement	55, 57, 58
ESRS E1-5	38	x				Sustainability statement	58, 59
ESRS E1-5	37	x				Sustainability statement	58, 59
ESRS E1-5	40-43	x				Sustainability statement	58
ESRS E1-6	44	x	x	x		Sustainability statement	58
ESRS E1-6	53-55	x	x	x		Sustainability statement	58
ESRS E1-7	56				x	Not applicable to NN	-
ESRS E1-9	66			x		Not applicable to NN	-
ESRS E1-9	66 (a); 66 (c)		x			Not applicable to NN	-
ESRS E1-9	67 (c)		x			Not applicable to NN	-
ESRS E1-9	69			x		Not applicable to NN	-
ESRS E2-4	28	x				Not applicable to NN	-
ESRS E3-1	9	x				Sustainability statement	66
ESRS E3-1	13	x				Not applicable to NN	-
ESRS E3-1	14	x				Not applicable to NN	-
ESRS E3-4	28 (C)	x				Sustainability statement	66
ESRS E3-4	29	x				Sustainability statement	66
ESRS 2- IRO 1 - E4	16 (a) i	x				Not applicable to NN	-
ESRS 2- IRO 1 - E4	16 (b)	x				Not applicable to NN	-
ESRS 2- IRO 1 - E4	16 (c)	x				Sustainability statement	67
ESRS E4-2	24 (b)	x				Sustainability statement	67
ESRS E4-2	24 (c)	x				Not applicable to NN	-

Disclosure requirement	Data point	SFDR reference	Pillar 3 reference	Benchmark regulation reference	EU Climate Law reference	Section	Page
ESRS E4-2	24 (d)	x				Sustainability statement	67
ESRS E5-5	37 (d)	x				Sustainability statement	62, 63
ESRS E5-5	39	x				Sustainability statement	62, 63
ESRS 2- SBM 3 - S1	14 (f)	x				Sustainability statement	80
ESRS 2- SBM 3 - S1	14 (g)	x				Sustainability statement	80
ESRS S1-1	20	x				Sustainability statement	80, 81
ESRS S1-1	21			x		Sustainability statement	81
ESRS S1-1	22	x				Sustainability statement	81
ESRS S1-1	23	x				Sustainability statement	83, 84
ESRS S1-3	32 (c)	x				Sustainability statement	81
ESRS S1-14	88 (b), 88 (c)	x		x		Sustainability statement	84, 85
ESRS S1-14	88 (e)	x				Not applicable to NN	-
ESRS S1-16	97 (a)	x		x		Sustainability statement	87
ESRS S1-16	97 (b)	x				Sustainability statement	87
ESRS S1-17	103 (a)	x				Sustainability statement	83
ESRS S1-17	104 (a)	x		x		Sustainability statement	83
ESRS 2- SBM 3 - S2	11 (b)	x				Sustainability statement	88
ESRS S2-1	17	x				Sustainability statement	88, 89
ESRS S2-1	18	x				Sustainability statement	88
ESRS S2-1	19	x		x		Sustainability statement	88
ESRS S2-1	19			x		Sustainability statement	88
ESRS S2-4	36	x				Not applicable to NN	-
ESRS S3-1	16	x				Not applicable to NN	-
ESRS S3-1	17	x		x		Not applicable to NN	-
ESRS S3-4	36	x				Not applicable to NN	-
ESRS S4-1	16	x				Sustainability statement	72
ESRS S4-1	17	x		x		Sustainability statement	72
ESRS S4-4	35	x				Not applicable to NN	-
ESRS G1-1	10 (b)	x				Not applicable to NN	-
ESRS G1-1	10 (d)	x				Not applicable to NN	-
ESRS G1-4	24 (a)	x		x		Sustainability statement	91
ESRS G1-4	24 (b)	x				Sustainability statement	91

Sustainability statement / Appendix

Table 2 – Disclosure requirements in ESRS covered by the Sustainability statement								Table 3 – List of incorporations by reference
ESRS 2 – General disclosures		ESRS E2 – Pollution		ESRS E5 – Resource use and circular economy		ESRS S2 – Workers in the value chain		ESRS disclosure requirement	Incorporation by reference
Disclosure requirement	Page	Disclosure requirement	Page					ESRS 2 GOV-1 (21 a-e, 23 a, b); G1 GOV-1 (5 a, b): Roles and responsibilities of Board of Directors and Executive Management
See Annual review, subheading ‘Competences' on pages 42 and 43 and section 'Independence and meeting attendance overview' on page 44 (and as additional reference within the Sustainability statement: see table 3.2.7 'Diversity metrics – Management levels' on page 87).

BP-1: Basis for preparation	49	ESRS 2 IRO-1: Processes	52, 53, 64	Disclosure requirement	Page	Disclosure requirement	Page
BP-2: Specific circumstances	49	E2-1: Policies	64	ESRS 2 IRO-1: Processes	52, 53, 60	ESRS 2 SBM 2: Stakeholders	51
GOV-1: Governance roles	50, 51	E2-2: Actions	64	E5-1: Policies	60	ESRS 2 SBM 3: Strategy	88	ESRS 2 GOV-2 (26 b): Overseeing sustainability matters	See Corporate governance report, page 4, sub-section ‘Strategy’ and Annual review: page 39, sub-sections ‘Access and affordability’, ‘Environmental impact’ and ‘Ethics and compliance’.
GOV-2: Governance	50, 51	E2-3: Targets	64	E5-2: Actions	60, 61	S2-1: Policies	88, 89
GOV-3: Incentives schemes	50-52, 55	E2-4: Pollution	N/A	E5-3: Targets	61, 62	S2-2: Processes	88
GOV-4: Due diligence	49	E2-5: Substances	64, 65	E5-4: Resource inflows	62, 63	S2-3: Remediate impacts	88	ESRS 2 GOV-2 (26 a): Sustainability matters discussed	See Corporate governance report, page 4, sub-section ‘Strategy’.
GOV-5: Risk management	51	E2-6: Financial effects	N/A	E5-5: Resource outflows	62, 63	S2-4: Actions	89
SBM-1: Value chain	49, 52			E5-6: Financial effects	N/A	S2-5: Targets	89	ESRS 2 GOV-3 (29 a-e): Incentive schemes dependent on sustainability-related targets and performance metrics
See Remuneration report, pages 13-16, 3.5 ‘Short-term incentive programme 2024’ and pages 16-19, 3.6-3.8 ‘Long-term incentive programmes 2022, 2023 and 2024 – programme design’; page 5, table 1, rows: Short-term cash-based incentive programme and Long-term share-based incentive programme for the Board of Directors; and page 9, table 7, rows: Short-term incentive programme (STIP) and Long-term incentive programme (LTIP) for
Executive Management.

SBM-2: Stakeholders	51	ESRS E3 – Water and marine resources
SBM-3: Strategy	52			ESRS S1 – Own workforce		ESRS S4 – Patient protection and quality of life
IRO-1: Processes	52, 53	Disclosure requirement	Page	Disclosure requirement	Page
IRO-2: ESRS DR's covered	95, 96	ESRS 2 IRO-1: Processes	52, 53, 65	ESRS 2 SBM 2: Stakeholders	51	Disclosure requirement	Page
		E3-1: Policies	66	ESRS 2 SBM 3: Strategy	80	ESRS 2 SBM 2: Stakeholders	51
ESRS E1, 13 (related to ESRS 2 GOV-3): Portion of total expensed remuneration to registered executives dependent on performance against climate related targets; ESRS 2 GOV-3 (29 d): Portion of total expensed variable remuneration to registered executives dependent on performance against ESG related targets
									See Remuneration report, page 20, table 25.
ESRS E1 – Climate change		E3-2: Actions	66	S1-1: Policies	81, 83, 85	ESRS 2 SBM 3: Strategy	71
Disclosure requirement	Page	E3-3: Targets	66	S1-2: Processes	80, 81	S4-1: Policies	72, 73, 76-79
ESRS 2 GOV-3: Governance	51, 96	E3-4: Water consumption	66, 67	S1-3: Remediate impacts	81	S4-2: Processes	72
E1-1: Transition plan	57	E3-5: Financial effects	N/A	S1-4: Actions	81, 84, 86	S4-3: Remediate impacts	72
ESRS 2 SBM-3: Strategy	55			S1-5: Targets	82, 84, 86	S4-4: Actions	72-74, 76-79
ESRS 2 IRO-1: Processes	52-54	ESRS E4 – Biodiversity and ecosystems		S1-6: Own employees	82-87	S4-5: Targets	72-79	ESRS 2 SBM-1 (42 a-c): Business model and value chain	See Annual review, page 9, illustration of the stages from resources to patients.
E1-2: Policies	55			S1-7: Non-employees	N/A
E1-3: Actions	55, 56	Disclosure requirement	Page	S1-8: Bargaining coverage	82, 83	ESRS G1 – Business conduct		ESRS 2 BP-2 (12): Forward-looking information	See Annual review, page 35, section ‘Financials’, sub-chapter 'Forward-looking statements' for information on forward-looking information such as targets.
E1-4: Targets	56, 57	E4-1: Transition plan	68	S1-9: Diversity	87	Disclosure requirement	Page
E1-5: Energy consumption	58, 59	ESRS 2 SBM-3: Strategy	67	S1-10: Adequate wages	82	ESRS 2 GOV-1: Governance	90	ESRS 2 SBM-1 (40 a, e-g): Sustainability-related goals, significant products, value chain
See Annual review, section 'Purpose and sustainability', pages 12-16, for more on our strategy that relate to sustainability matters (and as additional reference within the Sustainability statement: See page 82, table 3.2.3 'Employees and employee turnover').

E1-6: Scopes 1, 2, and 3	57, 58	ESRS 2 - IRO 1: Processes	52, 53, 67	S1-11: Social protection	N/A	ESRS 2 IRO-1: Processes	90
E1-7: GHG removals	57	E4-2: Policies	67	S1-12: Disabilities	N/A	G1-1: Corporate culture	90
E1-8: Internal carbon pricing	N/A	E4-3: Actions	68	S1-13:Training	N/A	G1-2: Suppliers	92, 93	ESRS E1-1 (disclosure requirement related to ESRS 2 IRO-1 20 b, c): Process to identify and assess climate-related risks	See Annual review, section ‘Risk management’ on page 39 with regards to the main strategic risk 'environmental impact'.
E1-9: Financial effects	N/A	E4-4: Targets	68	S1-14: Health and safety	83-85	G1-3: Prevention	91
		E4-5: Impacts	67, 68	S1-15: Work-life balance	81, 86	G1-4: Incidents	91, 92
		E4-6: Financial effects	N/A	S1-16: Compensation	87	G1-5: Political influence	93	ESRS S4-4 MDR-A (33b): Overview of what action is planned or underway to pursue material opportunities for the undertaking in relation to consumers and/or end-users
See Annual review, section 'Innovation and therapeutic focus', page 17-25, for an overview of opportunities to accelerate healthcare innovation across Obesity, Diabetes, Rare Diseases and Cardiovascular & Emerging Therapy Areas.

				S1-17: Complaints	83	G1-6: Payment practices	92, 93

1. In addition, a detailed description of the material IROs is given in the topical sections of this Sustainability statement.								ESRS 2 MDR-P (65a): The Novo Nordisk Way Essentials	See Annual review, page 15, visualisation ‘The Novo Nordisk Way Essentials’.

Sustainability statement / Appendix
Tables 4a – Proportion of Turnover from products or services associated with Taxonomy-aligned economic activities – disclosure covering year 2024

Financial year 2024	2024			Substantial contribution criteria						DNSH criteria (“Does Not Significantly Harm”)
Economic activities (1)	Code (2)	Turnover (3)	Proportion of turnover, 2024 (4)	Climate change mitigation (5)	Climate change adaptation (6)	Water (7)	Pollution (8)	Circular economy (9)	Biodiversity (10)	Climate change mitigation (11)	Climate change adaptation (12)	Water (13)	Pollution (14)	Circular economy (15)	Biodiversity (16)	Minimum safeguards (17)	Proportion of Taxonomy-aligned (A.1.) or -eligible (A.2.) turnover, 2023 (18)	Category enabling activity (19)	Category transitional activity (20)
		mDkk	%	Y; N; N/EL	Y; N; N/EL	Y; N; N/EL	Y; N; N/EL	Y; N; N/EL	Y; N; N/EL	Y/N	Y/N	Y/N	Y/N	Y/N	Y/N	Y/N	%	E	T
A. TAXONOMY-ELIGIBLE ACTIVITIES
A.1. Environmentally sustainable activities (Taxonomy-aligned)
Turnover of environmentally sustainable activities (Taxonomy-aligned) (A.1)		0	0%	0%													0%
Of which enabling		0	0%	0%	0%	0%	0%	0%	0%								0%
Of which transitional		0	0%	0%													0%
A.2. Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities)
				EL; N/EL	EL; N/EL	EL; N/EL	EL; N/EL	EL; N/EL	EL; N/EL
Manufacture of medicinal products	PPC 1.2	290,403	100%	N/EL	N/EL	N/EL	EL	N/EL	N/EL								100%
Turnover of Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities) (A.2.)		290,403	100%	0%	0%	0%	100%	0%	0%								100%
Turnover of Taxonomy-eligible activities (A.1. + A.2.)		290,403	100%	0%	0%	0%	100%	0%	0%								100%
B. TAXONOMY-NON-ELIGIBLE ACTIVITIES
Turnover of Taxonomy-non-eligible activities (B)		0	0%
TOTAL		290,403	100%
Y – Yes, Taxonomy-eligible and Taxonomy-aligned activity with the relevant environmental objective N – No, Taxonomy-eligible but not Taxonomy-aligned activity with the relevant environmental objective N/EL – Not eligible, Taxonomy-non-eligible activity for the relevant environmental objective

Sustainability statement / Appendix
Tables 4b – Proportion of CapEx from products or services associated with Taxonomy-aligned economic activities – disclosure covering year 2024

Financial year 2024	2024			Substantial contribution criteria						DNSH criteria ("Does Not Significantly Harm")
Economic activities (1)	Code (2)	CapEx (3)	Proportion of CapEx, 2024 (4)	Climate change mitigation (5)	Climate change adaptation (6)	Water (7)	Pollution (8)	Circular economy (9)	Biodiversity (10)	Climate change mitigation (11)	Climate change adaptation (12)	Water (13)	Pollution (14)	Circular economy (15)	Biodiversity (16)	Minimum safeguards (17)	Proportion of Taxonomy-aligned (A.1.) or eligible (A.2.) CapEx, 2023 (18)	Category enabling activity (19)	Category transitional activity (20)
		mDkk	%	Y; N; N/EL	Y; N; N/EL	Y; N; N/EL	Y; N; N/EL	Y; N; N/EL	Y; N; N/EL	Y/N	Y/N	Y/N	Y/N	Y/N	Y/N	Y/N	%	E	T
A. TAXONOMY-ELIGIBLE ACTIVITIES
A.1. Environmentally sustainable activities (Taxonomy-aligned)
Construction on new buildings	CCM 7.1	3,494	3%	Y	N/EL	N/EL	N/EL	N/EL	N/EL	Y	Y	Y	Y	Y	Y	Y	0%
CapEx of environmentally sustainable activities (Taxonomy-aligned) (A.1)		3,494	3%	3%													0%
Of which enabling		0	0%	0%	0%	0%	0%	0%	0%								0%
Of which transitional		0	0%	0%													0%
A.2. Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities)
				EL; N/EL	EL; N/EL	EL; N/EL	EL; N/EL	EL; N/EL	EL; N/EL
Construction on new buildings	CCM 7.1	13,050	11%	EL	N/EL	N/EL	N/EL	N/EL	N/EL								14%
Renovation of buildings	CCM 7.2	2,336	2%	EL	N/EL	N/EL	N/EL	N/EL	N/EL								5%
Manufacture of medicinal products	PPC 1.2	20,142	16%	N/EL	N/EL	N/EL	EL	N/EL	N/EL								41%
CapEx of Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities) (A.2.)		35,528	29%	13%	0%	0%	16%	0%	0%								60%
CapEx of Taxonomy-eligible activities (A.1. + A.2.)		39,022	32%	16%	0%	0%	16%	0%	0%								60%
B. TAXONOMY-NON-ELIGIBLE ACTIVITIES
CapEx of Taxonomy-non-eligible activities (B)		84,950	68%
TOTAL		123,972	100%
Y – Yes, Taxonomy-eligible and Taxonomy-aligned activity with the relevant environmental objective N – No, Taxonomy-eligible but not Taxonomy-aligned activity with the relevant environmental objective N/EL – Not eligible, Taxonomy-non-eligible activity for the relevant environmental objective

Sustainability statement / Appendix
Tables 4c – Proportion of OpEx from products or services associated with Taxonomy-aligned economic activities – disclosure covering year 2024

Financial year 2024	2024			Substantial contribution criteria						DNSH criteria (“Does Not Significantly Harm”)
Economic activities (1)	Code (2)	OpEx (3)	Proportion of OpEx, 2024 (4)	Climate change mitigation (5)	Climate change adaptation (6)	Water (7)	Pollution (8)	Circular economy (9)	Biodiversity (10)	Climate change mitigation (11)	Climate change adaptation (12)	Water (13)	Pollution (14)	Circular economy (15)	Biodiversity (16)	Minimum safeguards (17)	Proportion of Taxonomy-aligned (A.1.) or -eligible (A.2.) OpEx, 2023 (18)	Category enabling activity (19)	Category transitional activity (20)
		mDkk	%	Y; N; N/EL	Y; N; N/EL	Y; N; N/EL	Y; N; N/EL	Y; N; N/EL	Y; N; N/EL	Y/N	Y/N	Y/N	Y/N	Y/N	Y/N	Y/N	%	E	T
A. TAXONOMY-ELIGIBLE ACTIVITIES
A.1. Environmentally sustainable activities (Taxonomy-aligned)
OpEx of environmentally sustainable activities (Taxonomy-aligned) (A.1)		0	0%	0%													0%
Of which enabling		0	0%	0%	0%	0%	0%	0%	0%								0%
Of which transitional		0	0%	0%													0%
A.2. Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities)
				EL; N/EL	EL; N/EL	EL; N/EL	EL; N/EL	EL; N/EL	EL; N/EL
Manufacture of medicinal products	P 1.2	1,919	5%	N/EL	N/EL	N/EL	EL	N/EL	N/EL								5%
OpEx of Taxonomy-eligible but not environmentally sustainable activities (not Taxonomy-aligned activities) (A.2.)		1,919	5%	0%	0%	0%	5%	0%	0%								5%
OpEx of Taxonomy-eligible activities (A.1. + A.2.)		1,919	5%	0%	0%	0%	5%	0%	0%								5%
B. TAXONOMY-NON-ELIGIBLE ACTIVITIES
OpEx of Taxonomy-non-eligible activities (B)		38,014	95%
TOTAL		39,933	100%
Y – Yes, Taxonomy-eligible and Taxonomy-aligned activity with the relevant environmental objective N – No, Taxonomy-eligible but not Taxonomy-aligned activity with the relevant environmental objective N/EL – Not eligible, Taxonomy-non-eligible activity for the relevant environmental objective

FINANCIAL

101 Consolidated financial statements

138 Statements and Auditor’s Reports

Consolidated financial statements
Consolidated financial statements

Income statement and Statement of comprehensive income		102
Cash flow statement		103
Balance sheet		104
Equity statement		105
Notes to the Consolidated financial statements		106
Section 1		106
Basis of preparation		106
1.1	Material accounting policies and key accounting estimates and judgements	106
1.2	Changes in accounting policies and disclosures	106
Section 2		107
Results for the year		107
2.1	Net sales and rebates	107
2.2	Segment information	108
2.3	Research and development costs	110
2.4	Employee costs	110
2.5	Other operating income and expenses	111
2.6	Income taxes and deferred income taxes	111
Section 3		113
Operating assets and liabilities		113
3.1	Intangible assets	113
3.2	Property, plant and equipment	115
3.3	Inventories	116
3.4	Trade receivables	116
3.5	Provisions and contingent liabilities	117

Section 4		119
Capital structure and financial items		119
4.1	Earnings per share	119
4.2	Distribution to shareholders	119
4.3	Share capital, Treasury shares and Other reserves	119
4.4	Financial risks	120
4.5	Derivative financial instruments	122
4.6	Borrowings	123
4.7	Cash flow statement specifications	125
4.8	Financial assets and liabilities	126
4.9	Financial income and expenses	127
Section 5		128
Other disclosures		128
5.1	Share-based payment schemes	128
5.2	Commitments	130
5.3	Acquisition of businesses	130
5.4	Related party transactions	131
5.5	Fees to statutory auditors	132
5.6	General accounting policies	132
5.7	Companies in the Novo Nordisk Group	133
Part of the Annual review (not audited)		134
Financial definitions and ratios		134
Non-IFRS financial measures		135

Consolidated financial statements / Income statement and Statement of comprehensive income
Income statement and Statement of comprehensive income
for the year ended 31 December

DKK million	Note	2024	2023	2022
Income statement
Net sales	2.1, 2.2	290,403	232,261	176,954
Cost of goods sold	2.2	(44,522)	(35,765)	(28,448)
Gross profit		245,881	196,496	148,506
Sales and distribution costs	2.2	(62,101)	(56,743)	(46,217)
Research and development costs	2.2, 2.3	(48,062)	(32,443)	(24,047)
Administrative costs	2.2	(5,276)	(4,855)	(4,467)
Other operating income and expenses	2.2, 2.5	(2,103)	119	1,034
Operating profit		128,339	102,574	74,809
Financial income	4.9	6,198	2,945	239
Financial expenses	4.9	(7,346)	(845)	(5,986)
Profit before income taxes		127,191	104,674	69,062
Income taxes	2.6	(26,203)	(20,991)	(13,537)
Net profit		100,988	83,683	55,525

Earnings per share
Basic earnings per share (DKK)	4.1	22.67	18.67	12.26
Diluted earnings per share (DKK)	4.1	22.63	18.62	12.22

DKK million	Note	2024	2023	2022
Statement of comprehensive income
Net profit		100,988	83,683	55,525

Other comprehensive income:
Remeasurements of retirement benefit obligations		(119)	13	615
Items that will not be reclassified subsequently to the income statement		(119)	13	615

Exchange rate adjustments of investments in subsidiaries	4.3	3,096	(1,404)	2,289
Cash flow hedges:
Realisation of previously deferred (gains)/losses	4.3, 4.5	(1,612)	(1,026)	1,740
Deferred gains/(losses) related to acquisition of businesses	4.3, 4.5	1,154	—	—
Deferred gains/(losses) on hedges open at year-end	4.3, 4.5	(5,763)	1,612	1,026
Tax and other items	4.3	1,343	(355)	(892)
Items that will be reclassified subsequently to the income statement		(1,782)	(1,173)	4,163

Other comprehensive income		(1,901)	(1,160)	4,778
Total comprehensive income		99,087	82,523	60,303

Consolidated financial statements / Cash flow statement
Cash flow statement
for the year ended 31 December

DKK million	Note	2024	2023	2022
Cash flow statement
Net profit		100,988	83,683	55,525
Adjustment of non-cash items:
Income taxes in the income statement	2.6	26,203	20,991	13,537
Depreciation, amortisation and impairment losses	3.1, 3.2	19,107	9,413	7,362
Other non-cash items	4.7	15,029	33,517	22,509
Changes in working capital	4.7	(11,995)	(13,380)	(5,535)
Interest received		1,884	1,072	276
Interest paid		(612)	(491)	(272)
Income taxes paid	2.6	(29,636)	(25,897)	(14,515)
Net cash flows from operating activities		120,968	108,908	78,887
Purchase of intangible assets	3.1	(4,145)	(13,090)	(2,607)
Purchase of property, plant and equipment	3.2	(47,164)	(25,806)	(12,146)
Cash used for acquisition of businesses	5.3	(82,163)	—	(7,075)
Proceeds from other financial assets		—	33	—
Purchase of other financial assets		(786)	(271)	(169)
Purchase of marketable securities		(19,028)	(13,018)	(9,566)
Sale of marketable securities		24,391	8,260	6,645
Net cash flows from investing activities		(128,895)	(43,892)	(24,918)

DKK million	Note	2024	2023	2022
Purchase of treasury shares	4.2	(20,181)	(29,924)	(24,086)
Dividends paid	4.2	(44,140)	(31,767)	(25,303)
Proceeds from borrowings	4.6	79,391	—	11,215
Repayment of borrowings	4.6	(6,335)	(1,467)	(13,623)
Net cash flows from financing activities		8,735	(63,158)	(51,797)

Net cash generated from activities		808	1,858	2,172
Cash and cash equivalents at the beginning of the year		14,392	12,653	10,719
Exchange gains/(losses) on cash and cash equivalents		455	(119)	(238)
Cash and cash equivalents at the end of the year		15,655	14,392	12,653

Consolidated financial statements / Balance sheet
Balance sheet
at 31 December

DKK million	Note	2024	2023
Assets
Intangible assets	3.1	111,090	60,406
Property, plant and equipment	3.2	162,488	90,961
Investments in associated companies		400	410
Deferred income tax assets	2.6	24,627	20,380
Other receivables and prepayments	4.8	4,016	1,430
Other financial assets	4.8	2,277	1,253
Total non-current assets		304,898	174,840

Inventories	3.3	40,849	31,811
Trade receivables	3.4	71,949	64,770
Tax receivables		2,853	2,423
Other receivables and prepayments	4.8	12,612	8,068
Marketable securities	4.4	10,653	15,838
Derivative financial instruments	4.5	6,326	2,344
Cash at bank	4.4	15,655	14,392
Total current assets		160,897	139,646

Total assets		465,795	314,486

DKK million	Note	2024	2023
Equity and liabilities
Share capital	4.3	446	451
Treasury shares	4.3	(2)	(5)
Retained earnings		144,448	104,839
Other reserves	4.3	(1,406)	1,276
Total equity		143,486	106,561

Borrowings	4.6	89,674	20,528
Deferred income tax liabilities	2.6	5,426	10,162
Retirement benefit obligations		903	742
Other liabilities	4.8	23	189
Provisions	3.5	8,755	6,649
Total non-current liabilities		104,781	38,270

Borrowings	4.6	13,113	6,478
Trade payables		28,846	25,606
Tax payables		9,716	7,116
Other liabilities	4.8	37,993	28,705
Derivative financial instruments	4.5	7,531	1,272
Provisions	3.5	120,329	100,478
Total current liabilities		217,528	169,655
Total liabilities		322,309	207,925

Total equity and liabilities		465,795	314,486

Consolidated financial statements / Equity statement
Equity statement
at 31 December

	2024					2023					2022
DKK million	Share capital	Treasury shares	Retained earnings	Other reserves	Total	Share capital	Treasury shares	Retained earnings	Other reserves	Total	Share capital	Treasury shares	Retained earnings	Other reserves	Total
Balance at the beginning of the year	451	(5)	104,839	1,276	106,561	456	(6)	80,587	2,449	83,486	462	(6)	72,004	(1,714)	70,746

Net profit			100,988		100,988			83,683		83,683			55,525		55,525
Other comprehensive income			(119)	(1,782)	(1,901)			13	(1,173)	(1,160)			615	4,163	4,778
Total comprehensive income			100,869	(1,782)	99,087			83,696	(1,173)	82,523			56,140	4,163	60,303
Transfer of cash flow hedge reserve to intangible assets (note 4.3)				(900)	(900)				—	—				—	—

Transactions with owners:
Dividends (note 4.2)			(44,140)		(44,140)			(31,767)		(31,767)			(25,303)		(25,303)
Share-based payments (note 5.1)			2,289		2,289			2,149		2,149			1,539		1,539
Purchase of treasury shares (note 4.3)		(2)	(20,179)		(20,181)		(4)	(29,920)		(29,924)		(6)	(24,080)		(24,086)
Reduction of the B share capital (note 4.3)	(5)	5			—	(5)	5			—	(6)	6			—
Tax related to transactions with owners			770		770			94		94			287		287
Balance at the end of the year	446	(2)	144,448	(1,406)	143,486	451	(5)	104,839	1,276	106,561	456	(6)	80,587	2,449	83,486

Refer to note 4.3 for details of movements in Other reserves.

Consolidated financial statements / Notes to the Consolidated financial statement / 1.1 Material accounting policies and key accounting estimates and judgements
Notes to the Consolidated financial statements
Section 1
Basis of preparation

1.1 Material accounting policies and key accounting estimates and judgements

The Consolidated financial statements included in this Annual Report have been prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board (IASB) and in accordance with IFRS Accounting Standards as endorsed by the EU and further requirements in the Danish Financial Statements Act.

Measurement basis
The Consolidated financial statements have been prepared on the historical cost basis except for derivative financial instruments, equity investments, marketable securities and trade receivables in a factoring portfolio, which are measured at fair value.

Material accounting policies
Apart from the general accounting policies, which are described in note 5.6, Novo Nordisk’s accounting policies are described in each of the individual notes to the Consolidated financial statements. The accounting policies have been applied consistently in the preparation of the Consolidated financial statements for all the years presented.

Key accounting estimates and judgements
The use of reasonable estimates and judgements is an essential part of the preparation of the Consolidated financial statements. Given the uncertainties inherent in Novo Nordisk’s business activities, Management must make certain estimates regarding valuation and make judgements on the reported amounts of assets, liabilities, net sales, expenses and related disclosures.

The key accounting estimates identified are those that have a significant risk of resulting in a material adjustment to the carrying amount of assets and liabilities in the following reporting period. An example being the estimation of US sales deductions and provisions for sales rebates.

When determining estimates and assumptions, Management has assessed the qualitative and quantitative impact of climate-related matters. It is Management’s assessment that the effect of climate-related matters does not significantly impact estimates and assumptions.

Management bases its estimates on historical experience and various other assumptions that are held to be reasonable under the circumstances. The estimates and underlying assumptions are reviewed on an ongoing basis. If necessary, changes are recognised in the period in which the estimate is revised. Management considers the key accounting estimates to be reasonable and appropriate based on currently available information. The actual amounts may differ from the amounts estimated as more detailed information becomes available.

In addition, Management may make certain judgements in the process of applying the entity’s accounting policies, for example the Judgement of whether intangible assets acquired in a business combination are separately identifiable.

Management regards those listed below as the key accounting estimates and judgements applied in the preparation of the Consolidated financial statements.
Refer to the specific notes for further information on the key accounting estimates and judgements as well as assumptions applied.

Applying materiality
The Consolidated financial statements are a result of processing large numbers of transactions and aggregating those transactions into classes according to their nature or function. The transactions are presented in classes of similar items in the Consolidated financial statements. If a line item is not individually material, it is aggregated with other items of a similar nature in the Consolidated financial statements or in the notes.

Key accounting estimates and judgements	Risk	Note(s)
Estimate of US sales deductions and provisions for sales rebates	High	2.1, 3.5
Estimate in determining fair values of assets acquired in a business combination and in impairment reviews of intangible assets	High	3.1, 5.3
Judgement of whether intangible assets acquired in a business combination are separately identifiable	High	5.3
Estimate regarding deferred income tax assets and provision for uncertain tax positions	Medium	2.6
Estimate of ongoing legal disputes, litigation and investigations	Medium	3.5

Management provides the specific disclosures required by IFRS Accounting Standards unless the information is not applicable or is considered immaterial to the decision-making of the primary users of these financial statements.

1.2 Changes in accounting policies and disclosures

Management has assessed that new or amended IFRS Accounting Standards and interpretations issued by the IASB and endorsed by the EU effective on or after 1 January 2024 has not had a significant effect on the Consolidated financial statements.

Furthermore, new or amended IFRS Accounting Standards and interpretations issued by the IASB that have not yet become effective are generally not adopted until they become effective and endorsed by the EU. Management does not anticipate any significant impact on the Consolidated financial statements in the period of initial application from the adoption of these new standards and amendments, apart from IFRS 18 ‘Presentation and Disclosure in Financial Statements’ which replaces IAS 1 effective from 1 January 2027. The new IFRS 18 is expected to change the presentation of the Income statement and to differentiate between earnings from operating activities, investment activities and financing activities. IFRS 18 will also add additional disclosures but will not change any accounting policies on recognition and measurement, hence it will not change reported net results.

Consolidated financial statements / Notes to the Consolidated financial statement / 2.1 Net sales and rebates
Section 2
Results for the year

2.1 Net sales and rebates

Gross-to-net sales reconciliation
DKK million	2024	2023	2022
Gross sales	680,563	608,645	455,692
US Managed Care and Medicare	(238,946)	(223,191)	(161,123)
US wholesaler charge-backs	(64,437)	(74,435)	(56,443)
US Medicaid rebates	(32,919)	(31,821)	(24,667)
Other US discounts and sales returns	(30,737)	(28,481)	(18,300)
US rebates, discounts and sales returns	(367,039)	(357,928)	(260,533)
Non-US rebates, discounts and sales returns	(23,121)	(18,456)	(18,205)
Total gross-to-net sales adjustments	(390,160)	(376,384)	(278,738)
Net sales	290,403	232,261	176,954

Provisions for sales rebates
DKK million	2024	2023	2022
At the beginning of the year	99,878	69,499	50,822
Additional provisions, including increases to existing provisions	318,812	285,266	206,354
Amount paid during the year	(299,334)	(250,316)	(189,580)
Adjustments regarding prior years, including unused amounts reversed during the year	(6,452)	(2,364)	(1,141)
Effect of exchange rate adjustment	5,612	(2,207)	3,044
At the end of the year	118,516	99,878	69,499

Sales discounts and sales rebates are predominantly issued in the US. As such, total US rebates, discounts and sales returns amounts to DKK (367,039) million, corresponding to 69% of gross sales in the US (74% in 2023 and 75% in 2022).
Provisions for sales rebates include US Managed Care, Medicare, Medicaid, 340B
Drug Pricing Program and other US rebate types, as well as rebates in a number of European countries and Canada.

Pricing mechanisms in the US market
In the US, sales rebates are paid in connection with public healthcare insurance programmes, including Medicare and Medicaid, as well as rebates to pharmacy benefit managers (PBMs) and managed healthcare plans. Key customers in the US include private payers, PBMs and government payers. PBMs and managed healthcare plans play a role in negotiating price concessions with drug manufacturers for both the commercial and government channels, and determine which drugs are covered on their formularies (or 'preferred drug lists').

US Managed Care and Medicare
For Managed Care and Medicare, rebates are offered to a number of PBMs and managed healthcare plans. These rebate programmes allow the customer to receive a rebate after attaining certain performance parameters relating to formulary status or pre-established market share thresholds. Rebate provisions are estimated according to the specific terms in each agreement, historical experience, anticipated channel mix, growth rates and market share information. Novo Nordisk adjusts the provision periodically to reflect actual sales performance. Managed Care and Medicare rebates are generally settled around 100 days from the transaction date.

US wholesaler charge-backs
Wholesaler charge-backs relate to contractual arrangements between Novo Nordisk and indirect customers in the US whereby products are sold at contract prices lower than the list price originally charged to wholesalers. Chargeback provisions are estimated using a combination of factors such as historical experience, current wholesaler inventory levels, contract terms and the value of claims received but not yet processed. Wholesaler charge-backs are generally settled within 30 days after receipt of claim.

In January 2021, Novo Nordisk changed its policy in the US related to the 340B Drug Pricing Program, whereby Novo Nordisk no longer provides 340B statutory discounts to certain pharmacies that contract with covered entities participating in the 340B Drug Pricing Program. Novo Nordisk has recognised revenue related to the 340B Drug Pricing Program to the extent that it is highly probable that its inclusion will not result in a significant revenue reversal in the future. Management’s assessment considers interpretations of applicable laws, legal and administrative rulings, as well as attrition and experience from historical claims. During 2024, additional provisions for 340B statutory discounts of net USD 0.8 billion were recognised. As of 31 December 2024, provisions for sales rebates comprise a provision for 340B statutory discounts of
USD 4.6 billion.

Refer to note 3.5 for a more elaborate description of the ongoing litigation related to the 340B Drug Pricing Program.

US Medicaid rebates
Medicaid is a government insurance programme. Medicaid rebates have been estimated using a combination of historical experience, product and population growth, price changes and the impact of contracting strategies. The calculation also involves interpretation of relevant regulations that are subject to changes in interpretative guidance from government authorities. Novo Nordisk adjusts the provision periodically to reflect actual sales performance. Medicaid rebates are generally settled around 150 days from the transaction date.

Other US and non-US discounts and sales returns
Other discounts are provided to distributors, wholesalers, hospitals, pharmacies, etc. Further, discounts are provided to patients through different programmes.They are usually linked to sales volume or provided as cash discounts. Discounts are calculated based on historical data and recorded as a reduction in gross sales at the time the related sales are recorded. Sales returns relate to damaged or expired products.

Other net sales disclosures
In 2024, Novo Nordisk had 3 major wholesalers distributing products in the US, representing 23%, 17% and 17% respectively of global net sales (22%, 17% and 15% in 2023 and 19%, 14% and 13% in 2022). Sales to these 3 wholesalers are within both Diabetes and Obesity care and Rare disease.

Net sales to be recognised from existing customer contracts containing fixed or minimum sales volumes, with an original term greater than 12 months, are expected to be DKK 3,753 million within 12 months (DKK 3,166 million in 2023) and DKK 5,822 million thereafter (DKK 443 million).

KEY ACCOUNTING ESTIMATES OF SALES DEDUCTIONS AND
PROVISIONS FOR SALES REBATES
Sales deductions are estimated and provided for at the time the related sales are recorded. These estimates of unsettled rebate, discount and product return obligations is considered a key accounting estimate as not all conditions are known at the time of sale, for example total sales volume to a given customer. The estimates are based on analyses of existing contractual obligations and historical experience. Provisions are calculated on the basis of a percentage of sales for each product as defined by the contracts with the various customer groups. Provisions for sales rebates are adjusted to actual amounts as rebates, discounts and returns are processed.

Revenue related to the 340B Drug Pricing Program can only be recognised to the extent that it is highly probable that a significant reversal of the recognised revenue will not occur.

Novo Nordisk considers the provisions established for sales rebates to be reasonable and appropriate based on the information currently available. However, the actual amount of rebates and discounts may differ from the amounts estimated by Management as more detailed information becomes available.

Consolidated financial statements / Notes to the Consolidated financial statement / 2.2 Segment information
ACCOUNTING POLICIES
Revenue from sale of goods is recognised when Novo Nordisk has transferred control of products sold to the buyer and it is probable that Novo Nordisk will collect the consideration to which it is entitled for transferring the products. Control of the products is transferred at a single point in time, typically on delivery. The amount of sales to be recognised is based on the consideration Novo Nordisk expects to receive in exchange for its goods. When sales are recognised, Novo Nordisk also records estimates for a variety of sales deductions; including product returns as well as rebates and discounts to government agencies, wholesalers, health insurance companies, managed healthcare organisations and retail customers. Sales deductions are recognised as a reduction of gross sales to arrive at net sales, by assessing the expected value of the sales deductions (variable consideration). Where contracts contain customer acceptance criteria, Novo Nordisk recognises sales when the acceptance criteria are satisfied.

In some markets, Novo Nordisk sells products on a sale-or-return basis. Where there is historical experience or a reasonably accurate estimate of future returns, estimated product returns are recorded as a reduction in sales. Where shipments of new products are made on a sale-or-return basis, without sufficient historical experience for estimating sales returns, revenue is recorded based on estimated demand and acceptance rates for well-established products with similar market characteristics. If similar market characteristics do not exist, revenue is recorded when there is evidence of consumption or when the right of return has expired.

Unsettled rebates are recognised as provisions when the timing or amount is uncertain (note 3.5).
Where absolute amounts are known, the rebates are recognised as other liabilities. Wholesaler charge-backs that are absolute are netted against trade receivable balances.

The impact of foreign currency hedging in the income statement is recognised as part of financial items. Refer to notes 4.4, 4.5 and 4.9 for more details on hedging.

2.2 Segment information

Operating segments – Key figures
	Diabetes and Obesity care			Rare disease			Total
DKK million	2024	2023	2022	2024	2023	2022	2024	2023	2022
Net sales	271,764	215,098	156,412	18,639	17,163	20,542	290,403	232,261	176,954
Cost of goods sold	(37,760)	(30,483)	(23,405)	(6,762)	(5,282)	(5,043)	(44,522)	(35,765)	(28,448)
Sales and distribution costs	(57,840)	(52,477)	(42,392)	(4,261)	(4,266)	(3,825)	(62,101)	(56,743)	(46,217)
Research and development costs	(41,490)	(28,073)	(20,157)	(6,572)	(4,370)	(3,890)	(48,062)	(32,443)	(24,047)
Administrative costs	(4,881)	(4,435)	(3,955)	(395)	(420)	(512)	(5,276)	(4,855)	(4,467)
Other operating income and expenses	(2,074)	(7)	892	(29)	126	142	(2,103)	119	1,034
Segment operating profit	127,719	99,623	67,395	620	2,951	7,414	128,339	102,574	74,809
Operating margin	47.0%	46.3%	43.1%	3.3%	17.2%	36.1%	44.2%	44.2%	42.3%
Depreciation and amortisation expenses	(7,104)	(6,042)	(5,421)	(1,441)	(1,247)	(1,132)	(8,545)	(7,289)	(6,553)
Impairment losses and reversals	(9,262)	(2,153)	(280)	(1,300)	29	(529)	(10,562)	(2,124)	(809)
Total depreciation, amortisation, impairment losses and reversals	(16,366)	(8,195)	(5,701)	(2,741)	(1,218)	(1,661)	(19,107)	(9,413)	(7,362)

Operating segments
Novo Nordisk operates in two segments based on therapies: Diabetes and Obesity care and Rare disease, representing the entirety of the Group's operations. The activities of the segments include research, development, manufacturing and marketing of products within the following areas:
•Diabetes and Obesity care: diabetes, obesity, cardiovascular and emerging therapy areas
•Rare disease: rare blood disorders, rare endocrine disorders and hormone replacement therapy.

Segment performance is evaluated on the basis of operating profit, consistent with the Consolidated financial statements. Financial income and expenses and income taxes are managed at Group level and are not allocated to segments. There are no sales or other transactions between the segments. Costs have generally been split between segments according to a specific allocation. Certain corporate overhead costs are allocated between segments based on overall allocation keys. Other operating income and expenses have been allocated to the two segments based on the same principle.

ACCOUNTING POLICIES
Operating segments are reported in a manner consistent with the internal reporting provided to Executive Management and the Board of Directors. We consider Executive Management to be the operating decision-making body.

Geographical areas
In 2024, Novo Nordisk operated in two main commercial units:

•International Operations
•EMEA: Europe, the Middle East and Africa.
•Region China: Mainland China, Hong Kong and Taiwan.
•Rest of World: All other countries except for North America.
•North America Operations (the US and Canada).

In 2024, the US contributed 10% or more of total net sales. In 2023, the US also contributed 10% or more of total net sales. The country of domicile is Denmark, which is part of EMEA. Denmark is immaterial to Novo Nordisk's activities in terms of sales as 99.2% of total net sales are realised outside Denmark (99.2 % in 2023). Sales are attributed to geographical areas according to the location of the customer.

Total property, plant and equipment and intangible assets amounts to DKK 273,578 million (DKK 151,367 million in 2023), of which DKK 177,471 million is located in Denmark (DKK 82,274 million in 2023) and DKK 57,141 million is located in the US (DKK 46,609 million in 2023).

Consolidated financial statements / Notes to the Consolidated financial statement / 2.2 Segment information

Net sales – Segments and geographical areas
	Total International Operations												Total North America Operations						Total Novo Nordisk net sales
	Total IO			EMEA			Region China			Rest of World			Total NAO			US
DKK million	2024	2023	2022	2024	2023	2022	2024	2023	2022	2024	2023	2022	2024	2023	2022	2024	2023	2022	2024	2023	2022
Diabetes and Obesity care segment:
Ozempic®	29,055	26,378	17,369	16,001	14,327	10,417	5,762	4,821	2,196	7,292	7,230	4,756	91,287	69,340	42,381	84,201	63,010	38,750	120,342	95,718	59,750
Rybelsus®	12,231	7,389	3,155	7,136	4,232	1,714	511	131	63	4,584	3,026	1,378	11,070	11,361	8,144	10,795	11,060	8,011	23,301	18,750	11,299
Victoza®	3,686	4,850	5,672	1,422	2,166	2,724	975	1,256	1,478	1,289	1,428	1,470	1,796	3,814	6,650	1,699	3,613	6,406	5,482	8,664	12,322
Total GLP-1	44,972	38,617	26,196	24,559	20,725	14,855	7,248	6,208	3,737	13,165	11,684	7,604	104,153	84,515	57,175	96,695	77,683	53,167	149,125	123,132	83,371
Long-acting insulin	12,884	11,339	11,403	7,686	7,103	7,157	2,696	1,649	1,636	2,502	2,587	2,610	6,211	3,566	5,338	5,538	2,931	4,685	19,095	14,905	16,741
•of which Awigli®	15	—	—	9	—	—	6	—	—	—	—	—	4	—	—	—	—	—	19	—	—
•of which Tresiba®	6,494	5,864	6,092	3,876	3,435	3,485	978	848	1,050	1,640	1,581	1,557	3,411	1,888	3,261	2,806	1,333	2,723	9,905	7,752	9,353
•of which Xultophy®	4,217	2,887	2,400	2,185	1,831	1,716	1,414	409	45	618	647	639	286	332	409	281	325	399	4,503	3,219	2,809
•of which Levemir®	2,158	2,588	2,911	1,616	1,837	1,956	298	392	541	244	359	414	2,510	1,346	1,668	2,451	1,273	1,563	4,668	3,934	4,579
Premix insulin	10,143	9,342	10,023	2,637	2,570	2,622	4,784	4,441	4,912	2,722	2,331	2,489	646	232	539	632	216	517	10,789	9,574	10,562
•of which Ryzodeg®	4,929	3,730	2,889	701	587	495	2,782	1,965	1,218	1,446	1,178	1,176	—	—	—	—	—	—	4,929	3,730	2,889
•of which NovoMix®	5,214	5,612	7,134	1,936	1,983	2,127	2,002	2,476	3,694	1,276	1,153	1,313	646	232	539	632	216	517	5,860	5,844	7,673
Fast-acting insulin	10,563	10,415	10,826	6,934	6,695	6,456	1,474	1,545	1,942	2,155	2,175	2,428	7,959	5,534	6,637	7,773	5,265	6,247	18,522	15,949	17,463
•of which Fiasp®	1,609	1,512	1,354	1,289	1,266	1,138	—	—	—	320	246	216	260	661	649	213	618	606	1,869	2,173	2,003
•of which NovoRapid®	8,954	8,903	9,472	5,645	5,429	5,318	1,474	1,545	1,942	1,835	1,929	2,212	7,699	4,873	5,988	7,560	4,647	5,641	16,653	13,776	15,460
Human insulin	5,388	6,134	6,508	1,762	1,919	1,983	806	1,213	1,812	2,820	3,002	2,713	1,579	1,460	1,678	1,535	1,406	1,605	6,967	7,594	8,186
Total insulin	38,978	37,230	38,760	19,019	18,287	18,218	9,760	8,848	10,302	10,199	10,095	10,240	16,395	10,792	14,192	15,478	9,818	13,054	55,373	48,022	52,952
Other Diabetes care	1,856	1,987	2,428	688	661	717	782	892	1,181	386	434	530	264	325	797	213	267	660	2,120	2,312	3,225
Total Diabetes care	85,806	77,834	67,384	44,266	39,673	33,790	17,790	15,948	15,220	23,750	22,213	18,374	120,812	95,632	72,164	112,386	87,768	66,881	206,618	173,466	139,548
Wegovy®	11,425	1,913	54	7,513	1,913	54	196	—	—	3,716	—	—	46,781	29,430	6,134	45,770	29,430	6,134	58,206	31,343	6,188
Saxenda®	5,563	6,402	5,832	2,920	3,780	3,561	102	146	133	2,541	2,476	2,138	1,377	3,887	4,844	777	3,306	4,368	6,940	10,289	10,676
Total Obesity care	16,988	8,315	5,886	10,433	5,693	3,615	298	146	133	6,257	2,476	2,138	48,158	33,317	10,978	46,547	32,736	10,502	65,146	41,632	16,864
Diabetes and Obesity care total	102,794	86,149	73,270	54,699	45,366	37,405	18,088	16,094	15,353	30,007	24,689	20,512	168,970	128,949	83,142	158,933	120,504	77,383	271,764	215,098	156,412
Rare disease segment:
Rare blood disorders	6,442	6,432	6,671	3,924	4,021	3,795	363	372	604	2,155	2,039	2,272	5,696	5,344	5,035	5,387	5,070	4,710	12,138	11,776	11,706
•of which Haemophilia A	1,906	1,939	1,769	1,231	1,271	1,137	236	223	81	439	445	551	548	483	569	537	468	543	2,454	2,422	2,338
•of which Haemophilia B	649	584	479	436	377	294	17	13	13	196	194	172	657	477	280	486	336	152	1,306	1,061	759
•of which NovoSeven®	3,735	3,789	4,335	2,168	2,285	2,311	110	136	510	1,457	1,368	1,514	4,248	4,169	3,973	4,135	4,065	3,811	7,983	7,958	8,308
Rare endocrine disorders	2,032	2,045	4,904	1,038	699	2,232	41	216	246	953	1,130	2,426	2,961	1,791	2,234	2,922	1,757	2,205	4,993	3,836	7,138
Other Rare disease	963	1,006	1,002	741	781	804	9	5	6	213	220	192	545	545	696	160	203	358	1,508	1,551	1,698
Rare disease total	9,437	9,483	12,577	5,703	5,501	6,831	413	593	856	3,321	3,389	4,890	9,202	7,680	7,965	8,469	7,030	7,273	18,639	17,163	20,542
Total sales by geographical area	112,231	95,632	85,847	60,402	50,867	44,236	18,501	16,687	16,209	33,328	28,078	25,402	178,172	136,629	91,107	167,402	127,534	84,656	290,403	232,261	176,954
Total sales growth as reported	17.4%	11.4%	16.7%	18.7%	15.0%	17.3%	10.9%	2.9%	1.2%	18.7%	10.5%	28.2%	30.4%	50.0%	35.4%	31.3%	50.6%	34.4%	25.0%	31.3%	25.7%

Consolidated financial statements / Notes to the Consolidated financial statement / 2.3 Research and development costs
2.3 Research and development costs

DKK million	2024	2023	2022
Employee costs (note 2.4)	15,923	12,429	9,952
Amortisation, intangible assets (note 3.1)	931	649	604
Impairment losses and reversals, intangible assets (note 3.1)	7,912	1,108	760
Depreciation, property, plant and equipment (note 3.2)	1,120	1,053	898
Impairment losses, property, plant and equipment (note 3.2)	78	260	24
Clinical trial cost	12,232	9,468	6,313
Other research and development costs	9,866	7,476	5,496
Total research and development costs	48,062	32,443	24,047
As percentage of net sales	16.6%	14.0%	13.6%

Novo Nordisk's research and development is mainly focused on:
•Insulins, GLP-1s and other therapeutic compounds for diabetes treatment
•GLP-1s, combinations and new modes of action for Obesity care
•Blood-clotting factors and new modes of action for treatment of haemophilia and other rare blood disorders
•Novel targets within cardiovascular disease focusing on ASCVD and Heart failure
•Human growth hormone and new modes of action for treatment of growth disorders and other rare endocrine disorders
•New indications with existing assets within MASH, Alzheimer’s disease and chronic kidney disease
•Research technology platforms including cell therapy and RNAi for treatment of MASH, cardiovascular disease, chronic kidney disease and Parkinson's disease, among others

The research activities mainly utilise biotechnological methods based on advanced protein chemistry and protein engineering. These methods have played a key role in the development of the production technology used to manufacture insulin, GLP-1, recombinant blood-clotting factors and human growth hormone. Research activities further utilise digital scientific methodologies and other technology platforms including stem cells, gene therapy, small molecules and RNAi therapies.

Research and development activities are mainly carried out by Novo Nordisk's research and development centres in Denmark, the US, the UK and China. Clinical trials are carried out all over the world. Novo Nordisk also enters into partnerships and licence agreements.

Other research and development costs mainly comprise external consulting fees, IT services, facilities, consumables and other operational costs.

ACCOUNTING POLICIES
Novo Nordisk expenses all research costs. Due to significant regulatory uncertainties and other uncertainties inherent in the development of new products, internal and subcontracted development costs are also expensed as they are incurred, in line with industry practice. This means that they do not qualify for capitalisation as intangible assets until marketing approval by a regulatory authority is obtained or considered highly probable. Costs for post-approval activities that are required by authorities as a condition for obtaining regulatory approval are recognised as research and development costs.

Research and development costs primarily comprise employee costs as well as internal and external costs related to execution of studies, including manufacturing costs and facility costs of the research centres. The costs also comprise amortisation, depreciation and impairment losses related to intellectual property rights and property, plant and equipment used in the research and development activities.

Amortisations of intellectual property rights related to marketed products are recognised in cost of goods sold. Royalty expenses paid to partners after regulatory approval are also expensed as cost of goods sold.

Contractual research and development obligations to be paid in the future are disclosed separately as commitments in note 5.2.

2.4 Employee costs

DKK million	2024	2023	2022
Wages and salaries	52,311	42,867	34,575
Share-based payment costs (note 5.1)	2,289	2,149	1,539
Pensions – defined contribution plans	4,235	3,267	2,472
Pensions – defined benefit plans	156	126	185
Other social security contributions	3,505	3,039	2,713
Other employee costs	4,929	4,066	3,105
Total employee costs for the year	67,425	55,514	44,589
Employee costs capitalised as intangible assets and property, plant and equipment	(3,540)	(2,337)	(1,451)
Change in employee costs capitalised as inventories	(470)	(409)	(70)
Total employee costs in the income statement	63,415	52,768	43,068
Included in the income statement:
Cost of goods sold	20,074	15,490	11,766
Sales and distribution costs	22,920	20,810	17,700
Research and development costs	15,923	12,429	9,952
Administrative costs	4,265	3,962	3,517
Other operating income and expenses	233	77	133
Total employee costs in the income statement	63,415	52,768	43,068

Number of employees

Number	2024	2023	2022
Average number of full-time employees	69,480	59,552	51,046
Year-end number of full-time employees	76,302	63,370	54,393
Year-end employees (total)	77,349	64,319	55,185

Consolidated financial statements / Notes to the Consolidated financial statement / 2.5 Other operating income and expenses
ACCOUNTING POLICIES
Wages, salaries, social security contributions, annual leave and sick leave, bonuses and non-monetary benefits are recognised in the year in which the associated services are rendered by employees of Novo Nordisk. Where Novo Nordisk provides long-term employee benefits, the costs are accrued to match the rendering of the services by the employees concerned.

2.5 Other operating income and expenses

ACCOUNTING POLICIES

Other operating income and expenses, include mainly licence income and amortisations and impairment losses, which are of a secondary nature in relation to the main activities of Novo Nordisk.

Operating profit from wholly owned subsidiaries, not related to Novo Nordisk's main activities, as well as operating profit from non-core manufacturing contracts, are recognised as other operating income and expenses.

Other operating income and expenses, also includes transaction costs in connection with acquisition of businesses. Refer to note 5.3 for details on the acquisition of businesses.

2.6 Income taxes and deferred income taxes

Income taxes expensed
DKK million	2024	2023	2022
Current tax on profit for the year	32,082	25,918	17,829
Deferred tax on profit for the year	(5,484)	(4,464)	(3,806)
Tax on profit for the year	26,598	21,454	14,023
Current tax adjustments recognised for prior years	172	(916)	339
Deferred tax adjustments recognised for prior years	(567)	453	(825)
Income taxes in the income statement	26,203	20,991	13,537
Tax on other comprehensive income for the year, (income)/expense	(1,343)	359	889

Computation of effective tax rate
DKK million	2024	2023	2022
Statutory corporate income tax rate in Denmark	22.0%	22.0%	22.0%
Deviation in foreign subsidiaries' tax rates compared to the Danish tax rate (net)	(0.5%)	(0.9%)	(1.1%)
Non-taxable income less non-tax-deductible expenses (net)	(0.7%)	(0.7%)	(0.5%)
Other adjustments (net)	(0.2%)	(0.3%)	(0.8%)
Effective tax rate	20.6%	20.1%	19.6%

Income taxes paid
DKK million	2024	2023	2022
Income taxes paid in Denmark for current year	21,810	16,899	7,481
Income taxes paid outside Denmark for current year	7,826	8,998	7,034
Income taxes paid	29,636	25,897	14,515
The deviation in foreign subsidiaries' tax rates from the Danish tax rate is mainly driven by Swiss and US business activities. Other adjustments consist of tax related to prior years.

From 1 January 2024 Novo Nordisk is subject to Global Minimum Tax (OECD BEPS Pillar 2 rules). The rules did not have a material impact on the tax position of Novo Nordisk in 2024.

KEY ACCOUNTING ESTIMATES REGARDING DEFERRED INCOME TAX ASSETS AND PROVISIONS FOR UNCERTAIN TAX POSITIONS
Management has considered future taxable income and has estimated the amount of deferred income tax assets that should be recognised. The estimate is based on an assessment of whether sufficient taxable income will be available in the future, against which the temporary differences and unused tax losses can be utilised. The total tax value of unrecognised tax loss carry-forwards amounts to DKK 602 million in 2024 (DKK 360 million in 2023).

In the course of conducting business globally, tax and transfer pricing disputes with tax authorities may occur. Management has estimated the expected outcome of the disputes by using the ‘most likely outcome’ method to determine the provisions for uncertain tax positions. Management considers the provisions made to be adequate. However, the actual obligation may deviate and depends on the result of litigation and settlements with the relevant tax authorities.

ACCOUNTING POLICIES
The tax expense for the period comprises current and deferred tax. It also includes adjustments to previous years and changes in provisions for uncertain tax positions. Tax is recognised in the income statement except to the extent that it relates to items recognised in equity or other comprehensive income. Provisions for ongoing tax disputes are included as part of deferred tax assets, tax receivables and tax payables.

Deferred income taxes arise from temporary differences between the accounting and tax values of the individual consolidated companies and from realisable tax loss carry-forwards. Deferred tax liabilities are not recognised if they arise from the initial recognition of goodwill. Deferred income tax is also not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting nor taxable profit or loss and does not give rise to equal taxable and deductible temporary differences. The tax value of tax loss carry-forwards is included in deferred tax assets to the extent that these are expected to be utilised in future taxable income. The deferred income taxes are measured according to current tax rules and at the tax rates assumed in the year in which the assets are expected to be utilised.

In general, the Danish tax rules related to dividends from group companies provide exemption from tax for most repatriated profits. In some countries withholding tax will be applied to dividends paid to Denmark. A provision for withholding tax is only recognised if a concrete distribution of dividends is planned. The unrecognised potential withholding tax amounts to DKK 1,228 million (DKK 1,026 million in 2023).

Consolidated financial statements / Notes to the Consolidated financial statement / 2.6 Income taxes and deferred income taxes
The value of future tax deductions in relation to share programmes is recognised as a deferred tax asset until the shares are paid out to the employees. Any estimated excess tax deduction compared to the costs realised in the income statement is charged to equity.

Development in deferred income tax assets and liabilities	Property, plant and equipment	Intangible assets	Inventories	Liabilities	Other	Offset within countries	Total
DKK million
2024
Net deferred tax asset/(liability) at the beginning of the year	(2,561)	(10,241)	1,717	14,427	6,876	—	10,218
Income/(charge) to the income statement	(207)	427	2,142	3,485	204	—	6,051
Income/(charge) to other comprehensive income	—	(254)	(71)	17	1,622	—	1,314
Income/(charge) to equity	—	254	—	—	(314)	—	(60)
Additions from acquisitions	(2,723)	3,693	—	25	102	—	1,097
Effect of exchange rate adjustment	(116)	(145)	2	773	67	—	581
Net deferred tax asset/(liability) at the end of the year	(5,607)	(6,266)	3,790	18,727	8,557	—	19,201
Classified as follows:
Deferred tax asset at the end of the year	497	225	3,847	18,989	13,112	(12,043)	24,627
Deferred tax liability at the end of the year	(6,104)	(6,491)	(57)	(262)	(4,555)	12,043	(5,426)
2023
Net deferred tax asset/(liability) at the beginning of the year	(2,402)	(8,279)	2,595	11,007	3,922	—	6,843
Income/(charge) to the income statement	(213)	(2,106)	(645)	3,973	3,002	—	4,011
Income/(charge) to other comprehensive income	—	—	(224)	(6)	(129)	—	(359)
Income/(charge) to equity	—	—	—	—	(120)	—	(120)
Additions from acquisitions	—	—	—	—	62	—	62
Effect of exchange rate adjustment	54	144	(9)	(547)	139	—	(219)
Net deferred tax asset/(liability) at the end of the year	(2,561)	(10,241)	1,717	14,427	6,876	—	10,218
Classified as follows:
Deferred tax asset at the end of the year	433	245	1,820	14,792	6,986	(3,896)	20,380
Deferred tax liability at the end of the year	(2,994)	(10,486)	(103)	(365)	(110)	3,896	(10,162)

Consolidated financial statements / Notes to the Consolidated financial statement / 3.1 Intangible assets
Section 3
Operating assets and liabilities

3.1 Intangible assets

Amortisation
DKK million	2024	2023	2022
Cost of goods sold	1,400	982	846
Sales and distribution costs	—	9	34
Research and development costs	931	649	604
Administrative costs	14	41	19
Other operating income and expenses	167	153	96
Total amortisation	2,512	1,834	1,599

Impairment losses and reversals
DKK million	2024	2023	2022
Research and development costs	7,912	1,108	760
Other operating income and expenses	1,601	306	—
Total impairment losses and reversals	9,513	1,414	760

DKK million	Goodwill	Intellectual property rights and know-how	Software and other intangibles	Total intangible assets
2024
Cost at the beginning of the year	4,464	60,745	5,584	70,793
Additions from acquisition of businesses (note 5.3)	15,323	41,154	311	56,788
Additions during the year	—	4,165	710	4,875
Disposals during the year	—	(213)	(70)	(283)
Effect of exchange rate adjustment	277	858	89	1,224
Cost at the end of the year	20,064	106,709	6,624	133,397
Amortisation and impairment losses at the beginning of the year	—	8,225	2,162	10,387
Amortisation for the year	—	2,257	255	2,512
Impairment losses for the year	—	9,441	72	9,513
Amortisation and impairment losses reversed on disposals during the year	—	(213)	(70)	(283)
Effect of exchange rate adjustment	—	163	15	178
Amortisation and impairment losses at the end of the year	—	19,873	2,434	22,307
Carrying amount at the end of the year	20,064	86,836	4,190	111,090
2023
Cost at the beginning of the year	4,615	49,731	5,281	59,627
Additions during the year	—	12,567	500	13,067
Disposals during the year	—	(1,629)	(158)	(1,787)
Effect of exchange rate adjustment	(151)	76	(39)	(114)
Cost at the end of the year	4,464	60,745	5,584	70,793
Amortisation and impairment losses at the beginning of the year	—	6,737	1,951	8,688
Amortisation for the year	—	1,621	213	1,834
Impairment losses for the year	—	1,776	20	1,796
Impairment losses reversed during the year	—	(382)	—	(382)
Amortisation and impairment losses reversed on disposals during the year	—	(1,629)	(16)	(1,645)
Effect of exchange rate adjustment	—	102	(6)	96
Amortisation and impairment losses at the end of the year	—	8,225	2,162	10,387
Carrying amount at the end of the year	4,464	52,520	3,422	60,406

Consolidated financial statements / Notes to the Consolidated financial statement / 3.1 Intangible assets
Material intangible assets
Intellectual property rights and know-how with a carrying value of DKK 86,836 million (DKK 52,520 million in 2023), comprise intellectual property and licenses related mainly to marketed products, know-how attributable to manufacturing, products and technologies in development as well as technologies used in the research and development phase.

Know-how with a carrying value of DKK 40,944 million (DKK nil in 2023), and a remaining useful life of 10 years, is recognised in the acquisition of three fill-finish sites in 2024 and is primarily attributable to the documented processes and systems for efficient and large-scale production of GLP-1 products as well as know-how to expand capacity in an efficient way. Intellectual property and licenses related to marketed products include Rybelsus® with a carrying value of DKK 5,453 million (DKK 6,018 million in 2023) and a remaining useful life of 10 years (11 years in 2023). Technologies used in the research and development phase include a RNAi technology platform with a carrying value of DKK 9,530 million (DKK 9,480 million in 2023), with a remaining estimated useful life of 20 years (21 years in 2023).

Intellectual property rights and know-how as well as Software and other intangibles contain assets not yet available for use amounting to DKK 23,893 million (DKK 29,548 million in 2023).

Impairment losses on intellectual property rights
Impairment losses on intellectual property rights amounted to DKK 9,441 million (DKK 1,776 million in 2023). The single-largest impairment loss recognised in 2024 amounted to DKK 5,650 million arising from the impairment of ocedurenone. The impairment loss is linked to the termination of a phase 3 trial with ocedurenone which failed to meet its primary endpoints, hence the recoverable amount was estimated to nil. The impairment loss is recognised in research and development costs in the segment Diabetes and Obesity.

Impairment review of goodwill
Goodwill is allocated to the segments Diabetes and Obesity care by DKK 19,592 million (DKK 4,018 million in 2023) and to Rare Disease by DKK 472 million (DKK 446 million in 2023). The annual impairment review showed that the recoverable amount in the forecast period significantly exceeds the carrying amount of the cash-generating units to which goodwill was allocated.

Goodwill is monitored for impairment at the operating segment level, which is the lowest level CGU to which consolidated goodwill is allocated and monitored by Management. CGUs are therefore defined as Novo Nordisk's operating segments, Diabetes and Obesity care and Rare disease. The recoverable amount is estimated based on fair value, with fair value being estimated at net present value using an income-approach. The applied post-tax discount rates are 7.0% (Pre-tax discount rate of 8.3%). Cash flow projections are based on budgets approved by Management. The forecast period comprises 9 years.

The key estimations relate to volume of market share, growth rates, pricing, development of new markets and the success rate for introducing new products and treatments. Assumptions are affected by external factors such as market and generic competition, and price regulation.

Key assumptions reflect past experience adjusted for market specific risks or expected changes. Fair value is determined using largely unobservable inputs.

KEY ACCOUNTING ESTIMATES IN DETERMINING FAIR VALUES OF INTANGIBLE ASSETS IN IMPAIRMENT REVIEWS
Impairment tests are based on Management’s projections and anticipated net present value of estimated future cash flows.

Goodwill and intangible assets not yet available for use are tested for impairment at least annually or when indicators of impairment are identified. Goodwill is allocated to operating segments based on expected future cash flow from products utilising the synergies and know-how acquired.

Impairment tests are based on Management’s projections and anticipated net present value of estimated future cash flows from marketable products. The discount rate used is based on the Group WACC, adjusted where appropriate, to reflect the risk of the specific asset tested. Fair value is determined using largely unobservable inputs. Accordingly, the valuation technique and inputs used to measure fair value are classified as level 3 in the fair value hierarchy.

Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Factors considered material that could trigger an impairment test include the following:

•Development of a competing drug
•Realised sales trending below predicted sales
•Changes or anticipated changes in participation rates or reimbursement policies
•Inconsistent or unfavourable clinical readouts
•Changes in the legal framework covering patents, rights and licences
•Advances in medicine and/or technology that affect the medical treatments
•Adverse impact on reputation and/or brand names
•Changes in the economic lives of similar assets
•Relationship to other intangible assets or property, plant and equipment

An impairment loss is recognised when the carrying amount of intangible assets exceeds the recoverable amount. Impairments on intangible assets, other than goodwill, are reviewed at each reporting date for possible reversal.

ACCOUNTING POLICIES
Research and development projects
Internal and subcontracted research costs are fully charged to the consolidated income statement in the period in which they are incurred. Consistent with industry practice, development costs are also expensed until regulatory approval is obtained or is probable; refer to note 2.3.

Payments to third parties under collaboration and licence agreements are assessed for the substance of their nature. Payments which represent subcontracted research and development work are expensed as the services are received. Payments which represent transfer of rights of intellectual property are capitalised.

For acquired research and development projects, and intellectual property rights, the likelihood of obtaining future commercial sales is reflected in the cost of the asset, and thus the probability recognition criteria is always considered to be satisfied. As the cost of acquired research and development projects can often be measured reliably, these projects fulfil the capitalisation criteria as intangible assets on acquisition. Subsequent milestone payments payable on achievement of a contingent event (e.g. commencement of phase 3 trials) are accrued and capitalised into the cost of the intangible asset when the achievement of the event is probable. Development costs incurred subsequent to acquisition are treated consistently with internal project development costs.

Recognition and measurement
Intangible assets acquired separately are initially measured at cost and are subsequently measured at cost less any accumulated amortisation and any impairment loss. Identifiable intangible assets acquired in a business combination are initially measured at fair value.

Amortisation of intellectual property rights is based on the straight-line method over the estimated useful life. This corresponds to the legal duration or the economic useful life depending on which is shorter, and not exceeding 25 years in either case. The amortisation of intellectual property rights commences after regulatory approval has been obtained or when assets are put in use.

Amortisation of know-how, which arises from business combinations, is based on the straight-line method over the estimated useful life of 10 years corresponding to the period in which economic benefits are expected to be realised.

Amortisation of software is based on the straight-line method over the estimated useful life of 3-15 years. The amortisation commences when the asset is in the location and condition necessary for it to be capable of operating in the manner intended by Management.

Consolidated financial statements / Notes to the Consolidated financial statement / 3.2 Property, plant and equipment
3.2 Property, plant and equipment

DKK million	Land and buildings	Plant and machinery	Other equipment	Assets under construction	Property, plant and equipment
2024
Cost at the beginning of the year	48,990	40,951	8,979	39,663	138,583
Additions from acquisition of businesses (note 5.3)	6,709	18,460	278	—	25,447
Additions during the year	3,789	872	874	46,650	52,185
Disposals during the year	(632)	(1,305)	(547)	(524)	(3,008)
Transfer and reclassifications	2,342	3,602	509	(6,453)	—
Effect of exchange rate adjustment	943	618	74	42	1,677
Cost at the end of the year	62,141	63,198	10,167	79,378	214,884
Depreciation and impairment losses at the beginning of the year	18,325	23,834	5,463	—	47,622
Depreciation for the year	2,786	2,099	1,148	—	6,033
Impairment losses for the year	43	474	8	524	1,049
Depreciation and impairment losses reversed on disposals during the year	(563)	(918)	(538)	(524)	(2,543)
Effect of exchange rate adjustment	113	69	53	—	235
Depreciation and impairment losses at the end of the year	20,704	25,558	6,134	—	52,396
Carrying amount at the end of the year	41,437	37,640	4,033	79,378	162,488
2023
Cost at the beginning of the year	43,403	37,548	8,114	22,361	111,426
Additions during the year	2,681	47	873	27,830	31,431
Disposals during the year	(690)	(952)	(624)	(562)	(2,828)
Transfer and reclassifications	4,246	4,679	731	(9,656)	—
Effect of exchange rate adjustment	(650)	(371)	(115)	(310)	(1,446)
Cost at the end of the year	48,990	40,951	8,979	39,663	138,583
Depreciation and impairment losses at the beginning of the year	16,781	22,935	5,039	—	44,755
Depreciation for the year	2,450	1,919	1,086	—	5,455
Impairment losses for the year	6	118	24	562	710
Depreciation and impairment losses reversed on disposals during the year	(664)	(942)	(597)	(562)	(2,765)
Effect of exchange rate adjustment	(248)	(196)	(89)	—	(533)
Depreciation and impairment losses at the end of the year	18,325	23,834	5,463	—	47,622
Carrying amount at the end of the year	30,665	17,117	3,516	39,663	90,961

Depreciation
DKK million	2024	2023	2022
Cost of goods sold	3,799	3,522	3,205
Sales and distribution costs	487	500	423
Research and development costs	1,120	1,053	898
Administrative costs	554	354	408
Other operating income and expenses	73	26	20
Total depreciation	6,033	5,455	4,954
Of which related to leased assets	1,500	1,251	1,052

Impairment losses
DKK million	2024	2023	2022
Cost of goods sold	962	446	24
Sales and distribution costs	9	4	1
Research and development costs	78	260	24
Total impairment losses	1,049	710	49
Of which related to leased assets	9	—	—

Novo Nordisk mainly leases office buildings, warehouses, laboratories and vehicles. The right-of-use asset is presented in property, plant and equipment and the lease liability in borrowings.

Leased property, plant and equipment
DKK million	2024	2023
Land and buildings	6,067	5,157
Other equipment	775	768
Total	6,842	5,925

The total cash outflow for leases amounted to DKK 2,211 million (DKK 2,022 million in 2023 and DKK 1,438 million in 2022). Refer to note 4.6 for a maturity analysis of lease payments and 5.2 for commitments not recognised in the balance sheet related to leases.

Consolidated financial statements / Notes to the Consolidated financial statement / 3.3 Inventories
ACCOUNTING POLICIES
Property, plant and equipment is measured at historical cost less accumulated depreciations and any impairment loss. The cost of self-constructed assets includes costs directly attributable to the construction of the assets. Any subsequent cost is included in the asset’s carrying amount or recognised as a separate asset only when it is probable that future economic benefits associated with the item will flow to Novo Nordisk, and the cost of the item can be measured reliably. Depreciation is based on the straight-line method over the estimated useful life of the assets (buildings: 10-50 years, plant and machinery: 5-25 years and other equipment: 3-10 years. Land is not depreciated). Climate-related matters, including the commitment to reach net zero emissions, were considered when estimating the useful lives of property, plant and equipment.

Depreciation commences when the asset is available for use, i.e. when it is in the location and condition necessary for it to be capable of operating in the manner intended by Management. The asset's residual value and useful life is reviewed and adjusted, if appropriate, at the end of each reporting period. If an asset’s carrying amount is higher than its estimated recoverable amount, it is written down to the recoverable amount. Plant and equipment with no alternative use developed as part of a research and development project are expensed. However, plant and equipment with an alternative use or used for general research and development purposes are capitalised and depreciated over the estimated useful life as research and development costs.

For contracts which are, or contain, a lease, the Group recognises a right-of-use asset and a lease liability. The right-of-use asset is initially measured at cost, being the initial amount of the lease liability. The right-of-use asset is subsequently depreciated using the straight-line method over the lease term.

The lease term comprises the non-cancellable period of a lease, together with periods covered by extension options if these are reasonably certain to be exercised.

3.3 Inventories

DKK million	2024	2023
Raw materials	13,369	9,500
Work in progress	22,335	17,601
Finished goods	8,873	7,224
Total inventories (gross)	44,577	34,325
Write-downs at year-end	(3,728)	(2,514)
Total inventories (net)	40,849	31,811
Indirect production costs included in work in progress and finished goods	15,082	13,101
Share of total inventories (net)	37%	41%
Movements in inventory write-downs:
Write-downs at the beginning of the year	2,514	1,715
Write-downs during the year	2,660	1,808
Utilisation of write-downs	(1,401)	(718)
Reversal of write-downs	(45)	(291)
Write-downs at the end of the year	3,728	2,514

All write-downs in both 2024 and 2023 relate to fully impaired inventory.

ACCOUNTING POLICIES
Inventories are stated at cost or net realisable value, whichever is lower. Cost is determined using the first-in, first-out method. Cost comprises direct production costs such as raw materials, consumables and labour. Production costs for work in progress and finished goods include indirect production costs such as employee costs, depreciation, maintenance, etc. If the expected sales price less completion costs to execute sales (net realisable value) is lower than the carrying amount, a write-down is recognised for the amount by which the carrying amount exceeds its net realisable value.

Inventory manufactured prior to regulatory approval (prelaunch inventory) is capitalised but immediately written down, until there is a high probability of regulatory approval for the product. The cost is recognised in the income statement as research and development costs. Once there is a high probability of regulatory approval being obtained, the write-down is reversed, up to no more than the original cost.

3.4 Trade receivables

DKK million	Gross carrying amount	Loss allowance	Net carrying amount
2024
Not yet due	71,245	(1,049)	70,196
1-90 days	1,452	(230)	1,222
91-180 days	415	(110)	305
181-270 days	328	(102)	226
271-360 days	341	(341)	—
More than 360 days past due	295	(295)	—
Trade receivables	74,076	(2,127)	71,949
2023
Not yet due	64,327	(1,095)	63,232
1-90 days	1,557	(160)	1,397
91-180 days	211	(100)	111
181-270 days	111	(81)	30
271-360 days	90	(90)	—
More than 360 days past due	268	(268)	—
Trade receivables	66,564	(1,794)	64,770

Allowance for doubtful trade receivables
DKK million	2024	2023
Carrying amount at the beginning of the year	1,794	1,520
Reversal of allowance on realised losses	(70)	(39)
Net movement recognised in income statement	445	413
Effect of exchange rate adjustment	(42)	(100)
Allowance at the end of the year	2,127	1,794

Novo Nordisk’s customer base is comprised of government agencies, wholesalers, retail pharmacies and other customers. Novo Nordisk closely monitors the current economic conditions of countries impacted by currency fluctuations, high inflation and an unstable political climate. These indicators, as well as payment history, are taken into account in the valuation of trade receivables. No loss allowance has been

Consolidated financial statements / Notes to the Consolidated financial statement / 3.5 Provisions and contingent liabilities recognised on trade receivables in factoring portfolios in 2024 and 2023. Refer to note 4.4 for more information on credit exposures.

ACCOUNTING POLICIES
Trade receivables are initially recognised at transaction price and subsequently measured at amortised cost using the effective interest method, less allowance for doubtful trade receivables.

Before being sold, trade receivables in factoring portfolios are measured at fair value with changes recognised in other comprehensive income. The allowance for doubtful receivables is deducted from the carrying amount of trade receivables in sales and distribution costs.

Management measures allowance for doubtful trade receivables based on the simplified approach to provide for expected credit losses, which requires the use of the lifetime expected loss provision for all trade receivables. The allowance is an estimate based on shared credit risk characteristics and the days past due. Generally, invoices are due for payment within 90 days from shipment of goods. Loss allowance is calculated using an ageing factor, geographical risk and specific customer knowledge. The allowance is based on a provision matrix on days past due and a forward looking element relating mainly to incorporation of S&P Ratings country risk ratings and an individual assessment. Refer to note 4.4 for a general description of credit risk.

3.5 Provisions and contingent liabilities

DKK million	Provisions for sales rebates[1]	Provisions for legal disputes	Provisions for product returns	Other provisions[2]	2024 Total	2023 Total
At the beginning of the year	99,878	3,786	1,532	1,931	107,127	74,877
Additional provisions, including increases to existing provisions	318,812	202	2,148	798	321,960	288,801
Additional provisions from acquisition of businesses (note 5.3)	—	—	—	1,084	1,084	—
Amount used during the year	(299,334)	—	(693)	(191)	(300,218)	(251,246)
Adjustments regarding prior years, including unused amounts reversed during the year	(6,452)	(31)	80	(320)	(6,723)	(3,023)
Effect of exchange rate adjustment	5,612	222	27	(7)	5,854	(2,282)
At the end of the year	118,516	4,179	3,094	3,295	129,084	107,127
Non-current liabilities[3]	548	4,154	908	3,145	8,755	6,649
Current liabilities	117,968	25	2,186	150	120,329	100,478
1. Provisions for sales rebates are related to US Managed Care, Medicare, Medicaid, 340B Drug Pricing Program and other types of US rebates, as well as rebates in a number of European countries and Canada. 2. Other provisions consist of various types of provisions, including contingent payments arising from business combinations and obligations in relation to employee benefits such as jubilee benefits. 3. For non-current liabilities, provisions for sales rebates are expected to be settled after one year, provisions for product returns will be utilised in 2025 and 2026. In the case of provisions for legal disputes, the timing of settlement cannot be determined.

Contingent liabilities
Novo Nordisk is currently involved in pending litigations, claims and investigations arising out of the normal conduct of its business. While provisions that Management deems to be reasonable and appropriate have been made for probable losses, there are inherent uncertainties connected with these estimates.

Since January 2021, Novo Nordisk has made a number of changes to its policy in the US related to facilitating delivery of its discounted medicines to commercial pharmacies that contract with covered entities participating in the 340B Drug Pricing Program. On 30 January 2023, the US Court of Appeals for the Third Circuit issued a ruling holding that Novo Nordisk’s drug distribution policy was consistent with the 340B statute. On 21 May 2024, the US Court of Appeals for the DC Circuit issued a ruling in a related case involving other pharmaceutical manufacturers that similarly held that their drug distribution policies were consistent with the 340B statute. However, an appeal in another related case is still pending before the US Court of Appeals for the Seventh Circuit, and as such these cases may be subject to further discretionary appellate review before the US Supreme Court. Depending on the outcome of the pending Seventh Circuit ruling and any subsequent appeals in these matters, there may be a material impact on Novo Nordisk’s financial position, net sales, operating profit and cash flow.

Pending litigation against Novo Nordisk
Mosaic Health Inc. and Central Virginia Health Services, Inc. (both 340B covered entities) filed a putative class action lawsuit in Federal Court in New York against Novo Nordisk, Eli Lilly and Company, Sanofi and AstraZeneca alleging a conspiracy among the manufacturers to artificially fix prices of diabetes medications through changes to their policies relating to the distribution of 340B drugs. The lawsuit was subsequently dismissed by the Court on 2 September 2022. The plaintiffs appealed the dismissal of the complaint to the United States Court of Appeals for the Second Circuit. That appeal is currently pending. Novo Nordisk does not expect this matter to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

Novo Nordisk is currently defending numerous lawsuits, including putative class actions, relating to the pricing of diabetes medicines in the US. The first lawsuit was filed in 2017 and in August 2023 a multi-district litigation was created in the United States District court for the District of New Jersey. Nearly all pending matters also name Eli Lilly and Company and Sanofi as defendants, while certain matters also name Pharmacy Benefit Managers (PBMs) and related entities. Plaintiffs generally allege that the manufacturers and PBMs colluded to artificially inflate list prices paid by consumers for diabetes products, while offering reduced prices to PBMs through rebates used to secure formulary access. Novo Nordisk does not expect these matters to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

Consolidated financial statements / Notes to the Consolidated financial statement / 3.5 Provisions and contingent liabilities
In 2016, Novo Nordisk received a Civil Investigative Demand ("CID") from the US Department of Justice ("DOJ") relating to potential off-label marketing of NovoSeven® (including high dose and for prophylactic use) and interactions with physicians and patients. The DOJ investigation was likely prompted by a lawsuit filed in 2015 by a former Novo Nordisk employee (the “Relator”), who alleged Novo Nordisk caused the submission of false claims to Medicare, Medicaid, Federal Employees Health Benefits Program and private insurers in California. In September 2022, DOJ ceased its investigation and declined to intervene in the lawsuit. The Relator and the Washington State Attorney General have proceeded with the lawsuit, which was transferred to the United States District Court for the Western District of Washington in May 2023. Novo Nordisk does not expect this matter to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

Novo Nordisk, along with Eli Lilly, are defendants in numerous product liability lawsuits (mainly in in the US) related to the use of GLP-1-based medicines. Plaintiffs have alleged that the use of these treatments, including Victoza®, Ozempic®,
Wegovy® and Rybelsus®, have caused various gastrointestinal and other injuries.
The US lawsuits have been consolidated in a multi-district litigation in the United States District Court for the Eastern District of Pennsylvania. Novo Nordisk does not expect these matters to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

On 13 September 2024, five former employees filed a putative class action against Novo Nordisk Inc. ("NNI"), the NNI Board of Directors, and the NNI Retirement Committee alleging claims for breach of fiduciary duty in connection with the management of the NNI Retirement Plan. The complaint alleges that, from September 2018 to the present, certain conduct violated the Employee Retirement Income Security Act of 1974. Novo Nordisk does not expect this matter to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

On 24 January 2025, a class-action lawsuit was filed against Novo Nordisk A/S,
Chief Executive Officer Lars Fruergaard Jorgensen and Executive Vice President, Development Martin Holst Lange in the United States District Court for the District
of New Jersey by a proposed class of purchasers of Novo Nordisk American Depository Receipts (ADRs) between 2 November 2022 and 19 December 2024. The lawsuit relates to REDEFINE-1 and alleges that the company failed to disclose or otherwise misled investors as to the nature of the dosages provided to patients in the study and that the company misleadingly exhibited confidence in its expected 25% average weight loss outcome. Novo Nordisk does not expect the litigation to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

Other provisions and contingent liabilities
In February 2023, a class action lawsuit was filed by the City of Warwick Retirement System (“City of Warwick”) against Catalent, Inc. (“Catalent”) and co-defendants in the United States District Court for the District of New Jersey. The lawsuit alleges that the defendants artificially inflated Catalent’s revenue and made misleading statements and omissions concerning Catalent’s quality control issues; compliance with the US
Generally Accepted Accounting Principles; and the general demand for non-vaccine products. In December 2024, Novo Nordisk acquired three Catalent fill-finish sites from Novo Holding A/S, including a portion of any potential financial liability associated with the City of Warwick lawsuit. Novo Nordisk does not expect these matters to have a material impact on Novo Nordisk’s financial position, operating profit or cash flow.

In addition to the above, Novo Nordisk is engaged in certain litigation proceedings and various ongoing audits and investigations. In the opinion of Management, neither settlement nor continuation of such proceedings, nor such pending audits and investigations, are expected to have a material effect on Novo Nordisk’s financial position, operating profit or cash flow.

KEY ACCOUNTING ESTIMATES REGARDING ONGOING LEGAL DISPUTES, LITIGATION AND INVESTIGATIONS
Provisions for legal disputes consist of various types of provisions linked to ongoing legal disputes. Management makes estimates regarding provisions and contingencies, including the probability of pending and potential future litigation outcomes. These are by nature dependent on inherently uncertain future events. When determining likely outcomes of litigation, etc., Management considers the input of external counsel on each case, as well as known outcomes in case law. Although Management believes that the total provisions for legal proceedings are adequate based on currently available information, there can be no assurance that there will not be any changes in facts or matters, or that any future lawsuits, claims, proceedings or investigations will not be material.

ACCOUNTING POLICIES
Provisions for sales rebates and discounts granted to government agencies, wholesalers, retail pharmacies, Managed Care and other customers are recorded at the time the related revenues are recorded or when the incentives are offered. Provisions are calculated based on Management's interpretation of applicable laws and regulations, historical experience and the specific terms in the individual agreements. Unsettled rebates are recognised as provisions when the timing or amount is uncertain. Where absolute amounts are known, the rebates are recognised as other liabilities. Refer to note 2.1 for further information on sales rebates and provisions.

Provisions for legal disputes are recognised where a legal or constructive obligation has been incurred as a result of past events and it is probable that there will be an outflow of resources that can be reliably estimated. In this case, Novo Nordisk arrives at an estimate based on an evaluation of the most likely outcome. Disputes for which no reliable estimate can be made are disclosed as contingent liabilities.

Provisions are measured at the present value of the anticipated expenditure for settlement. This is calculated using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation.

Novo Nordisk issues credit notes for expired goods as a part of normal business. Where there is historical experience or a reasonably accurate estimate of expected future returns can otherwise be made, a provision for estimated product returns is recorded. The provision is measured at net sales value.

Consolidated financial statements / Notes to the Consolidated financial statement / 4.1 Earnings per share
Section 4
Capital structure and financial items

4.1 Earnings per share

		2024	2023	2022
Net profit	DKK million	100,988	83,683	55,525
Average number of shares outstanding[1]	in million shares	4,453.9	4,482.8	4,530.6
Dilutive effect of restricted stock units	in million shares	9.1	12.0	14.0
Average number of shares outstanding, including dilutive effect	in million shares	4,463.0	4,494.8	4,544.6
Basic earnings per share	DKK	22.67	18.67	12.26
Diluted earnings per share	DKK	22.63	18.62	12.22
1. Excluding treasury shares.
The trading unit of the Novo Nordisk B shares listed on NASDAQ Copenhagen was changed from DKK 0.20 to DKK 0.10 as of 13 September 2023. The ADRs listed on the New York Stock Exchange (NYSE) were similarly split as of 20 September 2023. Comparative figures have been restated to reflect the change in trading unit from DKK 0.20 to DKK 0.10.

ACCOUNTING POLICIES
Earnings per share is presented as both basic and diluted earnings per share. Basic earnings per share is calculated as net profit divided by the monthly average number of shares outstanding. Diluted earnings per share is calculated as net profit divided by the sum of monthly average number of shares outstanding, including the dilutive effect of the outstanding share pool. Refer to 'Financial definitions and ratios' for a description of calculation of the dilutive effect.

4.2 Distribution to shareholders

DKK million	2024	2023	2022
Interim dividend for the year	15,583	13,430	9,613
Dividend for prior year	28,557	18,337	15,690
Dividend payout in the year	44,140	31,767	25,303
Share repurchases for the year	20,181	29,924	24,086
Total distribution for the year	64,321	61,691	49,389

Novo Nordisk's dividend pay-outs in the year was complemented by share repurchase programmes. Novo Nordisk's guiding principle is that any excess capital after the funding of organic growth opportunities and potential acquisitions should be returned to investors. No dividend is declared on treasury shares.

DKK million	2024	2023	2022
Interim dividend[1]	15,583	13,430	9,613
Final dividend[2]	35,100	28,557	18,337
Total dividend	50,683	41,987	27,950

DKK per share	2024	2023	2022
Interim dividend[1]	3.50	3.00	2.12
Final dividend[2]	7.90	6.40	4.08
Total dividend	11.40	9.40	6.20
1. Interim dividend was declared and paid in August 2024. 2. Final dividend for 2024 is expected to be distributed pending approval at the Annual General Meeting in March 2025. Final dividend for 2023 was declared and paid in March 2024.

4.3 Share capital, Treasury shares and Other reserves

Development in number of shares

Number of shares (million)	A shares	B shares	Total issued shares	Treasury shares	Out-standing shares
Shares beginning of 2023	1,075	3,485	4,560	(60)	4,500
Shares cancelled in 2023	—	(50)	(50)	50	—
Released allocated shares to employees	—	—	—	9	9
Shares purchased in 2023	—	—	—	(51)	(51)
Number of shares end of 2023	1,075	3,435	4,510	(52)	4,458
Shares cancelled in 2024	—	(45)	(45)	45	—
Released allocated shares to employees	—	—	—	8	8
Shares purchased in 2024	—	—	—	(25)	(25)
Number of shares end of 2024	1,075	3,390	4,465	(24)	4,441
The A share capital and number of A shares of DKK 0.10 was unchanged in 2024, 2023 and 2022. In 2024, the B share capital decreased by DKK 4.5 million (equal to cancellation of 45 million shares of DKK 0.10). The corresponding decrease in 2023 was DKK 5 million (equal to cancellation of 50 million shares of DKK 0.10) and decrease in 2022 of DKK 6 million (equal to cancellation of 60 million shares of DKK 0.10).

Each A share of DKK 0.10 per share carries 100 votes and each B share of DKK 0.10 per share carries 10 votes.

At the end of 2024, the holding of treasury shares amounted to 0.5% of the total outstanding shares (1.1% of the outstanding shares in 2023). Treasury shares are primarily acquired to reduce the company's share capital. In addition, a limited part is used to finance Novo Nordisk's long-term share-based incentive programme and restricted stock units to employees. Treasury shares are deducted from the share capital on cancellation at their nominal value of DKK 0.10 per share. Differences between this amount and the amount paid to acquire or received for disposing of treasury shares are deducted directly in retained earnings.

The purchase of treasury shares during the year relates to the remaining part of the 2023 share repurchase programme, totalling DKK 1.6 billion, and the DKK 20 billion Novo Nordisk B share repurchase programme for 2024, of which DKK 1.4 billion was outstanding at year-end. The programme ended on 3 February 2025.

Consolidated financial statements / Notes to the Consolidated financial statement / 4.4 Financial risks

Specification of Other reserves
DKK million	Exchange rate adjustments	Cash flow hedges[1]	Tax and other items	Total
Reserve at 1 January 2022	(904)	(1,740)	930	(1,714)
Other comprehensive income, net	2,289	2,766	(892)	4,163
Reserve at 31 December 2022	1,385	1,026	38	2,449
Other comprehensive income, net	(1,404)	586	(355)	(1,173)
Reserve at 31 December 2023	(19)	1,612	(317)	1,276
Other comprehensive income, net	3,096	(6,221)	1,343	(1,782)
Transferred to intangible assets[2]	—	(1,154)	254	(900)
Reserve at 31 December 2024	3,077	(5,763)	1,280	(1,406)
1. Refer to note 4.5 for information on cash flow hedges. 2. A gain from cash flow hedges related to acquisition of businesses of DKK 1,154 million is transferred directly from the cash flow hedge reserve on an after-tax basis to the initial cost of net assets acquired leading to a net hedging effect of DKK 900 million. Refer to note 5.3 for information of acquisition of businesses.

According to Danish corporate law, reserves available for distribution as dividends are based on the financial statements of the parent company, Novo Nordisk A/S. Dividends are declared and paid from distributable reserves. As of 31 December
2024, distributable reserves total DKK 121,931 million (DKK 78,779 million in 2023), corresponding to the parent company's retained earnings and Reserve for cash flow hedges and exchange rate adjustments.

4.4 Financial risks

Management has assessed the following key financial risks:

Type	Financial risk
Foreign exchange risk	High
Credit risk	Low
Interest rate risk	Low
Liquidity risk	Low

Novo Nordisk has centralised management of the Group's financial risks. The overall objectives and policies for the company's financial risk management are outlined in the internal Treasury Policy, which is approved by the Board of Directors. The Treasury Policy consists of the Foreign Exchange Policy, the Investment Policy, the Financing Policy and the Policy regarding Credit Risk on Financial Counterparts, and includes a description of permitted use of financial instruments and risk limits.

Novo Nordisk only hedges commercial exposures and consequently does not enter into derivative transactions for trading or speculative purposes. Novo Nordisk uses a fully integrated treasury management system to manage all financial positions, and all positions are marked-to-market.

Foreign exchange risk
Foreign exchange risk is the most important financial risk for Novo Nordisk and can have a significant impact on the income statement, statement of comprehensive income, balance sheet and cash flow statement. The majority of Novo Nordisk's foreign exchange exposures are in USD, EUR, CNY, CAD, JPY and BRL. The foreign exchange risk is most significant in USD. The exchange rate risk exposure in EUR is regarded as low because of Denmark's fixed exchange rate policy towards EUR. The overall objective of foreign exchange risk management is to reduce the short-term negative impact of exchange rate fluctuations on earnings and cash flow, thereby contributing to the predictability of the financial results. In selected currencies, Novo Nordisk hedges assets and liabilities as well as future expected cash flows up to a maximum of 24 months, including selected business development activities (acquisition of businesses).

Hedge accounting is applied to match the impact of the hedged item and the hedging instrument in the consolidated income statement. The currency hedging strategy balances risk reduction and cost of hedging by use of foreign exchange forwards and foreign exchange options matching the due dates of the hedged items. Expected cash flows are continually assessed using historical inflows, budgets and monthly sales forecasts. Hedge effectiveness is assessed on a regular basis.

Exchange rates applied for selected currencies
	USD	CNY	CAD	JPY	BRL
Average exchange rate applied (DKK per 100)
2024	689	96	503	4.56	129
2023	689	97	511	4.91	138
2022	708	105	543	5.40	137
Year-end exchange rate applied (DKK per 100)
2024	714	98	496	4.53	115
2023	674	95	509	4.77	139
2022	697	101	515	5.29	132

Sensitivity of an immediate 5% decrease in currency rates on 31 December vs DKK[1]
DKK million	2024	2023
Sensitivity of all currencies
Income statement	(323)	(117)
Other comprehensive income	8,012	6,058
Total	7,689	5,941
Hereof sensitivity of USD
Income statement	148	70
Other comprehensive income	7,178	5,082
Total	7,326	5,152
1. An immediate 5% increase would have the opposite impact of the above.
The foreign exchange sensitivity analysis comprises effects from the Group's financial instruments, including cash, trade receivables and trade payables, current loans, current and non-current financial investments, lease liabilities and foreign exchange forwards. Anticipated currency transactions, investments in foreign subsidiaries and non-current assets are not included. The main impact is driven by forward contracts used for hedging activities.

Consolidated financial statements / Notes to the Consolidated financial statement / 4.4 Financial risks

Financial contracts coverage at year end
Months	USD	CNY[2]	CAD	JPY	BRL
2024	12	12	0	12	0
2023	12	12	9	12	0
2. Chinese yuan traded offshore (CNH) is used to hedge Novo Nordisk's CNY currency exposure.
The table above shows hedge coverage horizon existing at year-end to cover the expected future cash flow for the disclosed number of months. The hedging of CAD has been phased out during 2024. Average hedge rate for USD cash flow hedges is 676 at the end of 2024 (676 at the end of 2023).

Credit risk
Credit risk arises from the possibility that transactional counterparties may default on their obligations towards the Group.

Credit exposure for cash at bank, marketable securities and derivative financial instruments (fair value)
DKK million	Cash at bank	Marketable securities	Derivative financial instruments	Total
2024
AAA range	—	10,653	—	10,653
AA range	6,582	—	1,773	8,355
A range	8,278	—	4,553	12,831
BBB range	172	—	—	172
Not rated or below BBB range	623	—	—	623
Total	15,655	10,653	6,326	32,634
2023
AAA range	—	15,838	—	15,838
AA range	6,451	—	912	7,363
A range	7,292	—	1,432	8,724
BBB range	17	—	—	17
Not rated or below BBB range	632	—	—	632
Total	14,392	15,838	2,344	32,574

Credit risk exposure to financial counterparties
Novo Nordisk considers its maximum credit exposure to financial counterparties to be DKK 32,634 million (DKK 32,574 million in 2023).

To manage credit risk regarding financial counterparties, Novo Nordisk only enters into derivative financial contracts and money market deposits with financial counterparties possessing a satisfactory long-term credit rating from at least two of the three selected rating agencies: Standard and Poor's, Moody's and Fitch. Furthermore, maximum credit lines defined for each counterparty diversify the overall counterparty risk. The credit risk on marketable securities is low, as investments are made in highly liquid bonds with AAA credit ratings.

Credit risk exposure to non-financial counterparties
Novo Nordisk considers its maximum credit exposure to trade receivables, other receivables (less prepayments and VAT receivables) and other financial assets to be DKK 77,572 million (DKK 67,209 million in 2023). Refer to note 4.8 for details of the Group's total financial assets.

Outside the US, Novo Nordisk has no significant concentration of credit risk related to trade receivables or other receivables and prepayments, because the exposure in general is spread over a large number of counterparties and customers. In the US, the three major wholesalers account for a large proportion of total net sales, see note 2.1. However, US wholesaler credit ratings are monitored, and part of the trade receivables are sold on full non-recourse terms; see below for details.

Novo Nordisk closely monitors the current economic conditions of countries impacted by currency fluctuations, high inflation and an unstable political climate. These indicators, as well as payment history are taken into account in the valuation of trade receivables.

Trade receivable programmes
At year-end, the Group had derecognised receivables without recourse having due dates after 31 December 2024 amounting to:

DKK million	2024	2023	2022
US	3,214	5,059	1,394
Japan	1,834	2,050	2,273

Novo Nordisk's subsidiaries in the US and Japan employ trade receivable programmes in which trade receivables are sold on full non-recourse terms to optimise working capital.

Interest rate risk
Novo Nordisk's exposure to interest rate risk is deemed low, primarily attributable to the capital structure. The company's interest-bearing liabilities comprise a mix of fixed rate Eurobonds and variable rate instruments. The risk associated with variable interest-bearing liabilities is offset to some extent by variable interest-bearing assets. These assets consist of cash, cash equivalents, and marketable securities with a low portfolio duration. Taking into account these balancing factors, the overall interest rate risk is assessed to be low.

Liquidity risk
Novo Nordisk´s liquidity risk is considered to be low. The availability of the required liquidity is ensured through a combination of cash pools for cash centralisation, highly liquid investment portfolios and both uncommitted and committed credit facilities. In combination these factors mitigate short-term liquidity risk. Furthermore, the Board of Directors has decided not to initiate a new share repurchase program in 2025.

Financial reserves
DKK million	2024	2023	2022
Cash at bank	15,655	14,392	12,653
Marketable securities	10,653	15,838	10,921
Undrawn committed credit facility[3]	22,380	11,552	11,527
Undrawn bridge facility	6,341	—	—
Borrowings	(11,775)	(5,431)	(480)
Financial reserves	43,254	36,351	34,621
3. The undrawn committed credit facility comprises a facility of EUR 3,000 million in 2024
(EUR 1,550 million in 2023 and 2022) committed by a portfolio of international banks. The facility matures in 2029.

Financial reserves comprise of sources of liquidity, as shown in the table above, less borrowings that are contractually obliged to be repaid within 12 months. Borrowings, which reduces the financial reserves, consist of current borrowings (DKK 13,113 million) excluding leasing (DKK 1,338 million).

Consolidated financial statements / Notes to the Consolidated financial statement / 4.5 Derivative financial instruments
4.5 Derivative financial instruments

	2024				2023
DKK million	Average rate	Contract amount at year-end	Positive fair value at year-end	Negative fair value at year-end	Average rate	Contract amount at year-end	Positive fair value at year-end	Negative fair value at year-end
Forward contracts USD	676	137,781	13	5,704	676	104,022	1,600	193
Forward contracts CNH and JPY[1]		16,910	109	181		20,246	295	90
Forward contracts, cash flow hedges		154,691	122	5,885		124,268	1,895	283
Forward contracts USD	683	75,864	6,135	1,577	675	65,870	330	946
Forward contracts EUR, CNH, JPY and others		17,451	69	69		28,520	119	43
Forward contracts, fair value hedges		93,315	6,204	1,646		94,390	449	989
Total derivative financial instruments		248,006	6,326	7,531		218,658	2,344	1,272
Recognised in the income statement			6,204	1,646			449	989
Recognised in other comprehensive income			122	5,885			1,895	283
1. For 2023 the relevant currencies are CNH, CAD and JPY.

Deferred losses of DKK 5,763 million from cash flow hedges open at 31 December 2024 were recorded in Other Comprehensive Income along with deferred gains from cash flow hedges related to acquisition of businesses of DKK 1,154 million which was, upon maturity, transferred directly from the cash flow hedge reserve to the initial cost of net assets acquired on an after-tax basis.

Forward contracts are expected to impact the income statement within the next 12 months through financial income or expenses.

There is no ineffectiveness recognised at 31 December 2024.

ACCOUNTING POLICIES
On initiation of the contract, Novo Nordisk designates each derivative financial contract that qualifies for hedge accounting as one of:
•hedges of the fair value of a recognised asset or liability (fair value hedge)
•hedges of a forecast financial transaction (cash flow hedge).

All contracts are initially recognised at fair value and subsequently remeasured at fair value at the end of the reporting period.

Fair value hedges
Value adjustments of fair value hedges are recognised in the income statement along with any value adjustments of the hedged asset or liability that are attributable to the hedged risk.

Cash flow hedges
Value adjustments of the effective part of cash flow hedges are recognised in other comprehensive income. The cumulative value adjustment of these contracts is transferred from other comprehensive income to the income statement when the hedged transaction is recognised in the income statement. For cash flow hedges of foreign currency risk on highly probable non-financial asset purchases, the cumulative value adjustments are transferred directly from the cash flow hedge reserve to the initial cost of the asset when recognised.

Discontinuance of cash flow hedging
When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is transferred when the forecasted transaction is ultimately recognised in the income statement. When a forecasted transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement under financial income or financial expenses.

For additional disclosures on accounting policies for financial instruments refer to note 4.8.

Consolidated financial statements / Notes to the Consolidated financial statement / 4.6 Borrowings
4.6 Borrowings

Reconciliation of liabilities arising from financing activities				Non-cash movements
DKK million	Beginning of the year	Re-payments	Proceeds	Additions[1]	Disposals	Exchange rates	Other	End of the year
2024
Lease liabilities	5,726	(1,417)	—	2,383	(3)	71	6	6,766
Eurobonds	20,824	(4,849)	34,513	—	—	12	28	50,528
Loans	—	—	39,494	201	—	6	—	39,701
Commercial papers	—	—	5,344	—	—	(1)	—	5,343
Bank overdrafts	456	(69)	40	—	—	22	—	449
Total borrowings	27,006	(6,335)	79,391	2,584	(3)	110	34	102,787
2023
Lease liabilities	4,529	(1,448)	—	2,809	(4)	(170)	10	5,726
Eurobonds	20,775	—	—	—	—	46	3	20,824
Bank overdrafts	480	(19)	—	—	—	(4)	(1)	456
Total borrowings	25,784	(1,467)	—	2,809	(4)	(128)	12	27,006
1. Non-cash additions include additions from acquisitions of businesses.

Issuance of Eurobonds			Nominal value in millions
Interest	Issue date	Maturity	EUR	DKK
0.750% Fixed	Mar 2022	Mar 2025	500	3,730
3.375% Fixed	May 2024	May 2026	1,300	9,698
1.125% Fixed	Mar 2022	Sep 2027	500	3,730
0.125% Fixed	Jun 2021	Jun 2028	650	4,849
3.125% Fixed	May 2024	Jan 2029	1,000	7,460
1.375% Fixed	Mar 2022	Mar 2030	500	3,730
3.250% Fixed	May 2024	Jan 2031	1,000	7,460
3.375% Fixed	May 2024	May 2034	1,350	10,071
Eurobonds
Four tranches of Eurobonds with an aggregate nominal amount of EUR 4.65 billion, corresponding to DKK 34.7 billion, were issued under the Novo Nordisk’s European Medium Term Note (EMTN) programme in 2024. Net proceeds of the issuances contributed to the financing of the acquisition of three fill-finish sites from Novo Holdings A/S in connection with a transaction where Novo Holdings A/S acquired Catalent, Inc. (note 5.3). No bonds were issued in 2023.

The fair value of Eurobonds approximates the carrying value.

Loans
Loans comprise mainly of unsecured bank loans, intended as temporary funding of the acquisition of three fill-finish sites from Novo Holdings A/S, which carries a variable interest rate. The fair value of the loans approximates their carrying value.

A portion of loans arises from a sale and repurchase agreement of marketable securities (REPO). On 31 December 2024, the carrying amount of the assets transferred was DKK 2,200 million, and the carrying value of associated liabilities amounted to DKK 2,200 million. The repurchase is fixed, and Novo Nordisk has therefore retained full exposure from fair value changes of the marketable securities. Therefore, the transaction is treated as a collateralised lending arrangement. Where substantially all the risks and rewards of ownership are retained in financial assets that have been transferred, the assets are not derecognised and the proceeds obtained are recognised as a financial liability.
Commercial papers
Commercial papers comprise of short-term, unsecured promissory notes, intended as temporary funding of the acquisition of three fill-finish sites from Novo Holdings A/S, which carries a fixed interest rate. The fair value of the commercial papers approximates their carrying value.

Consolidated financial statements / Notes to the Consolidated financial statement / 4.6 Borrowings
ACCOUNTING POLICIES
Issued bonds, loans, commercial papers and bank overdrafts are initially recognised at the fair value of the proceeds received less transaction costs. In subsequent periods these are measured at amortised cost using the effective interest method. The difference between the proceeds received and the nominal value is recognised in financial income or financial expenses over the term of the loan. For fair value determination refer to note 4.8.

Lease liabilities are related to right-of-use assets primarily premises and company cars and include the present value of future lease payments during the lease term. Lease liabilities are initially measured at the present value of the lease payments outstanding at the commencement date, discounted using the incremental borrowing rate. Lease liabilities are measured using the effective interest method. Lease liabilities are subsequently remeasured to reflect changes in future lease payments, e.g. changes in lease terms.

Contractual undiscounted cash flows						2024
DKK million	Leases	Eurobonds	Loans	Commercial papers	Bank overdrafts	Total
2024
Within 1 year	1,510	4,842	3,279	5,356	449	15,436
1-3 years	2,327	11,829	37,945	—	—	52,101
3-5 years	1,558	17,700	28	—	—	19,286
More than 5 years	2,056	23,403	—	—	—	25,459
Total	7,451	57,774	41,252	5,356	449	112,282
Carrying amount end of the year	6,766	50,528	39,701	5,343	449	102,787
Non-current borrowings	5,428	46,799	37,447	—	—	89,674
Current borrowings	1,338	3,729	2,254	5,343	449	13,113
2023
Within 1 year	1,318	4,975	—	—	456	6,749
1-3 years	1,902	3,948	—	—	—	5,850
3-5 years	1,253	8,695	—	—	—	9,948
More than 5 years	1,612	3,819	—	—	—	5,431
Total	6,085	21,437	—	—	456	27,978
Carrying amount end of the year	5,726	20,824	—	—	456	27,006
Non-current borrowings	4,552	15,976	—	—	—	20,528
Current borrowings	1,174	4,848	—	—	456	6,478

Consolidated financial statements / Notes to the Consolidated financial statement / 4.7 Cash flow statement specifications
4.7 Cash flow statement specifications

Other non-cash items
DKK million	2024	2023	2022

Interest income and interest expenses, net (note 4.9)	(198)	(527)	139
Capital gain/(loss) on investments, net (note 4.9)	19	106	124
Result of associated companies (note 4.9)	17	(81)	189
Share-based payment costs (note 5.1)	2,289	2,149	1,539
Increase/(decrease) in provisions and retirement benefit obligations	22,118	32,230	18,465
Exchange rate effects on provisions and retirement benefit obligations	(5,846)	2,277	(3,238)
Adjustment for remeasurements of retirement benefit obligations	(119)	13	615
Adjustment of provisions and retirement benefit obligations related to acquisition of businesses	(1,088)	—	—
Unrealised gain/(loss) on fair value hedge through profit or loss (note 4.9)	(5,098)	(662)	2,448
Other	2,935	(1,988)	2,228
Total other non-cash items	15,029	33,517	22,509

Change in working capital
DKK million	2024	2023	2022
Inventories	(9,038)	(7,423)	(4,767)
Trade receivables	(7,179)	(14,210)	(9,917)
Other receivables and prepayments	(4,544)	(2,063)	(968)
Trade payables	3,240	10,019	6,717
Other liabilities	9,288	5,099	4,006
Adjustment for payables related to non-current assets	(3,520)	(2,432)	(1,567)
Adjustment related to acquisition of businesses	1,134	—	(143)
Other non-current receivables and prepayments[1]	(2,586)	(1,224)	61
Other non-current liabilities[1]	(166)	89	(260)
Change in working capital including exchange rate adjustments	(13,371)	(12,145)	(6,838)
Exchange rate adjustments	1,376	(1,235)	1,303
Cash flow change in working capital	(11,995)	(13,380)	(5,535)
1. Other non-current receivables and prepayments and Other non-current liabilities relating to 2023 and 2022 have been reclassified from Total other non-cash items to Cash flow changes in operating assets, net.

Consolidated financial statements / Notes to the Consolidated financial statement / 4.8 Financial assets and liabilities
4.8 Financial assets and liabilities

DKK million	2024	2023
Financial assets by category
Other financial assets	1,530	571
Marketable securities	10,653	15,838
Financial assets at fair value through the income statement	12,183	16,409
Derivative financial instruments (note 4.5)	6,326	2,344
Derivatives used as hedging instruments (assets)	6,326	2,344
Other financial assets	747	682
Trade receivables	25,996	31,729
Other receivables and prepayments (current and non-current)	16,628	9,498
•less prepayments and VAT receivables	(13,282)	(8,312)
Cash at bank (note 4.4)	15,655	14,392
Financial assets at amortised cost	45,744	47,989
Trade receivables eligible for factoring	45,953	33,041
Financial assets at fair value through other comprehensive income	45,953	33,041
Total financial assets at the end of the year by category	110,206	99,783

Financial liabilities by category
Derivative financial instruments (note 4.5)	7,531	1,272
Derivatives used as hedging instruments (liability)	7,531	1,272
Borrowings (non-current) (note 4.6)[1]	89,674	20,528
Borrowings (current) (note 4.6)[1]	13,113	6,478
Trade payables	28,846	25,606
Other liabilities (non-current)	23	189
Other liabilities (current)	37,993	28,705
•less VAT and duties payable	(960)	(600)
Financial liabilities measured at amortised cost	168,689	80,906
Total financial liabilities at the end of the year by category	176,220	82,178
1. Refer to note 4.6 for a maturity analysis for non-current and current borrowings.

Fair value measurement hierarchy
DKK million	2024	2023
Active market data (level 1)	10,833	16,052
Directly or indirectly observable market data (level 2)	6,326	2,344
Not based on observable market data (level 3)	47,303	33,398
Total financial assets at fair value	64,462	51,794
Active market data (level 1)	—	—
Directly or indirectly observable market data (level 2)	7,531	1,272
Not based on observable market data (level 3)	—	—
Total financial liabilities at fair value	7,531	1,272

Financial assets and liabilities measured at fair value can be categorised using the fair value measurement hierarchy above. There were no transfers between the 'Active market data' and 'Directly or indirectly observable market data' categories during 2024 or 2023. The fair value of issued Eurobonds, which is disclosed in note 4.6, are based on 'Active market data'. There are no significant intangible assets or items of property, plant and equipment measured at fair value.

Cash at bank at 31 December 2024 includes DKK 867 million that is restricted (DKK 857 million in 2023). The restricted cash balance relates to subsidiaries in which availability of currency for remittance of funds is temporarily scarce.

ACCOUNTING POLICIES
Depending on purpose, Novo Nordisk classifies financial instruments into the following categories:

•Financial assets at fair value through the income statement
•Derivatives used as hedging instruments
•Financial assets at amortised cost
•Financial assets at fair value through other comprehensive income
•Financial liabilities at amortised cost

Recognition and measurement
Financial assets measured at fair value through the income statement consist of other financial assets, which comprise of equity investments, and marketable securities. These financial instruments are initially recognised at fair value. Net gains and losses arising from changes in the fair value of equity instruments and marketable securities are recognised in the income statement as financial income or expenses.

For a description of accounting policies on derivative financial instruments used as hedging instruments, refer to note 4.5.

Financial assets at amortised cost are cash at bank and non-derivative financial assets solely with payments of principal and interest. Novo Nordisk normally 'holds-to-collect' the financial assets to attain the contractual cash flows. If collection is expected within one year (or in the normal operating cycle of the business, if longer), they are classified as current assets. If not, they are presented as non-current assets. These are initially measured at fair value less transaction costs, except for trade receivables that are initially measured at the transaction price. Subsequently, they are measured at amortised cost using the effective interest method less impairment. For a description of accounting policies on trade receivables, refer to note 3.4.

Financial assets at fair value through other comprehensive income are trade receivables that are held to collect or to sell in factoring agreements.

Financial liabilities at amortised cost consist of borrowings (issued Eurobonds, bank overdrafts and lease liabilities), trade payables and other liabilities (primarily accruals for promotional and distribution activities, accrued employee-related costs and accrued payables related to assets under construction). These are initially recognised at the fair value less transaction costs. Subsequently, they are measured at amortised cost using the effective interest method. For initial recognition of lease liabilities refer to note 4.6.

Fair value measurement
If an active market exists, the fair value of a financial instrument is based on the most recently observed market price at the end of the reporting period. If a financial instrument is quoted in a market that is not active, Novo Nordisk bases its valuation on the most recent transaction price. Adjustment is made for subsequent changes in market conditions, for instance by including transactions in similar financial instruments assumed to be motivated by normal business considerations. The fair values of quoted investments are based on current bid prices at the end of the reporting period.

Financial assets for which no active market exists are carried at fair value based on a valuation methodology. The fair value of such financial instruments are determined on the basis of quoted market prices of financial instruments traded in active markets. The fair value of standard and simple financial instruments, such as foreign exchange forward contracts, interest rate swaps, currency swaps and unlisted bonds, is measured according to generally accepted valuation techniques. Market-based input is used to measure the fair value.

The fair value of trade receivables held to collect or sell in factoring agreements is calculated based on the net invoice amount (invoice amount less charge-backs) less the fee payable to the factoring entity. The factoring fee is insignificant due to the short period between the time of sale to the factoring entity and the invoice due date and the rate applicable. Inputs into the estimate of US wholesaler charge-backs are described in note 2.1.

Consolidated financial statements / Notes to the Consolidated financial statement / 4.9 Financial income and expenses
4.9 Financial income and expenses

DKK million	2024	2023	2022
Financial income
Interest income[1]	1,838	1,069	239
Foreign exchange gain (net)	—	308	—
Financial gain from forward contracts (net)	4,358	1,344	—
Capital gain on marketable securities	2	143	—
Result of associated companies	—	81	—
Total financial income	6,198	2,945	239
Financial expenses
Interest expenses on debts and borrowings	1,640	542	378
Foreign exchange loss (net)	5,381	—	2,885
Financial loss from forward contracts (net)	—	—	1,766
Capital loss on investments	19	106	124
Capital loss on marketable securities	—	—	463
Result of associated companies	17	—	189
Other financial expenses	289	197	181
Total financial expenses	7,346	845	5,986
1. Interest income include DKK 399 million from marketable securities at fair value through the income statement (2023: DKK 370 million; 2022: DKK 78 million) while the remaining interest income is derived from financial assets at amortised cost.

Financial impact from forward contracts, specified
DKK million	2024	2023	2022
Income/(loss) transferred from other comprehensive income	1,612	1,026	(1,740)
Realised fair value adjustment of transferred contracts	(2,903)	214	(3,772)
Unrealised fair value adjustments of forward contracts[2]	4,558	(540)	(1,202)
Realised foreign exchange gain/(loss) on forward contracts	1,091	644	4,948
Financial income/(expense) from forward contracts	4,358	1,344	(1,766)
2. Refer to note 4.5 for information on open fair value hedge contracts at 31 December.

ACCOUNTING POLICIES
Management has chosen to classify the result of hedging activities as part of financial items in the income statement, except for foreign currency-risk cash flow hedges on highly probable non-financial asset purchases where the cumulative value adjustments are transferred directly from the cash flow hedge reserve to the initial cost of the asset when recognised.

Consolidated financial statements / Notes to the Consolidated financial statement / 5.1 Share-based payment schemes
Section 5
Other disclosures

5.1 Share-based payment schemes

Share-based payment expensed in the income statement
DKK million	2024	2023	2022
Restricted stock units to employees	380	365	265
Long-term share-based incentive programme (Management Board)	314	304	250
Long-term share-based incentive programme (Management group below Management Board)	1,403	1,271	819
Restricted stock units to individual employees	192	209	205
Share-based payment expensed in the income statement	2,289	2,149	1,539
Restricted stock units to employees
In connection with Novo Nordisk's 100 year anniversary and in appreciation of the efforts of employees during recent years, as of 1 February 2023, all eligible employees in the company were offered 74 restricted stock units. Each restricted stock unit gives the holder the right to receive one Novo Nordisk B share free of charge in August 2026, subject to continued employment. The cost of the DKK 1,331 million programme is amortised over the vesting period.

Long-term share-based incentive programme

Management Board
The LTIPs commenced in 2022, 2023 and 2024 have a three-year performance period, subject to continued employment, and a subsequent two-year holding period. Targets are set at the beginning of the performance period and include determination of threshold, on-target level of performance and level of performance to achieve maximum allocation of shares. The maximum share allocation at grant cannot exceed 30 months' base salary for the CEO, 24 months' base salary for executive vice presidents and up to 15.6 months' base salary for senior vice presidents. Hence the LTIP is capped at a number of shares at the time of grant. For 2024 onward, the Board sets both financial and non-financial targets for a three-year period which are linked to three-year average growth in sales, operating profit and non-financial performance. All targets are aligned to Novo Nordisk's Strategic Aspirations 2025: Purpose & Sustainability, Innovation & Therapeutic Focus, Commercial Execution and Financials. Target achievement is assessed by the Board.

The grant date of the 2024-programme was 31 January 2024, and the share price used for the determining the grant date fair value of the award (DKK 767) was the average share price for Novo Nordisk B shares on Nasdaq Copenhagen in the period 31 January 2024 to 13 February 2024, adjusted for the expected dividend. Based on the split of participants at the grant date, 50% of the shares is allocated to members of Executive Management and 50% to other members of the Management Board.

All restricted stock units and shares allocated to Management are settled by transfers of treasury shares at the time of vesting.

Management group below the Management Board
The Management group below the Management Board has a share-based incentive programme with similar performance criteria as Management Board.
For 2024 onward, the Board sets both financial and non-financial targets for a three-year period.

On 31 December 2024, a total of 13.3 million shares (18.9 million in 2023 and 21.4 million in 2022) were outstanding including all ongoing programmes.

ACCOUNTING POLICIES
Novo Nordisk operates equity-settled, share-based compensation plans.
The fair value of the employee services received in exchange for the grant of shares is recognised as an expense and allocated over the vesting period.

The total amount to be expensed over the performance and vesting period is determined by reference to the fair value of the shares granted, excluding the impact of any non-market vesting conditions. The fair value is fixed at the grant date, and adjusted for expected dividends during the vesting period. Non-market vesting conditions are included in assumptions about the number of shares that are expected to vest. At the end of each reporting period, Novo Nordisk revises its estimates of the number of shares expected to vest. Novo Nordisk recognises the impact of the revision of the original estimates, if any, in the income statement and in a corresponding adjustment to equity (change in proceeds) over the remaining vesting period. Adjustments relating to previous years are included in the income statement in the year of adjustment.

Consolidated financial statements / Notes to the Consolidated financial statement / 5.1 Share-based payment schemes

General terms and conditions of 2022-2024 programmes
	Employees' 100 year anniversary programme	Management Board			Management group below Management Board			Individual employees
Year of launch	2023	2024	2023	2022	2024	2023	2022	2024	2023	2022
Preliminary number of shares to be allocated[1] (million)	3.0	0.3	0.6	0.7	1.5	3.1	3.3	0.2	0.3	0.8
Fair value per restricted stock unit at grant date (DKK)	446	767	456	320	767	456	320	794	544	371
Performance and vesting period	2023 to 2026	2024 to 2026	2023 to 2025	2022 to 2024	2024 to 2026	2023 to 2025	2022 to 2024	2024 to 2027	2023 to 2026	2022 to 2025
Allocation date	Aug 2026	Feb 2027	Feb 2026	Feb 2025	Feb 2027	Feb 2026	Feb 2025	2027	2026	2025
Amortisation period	3.5 years	3 years	3 years	3 years	3 years	3 years	3 years	3 years	3 years	3 years
1. The number of shares to be allocated under the LTIPs to Management Board and management group below Management Board, respectively, may potentially be reduced or increased depending on whether Novo Nordisk's performance during the 3-year performance period is higher or lower compared to targets determined by the Board. The maximum number is capped.

Consolidated financial statements / Notes to the Consolidated financial statement / 5.2 Commitments
5.2 Commitments

Contractual obligations not recognised in the balance sheet
DKK million (undiscounted)	Current	Non-current	Total
2024
Leases[1]	288	3,893	4,181
Research and development obligations	12,101	23,215	35,316
Research and development – potential milestone payments[2]	2,076	32,507	34,583
Commercial product launch – potential milestone payments[2]	384	16,543	16,927
Purchase obligations relating to investments in property, plant and equipment	8,305	3,354	11,659
Purchase obligations relating to contract manufacturers	8,925	62,136	71,061
Other purchase obligations	10,531	8,463	18,994
Total obligations not recognised in the balance sheet	42,610	150,111	192,721
2023
Leases[1]	144	2,053	2,197
Research and development obligations	8,678	13,235	21,913
Research and development – potential milestone payments[2]	1,234	27,311	28,545
Commercial product launch – potential milestone payments[2]	—	12,952	12,952
Purchase obligations relating to investments in property, plant and equipment	4,222	1,693	5,915
Purchase obligations relating to contract manufacturers	6,315	26,792	33,107
Other purchase obligations	7,151	5,888	13,039
Total obligations not recognised in the balance sheet	27,744	89,924	117,668
1. Predominantly relates to estimated variable property taxes, leases committed but not yet commenced and low value leases. 2. Potential milestone payments are associated with uncertainty because they are linked to successful achievements in research activities.

Contractual obligations
Research and development obligations include commitments relating to clinical trials, contingent payments related to achieving development milestones. Such amounts entail uncertainties in relation to the period in which payments are due because a proportion of the obligations are dependent on milestone achievements. Exercise fees and subsequent milestone payments under in-licensing option agreements are excluded, as Novo Nordisk is not contractually obligated to make such payments. Commercial product launch milestones include contingent payments solely related to achievement of a commercial product launch following regulatory approval. The increase in research and development obligation is driven by the general increase in business activities.

Commercial milestones, royalties and other payments based on a percentage of sales generated from sale of goods following marketing approval are excluded from the contractual commitments analysis because of their contingent nature, related to future sales.

Purchase obligations related to investments in property, plant and equipment primarily relates to production capacity expansion projects. Novo Nordisk expects to fund these commitments with existing cash and cash flow from operations.

Purchase obligations related to contract manufacturers relate to commitments entered to secure future manufacturing capacity.

Other purchase obligations mainly consist of commitments related to promotional and media activities, professional and consulting activities and strategic sourcing contracts.

The contractual obligations not recognised in the balance sheet represent contractual payments and are not discounted and are not risk-adjusted.

Other guarantees
Other guarantees amount to DKK 2,380 million (DKK 1,878 million in 2023) and primarily relate to performance guarantees issued by Novo Nordisk.

5.3 Acquisition of businesses

Fair value recognised at date of acquisition
	2024
DKK million	Fill-finish sites (Catalent)	Other acquisitions	Total
Know-how	41,102	—	41,102
Intellectual property rights and other intangible assets	311	52	363
Property, plant and equipment	24,839	608	25,447
Deferred tax assets (liabilities), net	992	(7)	985
Provisions	(1,084)	—	(1,084)
Other net assets	1,290	(2)	1,288
Net identifiable assets acquired	67,450	651	68,101
Goodwill	15,293	30	15,323
Purchase price	82,743	681	83,424
Settlement of pre-existing relationships	(597)	—	(597)
Cash consideration transferred	82,146	681	82,827
Cash acquired	(664)	—	(664)
Cash used for acquisition of businesses; net of cash acquired	81,482	681	82,163

Business combinations in 2024
Three fill-finish sites (Catalent)
On 18 December 2024, Novo Nordisk acquired three fill-finish sites from Novo Holdings A/S in connection with a transaction where Novo Holdings A/S acquired Catalent, Inc. (“Catalent”), a global contract development and manufacturing organisation.

The three fill-finish sites are specialised in the sterile filling of drugs and located in Bloomington (Indiana, US), Anagni (Italy) and Brussels (Belgium) and employ around 3,500 people.

Novo Nordisk and Novo Holdings are related parties. Novo Nordisk’s Board of Directors has approved the acquisition, finding it to be in the best interest of Novo Nordisk and its shareholders.

Consolidated financial statements / Notes to the Consolidated financial statement / 5.4 Related party transactions
Strategic rationale
The acquisition of the fill-finish sites is aligned with Novo Nordisk’s strategy of reaching more people living with diabetes and obesity with current and future treatments. It is expected to enable an expansion of the manufacturing capacity and provide future optionality and flexibility for Novo Nordisk’s existing supply network. The acquisition is expected to gradually increase Novo Nordisk's filling and finish capacity.

Details of the acquisition
The total cash consideration transferred was USD 11,723 million (DKK 82,146 million including hedging effects).

The purchase price allocation for the acquisition is considered provisional since the transaction was closed only on 18 December 2024, leaving limited time to identify and determine fair value of assets acquired and liabilities assumed.

Know-how is primarily comprised of the documented processes and systems for efficient and large-scale production of GLP-1 products as well as know-how to expand capacity in an efficient way. The fair value of both property, plant and equipment and know-how incorporate a significant value of accelerated access to capacity as a reflection of the current shortage of fill-finish capacity and high demand for GLP-1 products in the market.

Goodwill primarily reflects the value of a highly-skilled assembled workforce in place at the three fill-finish sites and expected synergies from Novo Nordisk’s existing know-how and production capabilities. Goodwill is fully allocated to the Diabetes and Obesity care segment.

Acquisition related costs of DKK 978 million are included in other operating income and expenses and a gain on pre-existing relationships of DKK 597 million is included in cost of goods sold.

Had the business combination taken place on 1 January 2024, Net profit would have likely included additional net costs of around DKK 9 billion reflecting significant integration costs, amortisation of fair value adjustments made in purchase price allocation and interest expenses from planned borrowings incurred to finance the transaction. Net sales would have remained largely unchanged as revenues from existing manufacturing and development contracts are included in Other operating income and expenses as these are not part of the main revenue-generating activities of Novo Nordisk.

Other acquisitions
Other acquisitions of businesses in 2024 comprise the acquisition of a production site in Ireland for a total purchase price of DKK 681 million.

KEY ACCOUNTING ESTIMATES IN DETERMINING THE FAIR VALUE OF
ASSETS ACQUIRED IN A BUSINESS COMBINATION AND JUDGEMENT OF
WHETHER INTANGIBLE ASSETS ACQUIRED IN A BUSINESS COMBINATION
ARE SEPARATELY IDENTIFIABLE
Management makes judgements when determining whether intangible assets, such as know-how related to large-scale production of GLP-1 products as well as know-how to expand capacity in an efficient way, are separately identifiable. This involves assessing if the know-how meets the separability criterion, which means it can be separated from the acquiree and sold, transferred, licensed, rented, or exchanged independently.

The application of the acquisition method of accounting involves the use of significant estimates because the identifiable net assets of the acquiree are recognised at their fair value for which observable market prices are typically not available. This is particularly relevant for assets which require use of valuation techniques typically based on estimates of present value of future uncertain cash flows.

The fair value is based on assumptions made by market participants, which in this business combination is assessed to be a company with similar needs and capacity to acquire assets of the same nature and size as those of the acquired business.

The valuation of know-how identified in the acquisition is based on the multi-period excess earnings method, which is used to value unique assets that generate earnings. The economic benefit of the know-how is comprised by net cash flows attributable to the asset which also includes the benefit of accelerated access to production capacity compared to a greenfield construction scenario without the know-how required for commercial production at scale. The net present value of future estimated cash flows is based on projections of sales volumes and prices, valuation period and royalty rates.

The valuation of property, plant and equipment identified in the acquisition of the three fill-finish sites is mainly based on the depreciated replacement cost method in combination with the present value of accelerated access to production facilities. The depreciated replacement cost method reflects adjustments for physical deterioration as well as functional and economic obsolescence. Land has been valued using the market approach based on comparable transactions.

ACCOUNTING POLICIES
The acquisition method of accounting is used to account for all business combinations.

The purchase price for a business comprises the fair values of the assets transferred, liabilities incurred to the former owners including warrant holders of the acquired business and the fair value of any asset or liability resulting from a contingent consideration arrangement. Any amount of the purchase price which effectively comprises a settlement of a pre-existing relationship is not part of the exchange for the acquiree and is therefore not included in the consideration for the purpose of applying the acquisition method. Settlements of pre-existing relationships are accounted for as separate transactions in accordance with the relevant IFRS Accounting Standards.

Identifiable assets and liabilities and contingent liabilities assumed are measured at fair value at the date of acquisition by applying relevant valuation methods. Acquisition-related costs are expensed as incurred. Goodwill is recognised at the excess of purchase price over the fair value of net identifiable assets acquired and liabilities assumed.

5.4 Related party transactions

Material transactions with related parties
DKK million	2024	2023	2022
Novo Holdings A/S
Purchase of Novo Nordisk B shares	10,164	8,775	6,984
Acquisition of fill-finish sites (note 5.3)	82,146	—	—
Dividend payment to Novo Holdings A/S	12,502	9,028	7,207
Services provided by Novo Nordisk	(33)	(17)	(24)
Novonesis Group
Services provided by Novo Nordisk	(48)	(48)	(78)
Services provided by Novonesis	117	112	92
Altasciences Group
Services provided by Altasciences	146	229	70
Other subsidiaries of Novo Holding A/S
Services provided to Novo Nordisk	93	—	—
NNIT Group
Services provided by NNIT	257	436	660

Novo Nordisk A/S is controlled by Novo Holdings A/S (incorporated in Denmark), which owns 28.1% of the share capital in Novo Nordisk A/S, representing 77.3% of the total number of votes. The remaining shares are widely held. The ultimate parent of the Group is the Novo Nordisk Foundation (incorporated in Denmark). Both entities are considered related parties.

Novonesis Group, Altasciences Company Inc., and other subsidiaries of Novo Holdings A/S are considered related parties to Novo Nordisk A/S. As an associated company of Novo Nordisk A/S, NNIT Group is also considered related party.

Consolidated financial statements / Notes to the Consolidated financial statement / 5.5 Fees to statutory auditors
In 2024, Novo Nordisk A/S acquired 12.6 million B shares, worth DKK 10,164 million, from Novo Holdings A/S as part of the DKK 20,000 million share repurchase programme. The transaction price for each transaction was calculated as the average market price in the open window period following the announcements of the financial results for the first and third quarters in 2024.

Remuneration to Executive Management and Board of Directors
DKK million	2024	2023	2022
Salary and short-term incentive	180	173	141
Pension	18	17	13
Benefits[1]	55	19	9
Long-term incentive[2]	112	121	97
Executive Management in total[3]	365	330	260
Fees to Board of Directors[4]	23	22	20
Total	388	352	280
1. In 2024, an amount of DKK 45.4 million relates to recruitment arrangements as well as a conditional amount payable at the end of employment. 2. Refer to note 5.1 for further information on share-based payment schemes. 3. Total remuneration for persons registered as members of Executive Management with the Danish Business Authority amounts to DKK 88 million (DKK 195 million in 2023 and DKK 175 million in 2022). 4. All members of the Board of Directors are registered with the Danish Business Authority.

There were no transactions with the Board of Directors or Executive Management besides remuneration.

There were no material unsettled balances with related parties at the end of the year.

5.5 Fees to statutory auditors

DKK million	2024	2023	2022
Statutory audit[1]	35	30	38
Audit-related services	5	3	2
Tax advisory services	9	8	3
Other services	13	18	12
Total fees to statutory auditors	62	59	55
1. Statutory audit fees in 2024 include DKK 5 million of additional fees mainly related to business acquisitions. Statutory audit fees in 2022 include DKK 9 million of additional fee related to 2021.
Fees for services other than statutory audit of the financial statements amount to DKK 27 million (DKK 29 million in 2023 and DKK 17 million in 2022).

In 2024, Deloitte Statsautoriseret Revisionspartnerselskab provided other services than statutory audit in the amount of DKK 6 million (DKK 18 million in 2023 and
DKK 12 million in 2022) which relate to tax services relating to acquisitions, tax compliance, financial due diligence, management consulting, educational training and other assurance assessments and opinions.

5.6 General accounting policies

Principles of consolidation
The Consolidated financial statements incorporate the financial statements of the parent company Novo Nordisk A/S and entities controlled by Novo Nordisk A/S. Control exists when Novo Nordisk has effective power over the entity and has the right to variable returns from the entity. The results of subsidiaries acquired or disposed of during the year are included in the consolidated income statement from the effective date of acquisition and up to the effective date of disposal.

Functional and presentation currency
Items included in the financial statements of Novo Nordisk's entities are measured using the currency of the primary economic environment in which the entity operates (functional currency). The Consolidated financial statements are presented in Danish kroner (DKK), which is also the functional and presentation currency of the parent company.

Translation of transactions and balances
Foreign currency transactions are translated into the functional currency using the prevailing exchange rates at the transaction dates. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities are recognised in the income statement. Foreign currency differences arising from the translation of effective qualifying cash flow hedges are recognised in other comprehensive income.

Translation of Group companies
Financial statements of foreign subsidiaries are translated into DKK at the exchange rates prevailing at the end of the reporting period for balance sheet items, and at average exchange rates for income statement items. All effects of exchange rate adjustments are recognised in other comprehensive income.

Cash flow statement
The Cash flow statement is presented in accordance with the indirect method commencing with net profit for the year.

Consolidated financial statements / Notes to the Consolidated financial statement / 5.7 Companies in the Novo Nordisk Group
5.7 Companies in the Novo Nordisk Group

Activity:	•	Sales and marketing	•	Production
	•	Research and development	•	Services/investments

Company and country		Activity
Parent company
Novo Nordisk A/S, Denmark		•	•	•	•

Subsidiaries by geographical area

Company and country	Percentage of shares owned	Activity
North America Operations
Inversago Pharma Inc., Canada	100			•
Novo Nordisk Canada Inc., Canada	100	•
Novo Nordisk North America Operations A/S, Denmark	100				•
Novo Nordisk Inc., US	100	•
Novo Nordisk Pharmaceutical Industries LP, US	100		•
Novo Nordisk Pharmatech US, Inc., US	100	•
Novo Nordisk Pharma, Inc., US	100	•
NN Corporate Development US, Inc., US	100			•
NN Research & Development US, Inc., US	100			•
Novo Nordisk US Bio Production, Inc., US	100		•
Novo Nordisk US Holdings Inc., US	100				•
Dicerna Pharmaceuticals, Inc., US	100			•
Emisphere Technologies, Inc., US	100				•
Forma Therapeutics, Inc., US	100			•
Catalent Indiana LLC, US	100		•

Region International Operations
Novo Nordisk Pharmaceuticals A/S, Denmark	100				•
Novo Nordisk Pharma Operations A/S, Denmark	100	•			•
Novo Nordisk Region AAMEO and LATAM A/S, Denmark	100				•
Novo Nordisk Region Europe A/S, Denmark	100				•
Novo Nordisk Region Japan & Korea A/S, Denmark	100				•

Region EMEA
Aldaph SpA, Algeria	100	•	•
Novo Nordisk Pharma GmbH, Austria	100	•
S.A. Novo Nordisk Pharma N.V., Belgium	100	•
Catalent Belgium S.A, Belgium	100		•
Novo Nordisk Pharma d.o.o., Bosnia and Herzegovina	100	•
Novo Nordisk Pharma EAD, Bulgaria	100	•
Novo Nordisk Hrvatska d.o.o., Croatia	100	•
Novo Nordisk s.r.o., Czech Republic	100	•
Novo Nordisk Production Czech s.r.o, Czech Republic	100		•
Novo Nordisk Denmark A/S, Denmark	100	•
Novo Nordisk Pharmatech A/S, Denmark	100	•	•
Novo Nordisk Egypt LLC, Egypt	100	•
Novo Nordisk Egypt Pharmaceuticals Ltd., Egypt	100	•

Company and country	Percentage of shares owned	Activity
Novo Nordisk Estonia OÜ, Estonia	100	•
Novo Nordisk Farma OY, Finland	100	•
Biocorp Production S.A., France	100		•	•
Novo Nordisk, France	100	•
Novo Nordisk Production SAS, France	100		•
Novo Nordisk Pharma GmbH, Germany	100	•
Cardior Pharmaceuticals GmbH, Germany	100			•
Novo Nordisk Hellas Epe., Greece	100	•
Novo Nordisk Hungária Kft., Hungary	100	•
Novo Nordisk Limited, Ireland	100	•
Novo Nordisk Production Ireland Ltd., Ireland	100		•
Novo Nordisk Ltd, Israel	100	•
Novo Nordisk S.P.A., Italy	100	•
Catalent Anagni S.R.L, Italy	100		•
Novo Nordisk Kazakhstan LLP, Kazakhstan	100	•
Novo Nordisk Kenya Ltd., Kenya	100	•
Novo Nordisk Latvia SIA, Latvia	100	•
Novo Nordisk Pharma SARL, Lebanon	100	•
UAB Novo Nordisk Pharma, Lithuania	100	•
Novo Nordisk Farma dooel, North Macedonia	100	•
Novo Nordisk Pharma SAS, Morocco	100	•
Novo Nordisk B.V., Netherlands	100	•
Novo Nordisk Finance (Netherlands) B.V., Netherlands	100				•
Novo Nordisk Pharma Limited, Nigeria	100	•
Novo Nordisk Norway AS, Norway	100	•
Novo Nordisk Pharmaceutical Services Sp. z.o.o., Poland	100	•
Novo Nordisk Pharma Sp.z.o.o., Poland	100	•
Novo Nordisk Portugal, Lda., Portugal	100	•
Novo Nordisk Farma S.R.L., Romania	100	•
Novo Nordisk Limited Liability Company, Russia	100	•	•
Novo Nordisk Production Support LLC, Russia	100				•
Novo Nordisk Saudi for Trading, Saudi Arabia	100	•
Novo Nordisk Pharma d.o.o. Belgrade (Serbia), Serbia	100	•
Novo Nordisk Slovakia s.r.o., Slovakia	100	•
Novo Nordisk, d.o.o., Slovenia	100	•
Novo Nordisk (Pty) Limited, South Africa	100	•
Novo Nordisk Pharma S.A., Spain	100	•
Novo Nordisk Scandinavia AB, Sweden	100	•
Novo Nordisk Health Care AG, Switzerland	100	•		•	•
Novo Nordisk Pharma AG, Switzerland	100	•
Novo Nordisk Tunisie SARL, Tunisia	100	•
Novo Nordisk Saglik Ürünleri Tic. Ltd. Sti., Turkey	100	•
Novo Nordisk Ukraine, LLC, Ukraine	100	•
Novo Nordisk Pharma Gulf FZE, United Arab Emirates	100	•
Novo Nordisk Limited, UK	100	•
Novo Nordisk Research Centre Oxford Limited, UK	100			•

Company and country	Percentage of shares owned	Activity
Region China
Novo Nordisk (China) Pharmaceuticals Co. Ltd., China	100	•	•
Novo Nordisk (Shanghai) Pharma Trading Co., Ltd., China	100	•
Novo Nordisk Region China A/S, Denmark	100				•
Novo Nordisk Hong Kong Limited, Hong Kong	100	•
Novo Nordisk Pharma (Taiwan) Ltd., Taiwan	100	•
Beijing Novo Nordisk Pharmaceuticals Science & Technology Co., Ltd., China	100			•

Region Rest of World
Novo Nordisk Pharma Argentina S.A., Argentina	100	•
Novo Nordisk Pharmaceuticals Pty. Ltd., Australia	100	•
Novo Nordisk Pharma (Private) Limited, Bangladesh	100	•
Novo Nordisk Produção Farmacêutica do Brasil Ltda., Brazil	100		•
Novo Nordisk Farmacêutica do Brasil Ltda., Brazil	100	•
Novo Nordisk Farmacéutica Limitada, Chile	100	•
Novo Nordisk Colombia SAS, Colombia	100	•
Novo Nordisk India Private Limited, India	100	•
Novo Nordisk Service Centre (India) Pvt. Ltd., India	100				•
PT. Novo Nordisk Indonesia, Indonesia	100	•
Novo Nordisk Pars Co. (PJS), Iran	100	•	•
Novo Nordisk Pharma Ltd., Japan	100	•	•
Novo Nordisk Pharma (Malaysia) Sdn Bhd, Malaysia	100	•
Novo Nordisk Pharma Operations Sdn Bhd, Malaysia	100	•
Novo Nordisk Mexico S.A. de C.V., Mexico	100	•
Novo Nordisk Service Centre Mexico, Sociedad Anonim, Mexico	100				•
Novo Nordisk Pharmaceuticals Ltd., New Zealand	100	•
Novo Nordisk Pharma (Private) Limited, Pakistan	100	•
Novo Nordisk Panama S.A., Panama	100	•
Novo Nordisk Peru S.A.C., Peru	100	•
Novo Nordisk Pharmaceuticals (Philippines) Inc., Philippines	100	•
Novo Nordisk Pharma (Singapore) Pte Ltd., Singapore	100	•
Novo Nordisk Pharma Korea Ltd., South Korea	100	•
Novo Nordisk Lanka (PVT) Ltd, Sri Lanka	100	•
Novo Nordisk Pharma (Thailand) Ltd., Thailand	100	•
Novo Nordisk Vietnam Ltd., Vietnam	100	•

Other subsidiaries and associated companies
NNE A/S, Denmark	100				•
NNIT A/S, Denmark	18				•
CS Solar Fund XIV, LLC, US	99				•
Companies without significant activities are not included in the list.
NNE A/S subsidiaries are not included in the list.

Part of the Annual review – not audited
Financial definitions and ratios

(part of the Annual review – not audited)

Financial ratios have been calculated in accordance with the guidelines from the Danish Society of Financial Analysts, and supplemented by certain key ratios for
Novo Nordisk. Financial ratios are described below and in the section 'Non-IFRS financial measures'.

FINANCIAL DEFINITIONS

ADR
An American Depository Receipt (ADR) represents ownership of shares in a non-US company and trades in US financial markets.

EBITDA
EBITDA is defined as ’net profit’, adjusted for 'income taxes', 'financial items', 'depreciation and amortisation' and 'impairment losses and reversals'.

Number of shares outstanding
The total number of shares, excluding the holding of treasury shares.

Shares
The share capital of Novo Nordisk comprises of A-shares and B-shares, with B-shares listed on Nasdaq Copenhagen in trading units of nominal value DKK 0.10 and ADRs, that equals B-shares of nominal value DKK 0.10, being listed on New York Stock Exchange (NYSE). Key ratios per share, including number of outstanding shares, are aligned with trading units of nominal value DKK 0.10.
Working capital
Working capital is the net of operating assets and operating liabilities.

FINANCIAL RATIOS

Basic earnings per share (EPS)
Net profit divided by the average number of shares outstanding.

Diluted earnings per share
Net profit divided by average number of shares outstanding, including the dilutive effect of the outstanding restricted stock units.

Dividend payout ratio
Total dividends for the year as a percentage of net profit. Total dividends for the year comprise of interim dividend paid during the year and proposed ordinary dividend for the year.

Effective tax rate
Income taxes as a percentage of profit before income taxes.

Gross margin
Gross profit as a percentage of net sales.

Operating margin
Operating profit as a percentage of net sales.

Net profit margin
Net profit as a percentage of net sales.

Part of the Annual review – not audited
Non-IFRS financial measures

(part of the Annual review – not audited)

In the Annual review, Novo Nordisk discloses certain financial measures of the Group’s financial performance, financial position and cash flows that reflect adjustments to the most directly comparable measures calculated and presented in accordance with IFRS Accounting Standards. These non-IFRS financial measures may not be defined and calculated by other companies in the same manner, and may therefore not be comparable.

The non-IFRS financial measures presented in the Annual review are:

•Net sales and operating profit in constant exchange rates (CER)
•'Net profit’, adjusted for 'income taxes', 'financial items', 'depreciation and amortisation' and 'impairment losses and reversals' (EBITDA) and EBITDA at constant exchange rates
•Return on invested capital (ROIC)
•Free cash flow
•Cash to earnings

IFRS refers to an IFRS financial measure.

Net sales and operating profit growth in constant exchange rates
'Growth in constant exchange rates' means that the effect of changes in exchange rates is excluded. It is defined as sales/operating profit for the period measured at the average exchange rates for the same period of the prior year, compared with net sales/operating profit for the same period of the prior year. Price adjustments within hyperinflation countries as defined in IAS 29 'Financial reporting in hyperinflation economies' are excluded from the calculation to avoid growth in constant exchange rates being artificially inflated. Growth in constant exchange rates is considered to be relevant information for investors in order to understand the underlying development in sales and operating profit by adjusting for the impact of currency fluctuations.

Net sales in constant exchange rates
DKK million	2024	2023	2022
Net sales IFRS	290,403	232,261	176,954
Effect of exchange rate	1,575	7,658	(13,024)
Net sales in constant exchange rates	291,978	239,919	163,930
Net sales previous year	232,261	176,954	140,800
% increase/(decrease) in reported currencies	25.0%	31.3%	25.7%
% increase/(decrease) in constant exchange rates	25.7%	35.6%	16.4%

Operating profit in constant exchange rates
DKK million	2024	2023	2022
Operating profit IFRS	128,339	102,574	74,809
Effect of exchange rate	1,096	4,898	(7,578)
Operating profit in constant exchange rates	129,435	107,472	67,231
Operating profit previous year	102,574	74,809	58,644
% increase/(decrease) in reported currencies	25.1%	37.1%	27.6%
% increase/(decrease) in constant exchange rates	26.2%	43.7%	14.6%

EBITDA and EBITDA at constant exchange rates
Novo Nordisk defines EBITDA as ’net profit’ adjusted for 'income taxes', 'financial items', 'depreciation and amortisation' and 'impairment losses and reversals'. Management believes EBITDA is a useful measure as it helps analyse operating results from core business operations without including the effects of capital structure, tax rates, depreciation, amortisation and impairment losses and reversals.

"EBITDA at CER" means that the effect of changes in exchange rates is excluded by measuring EBITDA (as defined above) at the average exchange rates for the same period prior year. EBITDA at CER is considered to be useful information for investors in order to understand the underlying development by adjusting for the impact of currency fluctuations.

EBITDA and EBITDA at constant exchange rates
DKK million	2024	2023	2022
Net profit IFRS	100,988	83,683	55,525
Income taxes IFRS	26,203	20,991	13,537
Financial income IFRS	(6,198)	(2,945)	(239)
Financial expenses IFRS	7,346	845	5,986
Operating profit (EBIT) IFRS	128,339	102,574	74,809
Depreciation and amortisations	8,545	7,289	6,553
Impairment losses and reversals	10,562	2,124	809
EBITDA	147,446	111,987	82,171
Effect of exchange rate	1,146	5,043	(7,841)
EBITDA in constant exchange rates	148,592	117,030	74,330
EBITDA previous year	111,987	82,171	64,669
% increase/(decrease) in reported currencies	31.7%	36.3%	27.1%
% increase/(decrease) in constant exchange rates	32.7%	42.4%	14.9%

Part of the Annual review – not audited
Return on invested capital (ROIC)
ROIC is defined as 'operating profit after tax' (using the effective tax rate) as a percentage of average inventories, receivables, property, plant and equipment, intangible assets and deferred tax assets, less non-interest-bearing liabilities including provisions and deferred tax liabilities (where the average is the sum of the above assets and liabilities at the beginning of the year and at year-end divided by two).

Management believes ROIC is a useful measure in providing investors and Management with information regarding the Group's performance. The calculation of this financial target is a widely accepted measure of earnings efficiency in relation to total capital employed.

The following tables show the reconciliation of ROIC with operating profit/equity in
%, the most directly comparable IFRS financial measure:

Operating profit/equity in %
DKK million	2024	2023	2022
Operating profit IFRS	128,339	102,574	74,809
/ Equity IFRS	143,486	106,561	83,486
Operating profit/equity in %	89.4%	96.3%	89.6%

ROIC
DKK million	2024	2023	2022
Operating profit after tax	101,901	81,957	60,146
/ Average net operating assets	159,548	92,566	81,744
ROIC in %	63.9%	88.5%	73.6%
ROIC numerator
Reconciliation of operating profit to operating profit after tax

DKK million	2024	2023	2022
Operating profit IFRS	128,339	102,574	74,809
Tax on operating profit (using effective tax rate)	(26,438)	(20,617)	(14,663)
Operating profit after tax	101,901	81,957	60,146

ROIC denominator

DKK million	2024	2023	2022
Intangible assets	111,090	60,406	50,939
Property, plant and equipment	162,488	90,961	66,671
Deferred income tax assets	24,627	20,380	13,904
Other receivables and prepayments (non-current)	4,016	1,430	206
Inventories	40,849	31,811	24,388
Trade receivables	71,949	64,770	50,560
Tax receivables	2,853	2,423	940
Other receivables and prepayments (current)	12,612	8,068	6,005
Deferred income tax liabilities	(5,426)	(10,162)	(7,061)
Retirement benefit obligations	(903)	(742)	(762)
Other liabilities (non-current)	(23)	(189)	(100)
Provisions (non-current)	(8,755)	(6,649)	(4,590)
Trade payables	(28,846)	(25,606)	(15,587)
Tax payables	(9,716)	(7,116)	(7,091)
Other liabilities (current)	(37,993)	(28,705)	(23,606)
Provisions (current)	(120,329)	(100,478)	(70,287)
Net operating assets	218,493	100,602	84,529
Average net operating assets	159,548	92,566	81,744
Reconciliation of net operating assets to equity IFRS

DKK million	2024	2023	2022
Equity IFRS	143,486	106,561	83,486
Investment in associated companies	(400)	(410)	(327)
Other financial assets	(2,277)	(1,253)	(1,016)
Marketable securities	(10,653)	(15,838)	(10,921)
Derivative financial instruments	(6,326)	(2,344)	(2,727)
Cash at bank	(15,655)	(14,392)	(12,653)
Borrowings – non-current	89,674	20,528	24,318
Borrowings – current	13,113	6,478	1,466
Derivative financial instruments	7,531	1,272	2,903
Net operating assets	218,493	100,602	84,529

Part of the Annual review – not audited
Free cash flow
Free cash flow is a measure of the amount of cash generated in the period which is available for the Board to allocate between Novo Nordisk's capital providers, through measures such as dividends, share repurchases and repayment of debt (excluding lease liability repayments) or for retaining within the business to fund future growth.

The following table shows a reconciliation of free cash flow with net cash generated from operating activities, the most directly comparable IFRS financial measure:

Free cash flow
DKK million	2024	2023	2022
Net cash generated from operating activities IFRS	120,968	108,908	78,887
Net cash used in investing activities IFRS	(128,895)	(43,892)	(24,918)
Net purchase/(net sale) of marketable securities IFRS	(5,363)	4,758	2,921
Addition on marketable securities through acquisition of business IFRS	—	—	1,470
Repayment on lease liabilities IFRS	(1,417)	(1,448)	(998)
Free cash flow	(14,707)	68,326	57,362

Cash to earnings
Cash to earnings is defined as 'free cash flow as a percentage of net profit'.

Management believes that cash to earnings is an important performance metric because it measures the Group’s ability to turn earnings into cash. Since Management wants this measure to capture the ability of the Group’s operations to generate cash, free cash flow is used as the numerator instead of net cash flow.

The following table shows the reconciliation of cash to earnings to cash flow from operating activities/net profit in %, the most directly comparable IFRS financial measure:

Cash flow from operating activities/net profit in %
DKK million	2024	2023	2022
Net cash generated from operating activities IFRS	120,968	108,908	78,887
/ Net profit IFRS	100,988	83,683	55,525
Cash flow from operating activities/net profit in %	119.8%	130.1%	142.1%

Cash to earnings
DKK million	2024	2023	2022
Free cash flow	(14,707)	68,326	57,362
/ Net profit IFRS	100,988	83,683	55,525
Cash to earnings	(14.6%)	81.6%	103.3%

Statements and Auditor´s Report / Statement by the Board of Directors and Executive Management
Statement by the Board of Directors and Executive Management

The Board of Directors and Executive Management have today considered and approved the Annual Report of Novo Nordisk A/S for the financial year 1 January 2024 – 31 December 2024.

The Consolidated financial statements are prepared in accordance with IFRS Accounting Standards as adopted by the EU and disclosure requirements for listed companies in Denmark. The parent financial statements are presented in accordance with the Danish Financial Statements Act. Furthermore, the Annual Report is prepared in accordance with disclosure requirements for listed companies.

In our opinion, the Consolidated financial statements and the parent financial statements give a true and fair view of the Group’s and the Parent's financial position at 31 December 2024 as well as of the results of their operations and the Group's cash flows for the financial year 1 January 2024 – 31 December 2024.

In our opinion, the Management report is prepared in accordance with relevant laws and regulations and contains a fair review of the development of the Group's and the Parent’s business and financial matters, the results for the year and of the Parent’s financial position and the financial position as a whole of the entities included in the Consolidated financial statements, together with a description of the principal risks and uncertainties that the Group and the Parent face.

The Sustainability statement is prepared in accordance with the European Sustainability Reporting Standards (ESRS) as required by the Danish Financial Statements Act, as well as article 8 in the
EU Taxonomy regulation.

Furthermore, in our opinion, the Annual Report of Novo Nordisk A/S for the financial year 1 January 2024 – 31 December 2024, with the file name NOVO-2024-12-31-0-en.zip, is prepared, in all material respects, in accordance with the ESEF Regulation.

We recommend the Annual Report for adoption at the Annual
General Meeting.

Bagsværd, 5 February 2025

Registered Executive Management		Board of Directors

Lars Fruergaard Jørgensen President and CEO	Karsten Munk Knudsen CFO	Helge Lund Chair	Henrik Poulsen Vice Chair	Elisabeth Dahl Christensen	Laurence Debroux
		Andreas Fibig	Sylvie Grégoire	Liselotte Hyveled	Mette Bøjer Jensen
		Kasim Kutay	Christina Law	Martin Mackay	Thomas Rantzau

This page is intentionally left blank

This page is intentionally left blank

This page is intentionally left blank

This page is intentionally left blank

Financial statements and additional information

ADDITIONAL INFORMATION

144 More information

145 Product overview

146 Financial statements of the parent company

Families participating in the 2024 Breakthrough T1D Walk in the greater Boston area. The fundraising walk supports scientific research for better treatment options for people living with type 1 diabetes (T1D). Over 200 US Novo Nordisk employees participated in the Boston walk in support of patients worldwide.

143

Financial statements and additional information / Additional information / More information
More information

Additional reporting
Novo Nordisk provides additional disclosure to satisfy legal requirements and stakeholder interests. Supplementary reports can be downloaded at: www.novonordisk.com/annualreport, while additional information can be found at: www.novonordisk.com.

Annual Report
This Annual Report is Novo Nordisk’s full statutory Annual Report pursuant to Section 149(1) of the Danish Financial Statements Act. The statutory Annual Report will be presented and adopted at the Annual General Meeting on 27 March 2025 and will subsequently be submitted to and be available at the Danish Business Authority. The Consolidated financial statements included in this Annual Report have been prepared in accordance with IFRS Accounting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and in accordance with IFRS
Accounting Standards endorsed by the EU and further requirements in the Danish Financial
Statements Act.

The Sustainability statement included in this Annual Report has been prepared in accordance with the European Sustainability Reporting Standards (ESRS) as required by the Danish Financial
Statement Act, as well as article 8 in the EU Taxonomy regulation.

Form 20-F
The Form 20-F is filed using a standardised reporting form so that investors can evaluate the company alongside US domestic equities. It is an annual reporting requirement by the US Securities and
Exchange Commission (SEC) for foreign private issuers with equity shares listed on exchanges in the
United States.

Corporate Governance Report
The Corporate Governance Report discloses Novo Nordisk’s compliance with corporate governance to meet the requirements of the Danish Financial Statements Act.

Remuneration Report
The Remuneration Report describes the remuneration awarded or due during 2024 to members of the Board and Executive Management registered with the Danish Business Authority in accordance with section 139b of the Danish Companies Act. The Remuneration Report is submitted to the Annual
General Meeting for an advisory vote.
Disclaimer
The patients, employees and relatives portrayed in this Annual Report and ancillary reports have participated of their own accord and solely to express their own personal opinions on topics referred to, which do not necessarily reflect the views and opinions of Novo Nordisk.
Use of the pictures as illustrations is in no way intended to associate the patients, employees or relatives with the promotion of any Novo Nordisk products.

Credits
Design and production: Kontrapunkt.
Illustrations: Kontrapunkt.

Financial statements and additional information / Additional information / Product overview

Product overview[1]

Once-weekly insulin
•Awiqli®, insulin icodec

New generation insulin and combinations
•Tresiba®, insulin degludec
•Ryzodeg®, insulin degludec/insulin aspart
•Fiasp®, fast-acting insulin aspart
•Xultophy®2, insulin degludec/liraglutide

Modern insulin
•Levemir®, insulin detemir
•NovoRapid®3, insulin aspart
•NovoMix® 30, biphasic insulin aspart
•NovoMix® 50, biphasic insulin aspart

Human insulin
•Insulatard® isophane (NPH) insulin
•Actrapid®, regular human insulin
•Mixtard® 30, biphasic human insulin
•Mixtard® 50, biphasic human insulin

Glucagon-like peptide-1
•Victoza®, liraglutide
•Ozempic®, semaglutide
•Rybelsus®, oral semaglutide

Pre-filled delivery systems
•FlexTouch®, U100, U200
•FlexPen®
•InnoLet®
•Ozempic®, FlexTouch®

Durable delivery systems
•NovoPen® 6
•NovoPen® 5
•NovoPen® 4
•NovoPen Echo® Plus
•NovoPen Echo®

Other delivery systems
•PumpCart®, NovoRapid® and Fiasp® cartridge
to be used in pump
•Penfill® cartridge
•Mallya®

Oral antidiabetic agents
•NovoNorm®, repaglinide

Glucagon
•GlucaGen®, glucagon (vial and Hypokit®)
•Zegalogue®, dasiglucagon

Needles
•NovoFine® Plus
•NovoFine®
•NovoTwist®
•NovoFine® AutoCover®
Glucagon-like peptide-1 •Saxenda®, liraglutide 3.0 mg •Wegovy®, semaglutide 2.4 mg Obesity delivery systems •Saxenda®, FlexTouch® •Wegovy®, Single Dose Device and FlexTouch®
Rare blood disorders
•NovoSeven®, eptacog alfa (recombinant activated factor VII)
•NovoEight®4, turoctocog alfa (recombinant factor VIII)
•Esperoct®, turoctocog alfa pegol, N8-GP (recombinant factor VIII)
•Alhemo®, concizumab (anti-TFPI monoclonal antibody)
•Refixia®5, nonacog beta pegol, N9-GP (recombinant factor IX)
•NovoThirteen®6, catridecacog (recombinant factor XIII)

Rare haemato-renal disorders
•Rivfloza™, nedosiran (small interfering RNA)

Rare endocrine disorders
•Norditropin®, somatropin (rDNA origin)
•Sogroya®, somapacitan (rDNA origin)

Pre-filled human growth hormone delivery systems
•FlexPro®
•NordiFlex®

Other delivery systems
•PenMate®, automatic needle inserter for FlexPro®

Hormone replacement therapies
•Vagifem®7, estradiol hemihydrate
•Activelle®, estradiol/norethisterone acetate
•Kliogest®, estradiol/norethisterone acetate
•Novofem®, estradiol/norethisterone acetate
•Trisequens®, estradiol/norethisterone acetate
•Estrofem®, estradiol

1. Products listed may not be available or approved in all markets. 2. In the US approved under the brand name Xultophy® 100/3.6. 3. In the US called NovoLog®. 4. In the US written Novoeight®.
5. In the US approved under the name of REBINYN®. 6. In the US approved under the name tretten®. 7. In the UK also called gina®.

Financial statements and additional information / Financial statements of the parent company 2024
Financial statements of the parent company 2024

The following pages comprise the financial statements of the parent company, the legal entity Novo Nordisk A/S. Apart from ownership of the subsidiaries in the
Novo Nordisk Group, activities of the parent company mainly comprises sales, research and development, production, corporate activities and support functions.

Income statement

For the year ended 31 December

DKK million	Note	2024	2023
Net sales	2	261,712	198,078
Cost of goods sold	3	(48,930)	(38,433)
Gross profit		212,782	159,645
Sales and distribution costs	3	(48,921)	(42,291)
Research and development costs	3	(40,296)	(28,731)
Administrative costs	3	(1,905)	(2,002)
Other operating income and expenses		692	1,315
Operating profit		122,352	87,936
Profit in subsidiaries, net of tax	8	8,578	15,973
Financial income	4	6,230	3,636
Financial expenses	4	(12,568)	(4,581)
Profit before income taxes		124,592	102,964
Income taxes		(22,908)	(19,557)
Net profit		101,684	83,407
Balance sheet

At 31 December

DKK million	Note	2024	2023
Assets
Intangible assets	6	93,202	28,755
Property, plant and equipment	7	86,376	53,822
Financial assets	8	116,186	87,543
Other receivables and prepayments	9	3,429	1,238
Total non-current assets		299,193	171,358
Raw materials		11,075	8,415
Work in progress		20,439	16,211
Finished goods		5,038	4,311
Inventories		36,552	28,937
Trade receivables		3,289	2,348
Amounts owed by affiliated companies		47,106	30,398
Tax receivables		7	8
Other receivables and prepayments	9	6,402	5,494
Receivables		56,804	38,248
Marketable securities		10,653	15,838
Derivative financial instruments	11	6,326	2,344
Cash at bank		11,750	10,623
Total current assets		122,085	95,990
Total assets		421,278	267,348

DKK million	Note	2024	2023
Equity and liabilities
Share capital	10	446	451
Net revaluation reserve		18,952	24,696
Development costs reserve		1,994	1,756
Reserve for cash flow hedges and exchange rate adjustments		(4,243)	1,594
Retained earnings		126,174	77,185
Total equity		143,323	105,682
Borrowings	12	85,368	16,855
Deferred income tax liabilities	5	4,886	6,282
Other provisions	13	1,576	1,280
Total non-current liabilities		91,830	24,417
Borrowings	12	11,557	5,072
Derivative financial instruments	11	7,531	1,272
Trade payables		9,099	6,778
Amounts owed to affiliated companies		137,678	108,865
Tax payables		3,883	3,046
Other liabilities		16,377	12,216
Total current liabilities		186,125	137,249
Total liabilities		277,955	161,666
Total equity and liabilities		421,278	267,348

Financial statements and additional information / Financial statements of the parent company 2024
Equity statement

DKK million	Share capital	Net revaluation reserve	Development costs reserve	Reserve for cash flow hedges and exchange rate adjustments	Retained earnings	2024	2023
Balance at the beginning of the year	451	24,696	1,756	1,594	77,185	105,682	82,901

Appropriated from net profit					59,946	59,946	33,116
Appropriated from net profit to net revaluation reserve		(8,945)				(8,945)	8,304
Exchange rate adjustments of investments in subsidiaries		3,201		(135)		3,066	(1,393)

Realisation of previously deferred (gains)/losses on cash flow hedges				(1,547)		(1,547)	(998)
Deferred gains/(losses) on cash flow hedges incurred during the period				(5,763)		(5,763)	1,547
Tax related to cash flow hedges				1,608		1,608	(121)

Development costs			238		(238)	—	—
Other adjustments					155	155	(496)

Transactions with owners:
Total dividend for the year					50,683	50,683	41,987
Interim dividends paid during the year					(15,583)	(15,583)	(13,430)
Dividends paid for prior year					(28,557)	(28,557)	(18,337)

Reduction of the B share capital	(5)				5	—	—
Purchase of treasury shares					(20,181)	(20,181)	(29,924)

Share-based payments (note 3)					626	626	562
Share-based payments in subsidiaries					1,663	1,663	1,587
Tax related to share-based payments					470	470	377
Balance at the end of the year	446	18,952	1,994	(4,243)	126,174	143,323	105,682

Proposed appropriation of net profit:
Interim dividend for the year						15,583	13,430
Final dividend for the year						35,100	28,557
Appropriated to net revaluation reserve						(8,945)	8,304
Transferred to retained earnings						59,946	33,116
Distribution of net profit						101,684	83,407
Refer to note 4.3 in the Consolidated financial statements for details on the number of shares, treasury shares and total number of A and B shares in Novo Nordisk A/S.

Financial statements and additional information / Financial statements of the parent company 2024
Notes

1 Accounting policies

The financial statements of the parent company have been prepared in accordance with the Danish Financial Statements Act (Class D) and other accounting regulations for companies listed on Nasdaq Copenhagen.

The accounting policies for the financial statements of the parent company are unchanged from the previous financial year, except for the addition of access to capacity under intangible assets. The accounting policies are the same as for the Consolidated financial statements with the adjustments described below. For a description of the accounting policies of the Group, refer to the Consolidated financial statements.

No separate statement of cash flows has been prepared for the parent company;
refer to the statement of cash flows for the Group.

Supplementary accounting policies for the parent company
In the Parent Financial Statements the acquisition of three fill-finish sites from Novo Holdings A/S is accounted for as acquisition of shares in subsidiaries and intangible assets (access to capacity).

Intangible assets
Access to capacity asset is amortised over 10 years.

Financial assets
In the financial statements of the parent company, investments in subsidiaries and associated companies are recorded under the equity method, using the respective share of the net asset values in subsidiaries and associated companies. The equity method is used as a measurement method rather than a consolidation method.

The net profit of subsidiaries and associated companies less unrealised intra-group profits and amortisation of goodwill is recorded in the income statement of the parent company. To the extent that net profit exceeds declared dividends from such companies, the net revaluation of investments in subsidiaries and associated companies is transferred to net revaluation reserve under equity according to the equity method.

Goodwill recognised in subsidiaries is amortised over 10-23 years, which reflects the useful life of the underlying assets and activities generating the goodwill.

Amounts owed by affiliates, where settlement is neither planned nor likely within the foreseeable future, are treated as part of net-investments in subsidiaries, with exchange rate adjustments recognised directly in equity through reserve for cash flow hedges and exchange rate adjustments.

Tax
For Danish tax purposes, the parent company is assessed jointly with its Danish subsidiaries. The Danish jointly taxed companies are included in a Danish on-account tax payment scheme for Danish corporate income tax. All current taxes under the scheme are recorded in the individual companies. Novo Nordisk A/S and its jointly taxed subsidiaries are included in the joint taxation of the parent company,
Novo Holdings A/S.

2 Sales

DKK million	2024	2023
Sales by segment
Diabetes and Obesity care	261,556	197,969
Rare disease	156	109
Total sales	261,712	198,078
Sales by geographical segment
North America Operations	165,689	124,860
International Operations:
EMEA	47,810	40,038
Region China	23,356	12,800
Rest of World	24,857	20,380
Total sales	261,712	198,078
Sales are attributed to a geographical segment based on location of the customer.
For definitions of segments, refer to note 2.2 in the Consolidated financial statements.

3 Employee costs

DKK million	2024	2023
Wages and salaries	25,252	19,525
Share-based payment costs	626	562
Pensions	2,211	1,709
Other social security contributions	417	301
Other employee costs	1,371	1,039
Total employee costs	29,877	23,136
Average number of full-time employees	29,288	23,754
Year-end number of full-time employees	31,096	26,111
For information regarding remuneration to the Board of Directors and Executive Management, refer to note 5.4 in the Consolidated financial statements.

4 Financial income and financial expenses

DKK million	2024	2023
Interest income relating to subsidiaries	227	487
Interest income relating to external counterparties	1,589	936
Foreign exchange gain (net)	—	772
Financial gain from forward contracts (net)	4,355	1,263
Capital gain from marketable securities (net)	2	144
Other financial income	57	34
Total financial income	6,230	3,636
Interest expenses relating to subsidiaries	6,763	4,225
Interest expense relating to external counterparties	529	148
Result of associated company	4	38
Foreign exchange loss (net)	5,076	—
Other financial expenses	196	170
Total financial expenses	12,568	4,581

5 Deferred income tax assets/(liabilities)

DKK million	2024	2023
Net deferred tax asset/(liability) at the beginning of the year	(6,282)	(2,967)
Income/(charge) to the income statement	(349)	(2,797)
Additions from acquisitions	254	—
Income/(charge) to equity	1,491	(518)
Net deferred tax asset/(liability) at the end of the year	(4,886)	(6,282)
The Danish corporate tax rate is 22% in 2024 (22% in 2023), which is used for the calculation of the deferred tax liability.

Financial statements and additional information / Financial statements of the parent company 2024
6 Intangible assets

DKK million	Intellectual property rights and similar rights	Software and other intangibles	2024	2023
Cost at the beginning of the year	31,514	4,143	35,657	23,820
Additions during the year	72,095	597	72,692	11,837
Disposals during the year	(949)	(70)	(1,019)	—
Cost at the end of the year	102,660	4,670	107,330	35,657
Amortisation at the beginning of the year	5,011	1,891	6,902	4,371
Amortisation during the year	1,178	221	1,399	1,011
Impairment losses for the year	5,985	71	6,056	1,520
Amortisation and impairment losses reversed on disposals during the year	(159)	(70)	(229)	—
Amortisation at the end of the year	12,015	2,113	14,128	6,902
Carrying amount at the end of the year	90,645	2,557	93,202	28,755
Intangible assets primarily relate to intellectual property rights, access to capacity asset amounting to DKK 57,496 million (acquired in 2024), internally developed software and costs related to major IT projects. Intangible assets which are not yet available for use amount to DKK 17,610 million (DKK 19,993 million in 2023).
For further information on impairments, refer to note 3.1 in the Consolidated financial statements.

7 Property, plant and equipment

DKK million	Land and buildings	Plant and machinery	Other equipment	Assets under construction	2024	2023
Cost at the beginning of the year	24,890	25,554	4,882	31,025	86,351	65,692
Additions during the year	1,127	337	171	34,184	35,819	22,420
Disposals during the year	(135)	(375)	(180)	(244)	(934)	(1,761)
Transfer from/(to) other items	1,286	2,388	261	(3,935)	—	—
Cost at the end of the year	27,168	27,904	5,134	61,030	121,236	86,351
Depreciation and impairment losses at the beginning of the year	12,149	17,310	3,070	—	32,529	31,145
Depreciation for the year	1,297	1,248	393	—	2,938	2,748
Impairment losses for the year	22	50	6	244	322	409
Depreciation reversed on disposals during the year	(130)	(378)	(177)	(244)	(929)	(1,773)
Depreciation and impairment losses at the end of the year	13,338	18,230	3,292	—	34,860	32,529
Carrying amount at the end of the year	13,830	9,674	1,842	61,030	86,376	53,822
Of which related to leased property, plant and equipment	1,377	—	84	—	1,461	1,083
Leased property, plant and equipment primarily relates to lease of office buildings, warehouses, laboratories and vehicles.

Financial statements and additional information / Financial statements of the parent company 2024
8 Financial assets

DKK million	Investments in subsidiaries	Amounts owed by affiliated companies	Investment in associated company	Other securities and investments	2024	2023
Cost at the beginning of the year	59,801	2,447	105	818	63,171	60,497
Investments during the year	33,977	868		145	34,990	6,094
Divestments and repayments during the year	—	(476)		—	(476)	(3,420)
Cost at the end of the year	93,778	2,839	105	963	97,685	63,171
Value adjustments at the beginning of the year	41,271	21	52	(345)	40,999	34,521
Profit/(loss) before tax	20,823				20,823	18,112
Share of result after tax in associated company			(4)		(4)	(38)
Income taxes on profit for the year	(3,377)				(3,377)	(1,332)
Market value adjustment				(34)	(34)	(6)
Dividends received	(21,762)				(21,762)	(9,127)
Divestments during the year	—			—	—	54
Effect of exchange rate adjustment charged to the income statement		24		18	42	(367)
Effect of exchange rate adjustment charged to equity	2,920	(135)			2,785	(2,285)
Other adjustments	4,243				4,243	1,467
Value adjustments at the end of the year	44,118	(90)	48	(361)	43,715	40,999
Unrealised internal profit at the beginning of the year	(16,627)				(16,627)	(16,712)
Unrealised internal profit movements in the year	(8,868)				(8,868)	(807)
Effect of exchange rate adjustment charged to equity	281				281	892
Unrealised internal profit at the end of the year	(25,214)	—	—	—	(25,214)	(16,627)
Carrying amount at the end of the year	112,682	2,749	153	602	116,186	87,543
For a list of companies in the Novo Nordisk Group, refer to note 5.7 in the Consolidated financial statements.

9 Other receivables and prepayments

Other receivables and prepayments includes prepayments of DKK 7,571 million
(DKK 5,375 million in 2023), primarily related to prepaid contract manufacturing and R&D activities

10 Share capital

For information on share capital, refer to note 4.3 in the Consolidated financial statements.

11 Derivatives

For information on derivative financial instruments, refer to note 4.5 in the Consolidated financial statements. All derivatives in the group are entered into with Novo Nordisk A/S as the counterpart.

12 Borrowings

DKK million	2024	2023
Within 1 year	11,557	5,072
1-5 years	63,815	12,889
More than 5 years	21,553	3,966
Total borrowings	96,925	21,927
Borrowings mainly consist of debt to fund the acquisition of shares in subsidiaries and intangible assets (access to capacity), and loans from Novo Nordisk Finance (Netherlands) B.V. related to issuance of Eurobonds. For further information on borrowings, refer to note 4.6 in the Consolidated financial statements.

Financial statements and additional information / Financial statements of the parent company 2024
13 Other provisions

Provisions for pending litigations are recognised as other provisions. For information on pending litigations, refer to note 3.5 in the Consolidated financial statements. Furthermore, as part of normal business Novo Nordisk issues credit notes for expired goods. Consequently, a provision for future returns is made, based on historical product return statistics.

14 Related party transactions

For information on transactions with related parties, refer to note 5.4 in the Consolidated financial statements.

The parent company’s share of services provided by NNIT Group amounts to
DKK 189 million (DKK 327 million in 2023). The parent company’s share of services provided to Novonesis Group amounts to DKK 38 million (DKK 38 million in 2023).

Novo Nordisk A/S is included in the Consolidated financial statements of the
Novo Nordisk Foundation.

15 Fee to statutory auditors

DKK million	2024	2023
Statutory audit[1]	14	9
Audit-related services	3	2
Tax advisory services	4	4
Other services	13	15
Total fee to statutory auditors	34	30
1. 2024 statutory audit fee includes DKK 5 million of additional fees mainly related to business acquisitions
16 Commitments and contingencies

DKK million	2024	2023
Commitments
Leases[1]	2,657	804
Research and development obligations	31,511	18,448
Research and development - potential milestones[2]	33,614	25,218
Commercial product launch - potential milestones[2]	15,749	11,780
Purchase obligations relating to investments in property plant and equipment	4,956	1,072
Purchase obligation relating to contract manufacturers	71,061	33,107
Other purchase obligations	5,027	2,742
Guarantees given for subsidiaries[3]	68,081	35,608
Other guarantees	1,003	993
1. Lease commitments predominantly relate to lease agreements executed but not commenced and estimated variable property taxes and low value assets.
2. Potential milestone payments are associated with uncertainty as they are linked to successful achievements in research activities; refer to note 5.2 in the Consolidated financial statements.
3. Guarantees given for subsidiaries mainly relate to guarantees towards Novo Nordisk Finance (Netherlands) B.V. related to issuance of Eurobonds.
Novo Nordisk A/S and its Danish subsidiaries are jointly taxed with the Danish companies in Novo Holdings A/S. The joint taxation also covers withholding taxes in the form of dividend tax, royalty tax and interest tax. The Danish companies are jointly and severally liable for the joint taxation. Any subsequent adjustments to income taxes and withholding taxes may lead to a larger liability. The tax for the individual companies is allocated in full on the basis of the expected taxable income.

For information on Purchase obligation related to contract manufacturers, refer to note 5.2 in the Consolidated financial statements. For information on pending litigation and other contingencies, refer to notes 3.5 and 5.2 in the Consolidated financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned, thereunto duly authorized.

Date: February 5, 2025
Novo Nordisk A/S

Lars Fruergaard Jørgensen
Chief Executive Officer